As filed with the Securities and Exchange Commission on June 30, 2011

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VALLEY NATIONAL BANCORP

(Exact name of registrant as specified in its charter)

New Jersey	6711	22-2477875
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1455 Valley Road

Wayne, New Jersey 07470

973-305-8800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gerald H. Lipkin, Chairman, President and Chief Executive Officer

Valley National Bancorp

1455 Valley Road

Wayne, New Jersey 07470

973-305-8800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

RONALD H. JANIS MICHAEL T. RAVE Day Pitney LLP One Jefferson Road Parsippany, NJ 07054 (973) 966-6300	ROBERT C. AZAROW Arnold & Porter LLP 399 Park Avenue New York, NY 10022 (212) 715-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-Accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered*	Proposed maximum offering price per unit	Proposed maximum aggregate offering price**	Amount of registration fee
Common stock, no par value	17,609,727 Shares	N/A	$237,291,071.30	$27,549.49

*	The maximum number of shares of Valley National Bancorp (referred to as Valley) common stock estimated to be issuable upon the completion of the merger of State Bancorp, Inc. (referred to as State Bancorp) with and into Valley, based on the number of shares of State Bancorp common stock outstanding immediately prior to the merger and the exchange of each share of State Bancorp common stock for shares of Valley common stock pursuant to the formula set forth in the Agreement and Plan of Merger, dated as of April 28, 2011, by and between Valley and State Bancorp.

**	Estimated solely for the purpose of calculating the registration fee for the filing of this Registration Statement on Form S-4 pursuant to Rule 457(f)(1) under the Securities Act of 1933 based on the average ($13.475) of the high ($13.58) and low ($13.37) prices reported on the New York Stock Exchange for Valley common stock as of June 29, 2011, a date within five business days prior to the initial filing of the Form S-4.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Information in this proxy statement/prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Proxy Statement of State Bancorp, Inc.	Prospectus of Valley National Bancorp

PRELIMINARY—SUBJECT TO COMPLETION—DATED JUNE 30, 2011

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

To the Stockholders of State Bancorp, Inc.:

The Board of Directors of State Bancorp, Inc. has approved an Agreement and Plan of Merger (referred to as the merger agreement) for the merger of State Bancorp, Inc. (referred to as State Bancorp) into Valley National Bancorp (referred to as Valley).

If the merger contemplated by the merger agreement is completed, you will be entitled to receive one share of Valley common stock, no par value per share, for each share of State Bancorp common stock, par value $0.01 per share, you own. On [                    ,] 2011, a date immediately preceding the printing of this proxy statement-prospectus, the closing price of Valley common stock was $[            ].

Valley common stock is listed on the New York Stock Exchange under the symbol “VLY”. State Bancorp common stock is listed on the NASDAQ Global Market under the symbol “STBC”.

We generally expect the merger to be tax-free with respect to Valley common stock you receive, except with respect to any cash received in lieu of a fractional share of Valley common stock.

If the merger is completed, State Bancorp stockholders will own approximately 17 million shares, or approximately 9% of Valley’s common stock.

The merger cannot be completed unless State Bancorp’s stockholders approve the merger agreement. We have scheduled a special meeting so you can vote to approve the merger agreement and to approve, on a non-binding advisory basis, the compensation of the named executive officers of State Bancorp based upon or related to the merger and the agreements or understandings concerning such compensation. You will also be asked to approve the authorization of the Board of Directors to adjourn the special meeting to a later date, if necessary, to solicit additional proxies in favor of approval of the merger agreement or vote on other matters properly before the special meeting. The State Bancorp Board of Directors unanimously recommends that you vote to approve the merger agreement, vote to approve, on a non-binding advisory basis, the compensation of the named executive officers of State Bancorp based upon or related to the merger and the agreements or understandings concerning such compensation, and vote to authorize the Board of Directors to adjourn the special meeting to a later date, if necessary, to solicit additional proxies in favor of approval of the merger agreement or vote on other matters properly before the special meeting.

The date, time and place of the meeting are as follows:

[                    ], 2011

[                             ]

[                             ]

Only stockholders of record as of [                    ], 2011 are entitled to attend and vote at the meeting.

Your vote is very important. Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. Approval of the merger agreement by State Bancorp stockholders requires the approval by holders of a majority of the shares of State Bancorp common stock outstanding. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of approval of the merger agreement, in favor of approval of the compensation of the named executive officers of State Bancorp based upon or related to the merger and the agreements and understandings concerning such compensation, and in favor of authorization of the Board of Directors to adjourn the special meeting to a later date, if necessary, to solicit additional proxies in favor of approval of the merger agreement or vote on other matters properly before the special meeting. If you do not vote by proxy, telephone or internet or vote in person at the State Bancorp special meeting, it will have the effect of a vote against the merger agreement, but will have no effect on the vote to approve, on a non-binding advisory basis, executive compensation and agreements and understandings or the vote to authorize the Board of Directors to adjourn the special meeting to a later date, if necessary, to solicit additional proxies in favor of approval of the merger agreement or vote on other matters properly before the special meeting.

This document describes the special meeting, the merger, the documents related to the merger and other related matters. Please carefully read this entire document, including the “Risk Factors” beginning on page 26 for a discussion of the risks related to the proposed merger. You can also obtain information about both State Bancorp and Valley from documents that each of us has filed with the Securities and Exchange Commission.

Thomas M. O’Brien

President and Chief Executive Officer

State Bancorp, Inc.

Neither the Securities and Exchange Commission, nor any bank regulatory agency, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement-prospectus is dated [                    ], 2011, and is first being mailed to State Bancorp stockholders on [                    ], 2011.

State Bancorp, Inc.

Two Jericho Plaza

Jericho, New York 11753

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [                    ], 2011

At the direction of the Board of Directors of State Bancorp, NOTICE IS HEREBY GIVEN that a special meeting of Stockholders of State Bancorp will be held at [            ], on [                    ], 2011, at [            ] (local time) to consider and vote upon the following matters:

(1)	Approval of the Agreement and Plan of Merger dated as of April 28, 2011 between Valley National Bancorp and State Bancorp, Inc. pursuant to which State Bancorp will merge with and into Valley National Bancorp;

(2)	Approval, on a non-binding advisory basis, of the compensation of the named executive officers of State Bancorp based on or related to the merger and the agreements and understandings concerning such compensation; and

(3)	Authorization of the Board of Directors, in its discretion, to adjourn or postpone the special meeting, including, without limitation, on a motion to adjourn the special meeting to a later date, if necessary, to solicit additional proxies in favor of approval of the merger agreement or vote on other matters properly before the special meeting.

The Board of Directors has fixed [                    ], 2011, as the record date for the determination of the stockholders entitled to notice of and to vote at the special meeting, and only stockholders of record on said date will be entitled to receive notice of and to vote at said meeting.

The State Bancorp Board of Directors recommends that stockholders vote:

(1)	“FOR” approval of the merger agreement;

(2)	“FOR” approval, on a non-binding advisory basis, of the compensation of the named executive officers of State Bancorp based on or related to the merger and the agreements or understandings concerning such compensation; and

(3)	“FOR” approval of authorization of the Board of Directors to adjourn the special meeting to a later date, if necessary, to solicit additional proxies in favor of approval of the merger agreement or vote on other matters properly before the special meeting.

By Order of the Board of Directors,

Janice Clark
Secretary

Jericho, New York

[                    ], 2011

IMPORTANT—WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON OR NOT, PLEASE VOTE PROMPTLY BY SUBMITTING YOUR PROXY BY INTERNET, PHONE OR BY COMPLETING, SIGNING, DATING AND RETURNING YOUR PROXY CARD IN THE ENCLOSED ENVELOPE. RETURNING THE PROXY CARD WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ATTEND THE MEETING.

i

HOW TO GET COPIES OF RELATED DOCUMENTS

This document incorporates important business and financial information about Valley National Bancorp that is not included in or delivered with this document. State Bancorp stockholders may receive this information free of charge by writing or calling Stockholder Relations, Dianne Grenz, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey 07470; telephone number (973) 305-4005.

This document incorporates important business and financial information about State Bancorp that is not included in or delivered with this document. State Bancorp stockholders may receive this information free of charge by writing or calling Janice Clark, Secretary, State Bancorp, Inc., Two Jericho Plaza, Jericho, New York 11753; telephone number (516) 465-2200.

We will respond to your request as soon as practicable by sending the requested documents by first class mail or other equally prompt means. In order to ensure timely delivery of the documents in advance of the meeting, any request must be made by [                    ], 2011.

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHAT IS THE PURPOSE OF THIS DOCUMENT?

A: This document serves as both a proxy statement of State Bancorp and a prospectus of Valley. As a proxy statement, it is being provided to you because the State Bancorp Board of Directors is soliciting your proxy for use at the State Bancorp special meeting of stockholders at which the State Bancorp stockholders will consider and vote on (i) approval of the merger agreement between State Bancorp and Valley, (ii) approval, on a non-binding advisory basis, of the compensation of the named executive officers of State Bancorp based on or related to the merger and the agreements or understandings concerning such compensation, and (iii) authorization of the Board of Directors to adjourn the special meeting to a later date, if necessary, to solicit additional proxies in favor of approval of the merger agreement or vote on other matters properly before the special meeting. As a prospectus, it is being provided to you because Valley is offering to exchange shares of its common stock for your shares of State Bancorp common stock upon completion of the merger.

Q: WHAT WILL I RECEIVE IN THE MERGER?

A: Upon completion of the merger, you will receive one share of Valley common stock for each share of State Bancorp common stock you own. The closing price of Valley common stock on [                    ], 2011 was [                    ]. In the event that Valley declares a stock dividend or Valley’s shares are otherwise reclassified, recapitalized or split, the exchange ratio would be adjusted to account for such action.

Q: HOW DO I VOTE?

A: Shares Held of Record. If you hold your shares in your own name as an owner of record, you may vote your shares either in person or by proxy. If you wish to vote by proxy, you must do one of the following:

•	Complete the enclosed proxy card and mail it in the envelope provided.

•

Use the Internet to vote at www.eproxy.com/stbc/. Please have your proxy card in hand as you will be prompted to enter your control number and to create and submit an electronic vote. The deadline for Internet voting is [        ], Eastern Time, on [                    ], 2011.

•

Use any touch-tone telephone to vote by calling 1-800-560-1965; have your proxy card in hand as you will be prompted to enter your control number to submit your vote. The deadline for telephone voting is [        ], Eastern Time, on [                    ], 2011.

If you wish, you can vote your shares in person by attending the meeting. You will be given a ballot at the meeting to complete and return. Returning a proxy card will not prevent you from voting in person if you attend the meeting.

Shares Held in Brokerage Accounts. If you hold your shares in street name (that is, you hold your shares through a broker, bank or other holder of record), your bank, broker or other holder of record will forward proxy materials and voting instructions that you must follow in order to vote your shares. You may receive more than one proxy card if your shares are registered in different names or are held in more than one account. If you hold your shares in street name and plan to attend the meeting, you should bring either a copy of the voting instruction card provided by your broker or nominee or a recent brokerage statement showing your ownership as of [                    ], 2011.

Shares Held in the ESOP. If you are a participant in the State Bancorp, Inc. Employee Stock Ownership Plan (referred to as the ESOP), you may vote the shares of common stock held in your ESOP account as of the record date ONLY by following the separate voting instructions provided by the ESOP’s administrator. You may not vote the shares by proxy or by ballot at the meeting.

Shares Held in the 401(k) Plan. If you are a participant in the State Bank of Long Island 401(k) Retirement Plan and Trust (referred to as the 401(k) Plan), you may vote the shares of Common Stock held in your 401(k) Plan account as of the record date ONLY by following the separate voting instructions provided by the 401(k) Plan’s administrator. You may not vote the shares by proxy or by ballot at the meeting.

Q: WHY IS MY VOTE AS A HOLDER OF STATE BANCORP COMMON STOCK IMPORTANT?

A: The approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the State Bancorp common stock outstanding. If you do not vote by proxy, telephone or internet or vote in person at the State Bancorp special meeting, it will have the effect of a vote AGAINST approval of the merger agreement, but will have no effect on the vote to approve, on a non-binding advisory basis, executive compensation and agreements and understandings concerning such compensation or the vote to authorize the Board of Directors to adjourn the special meeting to a later date or vote on other matters properly before the special meeting.

The vote to approve, on a non-binding advisory basis, compensation of the named executive officers of State Bancorp based on or related to the merger and the agreements and understandings concerning such compensation requires the affirmative vote of the holders of a majority of the shares of State Bancorp common stock present in person or represented by proxy at the meeting and entitled to vote. This proposal is advisory in nature and a vote for or against approval will not be binding on State Bancorp or the State Bancorp Board of Directors.

The vote on the authorization of the Board of Directors to adjourn of the special meeting, if necessary, to solicit additional proxies in favor of approval of the merger agreement and to vote on other matters properly before the special meeting requires the affirmative vote of the holders of a majority of the shares of State Bancorp common stock present in person or represented by proxy at the meeting and entitled to vote.

Q: WHAT DOES THE STATE BANCORP BOARD OF DIRECTORS RECOMMEND?

A: The State Bancorp Board of Directors has unanimously approved the merger agreement and believes that the proposed merger is in the best interests of State Bancorp and its stockholders. Accordingly, the State Bancorp Board of Directors unanimously recommends that you vote “FOR” approval of the merger agreement.

The State Bancorp Board of Directors also unanimously recommends a vote “FOR” the proposal to approve, on a non-binding advisory basis, the compensation of the named executive officers of State Bancorp based on or related to the merger and the agreements and understandings concerning such compensation, and “FOR” the proposal to authorize the Board of Directors to adjourn the special meeting to a later date, if necessary, to solicit additional proxies in favor of approval of the merger agreement or vote on other matters properly before the special meeting.

Q: IF MY SHARES ARE HELD IN STREET NAME BY MY BROKER, WILL MY BROKER AUTOMATICALLY VOTE MY SHARES FOR ME?

A: No. Your broker cannot vote your shares without instructions from you. You should instruct your broker as to how to vote your shares, following the directions your broker provides to you. Please check the voting form used by your broker. Without instructions, your shares will not be voted, which will have the effects described above.

Q: WHAT IF I ABSTAIN FROM VOTING OR FAIL TO INSTRUCT MY BROKER?

A: Abstentions will count as shares represented and entitled to vote at the special meeting and will have the same effect as a vote AGAINST each of the proposals. “Broker non-votes” are proxies received from brokers who, in the absence of specific voting instructions from beneficial owners of shares held in brokerage name, are unable to vote such shares in those instances where discretionary voting by brokers is not permitted. Broker non-votes and shares for which a proxy card is not returned (and are not otherwise voted in person) will be counted toward a quorum at the State Bancorp special meeting and will have the effect of a vote AGAINST the merger agreement, but will have no effect on the vote to approve, on a non-binding advisory basis, executive compensation and agreements and understandings concerning such compensation or the vote to authorize the Board of Directors to adjourn the special meeting to a later date, if necessary, to solicit additional proxies in favor of approval of the merger agreement or vote on other matters properly before the special meeting.

Q: CAN I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY?

A: You may revoke your grant of a proxy at any time before it is voted by:

•	filing a written revocation of the proxy with our Secretary;

•	submitting a signed proxy card bearing a later date; or

•	attending and voting in person at the special meeting, but you must also file a written revocation with the Secretary at the special meeting prior to voting.

Written revocations should be sent to Janice Clark, Secretary, State Bancorp, Inc., Two Jericho Plaza, Jericho, New York 11753. Attendance at the special meeting will not in and of itself revoke a proxy.

If you use the Internet, you can change your vote at the Internet address shown on your proxy card. The Internet voting system is available 24 hours a day until [        ], Eastern Time, on [                    ], 2011.

If you vote by telephone, you can change your vote by using the toll free telephone number shown on your proxy card. The telephone voting system is available 24 hours a day in the United States until [        ], Eastern Time, on [                    ], 2011.

You may revoke your instructions to the ESOP’s administrator with respect to voting of the shares held in your ESOP account by submitting to the ESOP administrator a signed instruction card bearing a later date, provided that your new instruction card must be received by the ESOP administrator on or prior to the last date for such instructions with respect to the special meeting designated in the separate voting instructions provided by the ESOP’s administrator.

You may revoke your instructions to the 401(k) Plan’s administrator with respect to voting of the shares held in your 401(k) Plan account by submitting to the 401(k) Plan administrator a signed instruction card bearing a later date, provided that your new instruction card must be received by the 401(k) Plan administrator on or prior to the last date for such instructions with respect to the special meeting designated in the separate voting instructions provided by the 401(k) Plan’s administrator.

Q: IF I AM A HOLDER OF STATE BANCORP COMMON STOCK WITH SHARES REPRESENTED BY STOCK CERTIFICATES, SHOULD I SEND IN MY STATE BANCORP STOCK CERTIFICATES NOW?

A: No. Following the merger you will receive a letter of transmittal from American Stock Transfer & Trust Company who has been appointed as the exchange agent for the merger, which will provide you with instructions as to how you will exchange your State Bancorp common stock for Valley common stock. The shares of Valley common stock that State Bancorp stockholders will receive in the merger will be issued in book-entry form. Please do not send in your stock certificates with your proxy card.

Q: WHAT SHOULD I DO IF I HOLD MY SHARES OF STATE BANCORP COMMON STOCK IN BOOK-ENTRY FORM?

A: You are not required to take any specific actions if your shares of State Bancorp common stock are held in book-entry form. After the completion of the merger, shares of State Bancorp common stock held in book-entry form will automatically be exchanged for shares of Valley common stock in book-entry form.

Q: WHO CAN I CONTACT IF I CANNOT LOCATE MY STATE BANCORP STOCK CERTIFICATE(S)?

A: If you are unable to locate your original State Bancorp stock certificate(s), you should contact Janice Clark, Secretary, State Bancorp, Inc., Two Jericho Plaza, Jericho, New York 11753; telephone number (516) 465-2200.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A: We expect that for federal income tax purposes, the merger will not be a taxable event to State Bancorp stockholders.

State Bancorp will have no obligation to complete the merger unless tax counsel for State Bancorp provides a legal opinion that the merger will qualify as a transaction that is generally tax-free for federal income tax purposes.

We urge you to consult with your tax advisor to gain a full understanding of the tax consequences of the merger to you. Tax matters are very complicated, and in many cases, the tax consequences of the merger will depend on your particular facts and circumstances. See “Proposal 1—The Merger—Material Federal Income Tax Consequences of the Merger,” beginning at page 66.

Q: DO I HAVE THE RIGHT TO DISSENT FROM THE MERGER?

A: No.

Q: ARE THERE ANY REGULATORY OR OTHER CONDITIONS TO THE MERGER REQUIRED?

A: Yes. The merger must be approved by the Office of the Comptroller of the Currency (referred to as the OCC) and a waiver or approval must be received from the Board of Governors of the Federal Reserve System (referred to as the FRB). In addition, the merger agreement must be approved by the State Bancorp stockholders and each share of State Bancorp’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A must be purchased by either Valley or State Bancorp from the United States Department of the Treasury which also requires the approval of the FRB.

Valley stockholders do not have to approve the merger agreement; accordingly, Valley stockholders will not vote on the merger agreement.

Completion of the merger is also subject to certain other conditions, including there being no material adverse change in the financial condition of State Bancorp. See “Proposal 1—The Merger—The Merger Agreement—Conditions to Complete the Merger,” beginning at page 78.

Q: IS THERE OTHER INFORMATION I SHOULD CONSIDER?

A: Yes. Much of the business and financial information about Valley and State Bancorp that may be important to you is not included in this document. Instead, that information is incorporated by reference to documents separately filed by Valley and State Bancorp with the Securities and Exchange Commission (referred to as the SEC). This means that each of Valley and State Bancorp, respectively, may satisfy its disclosure obligations to you by referring you to one or more documents separately filed by it with the SEC. See “Information Incorporated by Reference” beginning at page 98 for a list of documents that each of Valley and State Bancorp, respectively, has incorporated by reference into this proxy statement-prospectus and for instructions on how to obtain copies of those documents. The documents are available to you without charge.

Q: WHAT IF THERE IS A CONFLICT BETWEEN DOCUMENTS?

A: You should rely on the LATER FILED DOCUMENT. Information in this proxy statement-prospectus may update information contained in one or more of the Valley or State Bancorp documents incorporated by reference. Similarly, information in documents that Valley or State Bancorp may file after the date of this proxy statement-prospectus may update information contained in this proxy statement-prospectus or information contained in previously filed documents. Later dated documents filed with the SEC and incorporated by reference update and, in the event of a conflict, supersede earlier documents filed with the SEC.

Q: WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: We are working toward completing the merger as quickly as possible and intend to close the merger in the fourth quarter of 2011. We cannot close the merger until after State Bancorp stockholders approve the merger agreement and all regulatory approvals have been obtained.

Q: WHOM SHOULD I CALL WITH QUESTIONS OR TO OBTAIN ADDITIONAL COPIES OF THIS PROXY STATEMENT-PROSPECTUS?

A: If you have questions about the special meeting or if you need additional copies of this proxy statement-prospectus, you should contact:

Janice Clark

Secretary

State Bancorp, Inc.

Two Jericho Plaza, Jericho, New York 11753

telephone number (516) 465-2200

SUMMARY

This is a summary of certain information regarding the proposed merger and the stockholder meeting to vote on the merger. We urge you to carefully read the entire proxy statement-prospectus, including the appendices, before deciding how to vote.

This proxy statement/prospectus, including information included or incorporated by reference in this proxy statement/prospectus, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about the benefits of the merger between Valley and State Bancorp, including future financial and operating results and performance; statements about Valley’s and State Bancorp’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “views,” “seeks,” “estimates,” “predicts,” “continues,” “allows,” “reflects,” “typically,” “usually,” “will,” “should,” “may” or the negative of these terms or words of similar meaning. These forward-looking statements are based upon the current beliefs and expectations of Valley’s and State Bancorp’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of Valley and State Bancorp. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements. See “Forward-Looking Statements” on page 24.

What this Document is About

The Board of Directors of State Bancorp and the Board of Directors of Valley have each approved an Agreement and Plan of Merger for the merger of State Bancorp into Valley. In order to complete the merger, the stockholders of State Bancorp must approve the merger agreement. The State Bancorp Board of Directors has called a special meeting of State Bancorp stockholders to vote on approval of the merger agreement, to vote on approval, on a non-binding advisory basis, of the compensation of the named executive officers of State Bancorp based on or related to the merger and the agreements and understandings concerning such compensation, and to vote to authorize the Board of Directors to adjourn the special meeting to a later date, if necessary, to solicit additional proxies in favor of approval of the merger agreement or vote on other matters properly before the special meeting. This document is the proxy statement used by the State Bancorp Board of Directors to solicit proxies for the meeting. It is also the prospectus of Valley regarding the Valley common stock to be issued to State Bancorp stockholders if the merger is completed.

Voting on the Merger

Shares Entitled to Vote	The State Bancorp Board of Directors has selected [ ], 2011 as the record date for the meeting. Each of the [ ] shares of State Bancorp common stock outstanding on the record date are entitled to vote at the meeting.

As of [ ], 2011, directors and executive officers of State Bancorp and their affiliates owned or had the right to vote [ ] shares or [ ]% of the State Bancorp common stock. As of [ ], 2011, none of Valley’s directors or executive officers, or their respective affiliates, had the right to vote any shares of State Bancorp common stock entitled to be voted at the meeting.

Quorum	The presence at the special meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of State Bancorp common stock as of the record date is considered a quorum for the transaction of business. If you submit a properly completed proxy or if you appear at the special meeting to vote in person, your shares of common stock will be considered part of the quorum. Abstentions and broker non-votes will be counted as present to determine if a quorum for the transaction of business is present.

Vote Required to Approve the Merger Agreement	Approval by the holders of a majority of the shares of State Bancorp common stock outstanding is required to approve the merger agreement.

Vote Required to Approve, on a Non-Binding Advisory Basis, Compensation of the Named Executive Officers of State Bancorp Based on or Related to the Merger	Approval by the holders of a majority of the shares of State Bancorp common stock present in person or represented by proxy at the meeting and entitled to vote is required to approve, on a non-binding advisory basis, the compensation of the named executive officers of State Bancorp based on or related to the merger and the agreements and understandings concerning such compensation.

Vote Required to Authorize the Board of Directors to Adjourn the Special Meeting to Solicit Additional Proxies in favor of Approval of the Merger Agreement or Vote on Other Matters Properly Before the Special Meeting

Approval by the holders of a majority of the shares of State Bancorp common stock present in person or represented by proxy at the meeting and entitled to vote is required to approve the authorization of the Board of Directors to adjourn the special meeting, if necessary, to solicit additional proxies in favor of approval of the merger agreement or vote on other matters properly before the special meeting.

The Companies

Valley	Valley, a New Jersey corporation, is the bank holding company for Valley National Bank. Valley is a regional bank holding company with over $14 billion in assets, headquartered in Wayne, New Jersey. Its principal subsidiary, Valley National Bank, currently operates 198 branches in 134 communities serving 14 counties throughout northern and central New Jersey, Manhattan, Brooklyn and Queens. Valley’s principal executive offices are located at 1455 Valley Road, Wayne, New Jersey 07470 and its telephone number is (973) 305-8800.

State Bancorp	State Bancorp, a New York corporation, is the bank holding company for State Bank of Long Island, or SBLI. SBLI is a New York-chartered commercial bank that operates 17 full-service branches located in Queens and Manhattan as well as Nassau and Suffolk counties in New York. At March 31, 2011, State Bancorp had consolidated assets of $1.6 billion. State Bancorp’s principal executive offices are located at Two Jericho Plaza, Jericho, New York 11753 and its telephone number is (516) 465-2200.

The Merger

General Description	State Bancorp will merge with Valley, with Valley as the surviving entity. The merger will occur on the day which is five business days after receipt of all regulatory approvals and all material conditions to closing have been met or such other date as the parties agree. The terms of the proposed merger are set forth in a merger agreement signed by State Bancorp and Valley. A copy of the merger agreement is attached as Appendix A to this document and is incorporated herein by reference.

Consideration to State Bancorp Stockholders	In the merger, you will receive one share of Valley common stock for each share of State Bancorp common stock that you own. On April 28, 2011, the last trading day before the merger was publicly announced, the closing price of Valley common stock was $13.72 (as adjusted for the 5% stock dividend issued by Valley to stockholders on May 20, 2011). On [ ], 2011, a date which is shortly before the date of this proxy statement-prospectus, the closing price of Valley common stock was $[ ].

The parties currently estimate that Valley will issue approximately 17 million shares of its common stock in connection with the merger.

In the event that Valley declares a stock dividend or Valley’s shares are otherwise reclassified, recapitalized or split prior to closing of the merger, the exchange ratio for State Bancorp common stock would be adjusted to account for such action.

Stock Options	Upon completion of the merger, each outstanding option or similar right to acquire State Bancorp common stock granted under any State Bancorp equity plan or other compensatory arrangement will convert automatically into a fully vested and exercisable option to purchase a number of shares of Valley common stock equal to the number of shares of State Bancorp common stock underlying such State Bancorp stock option or similar right immediately prior to the merger, with an exercise price that equals the exercise price of such State Bancorp stock option or similar right immediately prior to the merger and otherwise on the same terms and conditions as were in effect immediately prior to the completion of the merger, except that options will continue to be exercisable until the final termination date of the option.

In the event that Valley declares a stock dividend or Valley’s shares are otherwise reclassified, recapitalized or split prior to closing of the merger, the conversion ratio for outstanding options or similar rights to acquire State Bancorp common stock would be adjusted to account for such action.

Treatment of State Bancorp TARP Preferred Stock and TARP Warrant in the Merger	The merger agreement provides that each outstanding share of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (referred to as the State Bancorp TARP Preferred Stock) must be repurchased or redeemed from the United States Department of the Treasury (referred to as Treasury) at least five business days prior to the closing of the merger. Valley may, but is not required to, repurchase the outstanding warrant (referred to as the State Bancorp TARP Warrant), to purchase State Bancorp common stock, which was issued on December 5, 2008 to Treasury, prior to the closing of the merger. If the State Bancorp TARP Warrant is not repurchased prior to closing it will be converted into a warrant to purchase Valley common stock, subject to appropriate adjustments to reflect the exchange ratio. The redemption or repurchase of the State Bancorp TARP Preferred Stock held by Treasury is subject to approval of the FRB.

Listing of Valley common stock	The shares of Valley common stock to be issued in the merger will be listed on the New York Stock Exchange under the symbol “VLY.”

Tax-Free Nature of the Merger	The merger is intended to be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code, and it is a condition to our respective obligations to complete the merger that each of Valley and State Bancorp receive a legal opinion to that effect. Accordingly, the merger generally will be tax-free to you for United States federal income tax purposes as to the shares of Valley common stock you receive in the merger.

Tax matters are very complicated, and the tax consequences of the merger to each State Bancorp stockholder will depend on the facts of that stockholder’s particular situation. We urge you to read the more complete description of the merger’s tax consequences beginning on page 66 and to consult with your own tax advisors regarding the specific tax consequences of the merger to you under applicable tax laws.

Voting Agreements	In connection with the execution of the merger agreement, Valley entered into voting agreements with each State Bancorp director. Pursuant to the voting agreements, the State Bancorp directors have each agreed to vote the shares of State Bancorp beneficially owned by them and over which they have sole voting power, and to use their reasonable efforts to vote the shares of State Bancorp beneficially owned by them and over which they have joint voting power with their spouse, in favor of approval of the merger agreement. A total of 1,081,914 shares of common stock representing approximately 6.4% of the outstanding State Bancorp common stock are covered by the voting agreements, of which 492,724 shares are permitted to be transferred under certain conditions prior to the stockholder meeting to vote on the merger agreement.

Exchanging Your Stock Certificates	Shortly following the closing you will receive a letter of transmittal and instructions for exchanging your State Bancorp stock certificates. In order to receive your Valley common stock, you must send your stock certificates to American Stock Transfer & Trust Company, the exchange agent. You will need to carefully review and complete these materials and return them as instructed along with your stock certificates for State Bancorp common stock.

If you do not have stock certificates but hold shares of State Bancorp common stock with your broker in “street name”, the shares will be exchanged for you by your broker.

Dividends	Valley and State Bancorp have agreed in the merger agreement that State Bancorp may continue to pay a quarterly cash dividend equal to $0.05 per share with respect to the quarterly periods following the signing of the merger agreement, subject to the discretion of the State Bancorp Board of Directors.

Reselling the Stock You Receive in the Merger	The shares of Valley common stock to be issued in the merger will be registered under the Securities Act of 1933, as amended. Except as noted in the section “Resale Considerations Regarding Valley Common Stock” on page 66, you may freely transfer those shares after you receive them.

Recommendation of State Bancorp’s Board of Directors	State Bancorp’s Board of Directors has determined that the merger is fair and in the best interests of State Bancorp and its stockholders. The State Bancorp Board of Directors unanimously recommends that State Bancorp stockholders vote “FOR” approval of the merger agreement, “FOR” approval, on a non-binding advisory basis, of the compensation of the named executive officers of State Bancorp based on or related to the merger and the agreements and understandings concerning such compensation, and “FOR” authorization of the Board of Directors to adjourn the special meeting to a later date, if necessary, to solicit additional proxies in favor of approval of the merger agreement or vote on other matters properly before the special meeting. See the section entitled “Proposal 1—The Merger—Recommendation of State Bancorp’s Board of Directors and Reasons for the Merger” beginning on page 46 for a description of the factors considered by State Bancorp’s Board of Directors in reaching its decision to approve the merger agreement.

Risk Factors	An investment in Valley common stock includes substantial risks. See the section entitled “Risk Factors” beginning on page 26 for a discussion of risks associated with the merger and an investment in Valley common stock.

Opinion of State Bancorp’s Financial Advisor

In deciding to approve the merger agreement, the State Bancorp Board of Directors considered the opinion of its financial advisor, Sandler O’Neill & Partners, L.P. (referred to as Sandler O’Neill), dated as of April 28, 2011, that the exchange ratio was fair to State

Bancorp stockholders from a financial point of view. The opinion is attached to this proxy statement-prospectus as Appendix B. We encourage you to read this opinion. This opinion does not constitute a recommendation as to how any stockholder should vote on the merger. For information on how Sandler O’Neill arrived at its opinion, see pages 55–64.

Holders of State Bancorp Common Stock Do Not Have Dissenters’ Rights	Dissenters’ rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Dissenters’ rights are not available in all circumstances, and exceptions to these rights are provided under the New York Business Corporation Law (referred to as the NYBCL). As a result of the provisions of the NYBCL, the holders of State Bancorp common stock are not entitled to dissenters’ rights in the merger. See the section entitled “Proposal 1-The Merger—No Dissenters’ Rights” on page 69.

Conditions That Must Be Satisfied or Waived for the Merger to Occur	Currently, we expect to complete the merger during the fourth quarter of 2011. As more fully described in this document and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others, receipt of the requisite approvals of State Bancorp’s stockholders, the receipt of all required regulatory approvals and consents (including from the OCC and the FRB), the repurchase or redemption of the State Bancorp TARP Preferred Stock from Treasury at least five business days prior to the closing date, and the receipt of legal opinions by each company regarding the United States federal income tax treatment of the merger.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination of the Merger Agreement	State Bancorp and Valley may mutually agree to terminate the merger agreement before completing the merger, even after State Bancorp stockholder approval.

The merger agreement can be terminated by either party in any of the following circumstances:

•

if the merger has not been completed on or before January 31, 2012, unless the failure to complete the merger by that date is due to the breach of the merger agreement by the party seeking to terminate the merger agreement;

•	if there has been a final, non-appealable action denying any required regulatory approval for the merger or the transactions contemplated by the merger agreement unless the failure to obtain the regulatory approval is due to the breach of the merger agreement by the party seeking to terminate the merger agreement;

•	if the requisite stockholder vote in connection with the merger agreement is not obtained at the State Bancorp special meeting (or any adjournment or postponement thereof); or

•

if there is a breach of the representations and warranties or other covenants in the merger agreement by one of the parties that is not cured within 30 days following notice or cannot be cured prior to January 31, 2012, and would result in (i) the failure to satisfy any of the closing conditions by January 31, 2012, or (ii) a material adverse effect on the party committing such breach, provided that the terminating party is not in breach of the merger agreement.

The merger agreement can be terminated by Valley in any of the following circumstances:

•

if, prior to receipt of the State Bancorp stockholder approval, State Bancorp, its Board of Directors or any committee of its Board of Directors (1) withdraws, modifies or qualifies in a manner adverse to Valley, or refuses to make, the recommendation that its stockholders approve the merger agreement or adopts, approves, recommends, endorses or otherwise declares advisable certain other business combination proposals, (2) fails to recommend the merger and the approval of the merger agreement by its stockholders, (3) breaches its non-solicitation obligations under the merger agreement in any material respect adverse to Valley, or (4) in response to a tender or exchange offer for 25% or more of the outstanding shares of State Bancorp’s common stock being commenced (other than by Valley or a subsidiary thereof), recommends that its stockholders tender their shares or otherwise fails to recommend that their stockholders reject such offer within a 10-business day period; or

•	if State Bancorp cannot meet the closing conditions by January 31, 2012.

The merger agreement can be terminated by State Bancorp in any of the following circumstances:

•	if Valley cannot meet the closing conditions by January 31, 2012;

•

if State Bancorp receives a proposal that the State Bancorp Board of Directors concludes to be more favorable than the merger with Valley and enters into an acquisition agreement with a third-party with respect to such superior proposal; or

•	if a majority of the entire State Bancorp Board of Directors determines that, as of a specified determination date (which shall be the later of (i) the day that all required regulatory approvals have been obtained, (ii) the day of the expiration of the last waiting period with respect to the required regulatory approvals, and (iii) the day the State Bancorp stockholders have approved the merger agreement), the average closing price of Valley’s common stock over a period of 10 trading days immediately preceding such determination date is less than $11.04 and, during such period, Valley’s common stock underperforms the Nasdaq Bank Index by more than 20%.

For a more complete description of these and other termination rights available to State Bancorp and Valley, see pages 79-80.

Termination Fee	Under certain circumstances, if the merger agreement is terminated and State Bancorp is acquired or executes a definitive agreement to be acquired by another entity within 12 months after the termination, Valley is entitled to receive a termination fee from State Bancorp of $8.75 million. For a more complete description of the termination fee, see pages 80-81.

Valley Board of Directors Following Completion of the Merger	Upon completion of the merger, the number of directors constituting Valley’s and Valley National Bank’s respective Boards of Directors will each be increased by one member and an individual who is currently a director of State Bancorp will be appointed to each of Valley’s and Valley National Bank’s respective Boards of Directors from among three directors selected by State Bancorp’s Board of Directors and who meet Valley’s director qualifications as determined by Valley’s Nominating and Corporate Governance Committee. As of this date, State Bancorp has not selected the three directors it will propose to Valley’s Nominating and Corporate Governance Committee.

State Bancorp has Agreed Not to Solicit Alternative Transactions	In the merger agreement, State Bancorp has agreed not to initiate, solicit or knowingly encourage or facilitate inquiries with, or engage in negotiations with, or provide any information to, any person other than Valley concerning an acquisition transaction involving State Bancorp or SBLI. However, State Bancorp may take certain of these actions if its Board of Directors determines that it should do so. This determination by the Board of Directors must be made after the Board of Directors consults with counsel and its financial advisors, and must be based in accordance with the Board of Director’s fiduciary duties. This restriction may deter other potential acquirers of State Bancorp.

The Rights of State Bancorp Stockholders Will Change as a Result of the Merger	The rights of State Bancorp stockholders are governed by New York law, as well as the State Bancorp restated certificate of incorporation and the State Bancorp bylaws, as amended and restated. After completion of the merger, the rights of former State Bancorp stockholders who receive Valley common stock in the merger will be governed by New Jersey law and Valley’s restated certificate of incorporation and the Valley bylaws. A description of the material differences in stockholder rights begins on page 84.

Share Information and Market Prices	Valley common stock is listed on the New York Stock Exchange under the symbol “VLY” and State Bancorp common stock is traded on the Nasdaq Global Select Market under the symbol “STBC”. The following table lists the closing prices of Valley common stock and State Bancorp common stock on April 28, 2011, the last trading day before the announcement of the merger, and on [ ], 2011, a date shortly before the date of this proxy statement-prospectus as well as the implied value of one share of State Bancorp common stock on each date based on the one-for-one exchange ratio. You should obtain current market quotations for Valley and State Bancorp common stock. Because the exchange ratio is fixed and trading prices fluctuate, State Bancorp stockholders are not assured of receiving any specific market value of Valley common stock.

Date	Closing Sale Price Per Share of Valley Common Stock*			Closing Sale Price Per Share of State Bancorp Common Stock			Equivalent Value of Consideration Per Share of State Bancorp Common Stock
April 28, 2011		$13.72			$10.96			$13.72
[ ], 2011	$	[	]	$	[	]	$	[	]

*	As adjusted for the 5% stock dividend distributed to stockholders on May 20, 2011.

Financial Interests of State Bancorp’s Directors and Executive Officers in the Merger	On [ ], 2011, directors and executive officers of State Bancorp and their affiliates owned or had the right to vote [ ] shares or [ ]% of the State Bancorp common stock.

State Bancorp directors and executive officers may have interests in the merger as individuals in addition to, or different from, their interests as stockholders, such as receiving salaries or other benefits. For example, Valley has agreed to appoint one director of State Bancorp to the Valley Board of Directors when the merger occurs, subject to such director complying with Valley’s director qualification guidelines.

Pursuant to the merger agreement, Valley will honor the existing change of control, employment and retirement benefit agreements between State Bancorp and its officers and has entered into retention agreements with certain State Bancorp executive officers. The purpose of the retention agreements is to facilitate retaining the officers’ services for a minimum period of time following the merger and serve as an inducement to Valley to enter into the merger agreement by (i) eliminating a financial incentive for each executive to resign following the closing of the merger in the event of a diminution of position, duties or responsibilities, relocation, or other circumstances giving rise to a right to severance on resignation for “good reason”, and (ii) providing additional compensation for continuing to provide services to Valley following the closing of the merger at least through a transition period.

Valley has agreed to indemnify the directors and officers of State Bancorp against certain liabilities for a six-year period following the merger.

For additional information on the benefits of the merger to State Bancorp directors and management, see pages 49–53.

Litigation Relating to the Merger	State Bancorp, State Bancorp’s Directors and Valley are named as defendants in a purported class action lawsuit brought by a State Bancorp stockholder challenging the proposed merger and seeking, among other things, to enjoin completion of the merger on the agreed-upon terms. See “Proposal 1-The Merger—Litigation Relating to the Merger” beginning on page 69 for more information about the purported class action lawsuit related to the merger that has been filed.

Approval, on a Non-Binding Advisory Basis, of Compensation of the Named Executive Officers of State Bancorp Based on or Related to the Merger	In accordance with SEC rules, State Bancorp is providing stockholders with the opportunity to vote on approval, on a non-binding advisory basis, of the compensation of the named executive officers of State Bancorp based on or related to the merger and the agreements and understandings concerning such compensation, as reported on the Golden Parachute Compensation Subject to Advisory Vote table on page 93, and the associated narrative discussion. The State Bancorp Board of Directors unanimously recommends that you vote “FOR” the proposal to approve, on a non-binding advisory basis, the compensation of the named executive officers of State Bancorp based on or related to the merger and the agreements and understandings concerning such compensation.

Approval of Authorization of Board of Directors to Adjourn the Special Meeting to Solicit Votes in Favor of Approval of the Merger Agreement or Vote on Other Matters Properly Before the Special Meeting

You are being asked to approve a proposal to authorize the State Bancorp Board of Directors to adjourn the special meeting to a later date, if necessary, to solicit additional proxies in favor of approval of the merger agreement or vote on other matters properly before the special meeting. The State Bancorp Board of Directors unanimously recommends that you vote “FOR” the proposal to authorize the Board of Directors to adjourn the special meeting to a later date, if necessary, to solicit additional proxies in favor of approval of the merger agreement or vote on other matters properly before the special meeting.

SUMMARY FINANCIAL DATA OF VALLEY

Valley is providing the following information to aid you in your analysis of the financial aspects of the merger. Valley derived the financial information as of and for the fiscal years ended December 31, 2006 through December 31, 2010 from its historical audited financial statements for these fiscal years. Valley derived the financial information as of and for the three months ended March 31, 2010 and March 31, 2011 from its unaudited financial statements, which financial statements include, in the opinion of Valley’s management, all adjustments, consisting of normal and recurring adjustments, necessary for a fair statement of those results. The per common share data below have been restated to give retroactive effect to stock splits and stock dividends.

The results for the three months ended March 31, 2011 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2011. This information is only a summary, and you should read it in conjunction with Valley’s consolidated financial statements and the related notes contained in Valley’s periodic reports filed with the Securities and Exchange Commission that have been incorporated by reference in this proxy statement/prospectus. See “Information Incorporated by Reference” beginning on page 98.

	As of and for the Three Months Ended March 31,		As of and for the Years Ended December 31,

	2011	2010	2010	2009	2008	2007	2006
(in thousands, except per share data)
Selected Financial Condition Data:
Total assets	$14,363,839	$14,473,796	$14,143,826	$14,284,153	$14,718,129	$12,748,959	$12,395,027
Loans and loans held for sale	9,560,777	9,588,193	9,424,753	9,395,563	10,148,232	8,499,205	8,336,359
Allowance for loan losses	(139,847)	(103,486)	(124,704)	(101,990)	(93,244)	(72,664)	(74,718)
Securities	3,007,611	3,052,343	2,991,169	2,969,819	2,624,415	2,885,100	2,784,051
Cash and interest bearing deposits with banks	325,497	461,120	366,286	661,337	580,507	228,465	244,149
Goodwill	317,891	307,813	317,891	296,424	295,146	179,835	181,497
Deposits	9,722,375	9,779,615	9,363,614	9,547,285	9,232,923	8,091,004	8,487,651
Borrowings	3,180,500	3,278,787	3,313,098	3,343,617	3,814,447	3,569,582	2,847,529
Stockholders’ equity	1,307,524	1,259,252	1,295,205	1,252,854	1,363,609	949,060	949,590

Selected Operating Data:
Net interest income	$116,892	$114,851	$462,752	$449,314	$420,799	$381,685	$391,121
Provision for credit losses	24,162	12,611	49,456	47,992	28,282	11,875	9,270
Gains (losses) on securities transactions, net	2,679	863	11,598	8,005	5,020	2,139	(742)
Net impairment losses on securities recognized in earnings	(825)	(2,593)	(4,642)	(6,352)	(84,835)	(17,949)	(4,722)
Gains on sale of assets, net	57	86	619	605	518	16,051	3,849
All other non-interest income	42,876	17,321	83,752	69,993	82,553	88,787	73,679
FDIC insurance assessment	3,329	3,433	13,719	20,128	1,985	1,003	1,085
All other non-interest expense	80,500	74,921	303,963	285,900	283,263	252,909	249,255
Net income	36,585	27,363	131,170	116,061	93,591	153,228	163,691
Dividends on preferred stock and accretion	—	—	—	19,524	2,090	—	—
Net income available to common stockholders	36,585	27,363	131,170	96,537	91,501	153,228	163,691

Selected Financial Ratios and Other Data:
Performance Ratios:
Return on average assets	1.03%	0.77%	0.93%	0.81%	0.69%	1.25%	1.33%
Return on average stockholders’ equity	11.23	8.72	10.32	8.64	8.74	16.43	17.24
Net interest margin	3.66	3.60	3.65	3.45	3.40	3.37	3.40
Efficiency ratio	51.85	60.03	57.34	58.67	67.27	53.94	54.00
Average interest-earning assets to average interest-bearing liabilities	1.23	1.21	1.22	1.23	1.20	1.21	1.22
Per Common Share Data:
Basic earnings per share	$0.22	$0.16	$0.78	$0.61	$0.61	$1.05	$1.10
Diluted earnings per share	0.22	0.16	0.78	0.61	0.61	1.05	1.10
Dividends declared	0.17	0.17	0.69	0.69	0.69	0.69	0.67
Book value (end of period)	7.71	7.46	7.64	7.43	6.86	6.51	6.45
Tangible book value(1)	5.68	5.49	5.61	5.53	4.80	5.11	5.01
Dividend payout ratio	77%	106%	88%	113%	113%	66%	61%

	As of and for the Three Months Ended March 31,		As of and for the Years Ended December 31,

	2011	2010	2010	2009	2008	2007	2006
(in thousands, except per share data)
Capital Ratios:
Average stockholders’ equity to average assets	9.17%	8.89%	9.00%	9.40%	7.94%	7.58%	7.72%
Stockholders’ equity to total assets	9.10	8.70	9.16	8.77	9.26	7.44	7.66
Tangible common equity to tangible assets(2)	6.88	6.55	6.90	6.68	5.22	5.94	6.06
Regulatory Capital Ratios:
Tier 1 capital	11.00%	10.54%	10.94%	10.64%	11.44%	9.55%	10.56%
Total capital	13.01	12.46	12.91	12.54	13.18	11.35	12.44
Leverage capital	8.32	8.18	8.31	8.14	9.10	7.62	8.10
Asset Quality Ratios:
Non-performing assets (“NPAs”)	$113,154	$98,684	$117,260	$98,398	$45,668	$32,698	$28,867
Non-accrual loans to total loans	1.06%	0.96%	1.12%	0.98%	0.33%	0.36%	0.33%
NPAs to total loans and NPAs	1.17	1.02	1.24	1.04	0.45	0.38	0.35
Net loan charge-offs to average loans	0.38	0.47	0.28	0.40	0.21	0.14	0.12
Allowance for loan losses to total loans	1.46	1.08	1.33	1.09	0.92	0.86	0.90
Allowance for credit losses to total loans	1.48	1.10	1.35	1.11	0.93	0.88	0.90

(1)	Tangible book value per common share, which is a non-GAAP measure, is computed by dividing stockholders’ equity less preferred stock, and less goodwill and other intangible assets by common shares outstanding.
(2)	Tangible common stockholders’ equity to tangible assets, which is a non-GAAP measure, is computed by dividing tangible stockholders’ equity (stockholders’ equity less preferred stock, and less goodwill and other intangible assets) by tangible assets, as follows:

	At March 31,		At December 31,
($ in thousands)	2011	2010	2010	2009	2008	2007	2006
Tangible common equity to tangible assets:
Tangible stockholders’ equity	$964,310	$926,522	$951,664	$932,125	$750,970	$744,513	$738,235

Total assets	14,363,839	14,473,796	14,143,826	14,284,153	14,718,129	12,748,959	12,395,027
Less: Goodwill and other intangible assets	343,214	332,730	343,541	320,729	321,100	204,547	211,355

Tangible assets	$14,020,625	$14,141,066	$13,800,285	$13,963,424	$14,397,029	$12,544,412	$12,183,672
Tangible common equity to tangible assets	6.88%	6.55%	6.90%	6.68%	5.22%	5.94%	6.06%

SUMMARY FINANCIAL DATA OF STATE BANCORP

State Bancorp is providing the following information to aid you in your analysis of the financial aspects of the merger. State Bancorp derived the financial information as of and for the fiscal years ended December 31, 2006 through December 31, 2010 from its historical audited financial statements for these fiscal years. State Bancorp derived the financial information as of and for the three months ended March 31, 2010 and March 31, 2011 from its unaudited financial statements, which financial statements include, in the opinion of State Bancorp’s management, all adjustments, consisting of normal and recurring adjustments, necessary for a fair statement of those results. The per common share data below have been restated to give retroactive effect to stock splits and stock dividends.

The results for the three months ended March 31, 2011 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2011. This information is only a summary, and you should read it in conjunction with State Bancorp’s consolidated financial statements and the related notes contained in State Bancorp’s periodic reports filed with the Securities and Exchange Commission that have been incorporated by reference in this proxy statement/prospectus. See “Information Incorporated by Reference” beginning on page 98.

	As of and for the Three Months Ended March 31,		As of and for the Years Ended December 31,
(in thousands, except per share data)	2011	2010	2010	2009		2008	2007	2006
Selected Financial Condition Data:
Total assets	$1,579,735	$1,621,675	$1,589,979	$1,607,712		$1,693,495	$1,628,014	$1,788,722
Loans & Loans Held For Sale	1,148,269	1,097,077	1,131,370	1,098,305		1,122,538	1,041,009	983,725
Allowance for loan losses	(27,589)	(25,531)	(33,078)	(28,711)		(18,668)	(14,705)	(16,412)
Securities	332,187	405,424	383,158	415,985		412,379	401,229	517,781
Cash and cash equivalents	42,290	51,306	23,121	28,624		102,988	96,380	206,211
Goodwill	—	—	—	—		—	—	2,391
Deposits	1,339,125	1,390,646	1,348,735	1,349,562		1,481,048	1,324,853	1,566,183
Borrowings	72,620	52,620	74,620	97,620		33,620	169,651	30,676
Stockholders’ equity	157,446	152,344	154,852	148,515		153,919	113,638	104,141
Selected Operating Data:
Net interest income	$15,602	$16,985	$64,690	$62,079		$62,870	$60,165	$62,237
Provision for loan losses	1,900	2,250	12,900	39,500		17,226	4,464	2,490
Gains (losses) on securities	82	256	3,519	994		48	(219)	(69)
Net impairment losses on securities recognized in earnings	—	—	—	(4,000)		(6,203)	—	—
All other non-interest income	1,053	906	4,726	4,505		6,520	5,595	5,760
FDIC & NYS insurance assessment	600	672	2,686	3,628		866	265	962
Non-interest expense	9,389	10,324	39,338	44,875		42,885	51,648	36,664
Net income (loss)	3,036	3,017	11,441	(14,820)		1,807	6,229	11,494
Dividends on preferred stock and accretion	521	518	2,071	2,058		143	—	—
Net income available to common stockholders	2,515	2,499	9,370	(16,878)		1,664	6,229	11,494
Selected Financial Ratios And Other Data:
Performance Ratios:
Return on average assets	0.77%	0.76%	0.70%	(0.91)%		0.11%	0.37%	0.68%
Return on average stockholders’ equity	8.48	8.88	8.04	(14.71)		1.46	5.70	18.39
Net interest margin	4.17	4.50	4.21	4.03		4.12	3.82	4.01
Efficiency ratio	59.7	61.1	60.0	72.4		62.5	77.9	54.6
Average interest-earning assets to average interest-bearing liabilities	1.41	1.41	1.40	1.39		1.29	1.27	1.29
Per Common Share Data:
Basic earnings per share (loss)	$0.15	$0.15	$0.57	$(1.16)		$0.12	$0.45	$1.02
Diluted earnings per share (loss)	0.15	0.15	0.57	(1.16)		0.12	0.45	1.00
Common Dividends declared	0.05	0.05	0.20	0.20		0.50	0.45	0.45
Tangible Book value (end of period) per common share(1)	7.12	6.97	7.04	6.82		8.09	8.11	7.65
Dividend payout ratio	33%	33%	35%	N/M	%(3)	430%	100%	44%

	As of and for the Three Months Ended March 31,		As of and for the Years Ended December 31,
(in thousands, except per share data)	2011	2010	2010	2009	2008	2007	2006
Capital Ratios:
Average stockholders’ equity to average total assets	9.89%	9.34%	9.41%	9.29%	7.18%	6.63%	3.71%
Stockholders’ equity to total assets	9.97	9.39	9.74	9.24	9.09	6.98	5.82
Tangible common equity to tangible assets(2)	7.60	7.10	7.39	6.93	6.91	6.98	5.69
Regulatory Capital Ratios:
Tier I leverage capital	10.09%	9.05%	9.53%	8.68%	9.38%	7.03%	6.30%
Tier I risk-based capital	12.52	11.67	12.29	11.26	12.03	10.04	9.48
Total risk-based capital	13.78	12.93	13.55	12.52	14.07	12.11	11.58
Asset Quality Ratios:
Non-performing assets	$11,964	$5,764	$14,857	$10,533	$16,075	$5,820	$2,190
Non-performing loans to total loans	1.04%	0.53%	1.31%	0.96%	1.44%	0.56%	0.22%
Net loan charge-offs to average loans	2.63	2.00	0.77	2.64	1.04	0.61	0.19
Allowance for loan losses to non-performing	231	473	223	291	134	253	749
Allowance for loan losses to total loans	2.40	2.33	2.92	2.62	1.67	1.41	1.67
(1)	Tangible book value per common share, which is a non-GAAP measure, is computed by dividing stockholders’ equity less preferred stock, and less goodwill and other intangible assets by common shares outstanding.
(2)	Tangible common stockholders’ equity to tangible assets, which is a non-GAAP measure, is computed by dividing tangible stockholders’ equity (stockholders’ equity less preferred stock, and less goodwill and other intangible assets) by tangible assets, as follows:

	At March 31,		At December 31,
($ in thousands)	2011	2010	2010	2009	2008	2007	2006
Tangible common equity to tangible assets:
Tangible stockholders’ equity	$120,083	$115,214	$117,550	$111,442	$117,062	$113,638	$101,640

Total assets	1,579,735	1,621,675	1,589,979	1,607,712	1,693,495	1,628,014	1,788,722
Less: Goodwill and other intangible assets	—	—	—	—	—	—	2,501

Tangible assets	$1,579,735	$1,621,675	$1,589,979	$1,607,712	$1,693,495	$1,628,014	$1,786,221
Tangible common equity to tangible assets	7.60%	7.10%	7.39%	6.93%	6.91%	6.98%	5.69%

(3)	N/M denotes percentage variance not meaningful for statistical purposes.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Set forth below are the earnings per share, period-end book value per share and cash dividends per share for the common stock of Valley and State Bancorp for the periods noted. The data is presented on a historical and pro forma basis. The historical per share data were derived from the financial statements of Valley and State Bancorp that are incorporated by reference herein. The pro forma combined share data have been derived after giving effect to the State Bancorp merger as if it occurred at the beginning of the period presented using the purchase method of accounting. The historical per share data for both Valley and State Bancorp have been restated to retroactively reflect the effect of stock dividends and stock splits. See “Summary Financial Data of Valley” on page 16 and “Summary Financial Data of State Bancorp” on page 18.

The preliminary pro forma financial information reflects estimated adjustments to record State Bancorp’s assets and liabilities at their respective fair values based on Valley’s management’s best estimate using the information available at this time. The preliminary pro forma adjustments will be revised as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the merger is completed and after the completion of a final analysis to determine the fair values of State Bancorp’s tangible and identifiable intangible assets and liabilities as of the closing date. The final purchase price adjustments may differ materially from the estimated pro forma adjustments reflected in the preliminary pro forma financial information. Increases or decreases in the fair value of certain balance sheet amounts and other items of State Bancorp as compared to the estimates reflected in the preliminary pro forma financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of adjusted assets and liabilities.

It is anticipated that the merger will provide Valley with financial benefits, such as possible expense efficiencies and revenue enhancements, among other factors, although no assurances can be given that these benefits will actually be achieved. The impact of these benefits has not been reflected in the preliminary pro forma financial information.

The preliminary pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the financial results of the combined companies had the merger actually been completed as of or at the beginning of each period presented nor does it indicate future results for any other interim or full-year period.

Due to the one-for-one exchange ratio, the pro forma equivalent per State Bancorp share will be the same as the pro forma combined per share data (after giving effect to the merger).

The dividend per share data shown below do not necessarily indicate the dividends that you should expect for any future period. The amount of future dividends payable by Valley, if any, is at the discretion of Valley’s Board of Directors. When declaring dividends, the directors normally consider Valley’s and Valley National Bank’s cash needs, general business conditions, dividends from subsidiaries and applicable governmental regulations and policies. Pro forma amounts assume that Valley would have declared cash dividends per share on Valley common stock, including the Valley common stock issued in the merger for State Bancorp common stock, equal to its historical cash dividends per share declared on Valley common stock.

	Historical Valley	Historical State Bancorp	Pro Forma Combined
Three Months Ended March 31, 2011
Earnings per share:
Basic	$0.22	$0.15	$0.21
Diluted	0.22	0.15	0.21
Period-End Book Value Per Share	7.71	7.12	8.13
Cash Dividends Per Share	0.17	0.05	0.17

Year Ended December 31, 2010
Earnings per share:
Basic	$0.78	$0.57	$0.76
Diluted	0.78	0.57	0.76
Period-End Book Value Per Share	7.64	7.04	8.12
Cash Dividends Per Share	0.69	0.20	0.69

The first table below presents, for the periods indicated, the high and low closing prices per share of Valley common stock and State Bancorp common stock. The prices of Valley common stock and State Bancorp common stock have been restated to give retroactive effect to stock dividends and stock splits, including the Valley stock dividend issued on May 20, 2011. The second table presents the implied value of one share of State Bancorp common stock on April 28, 2011, computed by multiplying the Valley closing price on that date by the 1.00 exchange ratio. The second table also presents the implied value of one share of State Bancorp common stock on [                    ], 2011 by multiplying the 1.00 exchange ratio by the [                    ], 2011 Valley closing price. Valley common stock is listed on the New York Stock Exchange under the symbol “VLY” and State Bancorp common stock is traded on the Nasdaq Global Select Market under the symbol “STBC”. We urge you to obtain current market quotations for Valley common stock and State Bancorp common stock. Because the exchange ratio is fixed and trading prices fluctuate, State Bancorp stockholders are not assured of receiving any specific market value of Valley common stock. The price of Valley common stock when the merger becomes effective may be higher or lower than its price when the merger agreement was signed, when this proxy statement was mailed or when Valley or State Bancorp stockholders meet to vote on the merger.

	Closing Price Valley Common Stock				Closing Price State Bancorp Common Stock
	High		Low		High		Low
2011:
First Quarter	$14.20		$12.70		$11.09		$8.91
Second Quarter (through [ ], 2011)	[	]	[	]	[	]	[	]

2010:
First Quarter	$14.33		$11.91		$8.30		$6.95
Second Quarter	15.19		12.97		10.40		7.80
Third Quarter	14.17		11.83		9.98		8.17
Fourth Quarter	13.73		12.01		9.60		8.95

2009:
First Quarter	$17.16		$7.60		$10.47		$4.10
Second Quarter	13.63		9.93		8.80		6.86
Third Quarter	12.30		9.90		9.20		7.73
Fourth Quarter	12.87		10.72		8.46		6.48

Date	Closing Sale Price Per Share of Valley Common Stock			Closing Sale Price Per Share of State Bancorp Common Stock			Equivalent Value of Merger Consideration Per Share of State Bancorp Common Stock
April 28, 2011		$13.72	*		$10.96			$13.72
[ ], 2011	$	[	]	$	[	]	$	[	]

*	As adjusted for the 5% stock dividend distributed to stockholders on May 20, 2011.

INTRODUCTION

The Board of Directors of State Bancorp, Inc. and the Board of Directors of Valley National Bancorp have approved an Agreement and Plan of Merger, dated as of April 28, 2011 between Valley and State Bancorp. The merger agreement provides for State Bancorp to be merged with Valley, with Valley as the surviving corporation. The merger cannot be completed unless the stockholders of State Bancorp approve the merger agreement of State Bancorp and Valley. Under a separate merger agreement, State Bank of Long Island will be merged with and into Valley National Bank immediately following the merger of the holding companies.

This document serves two purposes. It is the proxy statement being used by the State Bancorp Board of Directors to solicit proxies for use at a special State Bancorp stockholders’ meeting called by the Board of Directors to seek approval of the merger agreement, approval, on a non-binding advisory basis, of the compensation of the named executive officers of State Bancorp based on or related to the merger and the agreements and understandings concerning such compensation, and approval of the authorization of the Board of Directors to adjourn the special meeting to a later date, if necessary, to solicit additional proxies in favor of approval of the merger agreement or vote on other matters properly before the special meeting. It is also the prospectus of Valley regarding the Valley common stock to be issued if the merger is completed. Thus, we sometimes refer to this document as the proxy statement-prospectus.

This document describes the merger agreement in detail. A copy of the merger agreement is attached as Appendix A to this document and is incorporated herein by reference. We urge you to read this entire document and the appendices carefully.

All information and statements contained or incorporated by reference in this document about State Bancorp were supplied by State Bancorp and all information and statements about Valley were supplied by Valley.

No person has been authorized to give any information or to make any representation other than what is included in this document or incorporated by reference. If any information or representation is given or made, it must not be relied upon as having been authorized.

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including information included or incorporated by reference in this proxy statement/prospectus, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about the benefits of the merger between Valley and State Bancorp, including future financial and operating results and performance; statements about Valley’s and State Bancorp’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “views,” “seeks,” “estimates,” “predicts,” “continues,” “allows,” “reflects,” “typically,” “usually,” “will,” “should,” “may” or the negative of these terms or words of similar meaning. These forward-looking statements are based upon the current beliefs and expectations of Valley’s and State Bancorp’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of Valley and State Bancorp. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	the failure of the parties to satisfy the closing conditions in the merger agreement in a timely manner or at all;

•	the failure of the stockholders of State Bancorp to approve the merger agreement;

•	the failure to obtain governmental approvals of the merger or to satisfy other conditions to the merger on the proposed terms and within the proposed timeframe;

•	the failure of Valley to purchase, or cause to be purchased, from the United States Department of the Treasury the State Bancorp TARP Preferred Stock five business days prior to the closing;

•

the possibility that State Bancorp terminates the merger agreement because the average closing price of Valley’s common stock, as of a specified period prior to the closing date, is less than $11.04 and, during such period, underperforms the Nasdaq Bank Index by more than 20%;

•	disruptions to the businesses of Valley and State Bancorp as a result of the announcement and pendency of the merger;

•	higher than expected increases in Valley’s or State Bancorp’s loan losses or in the level of nonperforming loans;

•

the risk that the businesses of Valley and State Bancorp may not be combined successfully, or such combination may take longer or be more difficult, time-consuming or costly to accomplish than expected;

•	a continued weakness or unexpected decline in the U.S. economy, in particular in New Jersey and the New York Metropolitan area including Long Island;

•	higher than expected costs and expenses incurred in connection with the merger, or in connection with litigation relating to the merger;

•	higher than expected charges Valley incurs in connection with marking State Bancorp’s assets to fair value;

•	unexpected changes in interest rates;

•	a continued or unexpected decline in real estate values within Valley’s and State Bancorp’s market areas;

•	other than temporary impairments or declines in value in Valley’s or State Bancorp’s investment portfolio;

•	charges against earnings related to the change in fair value of Valley’s junior subordinated debentures;

•	higher than expected FDIC insurance assessments;

•	the failure of other financial institutions with whom Valley and State Bancorp have trading, clearing, counterparty and other financial relationships;

•	lack of liquidity to fund Valley’s and State Bancorp’s various cash obligations;

•	unanticipated reduction in Valley’s and State Bancorp’s deposit base;

•	government intervention in the U.S. financial system and the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the FRB;

•

legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations) subject Valley and State Bancorp to additional regulatory oversight which may result in increased compliance costs and/or require Valley and State Bancorp to change their business model;

•	changes in accounting policies or accounting standards;

•	Valley’s and State Bancorp’s inability to promptly adapt to technological changes;

•	Valley’s and State Bancorp’s internal controls and procedures may not be adequate to prevent losses;

•

the possibility of an adverse court ruling in the pending purported class action lawsuit with respect to the merger or any additional claims and litigation that may be brought pertaining to fiduciary responsibility, environmental laws and other matters;

•	the possibility that the expected benefits of this and other acquisitions by Valley will not be fully realized;

•	the inability to realize expected cost savings and synergies from the merger of State Bancorp with Valley in the amounts or in the timeframe anticipated;

•	costs or difficulties relating to integration matters might be greater than expected;

•	material adverse changes in Valley’s or State Bancorp’s operations or earnings;

•	the inability to retain State Bancorp’s customers and employees; and

•	other unexpected material adverse changes in Valley’s or State Bancorp’s operations or earnings.

Additional factors that could cause Valley and State Bancorp’s results to differ materially from those described in the forward-looking statements can be found in Valley’s and State Bancorp’s filings with the SEC, including their Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC.

You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to Valley or State Bancorp or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, Valley and State Bancorp undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

RISK FACTORS

In addition to the other information included and incorporated by reference in this document, State Bancorp stockholders should consider the matters described below in determining whether to approve the merger agreement.

State Bancorp stockholders cannot be sure of the market value of the merger consideration they will receive because the market price of Valley common stock may fluctuate.

Upon completion of the merger, each share of State Bancorp common stock will be converted into merger consideration consisting of one share of Valley common stock. The market value of the merger consideration may vary from the closing price of Valley common stock on the date we announced the merger, on the date that this document was mailed to State Bancorp stockholders, on the date of the special meeting of the State Bancorp stockholders and on the date we complete the merger and thereafter. Any change in the market price of Valley common stock prior to completion of the merger will affect the market value of the merger consideration that State Bancorp stockholders will receive upon completion of the merger. Accordingly, at the time of the special meeting, State Bancorp stockholders will not know or be able to calculate the market value of the merger consideration they would receive upon completion of the merger. State Bancorp is permitted to terminate the merger agreement if a majority of the State Bancorp Board of Directors determines that, as of a specified determination date, the average closing price of Valley’s common stock over a period of 10 days ending on such determination date is less than $11.04 and, during such period, Valley’s common stock underperforms the Nasdaq Bank Index by 20% or more.

There will be no adjustment to the merger consideration for changes in the market price of either shares of Valley common stock or shares of State Bancorp common stock. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond our control. You should obtain current market quotations for shares of Valley common stock and for shares of State Bancorp common stock before you vote.

The merger is subject to the receipt of consents and approvals from government entities that may not be received, or may impose burdensome conditions.

Before the merger may be completed, various approvals, waivers or consents must be obtained from the OCC, the FRB, and Treasury (in connection with the repurchase or redemption of the State Bancorp TARP Preferred Stock). These government entities, including the FRB, may refuse to approve the merger or impose conditions on their approval of the merger or require changes to the terms of the merger. Such conditions or changes could have the effect of delaying or preventing completion of the merger or imposing additional costs on or limiting the revenues of the combined company following the merger, any of which might have an adverse effect on the combined company following the merger.

We may fail to realize all of the anticipated benefits of the merger.

The success of the merger will depend, in part, on Valley’s ability to realize anticipated cost savings and to combine the businesses of Valley and State Bancorp in a manner that permits growth opportunities to be realized and does not materially disrupt the existing customer relationships of State Bancorp nor result in decreased revenues due to any loss of customers. However, to realize these anticipated benefits, the businesses of Valley and State Bancorp must be successfully combined. If the combined company is not able to achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

Valley and State Bancorp have operated and, until the completion of the merger, will continue to operate independently. The anticipated cost savings from the merger are largely expected to derive from the absorption by Valley of many of State Bancorp’s back-office administrative functions and the conversion of State Bancorp’s operating platform to Valley’s systems. It is possible that the integration process could result in the loss of key employees, as well as the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies, any or all of which could adversely affect Valley’s ability to maintain relationships with clients, customers, depositors and employees after the merger or to achieve the anticipated benefits of the merger. Integration efforts between the two companies will also divert management attention and resources. A failure to successfully navigate the complicated integration process could have an adverse effect on the combined company.

Another expected benefit from the merger is an expected increase in the revenues of the combined company from anticipated sales of Valley’s wide variety of financial products, and from increased lending out of Valley’s substantially larger capital base, to State Bancorp’s existing customers and to new customers in State Bancorp’s market area who may be attracted by the combined company’s enhanced offerings. An inability to successfully market Valley’s products to State Bancorp’s customer base could cause the earnings of the combined company to be less than anticipated.

The market price of Valley common stock after the merger may be affected by factors different from those currently affecting the shares of State Bancorp or Valley common stock.

The businesses of Valley and State Bancorp differ in important respects and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of Valley and State Bancorp. For a discussion of the businesses of Valley and State Bancorp and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this document and referred to under “Information Incorporated by Reference” beginning on page 98.

Valley may reduce or eliminate the cash dividend on its common stock.

Valley’s cash dividend payout per common share was approximately 88.5 percent of its earnings per share for the year ended December 31, 2010. Valley’s low retention rate resulted from earnings being negatively impacted by net trading losses caused primarily by mark-to-market losses on the fair value of Valley’s junior subordinated debentures, net impairment losses on certain investment securities, and the lack of loan growth mainly caused by the current economic conditions. A prolonged economic recovery or a downturn in the economy, an increase in Valley’s costs to comply with current and future changes in banking laws and regulations, and other factors may negatively impact Valley’s future earnings and ability to maintain its dividend at current levels.

Holders of Valley’s common stock are only entitled to receive such cash dividends as Valley’s Board of Directors may declare out of funds legally available for such payments. Although Valley has historically declared cash dividends on its common stock, it is not required to do so and may reduce or eliminate its common stock cash dividend in the future. This could adversely affect the market price of Valley’s common stock. Also, as a bank holding company, Valley’s ability to declare and pay dividends is dependent on federal regulatory considerations including the guidelines of the OCC and the FRB regarding capital adequacy and dividends.

The merger agreement limits State Bancorp’s ability to pursue an alternative acquisition proposal and requires State Bancorp to pay a termination fee of $8.75 million under certain circumstances relating to alternative acquisition proposals.

The merger agreement prohibits State Bancorp from initiating, soliciting, encouraging or engaging in negotiations with, or providing any information to, any third party with respect to alternative acquisition proposals, subject to limited exceptions. The merger agreement also provides for the payment by State Bancorp of a termination fee in the amount of $8.75 million in the event that Valley or State Bancorp terminate the merger agreement for certain reasons. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of State Bancorp. See “Proposal 1-The Merger—The Merger Agreement—Agreement Not to Solicit Other Offers” on page 76.

If the merger is not completed, State Bancorp will have incurred substantial expenses without realizing the expected benefits of the merger.

State Bancorp has incurred substantial legal, accounting and investment banking expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement. If the merger is not completed, State Bancorp would have to recognize these expenses without realizing the expected benefits of the merger.

State Bancorp and Valley will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainties about the effect of the merger on their businesses may have an adverse effect on State Bancorp and Valley. These uncertainties may also impair State Bancorp’s ability to attract, retain and motivate strategic personnel until the merger is consummated, and could cause their customers and others that deal with State Bancorp to seek to change their existing business relationship, which could negatively impact Valley upon consummation of the merger. In addition, the merger agreement restricts State Bancorp from taking certain specified actions without the Valley’s consent until the merger is consummated. These restrictions may prevent State Bancorp from pursuing or taking advantage of attractive business opportunities that may arise prior to the completion of the merger.

The merger is subject to certain closing conditions that, if not satisfied or waived, will result in the merger not being completed, which may cause the market price of State Bancorp common stock to decline.

The merger is subject to customary conditions to closing, including the receipt of required regulatory approvals, the repurchase or redemption by Valley from Treasury, at least 5 business days prior to the closing date, of each share of the State Bancorp TARP Preferred Stock, and approval of the State Bancorp stockholders. If any condition to the merger is not satisfied or, where permitted, waived, the merger will not be completed. In addition, Valley and/or State Bancorp may terminate the merger agreement under certain circumstances even if the merger is approved by State Bancorp stockholders.

If the merger is not completed, the market price of State Bancorp common stock may decline to the extent that the current market price of its shares reflects a market assumption that the merger will be completed. If the merger is not completed, additional consequences could materialize, including any adverse effects from a failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. For more information on closing conditions to the merger agreement, see the section entitled “Proposal 1-The Merger—Merger Agreement—Conditions to Complete the Merger” on page 78.

State Bancorp stockholders do not have dissenters’ appraisal rights in the merger.

Dissenters’ rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with such extraordinary transaction. Under the NYBCL, stockholders do not have dissenters’ rights with respect to shares of any class of stock which, at the record date fixed to determine stockholders entitled to receive notice of and to vote at the meeting of stockholders at which a merger or consolidation was acted on, were listed on a national securities exchange. Because State Bancorp’s common stock is listed on the Nasdaq, a national securities exchange, holders of State Bancorp common stock will not be entitled to dissenters’ appraisal rights in the merger with respect to their shares of State Bancorp common stock.

State Bancorp’s directors and executive officers may have interests in the merger that differ from the interests of State Bancorp’s stockholders.

State Bancorp’s executive officers and directors may have interests in the merger that are in addition to, and may be different from, the interests of State Bancorp stockholders generally. With respect to certain State Bancorp executive officers, these interests include acceleration of vesting and payouts of their State Bancorp equity compensation awards, the right to receive change-in-control payments, accelerated payouts of deferred compensation balances and other benefits under executive retention incentive agreements. See “Proposal 1—The Merger–Interests of Certain of Persons in the Merger—Interests of State Bancorp Executive Officers and Directors in the Merger” beginning on page 49 for a discussion of these interests.

A lawsuit has been filed against State Bancorp, State Bancorp’s Directors and Valley challenging the merger, and an adverse judgment in such lawsuit may prevent the merger from being completed or from being completed within the expected timeframe.

State Bancorp, State Bancorp’s directors and Valley are named as defendants in a purported class action lawsuit brought by a State Bancorp stockholder challenging the proposed merger and seeking, among other things, to enjoin completion of the merger on the agreed-upon terms. See “Proposal 1-The Merger—Litigation Relating to the Merger” beginning on page 69 for more information about the purported class action lawsuit related to the merger that has been filed.

One of the conditions to the closing of the merger is that no order, injunction (whether temporary, preliminary or permanent) or decree issued by a governmental authority or other agency of competent jurisdiction that prohibits the completion of the merger shall be in effect. As such, if the plaintiffs are successful in obtaining an injunction prohibiting the completion of the merger on the agreed-upon terms, then such injunction may prevent the merger from being completed, or from being completed within the expected timeframe.

The shares of Valley common stock to be received by State Bancorp stockholders as a result of the merger will have different rights from the shares of State Bancorp common stock.

Upon completion of the merger, State Bancorp stockholders will become Valley stockholders and their rights as stockholders will be governed by the Valley restated certificate of incorporation and the Valley bylaws. The rights associated with State Bancorp common stock are different from the rights associated with Valley common stock. Please see “Comparison of the Rights of Stockholders of Valley and State Bancorp” beginning on page 84 for a discussion of the different rights associated with Valley common stock.

State Bancorp stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

State Bancorp’s stockholders currently have the right to vote in the election of State Bancorp’s Board of Directors and on other matters affecting State Bancorp. When the merger occurs, each State Bancorp stockholder that receives shares of Valley common stock will become a stockholder of Valley with a percentage ownership of the combined organization that is much smaller than the stockholder’s percentage ownership of State Bancorp. Because of this, State Bancorp stockholders will have less influence on the management and policies of Valley than they now have on the management and policies of State Bancorp.

State Bancorp has not obtained an updated fairness opinion from its financial advisor reflecting changes in circumstances that may have occurred since the signing of the merger agreement.

Sandler O’Neill, State Bancorp’s financial advisor in connection with the proposed merger, has delivered to the Board of Directors of State Bancorp its opinion, dated as of April 28, 2011, regarding the fairness, from a financial point of view, of the exchange ratio to be paid to State Bancorp stockholders in connection with the merger. State Bancorp has not obtained an updated opinion as of the date of this document from Sandler O’Neill regarding the fairness, from a financial point of view, of the exchange ratio to be paid to State Bancorp stockholders in connection with the merger.

Changes in the operations and prospects of Valley or State Bancorp, general market and economic conditions and other factors which may be beyond the control of Valley and State Bancorp, and on which the fairness opinion was based, may have altered the value of Valley or State Bancorp or the prices of shares of

Valley common stock and shares of State Bancorp common stock as of the date of this document, or may alter such values and prices by the time the merger is completed. The opinion does not speak as of any date other than the date of the opinion. For a description of the opinion that State Bancorp received from Sandler O’Neill, please refer to “Proposal 1-The Merger—Fairness Opinion of State Bancorp’s Financial Advisor” beginning on page 55. For a description of the other factors considered by State Bancorp’s Board of Directors in determining to approve the merger, please refer to “Proposal 1—The Merger—Recommendation of State Bancorp’s Board of Directors and Reasons for the Merger” beginning on page 46.

CERTAIN INFORMATION ABOUT VALLEY

General

Valley National Bancorp, a New Jersey corporation, was organized in 1983 as a holding company for Valley National Bank. Valley indirectly owns additional subsidiaries through Valley National Bank. Valley is registered as a bank holding company with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act.

As of March 31, 2011, Valley had:

•	consolidated total assets of $14.4 billion;

•	total deposits of $9.7 billion;

•	total loans of $9.5 billion; and

•	total stockholders’ equity of $1.3 billion.

In addition to Valley’s principal subsidiary, Valley National Bank, Valley owns all of the voting and common shares of VNB Capital Trust I and GCB Capital Trust III, through which trust preferred securities were issued.

Valley’s principal executive offices and telephone number are:

1455 Valley Road

Wayne, New Jersey 07470

(973) 305-8800

Valley National Bank

Valley National Bank is a national banking association chartered in 1927 under the laws of the United States. Currently, Valley National Bank has 198 full-service banking offices located throughout northern and central New Jersey and the New York City boroughs of Manhattan, Brooklyn and Queens. The Bank provides a full range of commercial, retail and wealth management financial services products. The Bank provides a variety of banking services including automated teller machines, telephone and internet banking, drive-in and night deposit services, and safe deposit facilities. The Bank also provides certain international banking services to customers including standby letters of credit, documentary letters of credit and related products, and certain ancillary services such as foreign exchange, documentary collections, foreign wire transfers and the maintenance of foreign bank accounts. Valley also performs mortgage servicing for itself and third parties.

Valley National Bank’s wholly-owned subsidiaries are all included in the consolidated financial statements of Valley. These subsidiaries include:

•	a title insurance agency;

•	asset management advisors which are Securities and Exchange Commission registered investment advisors;

•	an all-line insurance agency offering property and casualty, life and health insurance;

•	subsidiaries which hold, maintain and manage investment assets for Valley National Bank;

•	a subsidiary which owns and services auto loans;

•	a subsidiary which specializes in asset-based lending;

•	a subsidiary which offers financing for general aviation aircraft and servicing for existing commercial equipment leases;

•	a subsidiary which specializes in health care equipment and other commercial equipment leases; and

•	a subsidiary which owns and services New York commercial loans.

Valley National Bank’s subsidiaries also include real estate investment trust subsidiaries which own real estate-related investments and a REIT subsidiary which owns some of the real estate utilized by Valley National Bank and related real estate investments.

Valley National Bank has grown significantly in the past several years through both de novo branch expansion and bank acquisitions. In March 2010, Valley National Bank acquired certain assets and assumed all of the deposits, excluding certain brokered deposits and borrowings, of The Park Avenue Bank and LibertyPointe Bank, both New York State chartered banks, from the Federal Deposit Insurance Corporation (referred to as the FDIC). In connection with both of these FDIC-assisted transactions, Valley National Bank entered into loss- share agreements with the FDIC. Under the terms of the loss-sharing agreements, Valley National Bank will share in the losses on assets and other real estate owned (referred to as covered loan and covered OREOs, and together as covered assets).

Valley National Bank reports the results of its operations and manages its business through four business segments: commercial lending, consumer lending, investment management, and corporate and other adjustments. Valley National Bank’s Wealth Management Division comprised of trust, asset management and insurance services, is included in the consumer lending segment. Valley National Bank offers a variety of products and services within the commercial and consumer lending segments as described below.

Commercial Lending Segment

Commercial and Industrial Loans. Commercial and industrial loans, including $121.2 million of covered loans, totaled approximately $2.0 billion and represented 20.8 percent of the total loan portfolio at December 31, 2010. Valley National Bank makes commercial loans to small and middle market businesses most often located in the New Jersey and New York area. Valley National Bank’s borrowers tend to be companies and individuals with clear credit histories that demonstrate a historic ability to repay current and proposed future debts. Valley National Bank’s loan decisions will include consideration of a borrower’s standing in the community, willingness to repay debts, collateral coverage and other forms of support. Strong consideration is given to long term existing customers that have maintained a favorable relationship. Commercial loan products offered consist of term loans for equipment purchases, working capital lines of credit that assist customer’s financing of accounts receivable and inventory, and commercial mortgages for owner occupied properties. Working capital advances are generally used to finance seasonal requirements and are repaid at the end of the cycle by the conversion of short-term assets into cash. Short-term commercial business loans may be collateralized by a lien on accounts receivable, inventory, equipment and/or, partly collateralized by real estate. Unsecured loans, when made, are generally granted to Valley National Bank’s most credit worthy borrowers. At December 31, 2010, unsecured commercial and industrial loans totaled approximately $452 million. In addition, through subsidiaries Valley National Bank makes aviation loans, provides financing to the diamond and jewelry industry, the medical equipment leasing market, and engages in asset based accounts receivable and inventory financing.

Commercial Real Estate Loans. Commercial real estate loans, including $211.8 million of covered loans, totaled $4.0 billion and represented 42.9 percent of the total loan portfolio at December 31, 2010. Valley National Bank originates commercial real estate loans that are secured by multi-unit residential property and non-owner occupied commercial, industrial, and retail property within New Jersey, New York and Pennsylvania. Loans are generally written on an adjustable basis with rates tied to a specifically identified market rate index. Adjustment periods generally range between five to ten years and repayment is structured on a fully amortizing basis for terms up to thirty years. When underwriting a commercial real estate loan, primary consideration is given to the financial strength and ability of the borrower to service the debt, and the experience and qualifications of the borrower’s management and/or guarantors. The underlying collateral value of the mortgaged property and/or financial strength of the guarantors are considered secondary sources of repayment.

Consumer Lending Segment

Residential Mortgage Loans. Residential mortgage loans, including $17.0 million of covered loans, totaled $1.9 billion and represented 20.7 percent of the total loan portfolio at December 31, 2010. Valley National Bank offers a full range of residential mortgage loans for the purpose of purchasing or refinancing one-to-four family residential properties. Residential mortgage loans are secured by 1-4 family properties generally located in counties where Valley National Bank has a branch presence and contiguous counties (including the State of Pennsylvania). Valley National Bank occasionally makes mortgage loans secured by homes beyond this primary geographic area; however, lending outside this primary area is generally made in support of existing customer relationships. Underwriting policies that are based on Fannie Mae and Freddie Mac guidelines are adhered to for loan requests of conforming and non-conforming amounts. The weighted average loan-to-value ratio of all residential mortgage originations in 2010 was 53 percent while FICO® (independent objective criteria measuring the creditworthiness of a borrower) scores averaged 768. Terms of first mortgages range from 10 years for interest only loans (which totaled approximately $47 million at December 31, 2010) to 30 years for fully amortizing loans. In deciding whether to make a residential real estate loan, Valley National Bank considers the qualifications of the borrower as well as the value of the underlying property. Valley National Bank’s historical and current loan underwriting practice prohibits the origination of payment option ARMs which allow for negative interest amortization and subprime loans. At December 31, 2010, Valley National Bank’s residential loan portfolio included approximately $23 million of loans that could be identified as nonconforming loans commonly referred to as either “alt-A,” “stated income,” or “no doc” loans. These loans were mostly originated prior to 2008 and had a weighted average loan-to-value ratio of 70 percent at the date of origination. Virtually all of Valley National Bank’s loan originations in recent years have conformed to rules requiring documentation of income, assets sufficient to close the transactions and debt to income ratios that support the borrower’s ability to repay under the loan’s proposed terms and conditions. These rules are applied to all loans originated for retention in Valley National Bank’s portfolio or for sale in the secondary market.

Other Consumer Loans. Other consumer loans, including $6.7 million of covered loans, totaled $1.5 billion and represented 15.6 percent of the total loan portfolio at December 31, 2010. Valley National Bank’s other consumer loan portfolio is primarily comprised of direct and indirect automobile loans, home equity loans and lines of credit, credit card loans, and to a lesser extent, secured and unsecured other consumer loans. Valley National Bank is an auto lender in New Jersey, New York, Pennsylvania, and Connecticut offering indirect auto loans secured by either new or used automobiles. Auto loans may be originated directly with the purchasers of the automobile and indirect auto loans are purchased from approved automobile dealers. Home equity lines of credit are secured by 1 to 4 family residential properties and are generally provided as a convenience to Valley National Bank’s residential mortgage borrowers. Home equity loans and home equity lines of credit may have a variety of terms, interest rates and amortization features. Other consumer loans include direct consumer term loans, both secured and unsecured. From time to time, Valley National Bank will also purchase prime consumer loans originated by and serviced by other financial institutions based on several factors, including current secondary market rates, excess liquidity and other asset/liability management strategies. At December 31, 2010, unsecured consumer loans totaled approximately $30.7 million, including $9.7 million of credit card loans.

Wealth Management. Valley National Bank’s Wealth Management Division provides coordinated and integrated delivery of asset management advisory, trust, brokerage, insurance including title insurance agency, asset management advisory, and asset-based lending support services. Trust services include living and testamentary trusts, investment management, custodial and escrow services, and estate administration, primarily to individuals. Asset management advisory services include investment services for individuals and small to medium sized businesses, trusts and custom tailored investment strategies designed for various types of retirement plans.

Investment Management Segment.

Investment Management. Although Valley National Bank is primarily focused on its lending and wealth management services, a large portion of its income is generated through investments in various types of securities, and depending on its liquid cash position, federal funds sold and interest-bearing deposits with banks (primarily the Federal Reserve Bank of New York), as part of its asset/liability management strategies. As of December 31, 2010, total investment securities and interest bearing deposits with banks were $3.0 billion and $63.7 million, respectively.

CERTAIN INFORMATION ABOUT STATE BANCORP

General

State Bancorp, Inc, a New York corporation, was organized in 1985. Its principal subsidiary is State Bank of Long Island. State Bancorp is registered as a bank holding company with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act.

As of March 31, 2011, State Bancorp had:

•	consolidated assets of $1.6 billion;

•	total deposits of $1.3 billion;

•	total loans of $1.1 billion; and

•	total stockholders’ equity of $157 million.

State Bancorp also owns all of the voting shares of State Bancorp Capital Trust I and II, through which State Bancorp issued trust-preferred securities.

State Bancorp’s principal executive offices and telephone number are:

Two Jericho Plaza

Jericho, New York 11753

(516) 465-2200

State Bank of Long Island

State Bank of Long Island, a New York State chartered commercial bank founded in 1966, serves its client base through seventeen branches in Nassau, Suffolk, Queens and Manhattan. State Bank of Long Island offers a full range of banking services to its diverse client base which includes commercial real estate owners and developers, small to middle market businesses, professional service firms, municipalities and consumers. Retail and commercial products include checking accounts, NOW accounts, money market accounts, savings accounts, certificates of deposit, individual retirement accounts, commercial loans, construction loans, commercial real estate loans, small business lines of credit, cash management services and telephone and online banking. In addition, State Bank of Long Island also provides access to annuity products and mutual funds.

THE MEETING

Date, Time and Place

This document solicits, on behalf of the State Bancorp Board of Directors, proxies to be voted at a special meeting of State Bancorp stockholders and at any adjournments or postponements thereof. The meeting is scheduled for:

[                    ], 2011

[                    ]

[                    ]

Purpose

At the meeting, State Bancorp stockholders will consider and vote on:

•	approval and adoption of the merger agreement;

•

approval, on a non-binding advisory basis, of the compensation of the named executive officers of State Bancorp based on or related to the merger and the agreements and understandings concerning such compensation; and

•

approval of the authorization of the Board of Directors to adjourn the special meeting to a later date, if necessary, to solicit additional proxies in favor of approval of the merger agreement or vote on other matters properly before the special meeting.

Board Recommendations

The State Bancorp Board of Directors unanimously recommends that stockholders vote FOR:

•	the merger agreement;

•	the compensation of the named executive officers of State Bancorp based on or related to the merger and the agreements and understandings concerning such compensation; and

•

the authorization of the Board of Directors to adjourn the special meeting to a later date, if necessary, to solicit additional proxies in favor of approval of the merger agreement or vote on other matters properly before the special meeting.

Record Date; Quorum; Required Vote; Voting Agreement

As of the record date, [                    ], 2011, [            ] shares of common stock of State Bancorp were issued and outstanding. The common stock is State Bancorp’s only class of securities entitled to vote, each share being entitled to one vote. The presence at the special meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of common stock as of the record date is considered a quorum for the transaction of business. If you submit a properly completed proxy or if you appear at the special meeting to vote in person, your shares of common stock will be considered part of the quorum. Abstentions and broker non-votes will be counted as present to determine if a quorum for the transaction of business is present. In the absence of a quorum, the special meeting will be adjourned or postponed.

The merger cannot be completed without State Bancorp stockholder approval of the merger agreement. The affirmative vote of a majority of the shares of State Bancorp common stock outstanding is required to approve the merger agreement.

On [                    ], 2011, the directors and executive officers of State Bancorp as a group beneficially owned [            ] shares of State Bancorp common stock, representing [    ]% of the issued and outstanding shares. In connection with the execution of the merger agreement, Valley entered into voting agreements with each State

Bancorp director. Pursuant to the voting agreements, the State Bancorp directors have each agreed to vote the shares of State Bancorp beneficially owned by them and over which they have sole voting power on the record date, and to use their reasonable efforts to vote the shares of State Bancorp beneficially owned by them and over which they have joint voting power with their spouse on the record date, in favor of approval of the merger agreement. On [                ], a total of [            ] shares of common stock representing approximately [    ]% of the outstanding State Bancorp common stock are covered by the voting agreements, of which [            ] shares are permitted to be transferred under certain conditions prior to the stockholder meeting to vote on the merger agreement.

The vote of State Bancorp stockholders on the compensation of the named executive officers of State Bancorp based on or related to the merger and the agreements and understandings concerning such compensation will be approved, on a non-binding advisory basis, if the holders of a majority of the shares of State Bancorp common stock present in person or represented by proxy at the meeting and entitled to vote thereon vote “FOR” such proposal. This proposal is advisory in nature and a vote to approve or disapprove will not be binding on State Bancorp or the State Bancorp Board of Directors.

The vote of State Bancorp stockholders on the authorization of the Board of Directors to adjourn the special meeting to a later date, if necessary, to solicit additional proxies in favor of approval of the merger agreement or vote on other matters properly before the special meeting will be approved if the holders of a majority of the shares of State Bancorp common stock present in person or represented by proxy at the meeting and entitled to vote thereon vote “FOR” such proposal.

The matters to be considered at the meeting are of great importance to the stockholders of State Bancorp. Accordingly, both State Bancorp and Valley urge you to read and carefully consider the information presented in this proxy statement-prospectus, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage paid envelope as instructed on the proxy card.

Voting Rights; Proxies

If you properly execute a proxy card and send it to State Bancorp in the enclosed envelope in a timely manner, your proxy will be voted in accordance with the instructions you indicate, unless you revoke your proxy prior to the vote. Approval of the merger agreement by State Bancorp stockholders is based on approval by holders of a majority of the shares of State Bancorp common stock outstanding. If you send us a proxy card that does not instruct us how to vote, your shares will be voted (1) “FOR” approval of the merger agreement, (2) “FOR” approval, on a non-binding advisory basis, of the compensation of the named executive officers of State Bancorp based on or related to the merger and the agreements and understandings concerning such compensation, and (3) “FOR” authorization of the Board of Directors to adjourn the special meeting to a later date, if necessary, to solicit additional proxies in favor of approval of the merger agreement or vote on other matters properly before the special meeting.

The State Bancorp Board of Directors is not aware of any matters that will come before the meeting other than the vote on the merger agreement, the compensation of the named executive officers of State Bancorp based on or related to the merger and the agreements and understandings concerning such compensation, and the proposal to authorize the Board of Directors to adjourn the special meeting, if necessary, to solicit additional proxies in favor of approval of the merger agreement or vote on other matters properly before the special meeting.

You may revoke your grant of a proxy at any time before it is voted by:

(a)	filing a written revocation of the proxy with the Secretary;

(b)	submitting a signed proxy card bearing a later date; or

(c)	attending and voting in person at the special meeting, but you must also file a written revocation with the Secretary at the special meeting prior to voting.

Written revocations should be sent to Janice Clark, Secretary, State Bancorp, Inc., Two Jericho Plaza, Jericho, New York 11753. Attendance at the Meeting will not in and of itself revoke a proxy.

If you use the Internet, you can change your vote at the Internet address shown on your proxy card. The Internet voting system is available 24 hours a day until [            ], Eastern Time, on [                    ], 2011.

If you vote by telephone, you can change your vote by using the toll free telephone number shown on your proxy card. The telephone voting system is available 24 hours a day in the United States until [            ], Eastern Time, on [                    ], 2011.

The election inspectors appointed for the meeting, who will determine whether or not a quorum is present, will tabulate votes cast by proxy or in person at the meeting. Abstentions and “broker non-votes” will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions occur when proxies are marked as abstentions, or when stockholders appear in person but abstain from voting. “Broker non-votes” occur when a broker indicates on a proxy that it does not have discretionary authority regarding certain shares.

If you do not vote by proxy, telephone or internet or vote in person at the State Bancorp special meeting, it will have the effect of a vote AGAINST the merger agreement, but will have no effect on the vote to approve, on a non-binding advisory basis, executive compensation or the vote to authorize the Board of Directors to adjourn the special meeting to a later date, if necessary, to solicit additional proxies in favor of approval of the merger agreement or vote on other matters properly before the special meeting.

Solicitation of Proxies

State Bancorp will bear all costs of soliciting proxies for the meeting. [            ] has been retained to assist in the solicitation of proxies under a contract providing for payment of a fee of $[            ] plus reimbursement for its expenses. In addition to solicitations by mail and by [            ], the directors, officers and employees of State Bancorp may solicit proxies for the meeting from stockholders in person or by telephone. These directors, officers and employees will not be specifically compensated for their services. State Bancorp will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse those parties for their expenses in doing so.

PROPOSAL 1—THE MERGER

Background of the Merger

Prior to the recent financial crisis, State Bancorp experienced significant, well documented financial difficulties necessitating the need for substantial financial and managerial changes. Beginning in November 2006, the Company began a management reorganization and engaged in a series of transactions to rebuild the Company’s depleted capital position.

In December 2008, State Bancorp participated in the U.S. Treasury’s Capital Purchase Program, and received approximately $37 million in exchange for the issuance to the U.S. Treasury of the State Bancorp TARP Preferred Stock, and the State Bancorp TARP Warrant. Since 2008, State Bancorp has steadily improved its balance sheet, in part through the strategic liquidation of lower quality and non-performing assets, and has seen its financial performance normalize. State Bancorp has also continually assessed its options for redeeming the State Bancorp TARP Preferred Stock and exiting from the Capital Purchase Program. State Bancorp’s current and forecasted opportunities for earnings growth, consistent with the rest of the banking industry, remain constrained due to weak loan demand, low interest rates, higher capital requirements, increasing regulatory costs, the maturity of the Long Island banking market and a limited field of attractive acquisition opportunities. These circumstances, individually and collectively, served to limit State Bancorp’s ability to redeem the State Bancorp TARP Preferred Stock in a manner that would allow State Bancorp to protect current stockholder value, and deliver reasonable growth and returns in a reasonable timeframe without causing significant dilution to the current stockholder base. State Bancorp’s limited opportunities for meaningful earnings growth also created a significant challenge to increase its stock price, provide stockholder returns through enhanced dividends or effect share repurchase programs.

The Board of Directors of State Bancorp has historically endeavored to enhance stockholder value by pursuing the strategy of operating as an independent community bank. In doing so, the Board of Directors has periodically evaluated State Bancorp’s business plan, including the State Bancorp TARP Preferred Stock redemption options, as compared to other strategic alternatives, including acquisitions of other institutions and strategic combinations. From time to time, management of State Bancorp received informal expressions of general interest from other larger financial institutions that were pursuing aggressive strategies of growth by acquisition. In addition, State Bancorp informally expressed its interest in pursuing acquisitions to other, smaller, local financial institutions.

In 2010, State Bancorp’s management continued to re-evaluate State Bancorp’s business plan in response to the desire to redeem the State Bancorp TARP Preferred Stock, taking into account State Bancorp’s operating, market and financial performance as well as State Bancorp’s size and opportunities for growth as a stand-alone entity and through acquisitions or equity raises. At a special Board of Directors’ meeting on September 21, 2010, representatives from two investment banking firms (including Sandler O’Neill) made presentations to the Board of Directors regarding a variety of topics, including a current analysis of the bank and thrift industry, an overview of State Bancorp’s recent financial performance relative to its peers, the current bank legislative and regulatory climate, general economic conditions and forecasts, an overview of the M&A market and potential business combination partners, an overview of the capital markets and the potential for executing an equity raise.

On November 22, 2010, Thomas O’Brien, State Bancorp’s chief executive officer, and Gerald H. Lipkin, Valley’s chief executive officer, met at Mr. Lipkin’s request, during which meeting Mr. Lipkin expressed Valley’s strong interest in expanding into the Long Island market area and sought Mr. O’Brien’s view on whether State Bancorp would consider a merger. Mr. O’Brien advised Mr. Lipkin that State Bancorp was still in the process of executing its turnaround plan and working to redeem the State Bancorp TARP Preferred Stock. Mr. O’Brien expressed his belief that successful completion of these efforts could affect State Bancorp’s analysis of its strategic alternatives and his concern that uncertainty over the ultimate achievement of these goals could affect current valuations in an acquisition scenario. Mr. O’Brien advised Mr. Lipkin that any discussion of a transaction would need to involve a compelling valuation including full redemption of the State Bancorp TARP Preferred Stock in order for State Bancorp to consider it on an expedited basis. Mr. O’Brien also stated that State

Bancorp’s Board of Directors was likely to have a strong preference for stock consideration. Mr. Lipkin stated that from a valuation standpoint he was interested in a stock transaction at an approximate .80 exchange ratio. Mr. O’Brien responded that such a ratio was not compelling enough for the company to rethink its business strategy. Mr. Lipkin advised Mr. O’Brien that Valley would consider valuation further and follow up with Mr. O’Brien. Mr. O’Brien had advised his Board of Directors that he was meeting with Mr. Lipkin, and reported to the Board of Directors on the conversation at the next regularly scheduled Board of Directors’ meeting held on December 21, 2010. In addition, Mr. O’Brien had consulted with Sandler O’Neill prior to meeting with Mr. Lipkin and again shortly thereafter.

During a conference for bank chief executives held in New York City on December 2-3, 2010, Mr. Lipkin and Mr. O’Brien engaged in a brief conversation during which Mr. Lipkin indicated that Valley remained interested in a business combination and was continuing to review valuation issues. At the same conference, Mr. O’Brien was introduced to the chief executive officer of a large regional financial institution, referred to as Bank A, who told Mr. O’Brien that he would like to meet with Mr. O’Brien to discuss the Long Island market.

On January 27, 2011, Mr. O’Brien met with Mr. Lipkin, who indicated that Valley and its advisors had discussed valuation and felt that they could propose a merger transaction with Valley’s stock as consideration at an exchange ratio of up to .95 shares of Valley common stock for each share of State Bancorp common stock, assuming no problems were encountered in the due diligence process. Mr. O’Brien discussed with Mr. Lipkin a list of key issues that Mr. O’Brien felt were important for Valley to understand about State Bancorp prior to undergoing any further discussions, including State Bancorp’s credit quality and its deferred tax asset, to ensure that these issues would not cause Valley to change its valuation at a later date, which Mr. O’Brien emphasized was critical to State Bancorp’s willingness to enter into any discussions. Mr. O’Brien suggested a meeting with other members of Valley’s management so he could answer questions regarding State Bancorp’s history, business issues and credit profile and ask questions to allow him to understand Valley’s similar characteristics.

On February 9, 2011, Mr. O’Brien met with Valley’s Chief Operating Officer and a representative of MG Advisors, Inc., Valley’s financial advisor, to have a discussion regarding State Bancorp and Valley and their respective methods of operations, business, philosophy and related matters.

In the evening of February 9, 2011, Mr. O’Brien met with the chief executive officer of Bank A for dinner. Also attending was a principal of Sandler O’Neill. Following the dinner, the Sandler O’Neill representative left and then Mr. O’Brien and the chief executive officer of Bank A discussed their respective institutions generally, Bank A’s desire to expand in the Long Island marketplace and Bank A’s interest in the long term prospects of a combination of State Bancorp with Bank A. Bank A’s chief executive officer indicated that Bank A was only interested in a cash transaction and that it was probably not in a position to proceed immediately. The chief executive officer of Bank A also indicated some concern that a transaction with State Bancorp could interfere with a larger, transformative deal for Bank A, should one arise. Mr. O’Brien explained that State Bancorp was at a critically important juncture and that it needed to carefully evaluate its own future growth opportunities and finalize a strategy to redeem the State Bancorp TARP Preferred Stock that would be in the best interests of State Bancorp stockholders. The chief executive officer of Bank A suggested that he and Mr. O’Brien take some time over the next few months to get to know each other and their institutions better. Mr. O’Brien subsequently discussed the meeting with Sandler O’Neill and, given the uncertainty in interest and timing, determined that further active exploration with Valley was warranted.

On February 17, 2011, State Bancorp’s Chief Credit Officer met with members of Valley’s management to review State Bancorp’s credit profile. Also on February 17, 2011, during a telephonic Board of Directors’ meeting, Mr. O’Brien updated the Board of Directors on the status of his discussions with Mr. Lipkin and the chief executive officer of Bank A, noting in particular Valley’s concerns regarding credit and the need to understand State Bancorp’s deferred tax asset. On February 18, 2011, Mr. Lipkin called Mr. O’Brien and reported that, following that discussion and their further analysis, Valley was very satisfied with State Bancorp’s credit posture, reserves, etc., and indicated that Valley was interested in moving forward with a business combination at an exchange ratio of .95 shares of Valley for each share of State Bancorp, indicating a value of between $12 and $13 per share of State Bancorp stock based on Valley’s most recent trading levels at that time. Mr. O’Brien advised Mr. Lipkin that he would be discussing State Bancorp’s strategic alternatives with State Bancorp’s Board of Directors at its next regularly scheduled meeting on March 22, 2011.

In the evening of February 18, 2011, the chief executive officer of Bank A called Mr. O’Brien and told him that the limitations he had previously expressed to Mr. O’Brien were no longer an issue, and that Bank A was interested and now in a position to move forward to explore a possible business combination. Mr. O’Brien indicated that he would be discussing the matter with the Board of Directors at its March 22 meeting.

On March 21, 2011, Mr. O’Brien met with the chief executive officer of a regional financial institution, Bank B, which is closer in asset size to State Bancorp, at Bank B’s request. At this meeting, the chief executive officer of Bank B indicated that Bank B was interested in the possibility of a strategic combination between State Bancorp and Bank B. Mr. O’Brien explained that State Bancorp was likely to either issue equity or consider a strategic combination in the near term as a means to build needed scale and to redeem the State Bancorp TARP Preferred Stock, which was a critical issue to the State Bancorp Board of Directors. They agreed that Sandler O’Neill and Bank B’s investment advisor would discuss potential valuations and possible deal structures. The chief executive officer of Bank B indicated that Bank B initially was looking at a deal structured near the current market prices of each institution. Subsequent conversations between the two financial advisors confirmed that the consideration contemplated by Bank B was at a level close to the then-current market price of State Bancorp.

At the March 22 Board of Directors’ meeting, representatives of Sandler O’Neill made a comprehensive presentation to the Board of Directors. Sandler O’Neill’s presentation included a discussion of the banking industry, a capital markets overview (including a full discussion of the economic impact from an equity issuance), a mergers and acquisition overview, a franchise update on State Bancorp, and a discussion of potential acquisition targets and business combination partners. Sandler O’Neill discussed the impact of increasing capital requirements on banks’ lending capacity and return on equity, and that, among other things, increased capital requirements make it more dilutive for banks to use equity infusions to redeem TARP preferred stock. Sandler O’Neill noted that the new regulatory environment, which is imposing significantly greater compliance and capital costs, is having a significant adverse impact on the ability of smaller community banks such as State Bancorp to compete. Sandler O’Neill discussed some of the metrics involved in recent bank M&A transactions and presented a comparative review of State Bancorp’s recent stock and financial performance. Sandler O’Neill reviewed the current independent equity analyst recommendations and their target prices for State Bancorp. Sandler O’Neill also presented an analysis of the potential impact on State Bancorp’s earnings, capital, stock price and other measures if State Bancorp were to redeem its outstanding $36.8 million in the State Bancorp TARP Preferred Stock through offerings of, in the alternative, $22 million and $35 million in common stock, each at assumed prices of $9.75 per share. This issuance price was selected based on State Bancorp’s recent trading levels. Sandler O’Neill also presented a comparison of potential acquisition targets located in New York, by various metrics, and provided commentary on whether these institutions would have any interest in pursuing discussions, and their attractiveness to State Bancorp. Each of the institutions presented by Sandler O’Neill had been previously approached by State Bancorp management and either rebuffed any discussions or had unrealistic price expectations. Sandler O’Neill presented a comparison of eight potential larger business combination partners, including Valley, Bank A and Bank B. In addition, Sandler O’Neill presented an analysis of current pricing multiples for State Bancorp at several different assumed transaction prices. Sandler O’Neill next presented a summary analysis of the preliminary financial impact of an acquisition of State Bancorp by each of the eight potential partners assuming they offered the same transaction value in an all-stock transaction (including impact on earnings, tangible book value and capital ratios), and a liquidity analysis showing how long it would take for a State Bancorp stockholder to liquidate the merger partner’s shares in an all-stock transaction. The Board of Directors discussed each of the eight potential business combination partners, factors to consider and the analyses presented by Sandler O’Neill. The Board of Directors then discussed each of the potential partners that had reached out to Mr. O’Brien, including their respective reasons for coming into the Long Island market, their ability to execute a transaction without raising additional equity, their need to obtain stockholder approval, their ability to obtain regulatory approval, their target valuations and their expressed level of interest.

The Board of Directors extensively discussed State Bancorp’s prospects in the current competitive and regulatory environment. In part based on management’s significant efforts over the past two years, it was the consensus of the Board of Directors that there were few, if any, realistic growth opportunities by acquisition and that organic growth would be difficult and would take years to have a significant impact for stockholders. The Board of Directors concluded State Bancorp should continue to explore potential strategic business combinations that would provide stockholders a greater opportunity for both short and long term increased returns. The Board of Directors discussed potential pricing of a transaction, including Valley’s preliminary indication of an exchange ratio of up to .95 shares of Valley stock for each share of State Bancorp stock, subject to full due diligence, and reached a consensus view that a strategic combination with a larger institution in an all-stock transaction that provides State Bancorp’s stockholders an opportunity for increased cash dividends, the potential for future stock appreciation, the ability to defer a potential taxable event that otherwise would exist in a cash transaction and the market liquidity to dispose of their shares would be preferable to a cash transaction. The Board of Directors concluded that Valley had the greatest ability to offer the highest valuation for State Bancorp stockholders while providing a transaction that would be accretive to Valley’s stockholders. The Board of Directors also met in executive session without Mr. O’Brien present to discuss the impact of any strategic business combination on Mr. O’Brien in light of the fact that his employment agreement was then due to expire in November 2011 and that the Board of Directors has been evaluating a possible extension of the employment agreement. The Board of Directors noted that the Compensation Committee and the Board of Directors had been discussing since the fall of 2009 seeking from Mr. O’Brien either a new contract or an extension of his existing contract. The Board of Directors concluded that whatever strategic course the Board of Directors was to decide upon, it was crucial for State Bancorp to finalize an extension or a new contract with Mr. O’Brien as soon as possible. The full Board of Directors then reconvened and authorized Mr. O’Brien, at his discretion, to enter into further discussions, initiate due diligence, and enter into confidentiality agreements with Valley and/or with Bank A.

On March 23, 2011, State Bancorp and Valley entered into a mutual confidentiality agreement. Mr. O’Brien spoke with both Mr. Lipkin, and then to MG Advisors, each of whom indicated that Valley was very committed to a transaction with State Bancorp and was ready to move forward expeditiously. On March 25, 2011, State Bancorp received from Valley a due diligence request list and an informal “term sheet” to serve as a starting point for discussions. Among other matters, the term sheet indicated Valley’s desire that State Bancorp’s named executive officers and certain other key employees identified by Valley enter into retention arrangements for a minimum transition period post closing.

On March 24 and March 28, 2011, Mr. O’Brien had further conversations with the chief executive officer of Bank A. Mr. O’Brien informed Bank A’s chief executive officer that State Bancorp intended to look very selectively at strategic merger possibilities to determine if available terms were sufficiently compelling to override the value of completing State Bancorp’s turnaround strategy and redemption of the State Bancorp TARP Preferred Stock with newly issued equity. In this regard, he noted that State Bancorp would have a strong preference for stock in any merger in light of the potential tax efficiencies of this form of consideration and to allow State Bancorp stockholders discretionary participation in the future performance of the merger partner’s stock. Bank A’s chief executive officer indicated that he would like to learn more about State Bancorp’s business, credit, and opportunities for Bank A. Bank A’s chief executive officer further indicated that Bank A’s valuation would be in the range of $12-13 per share, in an all cash transaction, and would also include a redemption of the State Bancorp TARP Preferred Stock. Bank A’s chief executive officer indicated that using any Bank A stock as consideration would be a significant problem for Bank A.

On March 30, 2011, Mr. O’Brien and State Bancorp’s Chief Credit Officer met with Bank A’s chief executive officer and chief lending officer and discussed each company’s lending philosophy, loan portfolio, regulatory matters, staffing and new business sourcing.

During the week of April 3, 2011, Valley performed an initial due diligence document review of State Bancorp documents through a secure data site. On April 8, Day Pitney LLP, Valley’s outside legal counsel, circulated a draft merger agreement. Over the weekend of April 9-10, Valley performed an in-depth review of State Bancorp’s loan portfolio at State Bancorp’s offices in Manhattan and Jericho, New York. Following this review, Mr. Lipkin called Mr. O’Brien and stated that Valley was satisfied with the loan portfolio and was prepared to proceed with an all-stock transaction based on the .95 exchange ratio. After receiving this confirmation, State Bancorp provided Valley with a reverse due diligence request list, and an on-site reverse due diligence review and management meetings were scheduled to take place at Valley’s headquarters in Wayne, New Jersey later that week.

On April 11, 2011, the respective chief executive officers and chief financial officers of State Bancorp and Bank A met for further discussions. Mr. O’Brien again advised Bank A that a stock transaction remained a strong preference for State Bancorp. The chief financial officer of Bank A indicated that Bank A could not execute a stock transaction. The chief executive officer of Bank A indicated that Bank A’s proposed consideration remained in the $12-13 per share range, all cash, plus the redemption of the TARP Preferred Stock. Mr. O’Brien told Bank A that he intended to make a recommendation at the April 26, 2011 Board of Directors’ meeting regarding a strategic path, which was likely to be either a stock issuance to raise funds to redeem the State Bancorp TARP Preferred Stock, or a business combination, including the redemption of the State Bancorp TARP Preferred Stock, in the near term.

Also on April 11, 2011, Mr. O’Brien met with the chief executive officer of another larger regional financial institution, referred to as Bank C, at Bank C’s request. Bank C’s chief executive officer indicated his institution’s desire to expand in the Long Island marketplace. Mr. O’Brien explained to Bank C that State Bancorp was currently considering an equity raise or a strategic merger, with some concerns about dilution in an equity raise. Mr. O’Brien strongly suggested that if Bank C had an interest in State Bancorp, Bank C should again contact Mr. O’Brien quickly if they wished to have any further conversations. Mr. O’Brien informed Bank C that he would be presenting a recommendation as to whether State Bancorp would pursue a strategic transaction or a possible equity raise at the upcoming April 26, 2011 Board of Directors’ meeting.

On April 13, 2011, a special meeting of the Board of Directors of State Bancorp was held to update the Board of Directors on events since the March 22 meeting and to seek the Board of Directors’ authorization to continue the strategic discussions with Valley and other potential interested parties. Mr. O’Brien updated the Board of Directors on his direct discussions with potential partners for a strategic business combination. Sandler O’Neill presented a more in-depth review of the Valley franchise, as well as a pro forma analysis showing how the assets and income of each of Valley and State Bancorp would contribute to a combined company, and a comparative analysis of regional commercial banks. The Board of Directors reviewed the stockholder and regulatory approvals that would be required in connection with a merger with Valley, the potential timeline for negotiations of a merger agreement with Valley, and the various deal protections Valley was seeking, as reflected in the Valley draft merger agreement, including a termination fee equal to 5% of the total transaction value, a lock-up stock option and a “no shop” provision with a limited fiduciary out. The Board of Directors also discussed the current trading prices of State Bancorp and Valley and analyst estimates of Valley’s stock. It was also noted that Bank A’s oral indication of interest, on an all-cash basis, at a price between $12 and $13 per share, would represent a lower price than the current value of the stock consideration that Valley was offering.

The Board of Directors also discussed the benefits of a stock deal over a cash deal. The Board of Directors considered that the transaction would be tax-free to State Bancorp stockholders. The Board of Directors further noted that the stockholders would have the choice of continuing to be investors in the ongoing business and receive the benefit from further increases in value and from any dividend payments, or convert their holdings to cash immediately following the merger. The Board of Directors reiterated its general preference for a stock transaction over a cash transaction. At the conclusion of the meeting, the Board of Directors authorized management to continue in its discussions with Valley and to have preliminary discussions with other parties that may express an interest in partnering with State Bancorp.

On April 14, 2011, State Bancorp performed a reverse due diligence review at Valley’s New Jersey headquarters. Management meetings and negotiations regarding certain business terms were held at that time. As part of these negotiations, the parties agreed that the merger consideration would be increased from .95 shares of Valley to a 1-to-1 exchange ratio in order to reflect a 5% stock dividend that Valley had just declared, that a lock-up stock option would not be provided by State Bancorp and that the requested termination fee would be reduced subject to further discussion. The parties also agreed to discuss the terms of a stock price-based termination provision for the benefit of State Bancorp. In addition, Mr. Lipkin and Mr. O’Brien met and discussed the importance to the success of the transaction of having a smooth transition. At that time, Mr. Lipkin stressed that he would like Mr. O’Brien to consider a long term executive position with Valley. Mr. O’Brien indicated that he was committed to a successful transition but that he had not considered his long term personal plans and did not want that to become an issue in the negotiations. On April 15, Valley reviewed documents at the offices of State Bancorp’s outside legal counsel, Arnold & Porter, and Arnold & Porter provided Day Pitney with State Bancorp’s initial comments to Valley’s draft merger agreement. Negotiations regarding key terms of the transaction continued for the following few days.

On April 19 and 20, 2011, Bank A’s chief executive officer called Mr. O’Brien and reiterated Bank A’s interest in building its Long Island presence. Bank A’s chief executive officer said that the proposed offer continued to be cash only in the range of $12-13 per share, plus the redemption of the State Bancorp TARP Preferred Stock. Mr. O’Brien indicated that while he understood that an offer from Bank A would only be in cash, he reiterated that the State Bancorp Board of Directors had a strong preference for stock consideration.

On April 21, 2011, another special meeting of the Board of Directors of State Bancorp was held to update the Board of Directors on events since the April 13 meeting and to report on the status of the reverse due diligence and negotiations with Valley and discussions with other parties. Mr. O’Brien reported on his conversations with Bank A, noting that, in addition to still being a cash offer, a transaction with Bank A entailed certain additional considerations that, while not insurmountable, could complicate or delay a transaction, including certain statutory business limitations noted by Bank A’s chief executive officer. Mr. O’Brien, Sandler O’Neill and Arnold & Porter reported on the results of the due diligence on Valley. Mr. O’Brien noted that State Bancorp’s team found Valley to be very similar to State Bancorp in how they structured their business model and in other matters. Valley was found to have greater concentration in consumer and retail banking than State Bancorp, which would be additive in State Bancorp’s markets. Overall, State Bancorp’s diligence team saw the same similarities in Valley that Valley’s diligence team had seen in State Bancorp. Mr. O’Brien and Arnold & Porter discussed the status of negotiations on key business terms. Sandler O’Neill also discussed Valley’s stock price and dividend history, reporting that Valley had paid cash dividends, without reduction in the dividend rate, continuously for the last 15 years and had also declared an annual stock dividend for the last 15 years. Valley’s dividend rate of $.72 per share was approximately 260% greater than State Bancorp’s current annual cash dividend of $.20 per share. Sandler O’Neill noted that Valley’s stock has historically traded at both higher and lower levels than it is currently trading, and that Valley’s historical stockholder return has been comparatively stable. Also, while in executive session without Mr. O’Brien present, the Board of Directors approved amendments to Mr. O’Brien’s employment agreement that had been under discussion since late 2009 to extend the term through the end of 2012, increase his base salary to $500,000 and increase the target annual cash incentive to $250,000.

Following the Board of Directors’ meeting on April 21, 2011, in-person negotiations on the merger agreement were held at Day Pitney’s offices with representatives from Valley, State Bancorp and their respective advisors present. Negotiations continued over the following several days to prepare a final draft merger agreement for review by State Bancorp’s Board of Directors at its April 26 meeting.

On April 22, 2011, Mr. O’Brien had another discussion with Bank A’s chief executive officer, who stated that he was now proposing a $13 per share cash offer, plus redemption of the State Bancorp TARP Preferred Stock. Mr. O’Brien reiterated that while he understood that the proposal was all cash, the State Bancorp Board of Directors had expressed a strong preference for stock.

On April 25, 2011, a draft merger agreement was made available to each State Bancorp Board of Directors’ member for review. On April 26, 2011, a regularly scheduled meeting of the Board of Directors was held following State Bancorp’s annual stockholder meeting. At this meeting the Board of Directors reviewed the draft merger agreement with Valley in detail with management, and representatives of Sandler O’Neill and Arnold & Porter. As an initial matter, Mr. O’Brien reviewed the events of the past month, and informed the Board of Directors of his latest discussions with Bank A’s chief executive officer. Arnold & Porter reviewed with the Board of Directors its strategic options and its fiduciary duties in making the decision before it. Arnold & Porter also reviewed and discussed the draft merger agreement in detail. Sandler O’Neill gave a presentation regarding the financial and strategic aspects of the transaction that had been negotiated with Valley. In addition to reviewing the key financial terms of and strategic rationale for the transaction, Sandler O’Neill reviewed a number of stand alone, pro forma and comparative metrics for State Bancorp and Valley with the Board of Directors, including pricing multiples for the Valley transaction at current stock prices, comparative financial analyses of State Bancorp and Valley to other institutions, pro forma financial analysis of the financial impact of a merger on State Bancorp and Valley, and comparisons of dividends, share liquidity, projected earnings and present value. Sandler O’Neill noted that based on Valley’s share price at the close of the market on April 25, 2011, the value of the transaction was $12.84 per State Bancorp share, assuming that Valley’s stock price would fully adjust for Valley’s recently declared 5% stock dividend (the actual April 25 closing price of Valley being $13.48 per share). It was noted by the Board of Directors that it would take years for State Bancorp to redeem the State Bancorp TARP Preferred Stock on a stand-alone basis, and that State Bancorp might not reach a $13 per share stock price on its own until around 2016 at current growth rates. The Board of Directors also took the view that it would likely be many years before State Bancorp, on a stand-alone basis, would be able to provide a cash dividend that would represent a yield equivalent to Valley’s dividend.

Sandler O’Neill further reported that it had performed a market check shortly before the meeting, reaching out to two other potential business combination partners from the list reviewed at the March 22 Board of Directors’ meeting that they believed, based on earlier discussions with the Board of Directors and management of such potential partners, would be most interested and best positioned to make an offer competitive with Valley’s offer. Sandler O’Neill commented that neither of the two companies contacted indicated a willingness to aggressively pursue a transaction with State Bancorp at valuations that would result in a higher and better proposal than Valley’s proposal. Sandler O’Neill also noted Mr. O’Brien’s discussions with Bank A, Bank B and Bank C over the past month. None of these discussions yielded a potential interest that was likely to be superior to Valley’s offer. The Board of Directors inquired as to whether any of the other institutions Sandler O’Neill had discussed with the Board of Directors previously might potentially be interested in a transaction. Sandler O’Neill explained that State Bancorp would either be too small or too expensive an acquisition for the institutions mentioned. Sandler O’Neill delivered its oral opinion, subsequently confirmed in writing on April 28, 2011, as to the fairness of the exchange ratio to State Bancorp’s stockholders from a financial point of view.

The Board of Directors engaged in a lengthy discussion with State Bancorp’s management and advisors comparing the options before the Board of Directors and discussing the terms of the merger agreement with Valley. The Board of Directors also met in executive session, during which the Board of Directors considered, among other matters, the treatment of officers and employees of State Bancorp and State Bank of Long Island in the proposed merger and the financial and other interests of members of management, both as stockholders and under the terms of various pre-existing compensation arrangements and newly structured compensation arrangements that were introduced at Valley’s initiative. When the full Board of Directors reconvened, it determined to hold a special meeting the following day to further consider and vote on the transaction with Valley.

Following the Board of Directors’ meeting on April 26, 2011, State Bancorp received a communication from Valley containing several new conditions to Valley’s entry into a transaction, including a request for extended non-competition agreements and other protective covenants, in addition to those embedded in pre-existing agreements, from all of the State Bancorp employees from whom Valley had previously requested retention agreements. A negotiation ensued, following which Valley and Mr. Lipkin offered to withdraw each of these new demands in exchange for a non-competition agreement with Mr. O’Brien. Mr. Lipkin and Mr. O’Brien met privately that evening to discuss the matter further. These discussions resumed the following day, both privately between Mr. Lipkin and Mr. O’Brien and with legal advisors present during a telephone conference call, but did not result in a written agreement. However, Mr. O’Brien reported to State Bancorp’s Board of Directors that he had an informal oral understanding with Mr. Lipkin that he would not join an in-market competitor of Valley for a period of two years and he would receive an annual payment of $500,000 during such period which will be his salary during the transition period. The terms of this informal oral understanding have been otherwise left undefined.

On April 27, 2011, State Bancorp’s Board of Directors held a special telephonic meeting to further consider and vote on the merger with Valley. Mr. O’Brien and State Bancorp’s advisors reviewed with the Board of Directors the new conditions Valley had raised following the prior day’s Board of Directors meeting and Mr. O’Brien’s informal oral understanding with Mr. Lipkin. The Board of Directors discussed the merger agreement, the events of the past day and, without Mr. O’Brien’s presence, discussed Mr. O’Brien’s reported new informal oral understanding, and determined that the transaction with Valley remained in the best interests of State Bancorp’s stockholders. Following this discussion, State Bancorp’s Board of Directors unanimously voted to approve the entry into the merger agreement with Valley.

On April 28, 2011, the parties executed the merger agreement and issued a joint press release announcing the transaction.

Recommendation of State Bancorp’s Board of Directors and Reasons for the Merger

State Bancorp’s Board of Directors believes that the merger is in the best interests of State Bancorp and its stockholders. Accordingly, State Bancorp’s Board of Directors has approved the merger agreement and recommends that stockholders vote “FOR” the approval of the merger agreement.

In reaching its decision to approve the merger agreement, State Bancorp’s Board of Directors consulted with its outside legal counsel and its financial advisor and considered a variety of factors, including the following:

•

the State Bancorp Board of Directors’ familiarity with and review of State Bancorp’s business, financial condition, results of operations and prospects, including, but not limited to, its business plan and its potential for growth, development, productivity and profitability;

•

the current and prospective environment in which State Bancorp operates, including national and local economic conditions, the competitive environment for financial institutions generally, the increased regulatory burden on financial institutions generally and the trend toward consolidation in the financial services industry;

•	State Bancorp’s belief that State Bancorp needs to grow to be in a position to deliver a competitive return to its stockholders;

•	State Bancorp’s belief that the redemption of the State Bancorp TARP Preferred Stock is required in order for State Bancorp to be able to best increase stockholder returns;

•

the State Bancorp Board of Directors’ review with its legal and financial advisors of strategic alternatives to the merger, including potential acquisitions of selected target companies, a potential equity raise, the discussions with Bank A, Bank B and Bank C, and the possibility of remaining independent;

•

the likelihood that acquisition opportunities for State Bancorp as a buyer are limited since all potential targets within State Bancorp’s market area are either very small, have credit quality issues or have clearly expressed a strong desire to remain independent for the foreseeable future;

•

the likelihood that the alternative of an equity raise would be dilutive to State Bancorp’s existing stockholders and that, other than redemption of the State Bancorp TARP Preferred Stock, there are few uses for additional capital given the lack of significant growth opportunities;

•	the State Bancorp Board of Directors’ review, based in part on presentations by State Bancorp’s management and advisors and on the due diligence performed in connection with the transaction, of

Valley’s business, financial condition, results of operations and management; the recent performance of Valley’s common stock on both a historical and prospective basis; the strategic fit between the parties; the potential synergies expected from the merger; the geographic fit between State Bancorp’s and Valley’s service areas; and the business risks associated with the merger;

•

the expectation that the merger will provide holders of State Bancorp common stock with the opportunity to receive a substantial premium over the historical trading prices for their shares and that the exchange of Valley shares for State Bancorp shares will be tax-free for federal income tax purposes;

•

the expected pro forma financial impact of the transaction, taking into account anticipated cost savings and other factors, on both State Bancorp stockholders and Valley stockholders, including that the transaction would be accretive to the earnings per share of both Valley and State Bancorp, accretive to Valley’s tangible book value, and dilutive to State Bancorp’s tangible book value;

•	the prospects for continuation of Valley’s favorable historical dividend rates, which are currently approximately 260% greater than State Bancorp’s dividend rate;

•

the expectation that the historical liquidity of Valley stock will offer State Bancorp stockholders the opportunity to participate in the growth and opportunities of Valley by retaining their Valley stock following the merger, or to exit their investment, should they prefer to do so;

•	the lack of prospects for a superior offer for a strategic combination that affords State Bancorp stockholders the ability to continue their equity investment in a tax efficient manner;

•

the State Bancorp Board of Directors’ review with its legal and financial advisors of the provisions of the merger agreement, including the redemption of the State Bancorp TARP Preferred Stock, the flexibility of the State Bancorp Board of Directors to consider unsolicited proposals from other institutions after the execution of the merger agreement and the $8.75 million termination fee in favor of Valley in the event the merger agreement is terminated under certain specified circumstances;

•	the ability of State Bancorp to terminate the merger agreement if Valley’s stock price falls below certain specified thresholds on both an absolute and relative basis or if a superior bid emerges;

•

the opinion of Sandler O’Neill, financial advisor to State Bancorp, that the consideration to be received in the merger by State Bancorp’s stockholders is fair to those stockholders from a financial point of view, as more fully described under “Fairness Opinion of State Bancorp’s Financial Advisor” on page 55;

•	the similarity between State Bancorp’s and Valley’s management philosophies, approaches and commitments to the communities, customers and stockholders they each serve and their respective employees;

•	the effects of the merger on State Bancorp’s employees, including the prospects for continued employment and the severance and other benefits agreed to be provided by Valley;

•

the impact of the merger on depositors, customers and communities served by State Bancorp and the expectation that the combined entity will continue to provide quality service to the communities and customers currently served by State Bancorp;

•

Valley’s agreement, upon the closing of the merger, to appoint one person who is a director of State Bancorp as a director of Valley and Valley National Bank, which is expected to provide a degree of continuity and involvement by State Bancorp’s Board of Directors following the merger; and

•

Valley’s requirement that State Bancorp’s named executive officers and certain other key employees identified by Valley execute retention agreements with Valley to provide economic incentives for such persons to remain with the resulting entity for six months following the closing of the merger to allow for an orderly and successful transition.

The State Bancorp Board of Directors also considered potential risks relating to the merger, including the following:

•	the need to obtain regulatory approvals complete the merger, including approval to redeem the State Bancorp TARP Preferred Stock;

•

the potential for diversion of management and employee attention, and for employee attrition, during the period prior to the completion of the merger and the potential effect on State Bancorp’s business and relations with customers, service providers and other stakeholders, whether or not the merger is completed;

•

the merger agreement provisions generally requiring State Bancorp to conduct its business in the ordinary course and the other restrictions on the conduct of State Bancorp’s business prior to completion of the merger, which may delay or prevent State Bancorp from undertaking business opportunities that may arise pending completion of the merger;

•	Valley could experience a decrease in profitability or regulatory pressure that would force it to reduce its dividends from historical levels;

•

with stock consideration based on a fixed exchange ratio, the risk that the consideration to be paid to State Bancorp stockholders could be adversely affected by a decrease in the trading price of Valley common stock during the pendency of the merger;

•

expected benefits and synergies sought in the merger, including cost savings and Valley’s ability to successfully market its financial products to State Bancorp’s customers, may not be realized or may not be realized within the expected time period;

•	the challenges of integrating the businesses, operations and employees of State Bancorp and Valley;

•	certain provisions of the merger agreement prohibit State Bancorp from soliciting, and limit its ability to respond to, proposals for alternative transactions;

•

State Bancorp’s obligation to pay to Valley a termination fee of $8.75 million if State Bancorp recommends or accepts an alternative acquisition proposal may deter others from proposing an alternative transaction that may be more advantageous to State Bancorp’s stockholders;

•	the possible effects on State Bancorp should the parties fail to complete the merger, including the possible effects on State Bancorp’s common stock and the associated business and opportunity costs;

•

that State Bancorp’s directors and executive officers may have interests in the merger that are different from or in addition to those of its stockholders generally, as described in the section entitled “—Interests of Certain Persons in the Merger—Interests of State Bancorp Executive Officers and Directors in the Merger” on page 49; and

•

the other risks described in the section entitled “Risk Factors” beginning on page 26 and the risks of investing in Valley common stock identified in the Risk Factors sections of Valley’s periodic reports filed with the SEC and incorporated by reference herein.

The discussion of the information and factors considered by the State Bancorp Board of Directors is not exhaustive, but includes the material factors considered by the State Bancorp Board of Directors. In view of the wide variety of factors considered by the State Bancorp Board of Directors in connection with its evaluation of the merger and the complexity of these matters, the State Bancorp Board of Directors did not attempt to quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Furthermore, in considering the factors described above, individual members of State Bancorp’s Board of Directors may have given different weights to different factors. The State Bancorp Board of Directors evaluated the factors described above, including asking questions of State Bancorp’s management and State Bancorp’s legal and financial advisors, and reached the unanimous decision that the merger was in the best interests of State Bancorp and its stockholders. The Board of Directors realized there can be no assurance about future results, including results expected or considered in the factors listed above. However, the Board of Directors concluded the potential positive factors outweighed the potential risks of completing the merger. It should be noted that this explanation of the State Bancorp Board of Directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Forward-Looking Statements” beginning on page 24.

On the basis of these considerations, State Bancorp’s Board of Directors unanimously approved the merger agreement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF STATE BANCORP VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT.

Valley’s Reasons for the Merger

Valley has an ongoing strategy of highly focused growth within the New Jersey and New York City metropolitan area through new branches and acquisitions of other strong financial institutions.

Valley entered into the merger agreement with State Bancorp to further implement this strategy. State Bancorp Bank is a traditional commercial bank with a culture focused on strong asset quality, customer service and earnings, making it similar to Valley’s business model. Valley expects that the merger will further its strategic eastward geographic extension into Long Island and will provide new opportunities for Valley to expand its community bank franchise following the merger in areas such as consumer lending, which have historically not been actively pursued by State Bancorp.

Over the years, State Bancorp has developed a strong following among small- to medium-sized companies that want to maintain their banking relationship with senior management and the decision makers in the bank. This closely follows Valley’s approach to banking.

Interests of Certain Persons in the Merger

Interests of State Bancorp Executive Officers and Directors in the Merger

In considering the recommendations of the State Bancorp Board of Directors, State Bancorp’s stockholders should be aware that some of the executive officers and directors of State Bancorp have interests in the merger that may differ from, or may be in addition to, the interests of State Bancorp’s stockholders. These interests may present such executive officers and directors with actual or potential conflicts of interests, and these interests, to the extent material, are described below:

Ownership of State Bancorp

Some of the officers and directors of State Bancorp currently own State Bancorp common stock and some of the officers of State Bancorp have been granted State Bancorp stock options. As of [                    ], 2011, such officers and directors beneficially owned an aggregate of [            ] shares of State Bancorp common stock. Outstanding State Bancorp common shares will be converted into shares of Valley common stock in the merger at the exchange ratio.

Board Membership

Valley has agreed to appoint one director of State Bancorp to both the Valley and Valley National Bank Boards of Directors when the merger occurs. The director appointed will be compensated in the same manner as other directors of Valley and Valley National Bank. Valley will choose the director from a pool of three candidates selected by the State Bancorp Board of Directors and who meet Valley’s director qualifications. This pool of candidates has not yet been determined. All current State Bancorp non-management directors who do not become directors of Valley following the merger will be invited to serve as advisory directors for Valley National Bank’s New York regional advisory board, for which no compensation is paid. Advisory directors are one source to which Valley National Bank looks for candidates for its Board of Directors.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the merger agreement, for a period of six years after the effective time of the merger, Valley has agreed to indemnify, defend, hold harmless and advance expenses to each present and former officer and director of State Bancorp and its subsidiaries to the fullest extent authorized or permitted by law. Valley also has agreed that all rights to indemnification and advancement of expenses from liabilities under State Bancorp’s restated certificate of incorporation with respect to acts or omissions occurring prior to the effective time of the merger now existing in favor of current and former officers and directors of State Bancorp or any of its subsidiaries will survive the merger and continue in full force and effect in accordance with the their terms and without regard to any subsequent amendment thereof.

In addition, Valley has agreed that it will, for at least six years following the effective date of the merger, maintain tail directors’ and officers’ liability insurance with respect to the directors and officers of the State Bancorp entities who are currently covered by existing directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred before the effective time of the merger.

Summary of Payments and Benefits to Directors

Non-employee directors of State Bancorp are not expected to receive any compensation based on or related to the merger that has not already accrued or vested in them, other than as disclosed above in this section on “Interests of State Bancorp Executive Officers and Directors in the Merger”. Payment of amounts deferred by Arthur Dulik, Jr. under the State Bancorp, Inc. Directors’ Deferred Compensation Plan, which amount to $706,350 as of May 31, 2011, and which accrue interest monthly at the applicable federal long-term rate published at the beginning of each quarter (4.17% annually for the second quarter of 2011), will be accelerated and paid in a lump sum upon closing of the merger. In the absence of a merger any other such change in control they are to be paid in 15 annual installments beginning in the first year after Mr. Dulik attains age 72. In addition, Valley reserves the right to elect to payout all benefits under the State Bancorp, Inc. Directors’ Deferred Compensation Plan either within 30 days before or 12 months after closing of the merger, or within the period that is over 12, but less than 24 months from required action by Valley.

Equity Compensation Awards

State Bancorp’s executive officers participate in State Bancorp’s equity-based compensation plans and hold outstanding stock options and restricted stock granted under such plans. In addition, Mr. O’Brien received awards of stock options and restricted stock as part of his initial compensation package as described in his employment agreement with State Bancorp and State Bank of Long Island. Upon completion of the merger, (i) each outstanding option to acquire State Bancorp common stock granted under any State Bancorp equity plan or other compensatory arrangement will convert automatically into a fully vested and exercisable option to purchase a number of shares of Valley common stock equal to the number of shares of State Bancorp common stock underlying such State Bancorp stock option immediately prior to the merger multiplied by the exchange ratio, with an exercise price that equals the exercise price of such State Bancorp stock option immediately prior to the merger divided by the exchange ratio and otherwise on the same terms and conditions as were in effect immediately prior to the completion of the merger; and (ii) each outstanding share of restricted stock of State Bancorp will be converted automatically into a fully vested right to receive one share of Valley common stock (or such number of shares of Valley equal to the then current exchange ratio).

The following table sets forth, based on outstanding awards under State Bancorp’s equity plans and other compensatory arrangements as of June 15, 2011 (1) the number and value of all outstanding and unexercised State Bancorp stock options held by each of State Bancorp’s executive officers, and (2) the number and value of shares of State Bancorp restricted stock held by each such person:

	Number of Outstanding Options(1)	Value of Outstanding Options(2) ($)	Number of Outstanding Shares of Restricted Stock	Value of Outstanding Shares of Restricted Stock(3) ($)
Executive Officers:

Thomas M. O’Brien	164,745	0	45,519	597,847

Brian K. Finneran	12,300	0	40,139	527,186

Patricia M. Schaubeck	0	0	29,915	392,904

Thomas A. Iadanza	0	0	29,686	389,896

Thomas L. Nigro	0	0	10,379	136,318

(1)	The options held by the executive officers have exercise prices ranging from $17.84 to $22.63. Except for 32,949 options outstanding to Mr. O’Brien, which are scheduled to vest on November 7, 2011, all outstanding options held by executive officers have fully vested as of June 15, 2011.
(2)	The exercise price per share of all outstanding options held by State Bancorp’s executive officers is higher than the price per share of State Bancorp’s common stock used to calculate the value, as described below. Each option’s value is calculated based on the excess, if any, of its exercise price per share over $13.13, the average closing price of State Bancorp common stock over the first five business days following April 28, 2011, the date of the first public announcement of the merger agreement.
(3)	Calculated using a per share price of State Bancorp common stock of $13.13, the average closing price of State Bancorp’s common stock over the first five business days following April 28, 2011, the date of the first public announcement of the merger agreement.

Retention Agreements

As provided in the Merger Agreement, State Bancorp, SBLI, Valley and Valley National Bank have entered into Executive Retention Incentive Agreements (each, referred to as a Retention Agreement) with each of Thomas M. O’Brien, Brian K. Finneran, Patricia M. Schaubeck, Thomas A. Iadanza and Thomas L. Nigro (each referred to as a named executive officer of State Bancorp). The purpose of the Retention Agreements is to facilitate retaining the officers’ services following the merger and serve as an inducement to Valley to enter into the merger agreement by (i) eliminating a financial incentive for each executive to resign following the closing of the merger by paying the monetary payments and agreeing to provide the benefits the officer would receive if he or she resigned, and (ii) providing additional compensation for continuing to provide services following the closing of the merger through at least a transition period. The Retention Agreement quantifies, subject to adjustment as provided therein, for each officer the termination benefits that would be due under the officer’s existing employment agreement or change in control agreement in the event of discharge without “cause,” resignation for “good reason” or in certain cases at the end of one year for no reason, in each case, following the closing of the Merger (each referred to as a Triggering Event) and provides for the payment of the severance and benefits at specified times without regard to the existence of a Triggering Event, subject to the officer’s execution of a prescribed form of release of claims.

The Retention Agreements provide for the following benefits to each of the executive officers executing such agreements:

•	A lump sum monetary payment equal to the amount that would be payable to the executive officer under existing employment or change in control agreements payable in connection with the closing;

•

The payment of premiums for continued health insurance coverage (for Mr. O’Brien, until he and his spouse are both eligible for Medicare benefits; and payment of premiums for continued health and life insurance coverage for other executive officers, for a period of two years following termination of employment);

•	Outplacement services for a period of two years following termination of employment, up to $10,000 per year (for all executive officers other than Mr. O’Brien); and

•	The lump sum payment made at closing of the amounts payable to those executive officers participating in State Bancorp’s deferred compensation plans.

The following table sets forth the estimated values of cash payments and other benefits that each executive officer would receive under the Retention Agreements:

Name	Monetary Payment ($)(1)	Continued Insurance Coverage ($)(2)	Outplacement Services ($)(2)	Deferred Compensation ($)(3)
Thomas M. O’Brien	2,250,000	67,909	—	—
Brian K. Finneran	718,394	42,570	19,945	408,036
Patricia M. Schaubeck	488,024	13,646	19,945	62,479
Thomas A. Iadanza	514,899	5,059	19,945	—
Thomas L. Nigro	415,485	30,585	19,945	—

(1)	For each executive officer other than Mr. O’Brien, this monetary payment is subject to reduction to the extent that amounts payable and benefits to be provided to the officer would be “excess parachute payments” within the meaning of section 280G of the Internal Revenue Code of 1986, or the Code, and thus subject to excise taxes under section 4999 of the Code.
(2)	These present value calculations make use of the appropriate short-term applicable federal interest rate for June 2011 under section 1274(d) of the Code.
(3)	Account balances as of May 31, 2011.

The Retention Agreements also provide for the payment of a lump sum payment as an incentive to each executive to remain in Valley’s employ as a non-executive employee during a transition period of 180 days to assist with the systems conversion, integration of business units and other transition matters. During such 180-day period, such executive officers will also be paid a base salary and be eligible to participate in Valley’s benefit plans. The following table sets forth the annual rate of base salary and the amount of the lump-sum incentive payment for each executive officer under the Retention Agreements:

Name	Annual Base Salary ($)	Lump Sum Incentive Payment ($)
Thomas M. O’Brien	500,000	250,000
Brian K. Finneran	280,000	240,000
Patricia M. Schaubeck	225,000	200,000
Thomas A. Iadanza	225,000	140,000
Thomas L. Nigro	185,000	75,000

The lump sum payments are payable at the end of the transition period or upon earlier termination without cause by Valley or due to death or disability and are forfeited in the event of voluntary resignation or discharge with cause during the transition period or the executive’s failure or refusal to execute a prescribed form of release of claims. The lump sum payments include, but in the case of officers other than Mr. O’Brien and Mr. Nigro are not limited to, annual incentives that would be earned and payable for 2011 following the merger under State Bancorp’s annual incentive compensation program for services rendered in 2011.

Each Retention Agreement preserves the provisions of the officer’s existing employment agreement or change in control agreement for post-termination, confidentiality, non-solicitation of customers, non-solicitation of employees and non-derogation (for officers other than Mr. O’Brien). These provisions are designed to assist State Bancorp, State Bank of Long Island and their successors in preserving their franchise during a transition period following the officers’ departure in certain circumstances. Mr. O’Brien and Mr. Lipkin, Valley’s chief executive officer, have reported to the Boards of Directors of State Bancorp and Valley, respectively, an informal oral understanding that Mr. O’Brien would not join an in-market competitor of Valley for a period of two years and he would receive an annual payment of $500,000 during such period which will be his salary during the transition period. The terms of this informal oral understanding have been otherwise left undefined.

Other Employee Benefits.

Before or following consummation of the merger, Valley will decide whether to continue each employee welfare benefit plan, within the meaning of ERISA, for the benefit of employees of State Bancorp and State Bank of Long Island or have such employees become covered under a Valley welfare plan. Subject to the foregoing, following consummation of the merger, Valley will make available to all officers and employees of State Bancorp who become employees of Valley National Bank coverage under the benefit plans generally available to Valley National Bank’s officers and employees. No prior existing condition limitation not currently imposed by State Bancorp or State Bank of Long Island medical or dental plans will be imposed on employees of State Bancorp or State Bank of Long Island under Valley’s or Valley National Bank’s medical or dental plans. Employees of State Bancorp or State Bank of Long Island will receive credit for any deductibles paid under State Bancorp or State Bank of Long Island medical or dental plans. State Bancorp employees will be given credit for eligibility and vesting purposes (but not for benefit accrual purposes) under Valley National Bank’s medical, life, vacation, sick leave, disability and other welfare plans for prior service with State Bancorp. State Bancorp employees will be granted credit for prior service with State Bancorp solely for purposes of eligibility and vesting under Valley National Bank’s 401(k) plan.

Officers and employees of State Bancorp and State Bank of Long Island who are not party to retention agreements and are terminated involuntarily other than for cause by Valley or Valley National Bank upon or within one year following the consummation of the merger, will be eligible for severance payments in the amount of two (2) weeks of base salary per year of service. These severance benefits will be subject to a minimum of four (4) weeks of base salary for non-officer employees and twelve (12) weeks of base salary for officers, and to a maximum of 52 weeks of base salary for each officer or employee. In addition, these terminated employees will be reimbursed for payments made for continuing group health care coverage under the Consolidated Omnibus Budget Reconciliation Act (or COBRA) for the same number of weeks to the extent such amounts are not paid directly to the coverage carrier on their behalf.

The State Bancorp Board of Directors was aware of these different and/or additional interests and considered them, among other matters, in their respective evaluations and negotiations of the merger agreement.

Ownership Interests of Directors and Executive Officers

The following table sets forth, for each of the State Bancorp directors and executive officers, the total number of shares of State Bancorp common stock in which such director or executive officer owns, directly or indirectly, a beneficial interest, as of June 1, 2011:

Name	Number of Shares	Percent of Total(17)
Thomas E. Christman	24,328	*
Michael Donahue(1)	1,000	*
Arthur Dulik, Jr.(2)	35,935	*
Donald C. Fleming(3)	1,000	*
Nicos Katsoulis	10,720	*
John J. LaFalce(4)	14,036	*
Richard J. Lashley(5)	501,972	2.96%
Thomas M. O’Brien(6)(15)(16)	519,649	3.06%
John F. Picciano(7)	70,830	*
Suzanne H. Rueck(8)	61,566	*
Jeffrey S. Wilks(9)	485,105	2.86%
Brian K. Finneran(10)(14)(15)	138,385	*
Patricia M. Schaubeck(11)(14)(15)	41,477	*
Thomas A. Iadanza(12)(14)(15)	30,382	*
Thomas L. Nigro(13)(14)(15)	13,442	*
All Directors and Executive Officers as a group (15 persons)(14)(15)(16)	1,949,827	11.49%

*	Less than 1%.
(1)	Includes 1,000 shares as to which Mr. Donahue shares voting and investment power.
(2)	Includes 23,908 shares to which Mr. Dulik shares voting and investment power.
(3)	Includes 1,000 shares as to which Mr. Fleming shares voting and investment power.
(4)	Includes 10,798 shares to which Mr. LaFalce shares voting and investment power.
(5)	Mr. Lashley has a 50% equity interest in, and is one of two Managing Members of, PL Capital LLC (referred to as PL Capital). Includes 205,130 shares owned by Financial Edge Fund, L.P. with which Mr. Lashley shares voting and investment power due to his interest in PL Capital, the general partner of Financial Edge Fund, L.P. Includes 91,590 shares owned by Financial Edge Strategic Fund, L.P. with which Mr. Lashley shares voting and investment power due to his interest in PL Capital, the sole general partner of Financial Edge Strategic Fund, L.P. Includes 71,187 shares owned by PL Capital/Focused Fund, L.P. with which Mr. Lashley shares voting and investment power due to his interest in PL Capital, the sole general partner of PL Capital Focused Fund. Includes 94,481 shares owned by Goodbody /PL Capital, L.P. due to his 50% equity interest in and that he is one of two Managing Members of, Goodbody/PL Capital, LLC, the sole general partner of Goodbody/PL Capital, L.P. Each of Financial Edge Fund, L.P., Financial Edge Strategic Fund, L.P., PL Capital Focused Fund, L.P. and Goodbody/PL Capital, L.P. has pledged 161,830, 69,290, 48,887 and 62,231 shares respectively pursuant to a margin account arrangement. The margin balance outstanding, if any, pursuant to such arrangement may vary from time to time. Includes 30,709 shares owned by Red Rose Trading Estonia OU, with which Mr. Lashley shares voting and investment power due to his interest in PL Capital, the investment advisor to Red Rose Trading Estonia OU. Mr. Lashley disclaims beneficial ownership of all of the shares listed above. Includes 2,875 shares as to which Mr. Lashley has sole voting and investment power and 6,000 shares as to which Mr. Lashley shares voting and investment power with his wife.
(6)	Includes 45,519 shares of restricted stock that remain subject to vesting and includes 131,796 shares issuable upon the exercise of stock options to purchase Common Stock which are exercisable within 60 days of June 1, 2011.
(7)	Includes 49,695 shares to which Mr. Picciano shares voting and investment power.
(8)	Includes 43,177 shares to which Ms. Rueck shares voting and investment power.
(9)	Includes 461,610 shares to which Mr. Wilks shares voting and investment power.

(10)	Includes 40,139 shares of restricted stock that remain subject to vesting. Includes 12,300 shares issuable upon the exercise of stock options to purchase Common Stock which are exercisable within 60 days of June 1, 2011. Includes 42,743 shares to which Mr. Finneran shares voting and investment power.
(11)	Includes 29,915 shares of restricted stock that remain subject to vesting.
(12)	Includes 29,686 shares of restricted stock that remain subject to vesting.
(13)	Includes 10,379 shares of restricted stock that remain subject to vesting.
(14)	Includes the following allocated shares held by the ESOP for the benefit of the persons named: Mr. O’Brien, 4,054 shares; Mr. Finneran, 32,075 shares; Ms. Schaubeck, 4,939 shares; Mr. Iadanza, 458 shares; and Mr. Nigro, 2,277 shares. Such persons have voting power (subject to the legal duties of the ESOP Trustee) but no investment power, except in limited circumstances, as to such shares.
(15)	Includes the following allocated shares held by the 401(k) Plan for the benefit of the persons named: Mr. O’Brien, 1,044 shares; Mr. Finneran, 1,217 shares; Ms. Schaubeck, 1,096 shares; Mr. Iadanza, 238 shares; and Mr. Nigro, 786 shares. Such persons have voting power (subject to the legal duties of the 401(k) Plan Trustee) and sole investment power as to such shares.
(16)	Includes 144,096 shares issuable upon the exercise of stock options to purchase Common Stock which are exercisable within 60 days of June 1, 2011.
(17)	Based on the 16,968,297 total shares outstanding as of June 1, 2011, inclusive of the 144,096 shares which such persons have the right to acquire within 60 days of June 1, 2011.

Golden Parachute Compensation Payable to Valley Named Executive Officers

None of Valley’s executive officers will receive any type of golden parachute compensation that is based on or otherwise relates to the merger.

Interests of Valley Officers and Directors

Ms. Mary Guilfoile, a director of Valley, is also a director and officer of MG Advisors, Inc. MG Advisors provided financial advisory services to Valley in connection with the merger. MG Advisors will be paid a fee by Valley in connection with the merger. At this time, the amount of the fee is being negotiated by Valley and MG Advisors.

Fairness Opinion of State Bancorp’s Financial Advisor

By letter dated April 1, 2011, State Bancorp retained Sandler O’Neill to act as its financial advisor in connection with a sale of State Bancorp to Valley. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to State Bancorp in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement. At a meeting of State Bancorp’s board of directors on April 26, 2011, State Bancorp’s board reviewed the merger agreement and, subject to satisfactory resolution of certain outstanding issues, Sandler O’Neill delivered to the board its oral opinion, followed by delivery of its written opinion on April 28, 2011, that, as of such date, the exchange ratio was fair to the holders of State Bancorp common stock from a financial point of view. The full text of Sandler O’Neill’s written opinion dated April 28, 2011 is attached as Appendix B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. State Bancorp stockholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to State Bancorp’s board of directors and is directed only to the fairness of the exchange ratio to State Bancorp’s stockholders from a financial point of view. It does not address the underlying business decision of State Bancorp to engage in the merger or any other aspect of the merger and is not a recommendation to any State Bancorp stockholder as to how such stockholder should vote at the special meeting with respect to the merger or any other matter.

In connection with rendering its opinion on April 28, 2011, Sandler O’Neill reviewed and considered, among other things:

(i)	the merger agreement;

(ii)	certain publicly available financial statements and other historical financial information of State Bancorp that Sandler O’Neill deemed relevant;

(iii)	certain publicly available financial statements and other historical financial information of Valley that Sandler O’Neill deemed relevant;

(iv)	internal financial projections for State Bancorp for the year ending December 31, 2011 and publicly available consensus earnings estimates for the year ending December 31, 2012 and the long-term estimated growth for the years ending December 31, 2013 and 2014 as provided by senior management of State Bancorp;

(v)	publicly available consensus earnings projections for Valley for the years ending December 31, 2011 and 2012 as published by I/B/E/S and a publicly available estimated long-term growth rate as published by I/B/E/S and, in each instance, as discussed with senior management of Valley;

(vi)	the pro forma financial impact of the merger on Valley, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, each as determined by senior management of Valley;

(vii)	the publicly reported historical price and trading activity for State Bancorp’s and Valley’s common stock, including a comparison of certain financial and stock market information for State Bancorp and Valley and similar publicly available information for certain other companies the securities of which are publicly traded;

(viii)	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;

(ix)	the current market environment generally and the banking environment in particular; and

(x)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of State Bancorp the business, financial condition, results of operations and prospects of State Bancorp and held similar discussions with certain members of senior management of Valley regarding the business, financial condition, results of operations and prospects of Valley.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources or that was provided to it by State Bancorp and Valley or their respective representatives and assumed such accuracy and completeness for purposes of rendering its opinion. Sandler O’Neill further relied on the assurances of management of State Bancorp and Valley that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O’Neill has not been asked to and has not undertaken an independent verification of any of such information, and it does not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of State Bancorp and Valley or any of their subsidiaries, or the collectability of any such assets, nor has Sandler O’Neill been furnished with any such evaluations or appraisals.

Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of State Bancorp and Valley nor has it reviewed any individual credit files relating to State Bancorp and Valley. Sandler O’Neill has assumed that the respective allowances for loan losses for both State Bancorp and Valley are adequate to cover such losses.

With respect to the internal financial projections of State Bancorp as provided by and discussed with management of State Bancorp and the publicly available earnings estimates for Valley and, in each case, as used by Sandler O’Neill in its analyses, State Bancorp’s and Valley’s respective management confirmed that they reflected the best currently available estimates and judgments of such management of the respective future financial performances of State Bancorp and Valley, and Sandler O’Neill assumed that such performances would be achieved. With respect to the estimates of transaction expenses, purchase accounting adjustments and cost savings determined by and reviewed with the senior management of Valley, Valley’s management confirmed that they reflected the best currently available estimates and judgments of such management, and Sandler O’Neill assumed that such performances would be achieved. Sandler O’Neill expressed no opinion as to such financial projections, growth rates or the assumptions on which they are based. Sandler O’Neill also assumed that there has been no material change in State Bancorp’s and Valley’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to it. Sandler O’Neill assumed in all respects material to its analysis that State Bancorp and Valley will remain as going concerns for all periods relevant to its analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, and that the conditions precedent in the agreements are not waived. Sandler O’Neill did not provide State Bancorp with any legal, accounting or tax advice relating to the merger and the other transactions contemplated by the Agreement.

Sandler O’Neill’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after the date of the opinion could materially affect the opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Sandler O’Neill has expressed no opinion as to what the value of Valley’s common stock will be when issued to State Bancorp’s stockholders pursuant to the merger agreement or the prices at which State Bancorp’s and Valley’s common stock may trade at any time.

In rendering its April 28, 2011 opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather Sandler O’Neill made its determination as to the fairness of the per share consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to State Bancorp or Valley and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of State Bancorp and Valley and the companies to which they are being compared.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of State Bancorp, Valley and Sandler O’Neill. The analysis performed by Sandler O’Neill is not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the State Bancorp board at the board’s April 26, 2011 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of State Bancorp’s common stock or the prices at which State Bancorp’s common stock may be sold at any time. The analysis and opinion of Sandler O’Neill was among a number of factors taken into consideration by State Bancorp’s board in making its determination to adopt the merger agreement and the analyses described below should not be viewed as determinative of the decision State Bancorp’s board or management with respect to the fairness of the merger.

At the April 26, 2011 meeting of State Bancorp’s board of directors, Sandler O’Neill presented certain financial analyses of the merger. The summary below is not a complete description of the analyses underlying the opinions of Sandler O’Neill or the presentation made by Sandler O’Neill to State Bancorp’s board, but is instead a summary of the material analyses performed and presented in connection with the opinion.

Summary of Proposal

Sandler O’Neill reviewed the financial terms of the proposed transaction. Using an exchange ratio of 1.0000 shares of Valley’s common stock for every one share of State Bancorp common stock, as adjusted for Valley’s 5% stock dividend declared on April 13, 2011, Sandler O’Neill calculated an approximate aggregate transaction value of $217.8 million based on Valley’s closing stock price on April 25, 2011 of $13.48. Based upon financial information as or for the twelve month period ended March 31, 2011, Sandler O’Neill calculated the following transaction ratios:

Transaction Value / Book Value Per Share:	180%

Transaction Value / Tangible Book Value Per Share:	180%

Transaction Value / Last Twelve Months Earnings Per Share:	22.5	x

Transaction Value / State Bancorp Stock Price, as of April 25, 2011:	22.6%

Core Deposit Premium:	8.2%

State Bancorp—Comparable Company Analysis

Sandler O’Neill also used publicly available information to compare selected financial information for State Bancorp and a group of financial institutions selected by Sandler O’Neill. State Bancorp’s peer group consisted of New York based publicly traded commercial banks and thrifts headquartered in the New York City MSA with assets as most recently reported between $1 billion and $42 billion:

Astoria Financial Corporation	Hudson Valley Holding Corp.

Bridge Bancorp, Inc.	New York Community Bancorp, Inc.

Dime Community Bancshares, Inc.	Provident New York Bancorp

First of Long Island Corporation	Signature Bank

Flushing Financial Corporation	Suffolk Bancorp

The analysis compared publicly available financial information for State Bancorp and the high, low, mean and median financial and market trading data for the State Bancorp peer group as of or for the twelve-month period ended March 31, 2011 or most recently reported. The table below sets forth the data for State Bancorp and the median data for State Bancorp’s peer group as of or for the twelve-month period ended March 31, 2011 or most recently reported, with pricing data as of April 25, 2011.

Comparable Company Analysis
	State Bancorp		Comparable Group Median
Total Assets (in millions)	$1,580		$3,490
Tangible Common Equity / Tangible Assets	7.67%		8.16%
Total Risk Based Capital Ratio	13.78%		14.17%
Core Return on Average Assets	0.54%		0.91%
Core Return on Average Equity	5.68%		10.31%
Net Interest Margin	4.13%		3.63%
Non-Performing Assets / Total Assets	0.76%		1.47%
Loan Loss Reserves / Non-Performing Assets	230.6%		80.8%
Market Capitalization (in millions)	$176.7		$430.0
Price / LTM Earnings Per Share	18.4	x	13.9	x
Price / 2011E Earnings Per Share	17.5	x	13.9	x
Price / Tangible Book Value	147%		147%
Dividend Yield	1.91%		3.59%

Valley—Comparable Company Analysis

Sandler O’Neill also used publicly available information to compare selected financial information for Valley and a group of financial institutions selected by Sandler O’Neill. Valley’s peer group consisted of nationwide publicly traded commercial banks with assets between $10 billion and $20 billion and non-performing assets to assets less than 4.00% as most recently reported:

Bank of Hawaii Corporation	Signature Bank

Cullen/Frost Bankers, Inc.	UMB Financial Corporation

First National of Nebraska, Inc.	Umpqua Holdings Corporation

FirstMerit Corporation	Webster Financial Corporation

International Bancshares Corporation	Wintrust Financial Corporation

The analysis compared publicly available financial information for Valley and the high, low, mean and median financial and market trading data for Valley’s peer group as of or for the twelve-month period ended March 31, 2011 or most recently reported. The table below sets forth the data for Valley and the median data for Valley peer group as of or for the twelve-month period ended March 31, 2011 or most recently reported, with pricing data as of April 25, 2011.

Comparable Company Analysis
	Valley		Comparable Group Median
Total Assets (in millions)	$14,144		$13,521
Tangible Common Equity / Tangible Assets	6.97%		7.76%
Total Risk Based Capital Ratio	12.91%		14.72%
Core Return on Average Assets	0.92%		0.88%
Core Return on Average Equity	10.19%		9.12%
Net Interest Margin	3.69%		3.47%
Non-Performing Assets / Total Assets	0.83%		1.23%
Loan Loss Reserves / Non-Performing Assets	106.3%		103.3%
Market Capitalization (in millions)	$2,178.2		$1,701.4
Price / LTM Earnings Per Share	16.6	x	17.2	x
Price / 2011E Earnings Per Share	16.2	x	16.0	x
Price / Tangible Book Value	229%		165%
Dividend Yield	5.34%		1.87%

State Bancorp—Stock Price Performance

Sandler O’Neill reviewed the history of the publicly reported trading prices of State Bancorp’s common stock for the one-year period ended April 25, 2011. Sandler O’Neill also reviewed the history of the publicly reported trading prices of State Bancorp’s common stock for the three-year period ended April 25, 2011. Sandler O’Neill then compared the relationship between the movements in the price of State Bancorp’s common stock against the movements in the prices of the S&P Bank Index, and the NASDAQ Bank Index.

State Bancorp’s One Year Stock Performance
	Beginning Index Value	Ending Index Value
	April 23, 2010	April 25, 2011
State Bancorp	100.0%	111.3%
S&P Bank Index	100.0%	85.9%
NASDAQ Bank Index	100.0%	87.6%

State Bancorp’s Three Year Stock Performance
	Beginning Index Value	Ending Index Value
	April 25, 2008	April 25, 2011
State Bancorp	100.0%	82.4%
S&P Bank Index	100.0%	55.2%
NASDAQ Bank Index	100.0%	69.9%

Valley—Stock Price Performance

Sandler O’Neill reviewed the history of the publicly reported trading prices of Valley’s common stock for the one-year period ended April 25, 2011. Sandler O’Neill also reviewed the history of the publicly reported trading prices of Valley’s common stock for the three-year period ended April 25, 2011. Sandler O’Neill then compared the relationship between the movements in the price of Valley’s common stock against the movements in the prices of the S&P Bank Index and the NASDAQ Bank Index.

Valley’s One Year Stock Performance
	Beginning Index Value	Ending Index Value
	April 23, 2010	April 25, 2011
Valley	100.0%	84.5%
S&P Bank Index	100.0%	85.9%
NASDAQ Bank Index	100.0%	87.6%

Valley’s Three Year Stock Performance
	Beginning Index Value	Ending Index Value
	April 25, 2008	April 25, 2011
Valley	100.0%	81.4%
S&P Bank Index	100.0%	55.2%
NASDAQ Bank Index	100.0%	69.9%

State Bancorp—Net Present Value Analysis

Sandler O’Neill performed an analysis that estimated the present value of State Bancorp through December 31, 2014.

The analysis assumed that State Bancorp performed in accordance with the financial projections for 2011 provided by management, average analyst estimates for 2012, and 10% long term growth rate through 2014. Sandler O’Neill also assumed that State Bancorp would repurchase the State Bancorp TARP Preferred Stock in 2013 with liquidation of investment securities.

To approximate the terminal value of State Bancorp common stock at December 31, 2014, Sandler O’Neill applied price to forward earnings multiples of 11.0x to 18.5x and multiples of tangible book value ranging from 100% to 225%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 13.0% to 19.0%.

Earnings Per Share Multiples

Discount Rate	11.0	x	12.5	x	14.0	x	15.5	x	17.0	x	18.5	x
13.0%	$6.97		$7.84		$8.71		$9.58		$10.45		$11.32
14.0%	$6.74		$7.58		$8.42		$9.26		$10.09		$10.93
15.0%	$6.51		$7.32		$8.14		$8.95		$9.76		$10.57
15.5%	$6.40		$7.20		$7.99		$8.79		$9.59		$10.38
17.0%	$6.10		$6.85		$7.61		$8.37		$9.12		$9.88
18.0%	$5.90		$6.63		$7.36		$8.09		$8.82		$9.56
19.0%	$5.71		$6.42		$7.12		$7.83		$8.54		$9.25

Tangible Book Value Multiples

Discount Rate	100%	125%	150%	175%	200%	225%
13.0%	$6.33	$7.77	$9.20	$10.64	$12.07	$13.51
14.0%	$6.12	$7.51	$8.89	$10.28	$11.66	$13.05
15.0%	$5.92	$7.26	$8.60	$9.93	$11.27	$12.61
15.5%	$5.82	$7.13	$8.45	$9.76	$11.08	$12.39
17.0%	$5.54	$6.79	$8.04	$9.29	$10.54	$11.79
18.0%	$5.36	$6.57	$7.78	$8.99	$10.19	$11.40
19.0%	$5.19	$6.36	$7.53	$8.69	$9.86	$11.03

Sandler O’Neill also considered and discussed with the State Bancorp board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming State Bancorp net income varied from 25% above projections to 25% below projections. This analysis resulted in the following reference ranges of indicated per share values for State Bancorp common stock, using a discount rate of 15.52%:

Earnings Per Share Multiples

Annual Budget Variance	11.0	x	12.5	x	14.0	x	15.5	x	17.0	x	18.5	x
(25.0%)	$4.94		$5.54		$6.14		$6.73		$7.33		$7.93
(20.0%)	$5.23		$5.87		$6.51		$7.14		$7.78		$8.42
(15.0%)	$5.53		$6.20		$6.88		$7.56		$8.23		$8.91
(10.0%)	$5.82		$6.53		$7.25		$7.97		$8.68		$9.40
(5.0%)	$6.11		$6.87		$7.62		$8.38		$9.13		$9.89
0.0%	$6.40		$7.20		$7.99		$8.79		$9.59		$10.38
5.0%	$6.69		$7.53		$8.36		$9.20		$10.04		$10.87
10.0%	$6.98		$7.86		$8.74		$9.61		$10.49		$11.36
15.0%	$7.28		$8.19		$9.11		$10.02		$10.94		$11.85
20.0%	$7.57		$8.52		$9.48		$10.43		$11.39		$12.34
25.0%	$7.86		$8.86		$9.85		$10.85		$11.84		$12.84

Sandler O’Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Valley—Net Present Value Analysis

Sandler O’Neill also performed an analysis that estimated the present value of Valley through December 31, 2014.

The analysis assumed that Valley performed in accordance with analyst estimates for 2011 and 2012, and 6% long term growth rate through 2014.

To approximate the terminal value of Valley common stock at December 31, 2014, Sandler O’Neill applied price to forward earnings multiples of 12.0x to 22.0x and multiples of tangible book value ranging from 125% to 250%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 8.0% to 14.0%.

Earnings Per Share Multiples

Discount Rate	12.0	x	14.0	x	16.0	x	18.0	x	20.0	x	22.0	x
8.0%	$11.28		$12.78		$14.29		$15.79		$17.30		$18.80
9.0%	$10.90		$12.35		$13.80		$15.25		$16.70		$18.15
10.0%	$10.54		$11.94		$13.34		$14.73		$16.13		$17.53
10.5%	$10.38		$11.75		$13.13		$14.50		$15.88		$17.25
12.0%	$9.86		$11.16		$12.47		$13.77		$15.07		$16.37
13.0%	$9.55		$10.80		$12.06		$13.31		$14.57		$15.82
14.0%	$9.24		$10.46		$11.67		$12.88		$14.09		$15.30

Tangible Book Value Multiples

Discount Rate	125%	150%	175%	200%	225%	250%
8.0%	$7.44	$8.49	$9.54	$10.59	$11.63	$12.68
9.0%	$7.20	$8.21	$9.22	$10.23	$11.24	$12.25
10.0%	$6.97	$7.95	$8.92	$9.89	$10.87	$11.84
10.5%	$6.87	$7.83	$8.79	$9.74	$10.70	$11.66
12.0%	$6.54	$7.45	$8.36	$9.26	$10.17	$11.08
13.0%	$6.34	$7.22	$8.09	$8.97	$9.84	$10.72
14.0%	$6.15	$6.99	$7.84	$8.68	$9.53	$10.37

Sandler O’Neill also considered and discussed with the State Bancorp board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Valley net income varied from 25% above projections to 25% below projections. This analysis resulted in the following reference ranges of indicated per share values for Valley common stock, using a discount rate of 10.46%:

Earnings Per Share Multiples

Annual Budget Variance	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
(25.0%)	$8.32	$9.35	$10.38	$11.41	$12.44	$13.47
(20.0%)	$8.73	$9.83	$10.93	$12.03	$13.13	$14.23
(15.0%)	$9.14	$10.31	$11.48	$12.65	$13.82	$14.98
(10.0%)	$9.55	$10.79	$12.03	$13.27	$14.50	$15.74
(5.0%)	$9.97	$11.27	$12.58	$13.88	$15.19	$16.50
0.0%	$10.38	$11.75	$13.13	$14.50	$15.88	$17.25
5.0%	$10.79	$12.23	$13.68	$15.12	$16.57	$18.01
10.0%	$11.20	$12.72	$14.23	$15.74	$17.25	$18.76
15.0%	$11.62	$13.20	$14.78	$16.36	$17.94	$19.52
20.0%	$12.03	$13.68	$15.33	$16.98	$18.63	$20.28
25.0%	$12.44	$14.16	$15.88	$17.60	$19.31	$21.03

Sandler O’Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Analysis of Selected Merger Transactions

Sandler O’Neill reviewed a set of comparable mergers and acquisitions. The set of mergers and acquisitions included 10 transactions announced from January 1, 2010 through April 25, 2011 involving Mid-Atlantic (New York, Pennsylvania, New Jersey, Maryland and Delaware) and New England (Maine, Massachusetts, Vermont, New Hampshire, Rhode Island and Connecticut) commercial banks and thrifts with announced deal values between $50 million and $500 million where the selling bank or thrift’s non-performing assets to assets were less than 4.00%. Sandler O’Neill reviewed the following multiples: transaction price to book value, transaction price to tangible book value, transaction price at announcement to last twelve months’ earnings per share, transaction price to seller’s stock price the day before transaction announcement, and tangible book premium to core deposits. As illustrated in the following table, Sandler O’Neill compared the proposed merger multiples to the median multiples of comparable transactions.

	State Bancorp/ Valley		Median Northeast Deals
Transaction Value / Book Value Per Share:	180%		132%
Transaction Value / Tangible Book Value Per Share:	180%		141%
Transaction Value / Last Twelve Months Earnings Per Share:	22.5	x	23.4	x
Transaction Value / Seller Stock Price, as of April 25, 2011:	22.6%		55.5%
Core Deposit Premium:	8.2%		6.0%

Pro Forma Results and Capital Ratios

Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger closes on December 31, 2011; (2) the deal value per share is equal to a $12.84 per State Bancorp share, given the 1.0000x fixed exchange ratio of Valley’s closing stock price on April 25, 2011 of $13.48, and adjusted for Valley’s 5% stock dividend declared on April 13, 2011; (3) 25% cost savings of State Bancorp projected operating expense which is fully-realized in 2012; (4) approximately $18.0 million in pre-tax transaction costs and expenses; (5) a core deposit intangible of $16 million (11 year, sum-of-year’s amortization method); (6) a 1.00% pre-tax opportunity cost of cash, provided by Valley management; (7) State Bancorp’s performance was calculated in accordance with State Bancorp’s management’s budget and guidance; (8) Valley’s performance was calculated in accordance with Valley’s published earnings estimates. The analyses indicated that, for the year ending December 31, 2012, the merger (excluding Transaction Expenses) would be accretive to Valley’s projected earnings per share and, at December 31, 2011 the merger would be accretive to Valley’s tangible book value per share. The analyses also indicated that for the year ending December 31, 2011, the merger would result in Valley’s regulatory capital ratios being above guidelines for “well capitalized” status. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Relationship

Sandler O’Neill acted as State Bancorp’s financial advisor in connection with the merger and will receive a fee for its services. State Bancorp has agreed to pay Sandler O’Neill a transaction fee of 1.0% of the value of the merger consideration, $220,000 of which was paid upon the signing of the merger agreement, another $150,000 of which was paid upon delivery of Sandler O’Neill’s opinion, and the remainder of which is contingent upon completion of the merger. State Bancorp has also agreed to indemnify Sandler O’Neill against certain liabilities arising out of its engagement and to reimburse Sandler O’Neill for certain of its reasonable out-of-pocket expenses. In the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to State Bancorp and Valley and their respective affiliates.

Regulatory Approvals

Completion of the merger is subject to prior receipt of all approvals and consents required to be obtained from applicable governmental and regulatory authorities. Valley and State Bancorp have also agreed to cooperate and use all reasonable efforts to prepare as promptly as possible all documentation, to make all requisite regulatory filings and to obtain any necessary permits, consents approvals and authorizations of governmental entities necessary to consummate the transactions contemplated by the merger agreement as soon as possible.

There can be no assurance that regulatory approvals will be obtained, that such approvals will be received on a timely basis, or that such approvals will not impose conditions or requirements that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of the combined company following completion of the merger.

Office of the Comptroller of the Currency. Immediately following the merger, Valley intends to merge State Bank of Long Island with and into Valley National Bank, with Valley National Bank surviving. Completion of the bank merger is subject to receipt of the approval of the Office of the Comptroller of the Currency (referred to as the OCC) under the Bank Merger Act. Application for approval of the bank merger has been filed with the OCC and will be subject to a 30-day comment and review period by the OCC. In evaluating an application filed under the Bank Merger Act, the OCC generally considers the financial and managerial resources of the banks and the convenience and needs of the community to be served as well as the banks’ effectiveness in combating money-laundering activities. In connection with its review, the OCC will provide an opportunity for public comment on the application for the bank merger, and is authorized to hold a public meeting or other proceeding if they determine that would be appropriate.

Federal Reserve. Valley will file a request with the Federal Reserve Bank of New York seeking confirmation of an exemption from approval by the Federal Reserve for Valley’s acquisition of State Bancorp by merger of State Bancorp with and into Valley. Valley intends to state in the request that it is Valley’s position that the merger meets all of the conditions for transactions that do not require approval by the Federal Reserve. These conditions include, among others, that State Bancorp will not be operated as a separate subsidiary by Valley, the merger of State Bank of Long Island, State Bancorp’s banking subsidiary, into Valley National Bank, Valley’s banking subsidiary, will require the prior approval of the OCC under the Bank Merger Act, the subsidiaries of State Bancorp and State Bank of Long Island are not engaged in activities which would require prior approval of the Federal Reserve under the Bank Holding Company Act, and Valley, before and after the consummation of the merger, will meet the capital adequacy guidelines of the Federal Reserve.

State Bancorp and Valley will also require approval of the Federal Reserve (in consultation with Treasury) to fund the purchase by Valley or redemption by State Bancorp from Treasury of all of the issued and outstanding shares of the State Bancorp TARP Preferred Stock and, if Valley elects to do so, the purchase by Valley or repurchase by State Bancorp from Treasury of the State Bancorp TARP Warrant.

Under the Community Reinvestment Act of 1977, which we refer to as the CRA, the OCC must take into account the record of performance of each of Valley National Bank and State Bank of Long Island in meeting the credit needs of the entire communities, including low- and moderate-income neighborhoods, served by the banks. Applications or notifications may also be required to be filed with various other regulatory authorities in connection with the merger.

New York State Banking Department. Valley National Bank will submit to the Superintendent of the New York State Banking Department a copy of any application that it files with the OCC relating to the proposed transaction. This is a notice filing and the approval of the New York State Banking Department is not required.

United States Department of the Treasury. The repurchase or redemption of the State Bancorp TARP Preferred Stock requires the approval and cooperation of Treasury, in addition to the approval of the Federal Reserve described above. In order to request a purchase from Treasury of the State Bancorp TARP Preferred Stock and, if so desired, the State Bancorp TARP Warrant (or a redemption by State Bancorp of the preferred stock and, if so desired, a repurchase of the warrant), State Bancorp and Valley must notify Treasury and the Federal Reserve of the intent to purchase or redeem, as the case may be. After receiving such notice from State

Bancorp and Valley, Treasury and the Federal Reserve will consult concerning the request. When all consultations among the regulatory agencies have been completed, Treasury and the Federal Reserve will advise State Bancorp and Valley concerning the completion of the purchase or redemption request. If Valley elects to purchase the State Bancorp TARP Warrant from Treasury (or to fund the repurchase of the warrant by State Bancorp), Valley or State Bancorp, as the case may be, must hire an independent advisor and to value the warrant in accordance with standard industry practices to value the warrant and present the offer to Treasury, which will independently calculate its own determination of fair market value using a process which includes third party input. If those values differ, then Treasury and Valley or State Bancorp, as the case may be, will follow a process defined in Section 4.9 of the Securities Purchase Agreement, dated December 5, 2008, entered into between State Bancorp and Treasury in connection with Treasury’s purchase of the State Bancorp TARP Preferred Stock. For a summary of the provisions in the merger agreement regarding the repurchase or redemption of the State Bancorp TARP Preferred Stock from Treasury, see “Proposal 1-The Merger—The Merger Agreement–Treatment of State Bancorp TARP Preferred Stock and State Bancorp TARP Warrant” on page 70.

Valley and State Bancorp are not aware of any governmental approvals or compliance with banking laws and regulations that are required for the merger to become effective other than those described above. Valley and State Bancorp intend to seek any other approval and to take any other action that may be required to complete the merger. There can be no assurance that any required approval or action can be obtained or taken prior to the special meeting.

Resale Considerations Regarding Valley Common Stock

The shares of Valley common stock that will be issued if the merger is consummated will have been registered under the Securities Act of 1933, as amended. These registered shares will be freely transferable, including those shares received by directors and executive officers of State Bancorp.

Accounting Treatment of the Merger

Valley will account for the merger using the acquisition method under U.S. generally accepted accounting principles. Under the acquisition method of accounting, the tangible and identifiable intangible assets and liabilities of State Bancorp will be recorded, as of completion of the merger, at their respective fair values. The excess of the purchase price over the net assets acquired will be recorded as goodwill to the extent not allocated to core deposit or other intangibles. Goodwill resulting from the merger will not be amortized, but will be reviewed for impairment at least annually. Core deposit and other intangibles with finite useful lives recorded in connection with the merger will be amortized.

Financial statements and reported results of operations of Valley issued after completion of the merger will not be restated retroactively to reflect the historical financial position or results of operations of State Bancorp.

Material Federal Income Tax Consequences of the Merger

The following general discussion sets forth the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of State Bancorp common stock that exchange their shares of State Bancorp common stock for shares of Valley common stock in the merger. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to income tax. This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this document. These laws may change, possibly with retroactive effect, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion is addressed only to those State Bancorp stockholders who hold their shares of State Bancorp common stock as a capital asset within the meaning of Section 1221 of the Code. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	subject to the alternative minimum tax provisions of the Code;

•	a holder of State Bancorp common stock that received State Bancorp common stock through the exercise of an employee stock option, through a tax qualified retirement plan, or otherwise as compensation;

•	a person that is not a U.S. holder (as defined below);

•	a person that has a functional currency other than the U.S. dollar;

•	a holder of State Bancorp common stock that holds State Bancorp common stock as part of a hedge, straddle, constructive sale, conversion, or other integrated transaction; or

•	subject to tax under Code sections 877 or 877A as a U.S. expatriate.

Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within our knowledge or control. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of State Bancorp common stock that is for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

The U.S. federal income tax consequences to a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds State Bancorp common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding State Bancorp common stock should consult their own tax advisors.

Tax Consequences of the Merger Generally

The parties intend for the merger to be treated as a reorganization for U.S. federal income tax purposes. It is a condition to Valley’s obligation to complete the merger that Valley receive an opinion from Day Pitney LLP, dated the closing date of the merger, substantially to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to State Bancorp’s obligation to complete the merger that State Bancorp receive an opinion from Arnold & Porter LLP, dated the closing date of the merger, substantially to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. These opinions will be based on representation letters provided by Valley and State Bancorp and on customary factual assumptions. None of the opinions described above will be binding on the Internal Revenue Service. Valley and State Bancorp have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which those opinions are based are inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected. The remainder of this discussion assumes that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

Accordingly, and on the basis of the foregoing opinions, as a result of the merger being treated as a reorganization within the meaning of Section 368(a) of the Code, upon exchanging your State Bancorp common stock for Valley common stock, you generally will not recognize gain or loss, except with respect to cash received instead of fractional shares of Valley common stock (as discussed below). The aggregate tax basis in the shares of Valley common stock that you receive in the merger, including any fractional share interests deemed received and redeemed as described below, will equal your aggregate adjusted tax basis in the State Bancorp common stock you surrender. Your holding period for the shares of Valley common stock that you receive in the merger (including a fractional share interest deemed received and sold as described below) will include your holding period for the shares of State Bancorp common stock that you surrender in the exchange. If you acquired different blocks of State Bancorp common shares at different times or at different prices, the Valley common stock you receive will be allocated pro rata to each block of State Bancorp common stock, and the basis and holding period of each block of Valley common stock you receive will be determined on a block-for-block basis depending on the basis and holding period of the blocks of State Bancorp common stock exchanged for such block of Valley common stock.

Cash Instead of a Fractional Share

At this time, due to the one-for-one exchange ratio, we do not anticipate that Valley will issue fractional shares in the merger. If the exchange ratio is adjusted, State Bancorp stockholders will receive cash in lieu of fractional shares. If you receive cash instead of a fractional share of Valley common stock, you will be treated as having received the fractional share of Valley common stock pursuant to the merger and then as having sold that fractional share of Valley common stock for cash. As a result, you generally will recognize gain or loss equal to the difference between the amount of cash received and the basis in your fractional share of Valley common stock as set forth above. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for the shares (including the holding period of State Bancorp common stock surrendered therefor) is greater than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding

If you are a non-corporate holder of State Bancorp common stock you may be subject to information reporting and backup withholding (currently at a rate of 28%) on any cash payments you receive. You generally will not be subject to backup withholding, however, if you:

•

furnish a correct taxpayer identification number, certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the election form/letter of transmittal you will receive and otherwise comply with all the applicable requirements of the backup withholding rules; or

•	provide proof that you are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the Internal Revenue Service.

Tax matters are complicated and the tax consequences of the merger to each holder of State Bancorp common stock will depend on the facts of each such stockholder’s particular situation. The United States federal income tax discussion set forth above does not address all United States federal income tax consequences that may be relevant to a particular holder and may not be applicable to all holders’ special situations. State Bancorp stockholders are urged to consult their own tax advisor about the federal income tax consequences under their own particular facts and circumstances, and also as to any state, local, foreign or other tax consequences arising out of the merger.

No Dissenters’ Rights

Under applicable New York law, State Bancorp stockholders do not have dissenters’ rights of appraisal in connection with the merger.

Litigation Relating to the Merger

A case was filed on May 6, 2011 in the Supreme Court of the State of New York, Nassau County, on behalf of a putative class of State Bancorp stockholders against State Bancorp, State Bancorp’s directors and Valley challenging the merger of State Bancorp into Valley (Edith K. Grossman v. State Bancorp, Inc., et al (No. 600469/2011)). The complaint alleges that the individual defendants, who are directors of State Bancorp, breached their fiduciary duties of care, loyalty, good faith and independence owed to the stockholders of State Bancorp, and that State Bancorp and Valley aided and abetted the alleged fiduciary breaches. The complaint generally alleges that the individual defendants did not maximize stockholder value and agreed to transaction terms that limited their ability to pursue and accept competing offers for State Bancorp, resulting in a “deficient sales process.” The complaint seeks, among other things, an order enjoining the defendants from proceeding with and consummating the transaction, and other equitable and monetary relief. State Bancorp, the individual defendants and Valley vigorously deny the claims. State Bancorp’s Board of Directors believes that this is a typical meritless strike suit. State Bancorp and the individual defendants intend to defend the claims vigorously. State Bancorp and the individual defendants filed a motion to dismiss the action on Friday, June 9, 2011.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Appendix A and is incorporated by reference into this document. This summary may not contain all of the information about the merger agreement that may be important to you. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

General Description

The merger agreement provides for the merger of State Bancorp with and into Valley, with Valley as the surviving entity. A closing under the merger agreement is to occur on the day which is five business days after receipt of all necessary regulatory and governmental approvals and consents (including the expiration of all applicable statutory waiting periods) and the satisfaction or waiver of all conditions to closing. The merger agreement also provides that Valley and State Bancorp may agree on a different closing date. The merger will become effective at the time specified in a certificate of merger which Valley and State Bancorp will prepare and which Valley will file with the New Jersey Department of Treasury, Division of Commercial Recording and the New York Secretary of State simultaneous with the closing. Immediately after the merger is effective, State Bank of Long Island will merge with and into Valley National Bank, with Valley National Bank as the surviving entity.

Consideration

At the effective time of the merger, each share of State Bancorp common stock will be converted into, and become the right to receive, 1.00 share of Valley common stock, after giving effect to the five (5) percent stock dividend declared by Valley on April 13, 2011 and subject to adjustment for any recapitalization, split-up or the like. No fractional shares of Valley common stock will be issued. In lieu of fractional shares of Valley common stock, each holder of State Bancorp common stock who would be entitled to a fractional interest will instead receive an amount in cash determined by multiplying his or her fractional interest by the average closing price of Valley common stock during the ten trading-day period ending five trading days before the closing date. At this time, due to the one-for-one exchange ratio, Valley does not anticipate issuing cash in lieu of fractional shares.

At the effective time of the merger, all shares of State Bancorp common stock and all shares of State Bancorp TARP Preferred Stock of State Bancorp that are owned or held by State Bancorp as treasury stock or owned or held by Valley or any of Valley’s subsidiaries will be canceled and cease to exist and no shares of Valley common stock shall be delivered in exchange therefor.

Treatment of State Bancorp TARP Preferred Stock and State Bancorp TARP Warrant

Following receipt of all regulatory and governmental approvals and the agreement by State Bancorp that all conditions to closing have been satisfied or waived, and not later than five business days prior to the closing date, Valley will fund the purchase by either Valley or State Bancorp from Treasury of each issued and outstanding share of State Bancorp TARP Preferred Stock. In addition, Valley may, but is not required to, fund the purchase by Valley or State Bancorp of the State Bancorp TARP Warrant to purchase State Bancorp common stock, which was issued on December 5, 2008 to Treasury, prior to the closing of the merger. If the State Bancorp TARP Warrant is not repurchased prior to closing, it will be converted into a warrant to purchase Valley common stock, subject to appropriate adjustments to reflect the exchange ratio. The redemption or repurchase of the State Bancorp TARP Preferred Stock and the State Bancorp TARP Warrant held by Treasury is subject to regulatory approval.

Treatment of State Bancorp Stock Options

The merger agreement provides that, upon completion of the merger, Valley shall assume and adopt each of the State Bancorp stock option plans, and each outstanding option to acquire State Bancorp common stock granted under any State Bancorp stock option plan or other compensatory arrangement will convert into a fully vested and exercisable option to purchase a number of shares of Valley common stock equal to the number of shares of State Bancorp common stock underlying such State Bancorp stock option immediately prior to the merger, with an exercise price that equals the exercise price of such State Bancorp stock option immediately prior to the merger and otherwise on the same terms and conditions as were in effect immediately prior to the completion of the merger, except that Valley has agreed the options may be exercised after the termination of the employment through the options’ term. Valley has agreed to reserve additional shares of Valley common stock to satisfy its obligations under the State Bancorp stock options assumed pursuant to the merger agreement and will file with the SEC a registration statement to the extent necessary to register Valley common stock issuable upon exercise of State Bancorp stock options assumed pursuant to the merger agreement.

Bank Merger

Immediately after the merger is effective, State Bank of Long Island, a New York state-chartered commercial bank and wholly owned subsidiary of State Bancorp, will merge with and into Valley National Bank, a national banking association and wholly owned subsidiary of Valley, with Valley National Bank surviving the merger and continuing its corporate existence.

Certificate of Incorporation and Bylaws

The Valley certificate of incorporation and the Valley bylaws as in effect immediately prior to the completion of the merger will be the certificate of incorporation and bylaws of the surviving corporation.

Board of Directors

The directors of Valley as of the effective time of the merger will continue to serve as directors of the surviving corporation. In addition, upon consummation of the merger, the Board of Directors of Valley will be increased by one, and the Board of Directors of Valley will appoint a current State Bancorp director to fill the newly created vacancy who will be chosen from a pool of three (3) State Bancorp directors who meet the director qualifications set forth in Valley’s corporate governance guidelines and who are selected by State Bancorp’s Board of Directors.

Exchange of Shares

The conversion of State Bancorp common stock into Valley common stock will occur upon completion of the merger. No later than five (5) business days after the effective time of the merger, American Stock Transfer and Trust Company will mail a letter of transmittal to each holder of State Bancorp common stock at the effective time of the merger. This mailing will contain instructions on how to surrender State Bancorp common stock represented in certificated or book-entry form in exchange for shares of Valley common stock to be received by holders of State Bancorp common stock in the merger pursuant to the terms of the merger agreement.

Notwithstanding the time of surrender of State Bancorp common stock, each holder of State Bancorp common stock at the effective time of the merger will be deemed a stockholder of Valley for all purposes from the effective time of the merger, except that Valley will withhold the payment of dividends to such holder until such holder effects the exchange of State Bancorp common stock represented in certificated or book-entry form for Valley Common Stock. Such holder of State Bancorp common stock will receive any withheld dividends, without interest, upon effecting the share exchange.

If a certificate for State Bancorp common stock has been lost, stolen or destroyed, American Stock Transfer and Trust Company will issue shares of Valley common stock under the merger agreement upon receipt of an affidavit of that fact by the claimant and indemnity agreement and/or the posting of a bond in such amount as Valley determines is reasonably required as indemnity. Record holders shall be deemed stockholders of Valley for all purposes from the effective time of the merger except that Valley shall withhold the payment of dividends from any record holder until the exchange of certificates for Valley common stock has occurred.

Each of Valley and American Stock Transfer and Trust Company will be entitled to deduct and withhold from the cash in lieu of fractional shares payable to any holder of State Bancorp common stock the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If Valley or American Stock Transfer and Trust Company withholds any amounts, these amounts will be treated for all purposes of the merger as having been paid to the stockholders from whom they were withheld.

Representations and Warranties

The representations and warranties described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, are solely for the benefit of Valley and State Bancorp, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between Valley and State Bancorp rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations and warranties or any description thereof as characterizations of the actual state of facts or condition of Valley, State Bancorp or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Valley or State Bancorp. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. See “Information Incorporated by Reference” on page 98.

The merger agreement contains customary representations and warranties of Valley and State Bancorp relating to their respective businesses. The representations and warranties in the merger agreement do not survive the effective time of the merger.

Each of Valley and State Bancorp has made representations and warranties regarding, among other things:

•	corporate organization and similar corporate matters;

•	capitalization;

•	authorization, execution and enforceability of the merger agreement;

•	the accuracy of financial information and of information contained in filings with the SEC;

•	fees payable to financial advisors;

•	the absence of changes or events since December 31, 2010 that may have a material adverse effect on the corporation making the representation and warranty;

•	pending or threatened legal proceedings and the absence of material litigation;

•	taxes and tax returns;

•	compliance with applicable laws;

•	the enforceability and status of material contracts;

•	properties and insurance;

•	minute books;

•	environmental matters;

•	the adequacy of the allowance for loan and lease losses and reserve for taxes;

•	no agreements with bank regulators;

•	the filing of required SEC documents and other material reports with governmental agencies and the adequacy and maintenance of internal and disclosure controls;

•	validity and character of outstanding loans and insider loans; and

•	intellectual property matters.

State Bancorp also made representations and warranties regarding:

•	employee benefit plans and compliance with employee benefit laws and regulations;

•	no excess parachute payments; and

•	the taking of actions to exempt the merger from anti-takeover provisions in State law and the certificate of incorporation;

Valley also made representations and warranties regarding:

•	the absence of acceleration and other benefits to current or former employees as a result of the merger;

•	the due and valid reservation of Valley common stock for issuance under the terms and conditions of the merger agreement; and

•	no approval of Valley stockholders required for the merger.

Certain representations and warranties of Valley and State Bancorp are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to Valley or State Bancorp, means any effect which (i) is material and adverse to the business, assets, financial condition or results of operations of such party and its subsidiaries on a consolidated basis, or (ii) materially impairs the ability of such party and its subsidiaries to consummate the transactions contemplated by the merger agreement on a timely basis; provided, however, that “material adverse effect” will not be deemed to include the impact of:

•	changes in laws and regulations (or interpretations of such laws and regulations by courts or governmental agencies) affecting banks or their holding companies generally;

•	changes in United States Generally Accepted Accounting Principles (referred to as GAAP) or regulatory accounting principles generally applicable to financial institutions and their holding companies;

•	actions and omissions of a party to the merger agreement (including their subsidiaries) taken with the prior written consent of the other party;

•

the impact of the announcement of the merger agreement and the merger, and compliance with the merger agreement on the business, financial condition or results of operations of the parties and their respective subsidiaries, including the expenses incurred in connection with consummating the merger;

•

changes in national or international political or social conditions, including the engagement by the United States in hostilities or the occurrence of any military or terrorist attack upon or within the United States, unless it uniquely and disproportionately affects either or both of the parties or any of their subsidiaries;

•

any change in the value of the securities or loan portfolio, or any change in the value of the deposits or borrowings, of State Bancorp or Valley, or any of their subsidiaries, respectively, resulting from a change in interest rates generally; or

•	changes relating to securities markets in general (including any disruption thereof and any decline in the price of any security or market index).

Covenants and Agreements

Each of Valley and State Bancorp has undertaken customary covenants that place restrictions on it and its subsidiaries until the completion of the merger. Each of Valley and State Bancorp has agreed to carry on its business in the ordinary course consistent with past banking practice and cause their respective significant subsidiaries to do the same. Each of Valley and State Bancorp will use commercially reasonable efforts to preserve intact its business organization and that of its significant subsidiaries, as well as maintain its rights, franchises and existing relations with customers, suppliers and employees.

In addition to the general covenants above, Valley further agreed that, except as otherwise approved by State Bancorp in writing, Valley will not, and will not permit its significant subsidiaries to, among other things, undertake the following actions:

•

change any provision of its certificate of incorporation, bylaws or similar governing documents; in a manner that would require the approval of the stockholders of Valley or that adversely affects the rights of the stockholders of Valley;

•	make any material change in its accounting methods or practices not required by GAAP or applicable regulatory accounting requirements; and

•	take any action that would result in any of its closing conditions to the merger to not be satisfied.

In addition to the general covenants above, State Bancorp further agreed that, subject to specified exceptions and except as otherwise approved by Valley in writing, State Bancorp will not, and will not permit its significant subsidiaries to, among other things, undertake the following actions:

•	change any provision of its certificate of incorporation, bylaws or similar governing documents;

•

change the number of shares of its authorized or issued capital stock or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of State Bancorp or any State Bancorp subsidiary or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or redeem or otherwise acquire any shares of such capital stock, or declare, set aside or pay any dividend, or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except that State Bancorp may declare a quarterly cash dividend not in excess of $0.05 per share per quarter with record and payment dates consistent with past practice (and Valley agrees to pay such dividends declared by State Bancorp provided that the applicable record date is prior to the effective time of the merger);

•

grant any severance or termination pay, enter into or amend any employment agreement, adopt any new employee benefit plan or arrangement or amend any existing employee benefit plan or arrangement, or award any increase in compensation or benefits to directors, officers or employees except for increases in compensation in the usual and ordinary course of business consistent with past practice;

•

sell or dispose of any assets with a market value in excess of $100,000 or incur any liability with a principal balance greater than $100,000 other than the sale of other real estate owned or non-performing loans and other than in the ordinary course of business consistent with past practices and policies;

•

make any capital expenditure or enter into any new service agreement or similar contract not terminable by State Bancorp within sixty (60) days and involving amounts in excess of $100,000 individually or $500,000 in the aggregate, other than pursuant to binding commitments as of the date of the merger agreement, expenditures necessary to maintain assets in good repair and expenditures described in business plans or budgets previously furnished to Valley;

•	file any applications or make any contracts regarding branching or site location or relocation;

•	agree to acquire any business or entity (other than to foreclose on collateral for a defaulted loan);

•

make any new investments in securities other than investments in government, municipal or agency bonds or government sponsored mortgage backed securities having a weighted average life or duration of not greater than ten years;

•	make any material change in its accounting methods or practices not required by GAAP or applicable regulatory accounting requirements;

•	take any action that would result in any of its closing conditions to the merger not to be satisfied;

•

make or commit to make any new loan or other extension of credit in the amount of $2,500,000 or more except pursuant to loan commitments existing as of the date of the merger agreement and residential mortgage loans made in the ordinary course of business consistent with past practice; and

•

renew for more than one year any existing loan or extension of credit which would require State Bancorp to advance additional funds greater than $3,000,000 for commercial and industrial loans or $5,000,000 for commercial real estate loans, or would cause the aggregate credit outstanding to any one borrower to exceed $5,000,000 or to any group of affiliated borrowers to exceed $10,000,000, except for renewals or increases that are committed as of the date of the merger agreement and residential mortgage loans made in the ordinary course of business consistent with past practice.

The merger agreement also contains covenants by State Bancorp to furnish current information to Valley, to duly call and hold a meeting of State Bancorp stockholders to approve the merger agreement and the merger, to take actions to ensure that, beginning in the third quarter of 2011, the record and payment dates of its regular quarterly dividends are the same as Valley’s record and payment dates for regular quarterly dividends and to not permit participants in its dividend reinvestment plan to purchase State Bancorp common stock at a discount.

The merger agreement further contains mutual covenants relating to:

•	access to properties and records of the other party to the merger agreement,

•	the preparation and filing of this proxy statement/prospectus and all necessary regulatory applications with bank regulatory agencies,

•	public announcements with respect to the transactions contemplated by the merger agreement,

•	the treatment of the merger as a tax-free reorganization,

•

the disposition of shares of State Bancorp common stock or conversion of State Bancorp stock options in connection with the consummation of the merger being exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and

•	the use of reasonable best efforts to cause or facilitate the purchase of the State Bancorp TARP Preferred Stock from Treasury.

Employment and Director Matters

Valley and Valley National Bank have agreed to assume and honor each of State Bancorp’s and State Bank of Long Island’s employment agreements and change in control agreements from and after the effective date of the merger.

Before or following consummation of the merger, Valley will decide whether to continue each employee welfare benefit plan, within the meaning of ERISA, for the benefit of employees of State Bancorp and State Bank of Long Island or have such employees become covered under a Valley welfare plan. Subject to the foregoing, following consummation of the merger, Valley will make available to all officers and employees of State Bancorp who become employees of Valley National Bank coverage under the benefit plans generally available to Valley National Bank’s officers and employees. No prior existing condition limitation not currently imposed by State Bancorp or State Bank of Long Island medical or dental plans will be imposed on employees of State Bancorp or State Bank of Long Island under Valley’s or Valley National Bank’s medical or dental plans. Employees of State Bancorp or State Bank of Long Island will receive credit for any deductibles paid under State Bancorp or State Bank of Long Island medical or dental plans. State Bancorp employees will be given credit for eligibility and vesting purposes (but not for benefit accrual purposes) under Valley’s or Valley National Bank’s medical, life, vacation, sick leave, disability and other welfare plans for prior service with State Bancorp. State Bancorp employees will be granted credit for prior service with State Bancorp solely for purposes of eligibility and vesting under Valley’s or Valley National Bank’s 401(k) plan.

Valley agrees to use reasonable efforts to retain State Bancorp and State Bank of Long Island employees following consummation of the merger and intends to give priority consideration to State Bancorp and State Bank of Long Island employees for open positions at Valley and its subsidiaries to the extent their jobs are eliminated as a result of the merger.

Except for State Bancorp and State Bank of Long Island employees who have individual severance or similar contractual agreements, for a period of one year after the consummation of the merger, Valley will pay as severance to State Bancorp and State Bank of Long Island employees who are involuntarily terminated for reasons other than cause the amount of two (2) weeks of base salary per year of service subject to a minimum of four (4) weeks of base salary for non-officer employees and twelve (12) weeks of base salary for officers and a maximum for all terminated employees of fifty two (52) weeks of base salary.

Each non-management director of State Bancorp will be offered the opportunity to participate in the Valley New York regional advisory board for no compensation.

Valley and Valley National Bank have entered into Retention Incentive Agreements with certain specified employees of State Bancorp and State Bank of Long Island. Prior to the effective time of the merger, Valley, Valley National Bank, State Bancorp and State Bank of Long Island will cooperate to develop, implement and communicate to other key employees of State Bancorp and State Bank of Long Island a retention program to retain the services of such key employees through the effective time of the merger and for a period of 180 days following the effective date of the merger or such earlier time as Valley and Valley National Bank may determine.

Valley and Valley National Bank may, in their discretion within thirty (30) days prior to the effective time of the merger, direct State Bancorp and State Bank of Long Island to terminate any or all nonqualified deferred compensation plans in a manner that does not materially affect the rights of participants to benefits earned through the termination date.

Agreement Not to Solicit Other Offers

State Bancorp has agreed that it and its subsidiaries will not, and it and its subsidiaries will use their best efforts to cause their respective representatives not to:

•	initiate, solicit, or knowingly encourage or facilitate (including by way of providing information) any inquiries or proposals with respect to any “Acquisition Proposal” (as defined below); or

•

have any discussions with or provide any confidential or nonpublic information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal.

However, if State Bancorp receives an unsolicited bona fide Acquisition Proposal after the date of the merger agreement, State Bancorp may provide nonpublic information to, or engage in negotiations or discussions with, the person making the acquisition proposal if and only to the extent that:

•	approval of the merger agreement by State Bancorp’s stockholders has not yet been obtained;

•

State Bancorp’s Board of Directors concludes in good faith, after consulting with its financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal (as defined below);

•

State Bancorp’s Board of Directors concludes in good faith, after considering the advice of its outside counsel, that failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties under applicable law;

•

prior to providing any nonpublic information, State Bancorp enters into a confidentiality agreement with the person making the Acquisition Proposal on terms no less favorable to State Bancorp than those specified in the confidentiality agreement between State Bancorp and Valley; and

•

State Bancorp concurrently provides to Valley any non-public information concerning State Bancorp or its subsidiaries provided to the party making the Acquisition Proposal which was not previously provided to Valley.

The State Bancorp Board of Directors also has agreed not to (i) withdraw (or modify or qualify in any manner adverse to Valley) or refuse to make the State Bancorp Board of Directors’ recommendation that the stockholders of State Bancorp approve the merger agreement at the State Bancorp stockholders’ meeting; (ii) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal; or (iii) cause or permit State Bancorp or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal (other than a confidentiality agreement permitted under the merger agreement). However, prior to the date of the State Bancorp stockholders’ meeting, the State Bancorp Board of Directors may take the actions specified in the immediately preceding sentence if, after the fourth (4th) business day following Valley’s receipt of a written notice of a Superior Proposal from State Bancorp (which shall (i) state that the State Bancorp Board of Directors has determined that such bona fide unsolicited written Acquisition Proposal constitutes a Superior Proposal, (ii) specify the materials terms and conditions of, and identity of party making, such Superior Proposal, and (iii) contain a copy of the transaction agreements with such party), the State Bancorp Board of Directors has reasonably determined in good faith, after consultation with its financial and legal advisors, that the failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties and that such Acquisition Proposal is a Superior Proposal that has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of the merger agreement that are committed to in writing by Valley.

In connection with any Acquisition Proposal, State Bancorp has agreed to:

•	immediately cease and terminate any activities, discussions or negotiations before the date of the merger agreement with any persons other than Valley with respect to any Acquisition Proposal;

•	not terminate, waive, amend, release or modify any confidentiality or standstill agreement relating to any Acquisition Proposal;

•	use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal;

•

advise Valley promptly (within two (2) business days) following receipt of any Acquisition Proposal or any request for non-public information or to engage in negotiations that the State Bancorp directors reasonably believe is reasonably likely to lead to or that contemplates an Acquisition Proposal of the existence of such Acquisition Proposal or request, describing the material terms and conditions thereof (including the identity of the person making such Acquisition Proposal or request);

•	keep Valley reasonably well informed in all material respects of the status (including after the occurrence of any material amendment or modification) of any such Acquisition Proposal or request; and

•	notify Valley promptly (within two (2) business days) if State Bancorp determines to begin providing non-public information or to engage in negotiations concerning an Acquisition Proposal.

As used in the merger agreement, “Acquisition Proposal means other than the transactions contemplated by the merger agreement, a tender or exchange offer to acquire 25% or more of the voting power in State Bancorp or any of its subsidiaries, a proposal for a merger, consolidation, or other business combination involving State Bancorp or any of its subsidiaries or any other proposal or offer to acquire in any manner 25% or more of the voting power in, or 25% or more of the business, assets or deposits of, State Bancorp or any of its subsidiaries.

As used in the merger agreement, “Superior Proposal” means an unsolicited bona fide written Acquisition Proposal (with the percentages set forth in the definition of such term changed from 25% to 50%) that the State Bancorp Board of Directors concludes in good faith to be more favorable from a financial point of view to its stockholders than the transactions contemplated by the merger agreement (including taking into account any adjustment to the terms and conditions proposed by Valley in response to such proposal), (1) after receiving the advice of its financial advisor (which shall be a nationally recognized investment banking firm), (2) after taking into account the likelihood of consummation of such transaction on the terms set forth in the Acquisition Proposal (as compared to the terms in the merger agreement), and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law.

Costs and Expenses

In general, each of Valley and State Bancorp will be responsible for all costs and expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the merger agreement. However, the costs and expenses of printing and mailing this proxy statement/prospectus will be borne equally by Valley and State Bancorp if the merger is terminated.

Indemnification and Insurance

For a period of six years following the effective time of the merger, Valley has agreed to indemnify, defend and hold harmless all past and present officers and directors, and any person who becomes prior to the effective time of the merger a director or officer, of State Bancorp and its subsidiaries in their capacities as such against all claims, damages, liabilities, losses, costs, charges, expenses, judgments, fines, penalties and amounts paid in settlement to the fullest extent such persons would be entitled to such indemnification under any applicable law and the certificate of incorporation and bylaws of State Bancorp as in effect on the date of the merger agreement.

The merger agreement further provides that Valley will cause the officers and directors of State Bancorp and its subsidiaries to be covered for a period of six years after the effective time of the merger under an extension of State Bancorp’s existing directors’ and officers’ liability insurance policy.

Conditions to Complete the Merger

The obligation of each party to consummate the merger is subject to satisfaction or waiver of certain conditions, including:

•	approval of the merger agreement by the stockholders of State Bancorp;

•	receipt of all necessary consents, approvals and authorizations necessary to consummate the merger from federal and state government authorities;

•	absence of any governmental action that would restrain or prohibit the consummation of the merger;

•

receipt by Valley of an opinion of Day Pitney LLP regarding the tax-free nature of the merger and receipt by State Bancorp of an opinion of Arnold & Porter LLP regarding the tax-free nature of the merger;

•	the Valley common stock to be issued in the merger being approved for listing on the New York Stock Exchange;

•	the registration statement covering the shares of Valley common stock to be issued in the merger has been declared effective by the SEC; and

•	the purchase from Treasury of each share of the State Bancorp TARP Preferred Stock shall have occurred at least five business days prior to the closing date.

The obligation of Valley to consummate the merger is also conditioned on, among other things:

•	continued accuracy of the representations and warranties of State Bancorp contained in the merger agreement, subject to a material adverse effect standard;

•	performance by State Bancorp, in all material respects, of its obligations under the merger agreement;

•

receipt of written consents (other than governmental approvals and consents) of any person whose consent is required under the applicable instrument, except for those for which the failure to obtain would not, individually or in the aggregate, have a material adverse effect on Valley; and

•

State Bank of Long Island will have taken all necessary corporate action to effectuate the merger with Valley National Bank immediately following the effective time of the merger of Valley and State Bancorp.

The obligation of State Bancorp to consummate the merger is also conditioned on, among other things:

•	continued accuracy of the representations and warranties of Valley contained in the merger agreement, subject to a material adverse effect standard;

•	performance by Valley, in all material respects, of its obligations under the merger agreement;

•

Valley National Bank will have taken all necessary corporate action to effectuate the merger with State Bank of Long Island immediately following the effective time of the merger of Valley and State Bancorp; and

•	Valley will have furnished State Bancorp with evidence reasonably satisfactory to State Bancorp of directors’ and officers’ liability insurance as required pursuant to the merger agreement.

Termination

Valley and State Bancorp may terminate the merger agreement by mutual written consent at any time.

Either Valley or State Bancorp may terminate the merger agreement for certain reasons, including the following:

•	the merger has not been completed by January 31, 2012, provided that the failure to close was not the result of such party’s material breach of a representation, warranty, covenant or agreement;

•	the State Bancorp stockholders fail to approve the merger agreement at the meeting of the stockholders (or any adjournment or postponement thereof);

•

the approval of any government entity needed to complete the merger and the other transactions contemplated by the merger agreement has been denied by final non-appealable action by such governmental entity, provided that the failure to receive such approval was not the result of such party’s failure to comply with the merger agreement; or

•

the other party breaches any of its representations, warranties, covenants or other agreements contained in the merger agreement and such breach is not cured within 30 days following notice or cannot be cured prior to January 31, 2012, and would result in (i) the failure to satisfy any of the closing conditions by January 31, 2012, or (ii) a material adverse effect on the party committing such breach, provided that the terminating party is not in material breach of any representation, warranty, covenant or agreement.

State Bancorp may terminate the merger agreement if:

•	State Bancorp receives a Superior Proposal and enters into an acquisition agreement with respect to the Superior Proposal;

•	the conditions to its completion of the merger are not capable of being satisfied by Valley by January 31, 2012; or

•

a majority of the entire State Bancorp Board of Directors so determines, at any time during the five (5) day period commencing on the day after a specified determination date (which shall be the later of (i) the day that all required regulatory approvals have been obtained, (ii) the day of the expiration of the last waiting period with respect to the required regulatory approvals, and (iii) the day the State Bancorp stockholders have approved the merger agreement), if the average closing price of Valley’s common stock over a period of 10 trading days immediately preceding such determination date is less than $11.04 and, during such period, Valley’s common stock underperforms the Nasdaq Bank Index by more than 20%.

Valley may terminate the merger agreement if:

•

State Bancorp or the State Bancorp Board of Directors (or any committee thereof) withdraws, modifies or qualifies in any manner adverse to Valley its recommendation to State Bancorp stockholders in favor of the merger with Valley or adopts or recommends the adoption of an Acquisition Proposal, or State Bancorp or any of its subsidiaries enter into an agreement constituting or related to, or which is reasonably likely to lead to, an Acquisition Proposal;

•	the State Bancorp Board of Directors fails to recommend the merger and the approval of the merger agreement by State Bancorp stockholders;

•

State Bancorp or the State Bancorp Board of Directors (or any committee thereof) breaches State Bancorp’s agreement not to solicit other offers and related obligations under the merger agreement in any material respect adverse to Valley;

•

the State Bancorp Board of Directors (or any committee thereof), in response to a competing tender offer or exchange offer for 25% or more of the outstanding shares of State Bancorp common stock, recommends that State Bancorp’s stockholders tender their shares into the offer or otherwise fails to recommend that the stockholders reject such tender offer or exchange offer within a 10-business day period; or

•	the conditions to its completion of the merger are not capable of being satisfied by State Bancorp by January 31, 2012.

Termination Fees

In the event that an Acquisition Proposal, or an intention to make an Acquisition Proposal, to acquire 50% or more of the voting power in, or 50% or more of the business, assets or deposits of, State Bancorp or any of its subsidiaries shall have been made directly to State Bancorp’s stockholders or otherwise publicly disclosed or communicated or made known to senior management of State Bancorp or State Bancorp’s Board of Directors and the merger agreement is thereafter terminated:

•

by either Valley or State Bancorp because the merger shall not have been consummated on or before January 31, 2012 or State Bancorp’s stockholders failed to approve the merger agreement at the meeting of the stockholders; or

•

by Valley because State Bancorp shall have breached any representation, warranty, covenant or agreement contained in the merger agreement and such breach would entitle Valley to terminate the merger agreement;

then, State Bancorp will be required to pay Valley a termination fee of $8.75 million if State Bancorp completes a transaction contemplated by, or executes a definitive written agreement with respect to, any Acquisition Proposal to acquire 50% or more or the voting power in or 50% or more of the business, assets or deposits of State Bancorp or any of its subsidiaries within 12 months after such termination.

State Bancorp will be required to pay Valley the $8.75 million termination fee immediately upon termination of the merger agreement in the event that the merger agreement is terminated:

•

by the Board of Directors of Valley if, prior to receipt of State Bancorp’s stockholder approval, State Bancorp or the State Bancorp Board of Directors (or any committee thereof) withdraws or modifies in any manner adverse to Valley its recommendation to its stockholders in favor of the merger with Valley or adopts or recommends the adoption of an Acquisition Proposal to acquire more than 50% or more of the voting power in, or 50% or more of the business, assets or deposits of, State Bancorp or any of its subsidiaries, or State Bancorp or any of its subsidiaries enters into an agreement constituting or related to, or which is reasonably likely to lead to, an Acquisition Proposal to acquire more than 50% or more of the voting power in, or 50% or more of the business, assets or deposits of, State Bancorp or any of its subsidiaries;

•	by the Board of Directors of Valley if the State Bancorp Board of Directors fails to recommend the merger and the approval of the merger agreement by State Bancorp’s stockholders;

•

by the Board of Directors of Valley if State Bancorp or the State Bancorp Board of Directors (or any committee thereof) breaches State Bancorp’s agreement not to solicit other offers and related obligations in any material respect adverse to Valley;

•

by the Board of Directors of Valley if the State Bancorp Board of Directors (or any committee thereof), in response to a competing tender offer or exchange offer for 25% or more of the outstanding shares of State Bancorp common stock, recommends that State Bancorp’s stockholders tender into the offer or otherwise timely fails to recommend that the stockholders reject such tender offer or exchange offer; or

•	by State Bancorp if State Bancorp has received a Superior Proposal and, as permitted by the merger agreement, enters into an acquisition agreement relating to the Superior Proposal.

Voting Agreement

In connection with the execution of the merger agreement, Valley entered into voting agreements with State Bancorp directors. Pursuant to the voting agreements, the State Bancorp directors, who owned, at the time the voting agreements were executed, 1,081,914 shares of common stock representing approximately 6.4% of the outstanding State Bancorp common stock, of which 492,724 shares are permitted to be transferred under certain conditions prior to the stockholder meeting, have each agreed to vote the shares of State Bancorp beneficially owned by them and over which they have sole voting power on the record date, and to use their reasonable efforts to vote the shares of State Bancorp beneficially owned by them and over which they have joint voting power with their spouse on the record date, in favor of approval of the merger agreement.

DESCRIPTION OF VALLEY COMMON STOCK

The authorized capital stock of Valley presently consists of 210,451,912 shares of common stock and 30,000,000 shares of preferred stock. As of April  28, 2011, there were 162,058,055 shares of Valley common stock and no shares of preferred stock outstanding.

General

Valley is a New Jersey general business corporation governed by the New Jersey Business Corporation Act and a registered bank holding company under the Bank Holding Company Act. The following description of Valley common stock describes certain general terms of Valley common stock.

Dividend Rights

Holders of Valley common stock are entitled to dividends when, as and if declared by the Board of Directors of Valley out of funds legally available for the payment of dividends. The only statutory limitation is that such dividends may not be paid when Valley is insolvent. Funds for the payment of dividends by Valley must come primarily from the earnings of Valley’s bank subsidiary. Thus, as a practical matter, any restrictions on the ability of Valley National Bank to pay dividends will act as restrictions on the amount of funds available for payment of dividends by Valley.

As a national banking association, Valley National Bank is subject to limitations on the amount of dividends it may pay to Valley, Valley National Bank’s only stockholder. Prior OCC approval is required to the extent the total dividends to be declared by Valley National Bank in any calendar year exceeds net profits for that year combined with the bank’s retained net profits from the preceding two calendar years, less any transfers to capital surplus. However, declared dividends in excess of net profits in either of the preceding two years can be offset by retained net profits in the third and fourth years preceding the current year when determining Valley National Bank’s dividend limitation. Under this limitation, Valley National Bank could declare dividends in 2011 without prior approval of the OCC of up to $79.8 million plus an amount equal to Valley National Bank’s net profits for 2011 to the date of such dividend declaration.

Valley is also subject to certain FRB policies that may, in certain circumstances, limit its ability to pay dividends. These policies require, among other things, that a bank holding company maintain a minimum capital base. The FRB would most likely seek to prohibit any dividend payment that would reduce a holding company’s capital below these minimum amounts.

Voting Rights

At meetings of stockholders, holders of Valley common stock are entitled to one vote per share. The quorum for stockholders’ meetings is a majority of the outstanding common stock. Generally, actions and authorizations to be taken or given by stockholders require the approval of a majority of the votes cast by holders of Valley common stock at a meeting at which a quorum is present.

Liquidation Rights

In the event of liquidation, dissolution or winding up of Valley, holders of Valley common stock are entitled to share equally and ratably in assets available for distribution after payment of debts and liabilities.

Assessment and Redemption

All outstanding shares of Valley common stock are fully paid and nonassessable. Valley common stock is not redeemable at the option of the issuer or the holders thereof.

Other Matters

American Stock Transfer and Trust Company is presently both the transfer agent and the registrar for Valley common stock. Valley common stock is traded on the New York Stock Exchange under the symbol “VLY”, and is registered with the SEC under Section 12(b) of the Exchange Act.

“Blank Check” Preferred Stock

The preferred stock that is authorized by Valley’s certificate of incorporation is typically referred to as “blank check” preferred stock. This term refers to stock for which the rights and restrictions are determined by the board of directors of a corporation. Except in limited circumstances, Valley’s certificate of incorporation authorizes the Valley Board of Directors to issue new shares of Valley preferred stock without further stockholder action.

Valley’s certificate of incorporation gives the Board of Directors authority at any time to:

•	divide the authorized but unissued shares of preferred stock into series;

•	determine the designations, number of shares, relative rights, preferences and limitations of any series of preferred stock;

•	increase the number of shares of any preferred series; and

•	decrease the number of shares in a preferred series, but not to a number less than the number of shares outstanding.

The issuance of additional preferred stock may be viewed as having adverse effects upon the holders of common stock. Holders of Valley’s common stock will not have preemptive rights with respect to any newly issued stock. The Valley Board of Directors could adversely affect the voting power of holders of Valley stock by issuing shares of preferred stock with certain voting, conversion and/or redemption rights. In the event of a proposed merger, tender offer or other attempt to gain control of Valley that the Board of Directors does not believe to be in the best interests of its stockholders, the Board of Directors could issue additional preferred stock which could make any such takeover attempt more difficult to complete. Blank check preferred stock may also be used in connection with the issuance of a stockholder rights plan, sometimes called a poison pill. The Board of Directors of Valley has not approved any plan to issue any preferred stock for this or any other purpose. The Valley Board of Directors does not intend to issue any preferred stock except on terms that the Board of Directors deems to be in the best interests of Valley and its stockholders.

COMPARISON OF THE RIGHTS OF STOCKHOLDERS OF VALLEY

AND STATE BANCORP

The rights of Valley stockholders are governed by the New Jersey Business Corporation Act, or NJBCA, and Valley’s restated certificate of incorporation and by-laws. The rights of State Bancorp stockholders are governed by the New York Business Corporation Law, or NYBCL, and State Bancorp’s restated certificate of incorporation and amended and restated bylaws. After the merger, the rights of State Bancorp’s common stockholders that receive Valley shares will be governed by the NJBCA and Valley’s restated certificate of incorporation and by-laws. The following discussion summarizes the material differences between the rights of State Bancorp common stockholders and the rights of Valley common stockholders. We urge you to read Valley’s restated certificate of incorporation, Valley’s by-laws, State Bancorp’s restated certificate of incorporation, State Bancorp’s amended and restated bylaws, and the NJBCA, the NYBCL and federal law governing bank holding companies carefully and in their entirety. The statements in this section are qualified in their entirety by reference to and are subject to the detailed provisions of the NJBCA, NYBCL, Valley’s restated certificate of incorporation, Valley’s by-laws, State Bancorp’s restated certificate of incorporation and State Bancorp’s amended and restated bylaws.

Authorized Capital Stock

Valley. Valley’s restated certificate of incorporation authorizes it to issue up to 210,451,912 shares of common stock, no par value per share, and 30,000,000 shares of preferred stock, no par value per share. As of the record date, there were [            ] shares of Valley common stock outstanding and no shares of Valley preferred stock outstanding.

State Bancorp. State Bancorp’s restated certificate of incorporation authorizes State Bancorp to issue up to 50,000,000 shares of common stock, par value $0.01 per share, and 250,000 shares of preferred stock, par value $0.01 per share. As of the record date, there were [            ] shares of State Bancorp common stock outstanding and 36,842 shares of State Bancorp preferred stock outstanding.

Size of Board of Directors

Valley. Valley’s by-laws provide that its Board of Directors shall consist of not less than five and not more than 25 directors. The exact number of directors may be determined from time to time by the Valley Board of Directors. The Valley Board of Directors currently has 15 directors. The merger agreement provides that, upon consummation of the merger, the Board of Directors of Valley will be increased by one, and the Board of Directors of Valley will appoint a current State Bancorp director to fill the newly created vacancy who will be chosen from a pool of three (3) State Bancorp directors who meet the director qualifications set forth in Valley’s corporate governance guidelines and who are selected by State Bancorp’s Board of Directors.

State Bancorp. State Bancorp’s amended and restated bylaws provide that its Board of Directors shall consist of not less than five nor more than 15 directors. The exact number of directors may be fixed and determined from time to time by a resolution passed by a majority of the full Board of Directors or by resolution of the stockholders. During any period in which the holders of any series of State Bancorp preferred stock have the right to elect additional directors, the total authorized number of directors will automatically increase by the number of directors, if any, that any series of preferred stock is entitled to elect. State Bancorp’s Board of Directors currently has 11 directors.

Classes and Election of Directors

Valley. Valley’s Board of Directors is not classified. Valley’s by-laws provide that each director is elected annually. Each director is elected by a plurality of votes cast at a stockholder meeting.

State Bancorp. State Bancorp’s Board of Directors is not classified. State Bancorp’s amended and restated by-laws provide that each director is elected annually. Each director is elected by the affirmative vote of a majority of votes cast in favor of or withheld from the election of such director by stockholders present in person or by proxy and entitled to vote at a stockholder meeting.

Removal of Directors

Valley. The NJBCA allows stockholders to remove directors for cause or, unless the certificate of incorporation provides otherwise, without cause, in each case by the affirmative vote of the majority of votes cast by the holders of shares entitled to vote. Because the Valley restated certificate of incorporation includes no additional provisions in this regard, Valley stockholders may remove directors with or without cause.

State Bancorp. State Bancorp’s restated certificate of incorporation provides that directors, except for directors separately elected by holders of preferred shares, if any, may only be removed for cause and then only by the affirmative vote of the holders of 80% or more of the shares of stock of State Bancorp entitled to vote generally in the election of directors or by the affirmative vote of at least 80% of the entire Board of Directors.

Filling Vacancies on the Board of Directors

Valley. Under Valley’s by-laws, vacancies created by any reason may be filled by a majority of the directors then in office, whether or not a quorum exists. Each director filling a vacancy shall remain in office for the remainder of the unexpired term. Valley stockholders are not entitled to cumulative voting rights in the election of directors.

State Bancorp. Under State Bancorp’s amended and restated bylaws, newly created directorships and vacancies may be filled by the affirmative vote of a majority of the remaining directors, whether or not a quorum exists. Any director elected to fill a new directorship or vacancy will hold office until his/her successor is elected by stockholders at the next annual meeting of stockholders or at any special meeting called for that purpose. State Bancorp stockholders are not entitled to cumulative voting rights in the election of directors.

Nomination of Director Candidates by Stockholders

Valley. Pursuant to Valley’s by-laws, stockholder nominations of director candidates may be made by any stockholder of any outstanding class of stock entitled to vote for the election of directors if the stockholder delivers timely written notice to the Secretary of Valley at Valley’s principal executive office containing the nominee’s name, home and business address, citizenship, business background for the past 10 years, shares of Valley common stock beneficially owned as of the date of the nomination and expected to be held as of the annual meeting date in sufficient detail to identify the owner and qualifications to be a director. In addition, the written notice will state whether the nominee qualifies under Valley’s corporate governance guidelines for directors and if the nominee does not qualify, the reasons why he/she does not qualify. For the written notice to be considered timely, the written notice must be delivered to the Secretary of Valley no earlier than 120 days and no later than 90 days before the anniversary of the preceding year’s annual meeting if the annual meeting for which the nomination relates is to be held no earlier than 20 before and no later than 60 days after the anniversary of the preceding year’s annual meeting. If the annual meeting for which the nomination relates is to be held more than 20 days before or 60 days after the anniversary of the preceding year’s annual meeting, then to be considered timely, the written notice must be delivered to the Secretary of Valley no earlier than 120 days before the date of the current year’s annual meeting and no later than 90 days before the date of the current year’s annual meeting or 10 days after the first public announcement of the date fixed for that meeting, whichever is later.

State Bancorp. Pursuant to State Bancorp’s amended and restated bylaws, stockholder nominations of director candidates may be made by any stockholder of record at the time of giving notice of the nomination who is entitled to vote at the meeting and cast votes with respect to at least 5% of the outstanding capital stock of State Bancorp. The stockholder must give timely written notice to the Secretary of State Bancorp at State

Bancorp’s principal executive office setting forth all information for the nominee required to be disclosed under the proxy rules of the SEC and as to the stockholder giving notice and the beneficial owner, if any, on whose behalf the nomination is made, the name and address of such stockholder and such beneficial owner and the class and number of shares owned beneficially and of record by such stockholder and such beneficial owner. For the written notice to be considered timely, the written notice must be delivered to the Secretary of State Bancorp no earlier than 120 days and no later than 90 days before the anniversary of the preceding year’s annual meeting, provided, however, that if the date of the current year’s annual meeting is more than 30 days before or more than 60 days after the anniversary date of the preceding year’s annual meeting, then to be considered timely, the written notice must be delivered to the Secretary of State Bancorp no earlier than 120 days before the date of the current year’s annual meeting and no later than 90 days before the date of the current year’s annual meeting or 10 days after the first public announcement of the date fixed for that meeting, whichever is later. If the size of the Board of Directors is increased and there is no public announcement by State Bancorp naming all the nominees or specifying the size of the increased Board of Directors at least 70 days prior to the anniversary of the preceding year’s annual meeting, then a stockholder’s written notice will be considered timely, but only with respect to nominees for vacancies created by the increased size of the Board of Directors, if it is delivered to the Secretary of State Bancorp no later than the 10th day following the day on which the public announcement is first made by State Bancorp.

Calling Special Meetings of Stockholders

Valley. Under the NJBCA, holders of at least 10% of the shares of a corporation entitled to vote may apply to the New Jersey Superior Court to request that a special meeting of stockholders be called for good cause shown. At such a meeting, the stockholders present in person or by proxy and having voting powers will constitute a quorum for the transaction of business as may be designated in the order of the court. In addition, Valley’s by-laws provide that special meetings of stockholders may be called by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, (iii) the President or (iv) a majority of the Board of Directors.

State Bancorp. Under State Bancorp’s amended and restated bylaws, a special meeting of stockholders may be called at any time by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which State Bancorp would have if there were no vacancies or by the Chief Executive Officer. Under the NYBCL, holders of at least 10% of the shares of a corporation entitled to vote in an election of directors may call for a special meeting to elect directors if for a period of thirteen months after the date of the last annual meeting, (i) there is a failure to elect a sufficient number of directors to conduct the business of the corporation and (ii) the board of directors fails to call a special meeting for the election of directors within two weeks after the expiration of such thirteen month period or there is a failure to elect such directors for a period of two months after the expiration of such period.

Notice of Stockholder Proposals

Valley. The NJBCA requires that the written notice of any meeting specify the time, place and purpose or purposes of the meeting and be given not less than 10 nor more than 60 days before the date of the meeting to stockholders of record entitled to vote at the meeting. Therefore, business conducted at a Valley annual meeting is limited to the business specified in the meeting notice. The restated certificate of incorporation and by-laws of Valley do not contain any provisions that govern the submission of proposals by stockholders.

State Bancorp. Under State Bancorp’s amended and restated bylaws, written notice of meetings stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called must be delivered no less than 10 days nor more than 50 days before the date of the meeting to stockholders of record entitled to vote at the meeting. State Bancorp’s amended and restated bylaws provide that stockholder proposals may be made by any stockholder of record at the time of giving notice of the proposal who is entitled to vote at the meeting. The stockholder must give timely written notice to the Secretary of State Bancorp at State Bancorp’s principal executive office setting forth (i) a brief description of the business to be brought before the meeting, the reason for conducting such business at the meeting, and any material interest in such business of the stockholder and the beneficial owner, if any, on whose behalf the proposal is made and (ii) as to the stockholder giving notice and the beneficial owner on whose behalf the proposal is made, the name and address of such stockholder and such beneficial owner and the class and number of shares owned beneficially and of record by such stockholder and such beneficial owner. For the written notice to be considered timely, the written notice must be delivered to the Secretary of State Bancorp no earlier than 120 days and no later than 90 days before the anniversary of the preceding year’s annual meeting, provided, however, that if the date of the current year’s annual meeting is more than 30 days before or more than 60 days after the anniversary date of the preceding year’s annual meeting, then to be considered timely, the written notice must be delivered to the Secretary of State Bancorp no earlier than 120 days before the date of the current year’s annual meeting and no later than 90 days before the date of the current year’s annual meeting or 10 days after the first public announcement of the date fixed for that meeting, whichever is later.

Anti-Takeover Provisions; Dissenters’ Appraisal Rights

Valley. Under the NJBCA, unless a greater vote is specified in the certificate of incorporation, the affirmative vote of a majority of the votes cast by stockholders entitled to vote on the matter is required to approve:

•	an amendment to the certificate of incorporation;

•	the voluntary dissolution of the corporation;

•	the sale or other disposition of all or substantially all of the corporation’s assets outside the ordinary course of business; or

•	the merger or consolidation of the corporation with another corporation.

Valley’s restated certificate of incorporation contains no provisions specifying the required votes for approving the above matters. Valley’s by-laws require a majority of the votes cast by stockholders entitled to vote to approve any matter submitted to the stockholders.

The New Jersey Shareholders Protection Act limits certain transactions involving an “interested shareholder” and a “resident domestic corporation.” A resident domestic corporation is an issuer of voting stock organized under New Jersey laws with its principal executive offices or significant business operations located in New Jersey. An interested shareholder is one that (1) beneficially owns, directly or indirectly, 10% or more of the outstanding voting stock of the resident domestic corporation or (2) is an affiliate or associate of the resident domestic corporation and at any time within the past five years beneficially owned, directly or indirectly, 10% or more of the voting power of the then outstanding stock of the resident domestic corporation. The New Jersey Shareholders Protection Act prohibits certain business combinations between an interested shareholder and a resident domestic corporation for five years following the interested shareholder acquiring its stock, unless the corporation’s board of directors approved the business combination prior to the interested shareholder’s stock acquisition date. After the five-year period expires, the prohibition on certain business combinations continues unless the combination is approved by the affirmative vote of two-thirds (2/3) of the voting stock not beneficially owned by the interested shareholder, the combination is approved by the board prior to the interested shareholder’s stock acquisition date or certain fair price provisions are satisfied. The New Jersey Shareholders Protection Act applies to Valley.

Under the NJBCA, appraisal rights are available in connection with (i) a merger or consolidation to which the corporation is a party, (ii) any sale, lease or exchange or other disposition of all or substantially all of a corporation’s assets other than in the usual and regular course of business or (iii) an acquisition of some or all of the outstanding shares or assets of a legal entity, either directly or through a subsidiary, in exchange for the corporation’s shares (referred to as a share exchange) if, as a result of the share exchange, the number of voting or participating shares issued in connection with the share exchange, when combined with shares already outstanding, would exceed by more than 40% the number of those shares outstanding immediately before the share exchange, unless an exception applies. A New Jersey corporation may provide in its certificate of incorporation that stockholders will have appraisal rights even in cases where the exceptions to the availability of appraisal rights discussed below exist. Valley’s restated certificate of incorporation does not so provide.

The NJBCA does not confer appraisal rights to stockholders in connection with:

•

a merger or consolidation in which the corporation is a party if the merger does not require stockholder approval. Under the NJBCA, stockholder approval for a merger or consolidation is required if the merger amends the certificate of incorporation, affects the outstanding shares of the surviving corporation or, if the number of voting or participating shares issued in connection with the merger or consolidation, when combined with shares already outstanding, would exceed by more than 40% the number of those shares outstanding immediately before the merger;

•	the merger of the corporation into a wholly owned subsidiary if certain conditions are met;

•

(i) a merger or consolidation in which the corporation is a party or (ii) a share exchange if (i) the shares held by the corporation’s stockholders are listed on a national securities exchange or are held of record by at least 1,000 holders or (ii) in the case of a merger or consolidation, the corporation’s stockholders will receive (a) cash, (b) shares, obligations or other securities that will either be listed on a national securities exchange or held of record by not less than 1,000 holders or (c) a combination thereof;

•

a sale, lease, exchange or other disposition of all or substantially all of a corporation’s assets if the shares held by the corporation’s stockholders are listed on a national securities exchange or are held of record by at least 1,000 holders; or

•

a dissolution transaction in which substantially all of a corporation’s net assets are to be distributed to its stockholders within one year after the date of the transaction, so long as the transaction is wholly for cash, shares, obligations or other securities which will be listed on a national securities exchange or held of record by not less than 1,000 holders or a combination thereof.

State Bancorp. Under the NYBCL, for corporations in existence on February 22, 1998, such as State Bancorp, unless the certificate of incorporation expressly provides for a majority of all outstanding shares entitled to vote, the affirmative vote of two thirds of the votes of all outstanding shares entitled to vote on the matter is required to approve:

•	the voluntary dissolution of the corporation (unless a greater vote is specified in the certificate of incorporation);

•	the sale or other disposition of all or substantially all of the corporation’s assets outside the ordinary course of business; or

•	the merger or consolidation of the corporation with another corporation.

State Bancorp’s restated certificate of incorporation expressly provides that no merger, consolidation or sale of substantially all of its assets will be valid unless approved by the affirmative vote of the holders of a majority of the outstanding shares. In addition to the majority vote required under the NYBCL and State Bancorp’s restated certificate of incorporation, State Bancorp’s restated certificate of incorporation contains provisions specifying that unless certain conditions are satisfied, holders of 95% of the outstanding voting shares of State Bancorp, considered as one class for these purposes, shall be required to approve (1) certain business combinations and other transactions involving a beneficial owner of 5% or more of the voting shares of State Bancorp and (2) the adoption of any plan or proposal for the liquidation or dissolution of State Bancorp. Since Valley is not a beneficial owner of 5% or more of the voting shares of State Bancorp, the affirmative vote of the holders of a majority of the outstanding shares of State Bancorp is required to approve the merger agreement with Valley.

Under the NYBCL, unless a greater vote is specified in the certificate of incorporation, the affirmative vote of the majority of all outstanding shares entitled to vote on the matter is required to approve an amendment to the certificate of incorporation.

State Bancorp’s restated certificate of incorporation requires the affirmative vote of at least 80% of shares entitled to vote to amend certain sections of State Bancorp’s restated certificate of incorporation.

The NYBCL limits certain transactions involving an “interested shareholder” and a New York corporation. An interested shareholder for these purposes is one that (1) beneficially owns, directly or indirectly, 20% or more of the outstanding voting stock of the corporation or (2) is an affiliate or associate of the domestic corporation and at any time within the past five years beneficially owned, directly or indirectly, 20% or more of the voting power of the then outstanding stock of the corporation. An interested shareholder is prohibited from engaging in a business combination with a New York corporation for five years following such interested shareholder’s acquisition of the stock unless the corporation’s board of directors has approved the particular business combination or the stock purchase that put the interested shareholder over the 20% threshold prior to such interested shareholder’s stock acquisition date. Board of directors’ approval must be obtained before the acquiror becomes an interested shareholder. After the five-year period expires, the interested shareholder may engage in a business combination only if a majority of the disinterested shareholders approve the combination or the consideration paid by the interested shareholder satisfies fair price criteria. A New York corporation may opt out of the statute with the approval of a majority of the disinterested shareholders, subject to an 18 month waiting period after the successful vote. The above referenced provisions apply to State Bancorp and State Bancorp has not opted out of the statute.

The NYBCL provides that a stockholder of a New York corporation has the right, following compliance with certain procedures, to receive payment of the fair value of its shares if the stockholder has the right to vote and does not assent to, among other actions, a merger or consolidation to which the corporation is a party. The right to receive payment of the fair value of the shares is not available in certain circumstances, including if the shares of the corporation are listed on a national securities exchange (as is the case in the present context) or to stockholders of a parent corporation in the case of certain mergers between the parent corporation and a 90%-owned subsidiary corporation. State Bancorp stockholders do not have the right to receive fair value described in the immediately preceding sentences in connection with the merger and consummation of the transactions contemplated by the merger agreement.

Indemnification of Directors and Officers; Limitation of Liability

Valley. Valley’s restated certificate of incorporation provides that the corporation shall indemnify its present and former officers, directors, employees, and agents and persons serving at its request against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement, incurred in connection with any pending or threatened civil, criminal administrative or investigative proceeding to the full extent permitted by the NJBCA. The NJBCA permits a New Jersey corporation to eliminate the liability of directors or officers to the corporation or its stockholders for the breach of any duty owed to the corporation or its stockholders, except for any breach of duty based upon an act or omission (i) in breach of such person’s duty of loyalty to the corporation or its stockholders, (ii) not in good faith or involving a knowing violation of law or (iii) resulting in receipt by the person of an improper personal benefit. In this context, an act or omission in breach of a director or officer’s duty of loyalty is defined as an act or omission which the director or officer knows or believes to be contrary to the best interests of the corporation or its stockholders in connection with a matter in which the director or officer has a material conflict of interest.

State Bancorp. Under State Bancorp’s amended and restated bylaws, all current and former officers and directors of State Bancorp are indemnified against any threatened, pending or completed actions and appeals to the fullest extent permitted under the NYBCL. An officer or director shall be indemnified for any action initiated by such officer or director if such action was authorized by State Bancorp’s Board of Directors. However, a director or officer cannot be indemnified for acts (i) committed in bad faith, (ii) resulting from active or deliberate dishonesty, or (iii) resulting in a personal gain to which such an director or officer was not legally entitled.

The NYBCL permits a New York corporation to eliminate or limit directors’ liability to the corporation or to its stockholders for monetary damage for breaches of their fiduciary duty of care, subject to certain conditions. State Bancorp’s restated certificate of incorporation contains no provision limiting or eliminating the liability of directors.

Amendments to Certificates of Incorporation and By-laws

Valley. The NJBCA provides that a corporation may amend its certificate of incorporation, from time to time, in any and as many respects as may be desired so long as the amendment contains only such provisions as might lawfully be contained in an original certificate of incorporation filed at the time of making such amendment. A corporation’s certificate of incorporation may be amended or changed by a vote of the board of directors and a vote of a majority of all outstanding shares entitled to vote.

The NJBCA provides that the board of directors has the power to make, alter and repeal by-laws unless such power is reserved to the stockholders in the certificate of incorporation, but by-laws made by the board of directors may be altered or repealed, and new by-laws made, by the stockholders. The stockholders may prescribe in the by-laws that any by-law made by them may not be altered or repealed by the board of directors. Whenever any amendment to the by-laws, other than as regards the election of directors, is to be taken by vote of the stockholders, it must be authorized by a majority of the votes cast at a meeting of stockholders by the holders of shares entitled to vote thereon, unless a greater plurality is required by the certificate of incorporation or the NJBCA. Valley’s restated certificate of incorporation contains no provision related to amendments to by-laws. Valley’s by-laws give the Board of Directors and the stockholders the power to alter, amend or repeal the by-laws. Any by-law adopted, amended or repealed by the stockholders may be amended or repealed by the Board of Directors unless the resolution of the stockholders adopting such by-law expressly reserves to the stockholders the right to amend or repeal such by-law.

State Bancorp. Under the NYBCL, a corporation’s certificate of incorporation may be amended or changed by a vote of the Board and a vote of a majority of all outstanding shares entitled to vote. A corporation’s certificate of incorporation may require a greater vote. State Bancorp’s restated certificate of incorporation provides that certain articles of the restated certificate of incorporation related to directors, preemptive rights, opposition of tender (or other offer), business combinations and amendments may not be amended, altered, changed or repealed without the affirmative vote of holders of at least 80% of the shares entitled to vote at meetings of stockholders duly convened for such purpose.

The NYBCL provides that bylaws may be adopted, amended or repealed by a majority of the votes cast by the shares entitled to vote in the election of directors. A corporation’s certificate of incorporation or a bylaw adopted by the stockholders may also provide that bylaws can also be adopted, amended or repealed by the board of directors by such vote as may be specified in such bylaw, but any bylaw adopted by the board of directors may be amended or repealed by the holders of a majority of the shares entitled to vote in the election of directors. State Bancorp’s amended and restated bylaws provide for amendment or repeal of bylaws, in whole or in part, by a majority vote of the members of the Board of Directors at any duly convened meeting.

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, State Bancorp is requesting the approval of State Bancorp’s stockholders, on a non-binding advisory basis, of the compensation of the named executive officers of State Bancorp based on or related to the merger and the agreements and understandings concerning such compensation, and therefore is asking stockholders to adopt the following resolution:

“RESOLVED, that the compensation of the named executive officers of State Bancorp based on or related to the merger and the agreements and understandings concerning such compensation, as disclosed in the table entitled “Golden Parachute Compensation Subject to Advisory Vote” pursuant to Item 402(t) of Regulation S-K and the associated narrative discussion, are hereby APPROVED.”

The vote on this Proposal 2 is a vote separate and apart from the vote on Proposal 1 to approve the merger agreement. Accordingly, you may vote to approve this Proposal 2 on executive compensation and vote not to approve Proposal 1 on the merger agreement and vice versa. Because the proposal is advisory in nature only, a vote for or against approval will not be binding on either State Bancorp or Valley regardless of whether the merger is approved. Accordingly, as the compensation to be paid to the named executive officers of State Bancorp based on or related to the merger is contractual with the executives, regardless of the outcome of this vote, such compensation will be payable, subject only to the conditions applicable thereto, if the merger is approved. This proposal includes compensation that would be paid or provided by State Bancorp or State Bank of Long Island if paid or provided prior to or upon the closing of the merger, and which would be paid or provided by Valley or Valley National Bank (or by a grantor trust funded by State Bancorp or State Bank of Long Island upon closing of the merger, as described below) if paid or provided following closing of the merger. If the merger is not completed, State Bancorp’s Board of Directors will consider the results of the vote in making future executive compensation decisions.

Golden Parachute Compensation Payable to State Bancorp Named Executive Officers

The named executive officers of State Bancorp, are entitled to receive, under the Retention Agreements and other agreements and understandings, certain compensation that is based on or that otherwise relates to the merger. This compensation, collectively referred to as “golden parachute” compensation, is described below. Some compensation disclosed in this table and its footnotes would be paid (if at all) only pursuant to understandings with Valley that are not subject to the advisory vote that is the subject of this Proposal 2. For separate disclosure of only compensation subject to the advisory vote, please see the table titled “Golden Parachute Compensation Subject to Advisory Vote” on page 93 below.

Golden Parachute Compensation(5)

	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)(3)	Perquisites/ Benefits ($)(4)	Tax Reimbursements ($)	Other ($)	Total ($)
Name
Thomas M. O’Brien	3,500,000	597,851	—	67,909	—	—	4,165,760
Brian K. Finneran	928,566	527,190	—	62,515	—	—	1,518,270
Patricia M. Schaubeck	665,744	392,912	—	33,591	—	—	1,092,248
Thomas A. Iadanza	628,823	389,896	—	25,004	—	—	1,043,723
Thomas L. Nigro	483,084	136,318	—	50,530	—	—	669,932

(1)

Includes the following amounts payable under the Retention Agreements: monetary payments in settlement of existing employment or change in control agreements with each of the named executive officers and retention incentive payments for continued service to Valley. For Mr. O’Brien only, the amount disclosed includes $1,000,000 representing the aggregate consideration potentially payable by Valley under an informal oral understanding between Mr. O’Brien and Mr. Lipkin which they have reported to the Boards of

Directors of State Bancorp and Valley, respectively. Under this informal oral understanding, Mr. O’Brien would not join an in-market competitor of Valley for a period of two years and he would receive an annual payment of $500,000 during such period which will be his salary during the transition period. The terms of this informal oral understanding have been otherwise left undefined and are not part of the Retention Agreement.

For each named executive officer other than Mr. O’Brien, the estimated amount of the monetary payment shown in the table below in settlement of existing change in control agreements reflects a reduction under the terms of the Retention Agreement to the extent that such payment and other amounts payable and benefits to be provided to the officer would be “excess parachute payments” subject to excise taxes under section 4999 of the Code. The following table shows the estimated amounts of these components of cash golden parachute payments for purposes of this Golden Parachute Compensation table, and the maximums of such amounts payable under the Retention Agreement.

	Estimated Cash Golden Parachute Compensation as Limited by Retention Agreement Terms				Maximum Cash Golden Parachute Compensation under Retention Agreement
Name	Existing Agreement Settlement ($)	Retention Incentive ($)	Informal Understanding ($)	Total Cash ($)	Existing Agreement Settlement ($)	Retention Incentive ($)	Informal Understanding ($)	Total Cash ($)
Thomas M. O’Brien	2,250,000	250,000	1,000,000	3,500,000	2,250,000	250,000	1,000,000	3,500,000
Brian K. Finneran	688,566	240,000	0	928,566	718,394	240,000	0	958,394
Patricia M. Schaubeck	465,744	200,000	0	665,744	488,024	200,000	0	688,024
Thomas A. Iadanza	488,823	140,000	0	628,823	514,899	140,000	0	654,899
Thomas L. Nigro	408,084	75,000	0	483,084	415,485	75,000	0	490,485

The estimated amounts as limited by the terms of the Retention Agreements are calculated assuming the merger closed on June 15, 2011, the latest practicable date prior to the filing of this proxy statement/prospectus; assuming that the per share price of State Bancorp’s common stock is $13.13, the average closing price over the first five business days following April 28, 2011, the date of the first public announcement of the merger agreement; and using the appropriate short-term applicable federal interest rates for June 2011 under section 1274(d) of the Code.

Under the terms of the Retention Agreements monetary payments in settlement of existing employment or change in control agreements will be paid, at the election of Valley, within 30 days prior to or 12 months following the closing of the merger or within the period that is over 12, but less than 24 months from required action by Valley, or in a lump sum upon the termination of the named executive officer’s employment following closing of the merger. Payments made on or prior to the merger would be made by State Bancorp. To the extent that such monetary payments are to be paid after closing, such amounts shall be placed in a grantor trust with a financial institution selected by State Bancorp with the approval of Valley. The named executive officers shall have no right to any of these monetary payments in settlement of existing agreements to the extent that they are terminated for cause prior to the closing date.

Also under the terms of the Retention Agreements, payments of retention incentives will be made by Valley in a lump sum 180 days following the closing of the merger (or earlier if Valley terminates the employment of the officer other than for cause, or upon the death or disability of the officer). No retention incentive payment will be paid to a named executive officer who voluntarily terminates employment or is terminated for cause prior to the date such payment is earned.

Payments in settlement of existing employment or change in control agreement and retention incentive payments are conditioned on the named executive officer executing releases in favor of State Bancorp and Valley. Pursuant to the existing employment or change in control agreements as preserved by the Retention Agreements, each named executive officer is subject to confidentiality restrictions and non-solicitation restrictions for a period of one year following termination of employment with Valley. See “Proposal 1—The Merger–Interests of Certain Persons in the Merger—Interests of State Bancorp Executive Officers and Directors in the Merger—Retention Agreements” on page 51 above for more information on the Retention Agreements executed by State Bancorp’s named executive officers.

(2)	Represents the value of stock options and restricted stock outstanding as of June 15, 2011, the latest practicable date prior to the filing of this proxy statement-prospectus, for which vesting would be accelerated upon closing of the merger. Values are based on the average closing price of State Bancorp’s common stock over the first five business days following April 28, 2011, the date of the first public announcement of the merger agreement. See “Proposal 1—The Merger–Interests of Certain Persons in the Merger—Interests of State Bancorp Executive Officers and Directors in the Merger—Equity Compensation Awards” on page 50 above for more information on the equity awards to State Bancorp’s named executive officers.
(3)	Amounts accrued by named executive officers of State Bancorp under State Bancorp’s non-qualified deferred compensation plans regardless of the merger will be paid out in a lump sum upon closing of the merger, including $408,036 for Mr. Finneran, and $62,479 for Ms. Schaubeck as of May 31, 2011, the latest practicable date prior to the filing of this proxy statement/prospectus. Valley has reserved the right to elect that State Bancorp’s non-qualified deferred compensation plans for its officers and directors be terminated and paid out within 30 days prior to or 12 months following the closing of the merger or within the period that is over 12, but less than 24 months from required action by Valley.
(4)	For each named executive officer except for Mr. O’Brien, $19,945 of this amount represents the present value of the maximum amounts payable for outplacement services for a period of two years following termination of employment, provided under the Retention Agreements. The remainder represents the value of the payment of health insurance premiums for a period of two years following termination of employment under the Retention Agreements for named executive officers other than Mr. O’Brien. For Mr. O’Brien, this remainder represents the value of only health insurance premiums payable from the closing of the merger until both Mr. O’Brien and his spouse are eligible for Medicare benefits, as provided under his Retention Agreement. In each case present value calculations make use of the appropriate short-term applicable federal interest rate for June 2011 under section 1274(d) of the Code.

Provision of continued insurance coverage and reimbursement for outplacement expenses under the Retention Agreements are conditioned on the named executive officer executing releases in favor of State Bancorp and Valley. Pursuant to the Retention Agreements, each named executive officer is subject to confidentiality restrictions and non-solicitation restrictions for a period of 1 year following termination of employment with Valley. See “Proposal 1—The Merger–Interests of Certain Persons in the Merger—Interests of State Bancorp Executive Officers and Directors in the Merger—Retention Agreements” on page 51 above for more information on the Retention Agreements executed by State Bancorp’s named executive officers.

(5)	Except for certain portions of the retention incentive payments provided under the Retention Agreements and amounts potentially payable to Mr. O’Brien under the informal oral understanding, each as described in footnote (1) to this table above, this table does not include any amount of salary or other compensation or benefits that may be paid or provided by Valley after the merger is completed, either pursuant to the Retention Agreements or otherwise.

Compensation, Agreements and Understandings Subject to Advisory Vote

The advisory vote that is the subject of this Proposal 2, relates to the compensation disclosed in the following table, and the agreements and understandings concerning such compensation as discussed in the footnotes thereto.

Golden Parachute Compensation Subject to Advisory Vote(1)

Name	Cash ($) (2)	Equity ($) (3)	Pension/ NQDC ($)	Perquisites/ Benefits ($) (2)	Tax Reimbursements ($)	Other ($)	Total ($)
Thomas M. O’Brien	2,500,000	597,851	—	67,909	—	—	3,165,760
Brian K. Finneran	928,566	527,190	—	62,515	—	—	1,518,270
Patricia M. Schaubeck	665,744	392,912	—	33,591	—	—	1,092,248
Thomas A. Iadanza	628,823	389,896	—	25,004	—	—	1,043,723
Thomas L. Nigro	483,084	136,318	—	50,530	—	—	669,932

(1)	This table includes all the amounts disclosed in the Golden Parachute Compensation table above and described in its footnotes, with the exception of the $1,000,000 which may be payable by Valley to Mr. O’Brien pursuant to his informal oral understanding with Mr. Lipkin, as described in footnote (1) to the Golden Parachute Compensation table. That payment is not subject to the advisory vote because neither State Bancorp nor State Bank of Long Island is a party to, or would be liable for payment under, the informal oral understanding pursuant to which such amount would be payable (if at all) to Mr. O’Brien.

(2)	The compensation disclosed in the Cash and Perquisites/Benefits columns of this table would be paid and/or provided under the Retention Agreements, as described in footnote (1) to the Golden Parachute Compensation table above and in “Proposal 1—The Merger—Interests of Certain Persons in the Merger—Interests of State Bancorp Executive Officers and Directors in the Merger—Retention Agreements” on page 51 above.

(3)	The compensation disclosed in the Equity column of this table would result from acceleration of vesting of equity awards made under State Bancorp’s equity compensation plans and other compensatory arrangements, based on the terms of such plans and arrangements, and the terms of the Retention Agreements, as described in footnote (2) to the Golden Parachute compensation table above and in “Proposal 1—The Merger—Interests of Certain Persons in the Merger—Interests of State Bancorp Executive Officers and Directors in the Merger—Equity Compensation Awards” on page 50 above.

Vote Required for Approval

The vote to approve, on a non-binding advisory basis, the compensation of the named executive officers of State Bancorp based on or related to the merger and the agreements and understandings concerning such compensation will be approved if the holders of a majority of the shares of State Bancorp common stock present in person or represented by proxy at the meeting and entitled to vote thereon vote “FOR” such proposal.

Recommendation of the State Bancorp Board of Directors

THE STATE BANCORP BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 2 AS TO THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS OF STATE BANCORP BASED ON OR RELATED TO THE MERGER AND THE AGREEMENTS AND UNDERSTANDINGS CONCERNING SUCH COMPENSATION.

PROPOSAL 3—AUTHORIZATION TO VOTE ON ADJOURNMENT OR OTHER MATTERS

As of the date of this document, the State Bancorp Board of Directors does not know of any matters that will be presented for consideration at the special meeting other than as described in this document. However, if any other matter shall properly come before the special meeting or any adjournment or postponement thereof and shall be voted upon, the State Bancorp Board of Directors intends that properly completed proxies will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy on any matters that fall within the purposes set forth in their respective notice of meeting. In particular, if State Bancorp does not receive a sufficient number of votes to constitute a quorum or approve the merger agreement, it may propose to adjourn or postpone the special meeting to a later date for the purpose of soliciting additional proxies to establish a quorum or approve the merger agreement. State Bancorp does not currently intend to propose adjournment or postponement at the special meeting if there are sufficient votes to approve the merger agreement.

Vote Required for Approval

If approval of the proposal to authorize the Board of Directors to adjourn the special meeting to a later date, if necessary, to solicit additional proxies in favor of approval of the merger agreement or vote on other matters properly before the special meeting is submitted to the State Bancorp stockholders for approval, the proposal will be approved if the holders of a majority of the shares of State Bancorp common stock present in person or represented by proxy at the meeting and entitled to vote thereon, vote “FOR” such proposal.

Recommendation of the State Bancorp Board of Directors

THE BOARD OF DIRECTORS OF STATE BANCORP UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 3 TO AUTHORIZE THE BOARD OF DIRECTORS TO ADJOURN THE SPECIAL MEETING TO A LATER DATE, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT OR VOTE ON OTHER MATTERS PROPERLY BEFORE THE SPECIAL MEETING.

FUTURE STOCKHOLDER PROPOSALS

State Bancorp

According to the State Bancorp bylaws, business to be conducted at a special meeting of stockholders may only be brought before the meeting pursuant to State Bancorp’s notice of meeting. No matters other than the matters described in this document are anticipated to be presented for action at the special meeting or at any adjournment or postponement of the special meeting.

State Bancorp will hold a 2012 annual meeting of stockholders only if the merger is not completed. If a stockholder wishes to have a particular proposal considered by the State Bancorp Board of Directors for inclusion in State Bancorp’s proxy statement for an annual meeting, the stockholder must satisfy the requirements established by the SEC in its proxy rules. The particular proxy rule, Rule 14a-8, requires that stockholders submit their proposals in writing to State Bancorp at least 120 days before the anniversary date of the proxy statement mailing date for the prior year’s annual meeting. Thus, stockholders who wish to submit proposals for inclusion in State Bancorp’s proxy statement for next year’s annual meeting (in 2012) must deliver such proposals to State Bancorp’s Corporate Secretary on or before November 25, 2011. The notice must clearly identify the proposal, contain a brief supporting statement and all required information about the proposing stockholder, and otherwise meet the SEC’s rule. Proposals should be addressed to the Corporate Secretary, State Bancorp, Inc., Two Jericho Plaza, Jericho, New York 11753.

In order for a stockholder nomination or proposal to be raised from the floor during the 2012 Annual Meeting of Stockholders, written notice thereof must be given not later than January 27, 2012 (unless otherwise set by the State Bancorp Board of Directors pursuant to State Bancorp’s By-Laws). The stockholder’s written notice must contain (i) all information relating to any nominees proposed by the stockholder that is required to be disclosed in solicitations of proxies pursuant to Regulation 14A under the Exchange Act and Rule 14a-11 thereunder, (ii) a brief description of any proposals sought to be presented for a vote at the meeting, (iii) the stockholder’s name and record address and (iv) the class and number of shares of State Bancorp common stock that is beneficially owned by the stockholder. Stockholder nominations and proposals may be raised from the floor during annual stockholder meetings by stockholders of record as of the time of giving of written notice.

In addition, stockholders proposing nominees for election to the State Bancorp Board of Directors must be entitled to cast votes with respect to at least 5% of the outstanding common stock. Such proposals should be submitted in writing to the Secretary, State Bancorp, Inc., Two Jericho Plaza, Jericho, New York 11753, who will submit them to the State Bancorp Board of Directors for its consideration.

For a copy of the applicable provisions of the State Bancorp By-Laws, please submit a written request to the Secretary, State Bancorp, Inc., Two Jericho Plaza, Jericho, New York 11753.

Valley

New Jersey corporate law requires that the notice of stockholders’ meeting (for either a regular or special meeting) specify the purpose or purposes of the meeting. Thus any substantive proposal, including stockholder proposals, must be referred to in the Notice of Meeting of stockholders in order for the proposal to be properly considered at a meeting of Valley.

Proposals of stockholders which are eligible under the rules of the SEC to be included in our year 2012 proxy material must be received by the Corporate Secretary of Valley National Bancorp no later than November 12, 2011. No other matters may be brought up at the annual meeting unless they appear in the Notice of Meeting.

If Valley changes its 2012 annual meeting date to a date more than 30 days from the date of the 2011 annual meeting, then the deadline referred to in the preceding paragraph will be changed to a reasonable time before Valley begins to print and mail the proxy materials.

Pursuant to Valley’s By-laws, in order for a stockholder to nominate a person for election to the Valley Board of Directors at the 2012 annual meeting, the stockholder must be entitled to vote at that meeting and must give timely written notice of that business to Valley’s Corporate Secretary. To be timely, such notice must be received by the Corporate Secretary at Valley’s Wayne, New Jersey office no earlier than December 15, 2011 and no later than January 14, 2012. In the event that the 2012 annual meeting is held more than 20 days before or more than 60 days after the anniversary of the 2011 meeting date, the notice must be received no earlier than 120 days before the date of the 2012 annual meeting and no later than the close of business on the later of (i) the 90th day before such annual meeting or (ii) the 10th day following the date on which public announcement of such annual meeting is first made by Valley. The notice must contain the information required by Valley’s By-laws.

INFORMATION INCORPORATED BY REFERENCE

The following documents filed by Valley (Commission File No. 001-11277) with the SEC are hereby incorporated in this proxy statement-prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2010;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2011;

•	Current Reports filed on Form 8-K dated January 31, 2011, April 19, 2011, April 29, 2011, May 4, 2011 and May 20, 2011 (in each case except to the extent furnished but not filed);

•	The definitive proxy statement for the 2011 annual meeting of stockholders; and

•	The description of the Common Stock which is contained in Valley’s Registration Statement on Form 8-A including any amendment or report filed for the purpose of updating such description.

The following documents filed by State Bancorp (Commission File No. 001-14783) with the SEC are hereby incorporated in this proxy statement-prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2010;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2011;

•

Current Reports filed on Form 8-K dated January 26, 2011, February 18, 2011, March 24, 2011, April 26, 2011, April 27, 2011, April 29, 2011, May 4, 2011 (in each case except to the extent furnished but not filed);

•	The definitive proxy statement for the 2011 annual meeting of stockholders; and

•	The description of the Common Stock which is contained in State Bancorp’s Registration Statement on Form 8-A including any amendment or report filed for the purpose of updating such description.

All documents filed by Valley or State Bancorp pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this document but before the earlier of (1) the date of the State Bancorp meeting, or (2) the termination of the merger agreement, are hereby incorporated by reference into this document and shall be deemed a part of this document from the date they are filed (other than the portions of those documents not deemed to be filed).

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement-prospectus to the extent that a statement contained herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement-prospectus.

Both Valley and State Bancorp file reports, proxy statements and other information with the SEC. Valley’s and State Bancorp’s SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov. The SEC website contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may also read and copy any document Valley or State Bancorp files by visiting the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

No person has been authorized to give any information or to make any representation other than what is included in this document or incorporated by reference, including previous filings on Form 425 or Schedule 14A, which are superseded by this document. If any information or representation is given or made, it must not be relied upon as having been authorized.

OTHER MATTERS

As of the date of this proxy statement, the State Bancorp Board of Directors knows of no other matters to be presented for action by the stockholders at the meeting. If any other matters are properly presented, however, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on such matters.

LEGAL OPINION

Day Pitney LLP, counsel to Valley, will pass upon certain legal matters relating to the issuance and validity of the shares of Valley common stock offered hereby and certain tax consequences of the merger.

EXPERTS

The consolidated financial statements of Valley National Bancorp as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of State Bancorp as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010 and the effectiveness of internal control over financial reporting of State Bancorp as of December 31, 2010, incorporated by reference into this proxy statement—prospectus and registration statement, have been audited by Crowe Horwath LLP, independent registered public accounting firm, as set forth in their report incorporated by reference herein. These consolidated financial statements have been so incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Appendix A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Dated as of April 28, 2011

Between

VALLEY NATIONAL BANCORP

and

STATE BANCORP, INC.

A-i

A-ii

Exhibit A: Form of Bank Merger Agreement
Exhibit B: Form of Voting Agreement

A-iii

THIS AGREEMENT AND PLAN OF MERGER, dated as of April 28, 2011 (this “Agreement”), is among Valley National Bancorp, a New Jersey corporation and registered bank holding company (“Valley”) and State Bancorp, Inc., a New York corporation and registered bank holding company (“State Bancorp”).

RECITALS

Valley desires to acquire State Bancorp, and State Bancorp’s Board of Directors has determined, based upon the terms and conditions hereinafter set forth, that the acquisition is in the best interests of State Bancorp and its shareholders. The acquisition will be accomplished by merging State Bancorp into Valley with Valley as the surviving corporation and, at the same time, merging State Bank of Long Island, a New York state-chartered commercial bank (“SBLI”) and wholly-owned subsidiary of State Bancorp into Valley National Bank, a national banking association (“VNB”) and wholly-owned subsidiary of Valley, with VNB as the surviving bank, and State Bancorp shareholders receiving the consideration hereinafter set forth.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereafter defined), State Bancorp shall be merged with and into Valley (the “Merger”) in accordance with the New Jersey Business Corporation Act (the “NJBCA”) and the New York Business Corporation Law (the “NYBCL”) and Valley shall be the surviving corporation (the “Surviving Corporation”). Immediately following the Effective Time, SBLI shall be merged with and into VNB as provided in Section 1.7 hereof.

1.2. Effect of the Merger. The Merger shall have the effects as set forth in the NJBCA and the NYBCL.

1.3. Certificate of Incorporation. The certificate of incorporation of Valley as it exists immediately prior to the Effective Time shall not be amended by the Merger, but shall continue as the certificate of incorporation of the Surviving Corporation until otherwise amended as provided by law.

1.4. Bylaws. The bylaws of Valley as they exist immediately prior to the Effective Date shall continue as the bylaws of the Surviving Corporation until otherwise amended as provided by law.

1.5. Directors and Officers. The directors and officers of Valley as of the Effective Time shall continue as the directors and officers of the Surviving Corporation, subject to the provisions of Section 5.15(g).

1.6. Closing Date, Closing and Effective Time. Unless a different date, time and/or place are agreed to by the parties hereto, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., at the offices of Valley, 1455 Valley Road, Wayne, New Jersey 07470, on a date (the “Closing Date”) which is five (5) business days following the last to occur of the receipt of all necessary regulatory and governmental approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in Article VI hereof (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), with the exact date determined by the mutual agreement of Valley and State Bancorp. Simultaneous with the Closing, Valley and State Bancorp shall cause to be filed a certificate of merger, in form and substance satisfactory to Valley and State Bancorp, with the Department of Treasury of the State of New Jersey and the New York Secretary of State (the “Certificate of Merger”). The Certificate of Merger shall specify as the “Effective Time” of the Merger a date and time following the Closing agreed to by Valley and State Bancorp (which date and time the parties currently anticipate will be the close of business on the Closing Date).

1.7. The Bank Merger. Immediately following the Effective Time, SBLI shall be merged with and into VNB (the “Bank Merger”) in accordance with the provisions of the National Bank Act and, to the extent applicable, New York Banking Law (the “Banking Law”) and the regulations of the New York State Banking Department (the “Department”), and VNB shall be the surviving bank (the “Surviving Bank”). The Bank Merger shall have the effects as set forth in the National Bank Act and the New York Banking Law. State Bancorp and Valley shall cause the Boards of Directors of SBLI and VNB, respectively to approve a separate merger agreement (the “Bank Merger Agreement”) in substantially the form of Exhibit A, annexed hereto, and cause the Bank Merger Agreement to be executed and delivered as soon as practicable following the date of execution of this Agreement.

ARTICLE II

CONVERSION OF STATE BANCORP COMMON STOCK, OPTIONS AND WARRANTS

2.1. Conversion of State Bancorp Common Stock; Exchange Ratio; Cash in Lieu of Fractional Shares. (a) At the Effective Time, subject to the other provisions of this Section 2.1 and Section 2.2, each share of common stock, $0.01 par value per share, of State Bancorp (“State Bancorp Common Stock”) issued and outstanding immediately prior to the Effective Time (other than Excluded Shares (as such term is hereinafter defined)), shall by virtue of the Merger and without any action on the part of State Bancorp, Valley or the holder thereof, cease to be outstanding and shall be converted into and become the right to receive 1.00 share (the “Exchange Ratio”) after giving effect to the five (5) percent stock dividend declared by Valley on April 13, 2011 (the “Valley Stock Dividend”) of no par value common stock of Valley (“Valley Common Stock”). No fractional shares of Valley Common Stock will be issued, and in lieu thereof, each holder of State Bancorp Common Stock who would otherwise be entitled to a fractional interest will receive an amount in cash determined by multiplying such fractional interest by the Average Closing Price as defined below. For purposes of this Section 2.1, the following terms shall have the following meanings:

(i) “Closing Price” shall mean the closing sale price of Valley Common Stock on a Trading Day as supplied by the New York Stock Exchange (as reported in The Wall Street Journal or, if not reported thereby, another mutually agreed to authoritative source).

(ii) “Trading Day” shall mean a day for which a Closing Price is so supplied.

(iii) “Average Closing Price” shall mean the average of the Closing Prices on the ten (10) Trading Days immediately preceding the date which is five (5) Trading Days prior to the Closing Date.

(b) At the Effective Time, all shares of State Bancorp Common Stock and all shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, stated liquidation amount $1,000 per share, of State Bancorp (the “State Bancorp Series A Preferred Stock”) held by State Bancorp in its treasury or owned by Valley or by any of Valley’s Subsidiaries (other than shares held as trustee or in a fiduciary capacity and shares held as collateral on or in lieu of a debt previously contracted) (“Excluded Shares”) shall be canceled and shall cease to exist and no shares of Valley Common Stock shall be delivered in exchange therefor.

(c) On and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented outstanding shares of State Bancorp Common Stock (the “Certificates”) shall cease to have any rights as shareholders of State Bancorp, except the right to receive the consideration set forth in this Section 2.1 for each such share held by them. The Valley Common Stock which any one State Bancorp shareholder may receive pursuant to this Section 2.1 is referred to herein as the “Merger Consideration” and total number of Valley Common Stock plus any cash in lieu of fractional shares which all of State Bancorp shareholders are entitled to receive pursuant to this Section 2.1 is referred to herein as the “Aggregate Merger Consideration”.

(d) Notwithstanding any provision herein to the contrary, if, during the period from the date hereof to the Effective Time, the shares of Valley Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period (other than the Valley Stock Dividend), appropriate adjustments shall be made to the Exchange Ratio, if necessary, to provide the State Bancorp shareholders with the equivalent value of the Merger Consideration set forth in Section 2.1.

2.2. Treatment of State Bancorp Preferred Stock and Conversion of State Bancorp Warrant.

(a) As soon as possible following (i) the receipt of State Bancorp Shareholder Approval and the relevant approval of such transaction by Governmental Entities under applicable laws, and (ii) the agreement by State Bancorp that all conditions to the Closing have been satisfied or waived (other than the delivery of opinions, certificates and other documents on the Closing Date as provided for herein), and in any event not later than five (5) business days prior to the Closing Date, Valley will fund the purchase by either Valley or State Bancorp from the United States Department of the Treasury (“Treasury”) of each share of the State Bancorp Series A Preferred Stock issued and outstanding on such date (such purchase, the “TARP Purchase”). Valley may, but shall not be required to, fund the purchase by Valley or State Bancorp of the warrant issued on December 5, 2008 to Treasury in connection with the issuance of the State Bancorp Series A Preferred Stock (the “State Bancorp Warrant”). The method of funding the TARP Purchase shall be mutually agreed to by Valley and State Bancorp subject to any formal or informal Treasury requirements.

(b) If Valley does not purchase the State Bancorp Warrant prior to the Effective Time, then the State Bancorp Warrant shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to represent a warrant to purchase State Bancorp Common Stock and will be converted automatically into a warrant to purchase Valley Common Stock (the “Valley Warrant”), with such adjustments to the number of Valley shares into which the warrant is convertible and the exercise price in accordance with the terms of the State Bancorp Warrant, and Valley will assume such warrant subject to its terms.

2.3. Exchange of Shares. (a) State Bancorp and Valley hereby appoint American Stock Transfer and Trust Company as the exchange agent (the “Exchange Agent”) for purposes of effecting the conversion of State Bancorp Common Stock. Not later than five (5) business days after the Effective Time, Valley shall cause the Exchange Agent to mail to each holder of record as of the Effective Time (a “Record Holder”) a Certificate or Certificates, a letter of transmittal in form mutually agreed upon by Valley and State Bancorp (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent), and instructions for use in effecting the surrender of the Certificates in exchange for the Valley Common Stock (and cash in lieu of fractional shares) as provided in Section 2.1 hereof.

(b) Upon surrender of Certificates for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and executed, the Record Holder shall be entitled to promptly receive in exchange for such Certificates (i) the Merger Consideration and (ii) a check in the amount equal to the cash in lieu of fractional shares, if any, which such Record Holder has the right to receive pursuant to Section 2.1 hereof. Certificates so surrendered shall be canceled. As soon as practicable, but no later than ten (10) business days following receipt of the properly completed letter of transmittal and any necessary accompanying documentation, Valley shall cause the Exchange Agent to distribute the Merger Consideration and cash as provided herein. The Exchange Agent shall not be obligated to deliver or cause to be delivered to any Record Holder the consideration to which such Record Holder would otherwise be entitled until such Record Holder surrenders the Certificates for exchange or, in default thereof, an appropriate Affidavit of Loss and Indemnity Agreement and/or bond as may be reasonably required in each case by Valley. Notwithstanding the time of surrender of the Certificates, Record Holders shall be deemed shareholders of Valley for all purposes from the Effective Time, except that Valley shall withhold the payment of dividends from any Record Holder until such Record Holder effects the exchange of Certificates for Valley Common Stock. Such Record Holder shall receive such withheld dividends, without interest, upon effecting the share exchange.

(c) After the Effective Time, there shall be no transfers on the stock transfer books of State Bancorp of the shares of State Bancorp Common Stock which were outstanding immediately prior to the Effective Time and, if any Certificates representing such shares are presented for transfer, they shall be canceled and exchanged for the consideration as provided in Section 2.1 hereof.

(d) If payment of the consideration pursuant to Section 2.1 hereof is to be made in a name other than that in which the Certificates surrendered in exchange therefor is registered, it shall be a condition of such payment that the Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such payment shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a person other than that of the registered holder of the Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e) Valley and the Exchange Agent shall be entitled to rely upon State Bancorp’s stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Valley and the Exchange Agent shall be entitled to deposit any Merger Consideration or dividends or distributions thereon represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

2.4. Treatment of State Bancorp Stock Options. (a) All options which may be exercised for issuance of State Bancorp Common Stock (each, a “State Bancorp Stock Option” and collectively the “State Bancorp Stock Options”) are described in the State Bancorp Disclosure Schedule and are issued and outstanding pursuant to the State Bancorp stock option plans described in the State Bancorp Disclosure Schedule (collectively, the “State Bancorp Stock Option Plans”) and the forms of agreements pursuant to which such State Bancorp Stock Options were granted (each, an “Option Grant Agreement”). True and complete copies of all outstanding grant agreements for State Bancorp Stock Options issued under State Bancorp’s Stock Option Plans will be delivered to Valley promptly after execution of this Agreement.

(b) At the Effective Time, Valley shall assume and adopt each of the State Bancorp Stock Option Plans and all of the rights, powers, discretions, obligations and duties of State Bancorp thereunder, and each outstanding State Bancorp Stock Option granted to an eligible individual (an “Optionee”) under any State Bancorp Stock Option Plan shall be converted into an option to purchase Valley Common Stock (a “Valley Stock Option”), wherein (x) the number of shares of Valley Common Stock subject to the Valley Stock Option shall be equal to the number of shares of State Bancorp Common Stock subject to the State Bancorp Stock Option multiplied by the Exchange Ratio and (y) the option exercise price per share of Valley Common Stock subject to the Valley Stock Option shall be equal to the option exercise price per share of State Bancorp Common Stock subject to the State Bancorp Stock Option that is being converted divided by the Exchange Ratio and (z) in all other respects the option shall be subject to the terms and conditions of the applicable State Bancorp Stock Option Plan and any stock option agreement or other grant instrument evidencing such State Bancorp Stock Option as in effect immediately prior to the Effective Time and for any options which are “incentive stock options” (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), the adjustments shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code. Shares of Valley Common Stock issuable upon exercise of Stock Options shall be covered by an effective registration statement on Form S-8 (or, or the extent that Form S-8 is not available for such purpose, an effective registration statement Form S-3 on another available form), and Valley shall file a registration statement on Form S-8 (or other available form) covering such shares as soon as practicable, and in any event within five (5) business days, after the Effective Time. Concurrently with, or as soon as practicable following, the execution of this Agreement, Valley shall reserve, from its authorized but unissued or treasury shares, a sufficient number of shares of Valley Common Stock to provide for the shares issuable upon exercise of the Valley Stock Options.

2.5. Valley Shares. The shares of Valley Common Stock outstanding at the Effective Time shall not be affected by the Merger, but along with the additional shares of Valley Common Stock to be issued as provided in Section 2.1 hereof, shall become the outstanding common stock of the Surviving Corporation.

2.6. Tax Consequences. It is intended that the Merger shall constitute reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” for purposes of Section 368 of the Code.

2.7. No Dissenters’ Rights. Consistent with the provisions of the NYBCL, no shareholder of State Bancorp shall have appraisal rights with respect to the Merger.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF STATE BANCORP

References herein to “State Bancorp Disclosure Schedule” shall mean all of the disclosure schedules required by Article III and Article V hereof, dated as of the date hereof and referenced to the specific sections and subsections of Article III and Article V of this Agreement, which have been delivered on the date hereof by State Bancorp to Valley. As used in this Agreement, the term “Material Adverse Effect” means, with respect to State Bancorp or Valley, as the case may be, an effect which (i) is material and adverse to the business, assets, financial condition or results of operations of such party and its Subsidiaries on a consolidated basis, or (ii) materially impairs the ability of such party and its Subsidiaries to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or governmental agencies, (b) changes in United States Generally Accepted Accounting Principles (“GAAP”) or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (d) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective Subsidiaries, including the expenses (inclusive of any change in control, severance and related payments to be made to employees at or subsequent to the Closing Date) incurred by the parties hereto in consummating the transactions contemplated by this Agreement (and any loss of personnel subsequent to the date of this Agreement), (e) changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely and disproportionately affects either or both of the parties or any of their Subsidiaries, (f) any change in the value of the securities or loan portfolio, or any change in the value of the deposits or borrowings, of State Bancorp or Valley, or any of their Subsidiaries, respectively, resulting from a change in interest rates generally, or (g) changes relating to securities markets in general (including any disruption thereof and any decline in the price of any security or market index). For the purposes of this Agreement, “knowledge” shall mean, with respect to a party hereto, actual knowledge of the members of the Board of Directors of that party, any officer of that party with the title ranking not less than executive vice president or that party’s corporate secretary. State Bancorp hereby represents and warrants to Valley as follows:

3.1. Corporate Organization. (a) State Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. State Bancorp has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect (as hereinafter defined) on State Bancorp. State Bancorp is registered as a bank holding company under The Bank Holding Company Act of 1956, as amended (the “BHCA”).

(b) All of the Subsidiaries of State Bancorp are listed in the State Bancorp Disclosure Schedule with a designation of which Subsidiaries are Significant Subsidiaries. For purposes of this Agreement, a “Subsidiary” shall mean any corporation, partnership, joint venture, limited liability company or other entity of which at least a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such person. As used in this Agreement, the term “Significant Subsidiary” shall mean each Subsidiary which is a “significant subsidiary” as defined in Regulation S-X, promulgated by the United States Securities and Exchange Commission (the “SEC”), as in effect as of the date hereof. Each Significant Subsidiary of State Bancorp is duly organized, validly existing and in good standing under the laws of its state of incorporation or organization. SBLI is a commercial bank chartered under the laws of the State of New York whose deposits are insured by the Federal Deposit Insurance Corporation (the “FDIC”) to the fullest extent permitted by law. Each Significant Subsidiary of State Bancorp has the power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure of each of the foregoing would not have a Material Adverse Effect on State Bancorp. The State Bancorp Disclosure Schedule sets forth true and complete copies of the certificate of incorporation, articles of association, bylaws or other comparable formation and governing documents (together the “Charter Documents”) of State Bancorp and of each State Bancorp Significant Subsidiary as in effect on the date hereof. Except as set forth in the State Bancorp Disclosure Schedule, State Bancorp does not own or control, directly or indirectly, any equity interest in any corporation, company, association, partnership, joint venture or other entity and owns no real estate, except (i) residential real estate acquired through foreclosure or deed in lieu of foreclosure in each individual instance with a fair market value less than $500,000 and (ii) real estate used for its banking premises.

3.2. Capitalization. (a) The authorized capital stock of State Bancorp consists of 50,000,000 shares of State Bancorp Common Stock and 250,000 shares of preferred stock, $0.01 par value (the “State Bancorp Preferred Stock”). As of the date hereof, there were 16,966,603 shares of State Bancorp Common Stock issued and outstanding, and 712,592 shares of State Bancorp Common Stock issued and held in the treasury and 36,842 shares of State Bancorp Preferred Stock issued and outstanding and no shares of State Bancorp Preferred Stock issued and held in treasury. As of the date hereof, except for 191,425 shares of State Bancorp Common Stock issuable upon exercise of outstanding stock options granted pursuant to the State Bancorp Stock Option Plans and 465,569 shares of State Bancorp Common Stock issuable upon exercise of the State Bancorp Warrant, there were no shares of State Bancorp Common Stock issuable upon the exercise of outstanding stock options or otherwise. All issued and outstanding shares of State Bancorp Common Stock and State Bancorp Preferred Stock have been duly authorized and validly issued, are fully paid, and nonassessable. The authorized capital stock of SBLI consists of 750,000 shares of common stock, $5.00 par value per share. As of the date hereof, there were 629,974 shares of SBLI common stock outstanding. Except as set forth in the State Bancorp Disclosure Schedule, neither State Bancorp nor any State Bancorp Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of State Bancorp or any State Bancorp Subsidiary or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such shares, and there are no agreements or understandings with respect to voting of any such shares.

(b) The State Bancorp Disclosure Schedule contains a list setting forth as of the date of this Agreement (i) all outstanding State Bancorp Stock Options, the names of the option holders, the date each such option was granted, the number of shares subject to each such option, the expiration date of each such option, any vesting schedule with respect to an option which is not yet fully vested, and the price at which each such option may be exercised and (ii) comparable information for any other outstanding awards under the State Bancorp Stock Option Plans. Each State Bancorp Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies. The exercise price of each State Bancorp Stock Option is no less than the fair market value of a share of State Bancorp Common Stock as determined on the date of grant of such State Bancorp Stock Option and within the meaning of Section 409A of the Code and associated guidance set forth by Treasury. State Bancorp has made available to Valley true and complete copies of all State Bancorp Stock Option Plans and the forms of all award agreements evidencing outstanding State Bancorp Stock Options.

(c) The State Bancorp Disclosure Schedule lists the name(s), jurisdiction of incorporation or organization, authorized and outstanding shares of capital stock and record and beneficial owners of such capital stock for each Subsidiary of State Bancorp. Except as set forth in the State Bancorp Disclosure Schedule, State Bancorp owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of State Bancorp’s Subsidiaries, free and clear of any lien, claim, charge, mortgage, pledge, security interest, restriction, encumbrance or security interest (“Liens”), and all of such shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(d) Except (i) as disclosed in the State Bancorp Disclosure Schedule, (ii) for State Bancorp’s ownership in its Subsidiaries, (iii) for securities held for the benefit of third parties in trust accounts, managed accounts and the like for the benefit of customers and (iv) for securities acquired after the date of this Agreement in satisfaction of debts previously contracted in good faith, neither State Bancorp nor any of its Subsidiaries beneficially owns or controls, directly or indirectly, any shares of stock or other equity interest in any corporation, firm, partnership, joint venture or other entity.

(e) Except as set forth in the State Bancorp Disclosure Schedule, no bonds, debentures, trust-preferred securities or other similar indebtedness of State Bancorp (parent company only) are issued or outstanding.

3.3. Authority; No Violation.

(a) Subject to the approval of this Agreement and the transactions contemplated hereby by the shareholders of State Bancorp, and subject to the parties obtaining all necessary regulatory approvals, State Bancorp has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof and SBLI has full corporate power and authority to execute and deliver the Bank Merger Agreement and to consummate the transactions contemplated thereby in accordance with the terms thereof. On or prior to the date of this Agreement, State Bancorp’s Board of Directors, (i) determined that this Agreement and the Merger are fair to and in the best interests of State Bancorp and its shareholders and declared the Merger and the other transactions contemplated hereby to be advisable, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby and (iii) resolved to recommend that the shareholders of State Bancorp approve this Agreement at the State Bancorp Shareholders Meeting (the “State Bancorp Recommendation”). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of State Bancorp. The execution and delivery of the Bank Merger Agreement has been duly and validly approved by the Board of Directors of SBLI. Except for the approvals described in paragraph (b) below, no other corporate proceedings on the part of State Bancorp or SBLI are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by State Bancorp, and constitutes a valid and binding obligation of State Bancorp, enforceable against State Bancorp in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

(b) Neither the execution and delivery of this Agreement by State Bancorp or the execution and delivery of the Bank Merger Agreement by SBLI, nor the consummation by State Bancorp of the transactions contemplated hereby in accordance with the terms hereof or the consummation by SBLI of the transactions contemplated thereby in accordance with the terms thereof, or compliance by State Bancorp with any of the terms or provisions hereof or compliance by SBLI with any of the terms of provisions thereof, will (i) violate any provision of State Bancorp’s or SBLI’s Charter Documents, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to State Bancorp or SBLI or any of their respective properties or assets, or (iii) except as set forth in the State Bancorp Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of State Bancorp or SBLI under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which State Bancorp or SBLI is a party, or by which either or both of them or any of their respective properties or assets may be bound or affected except, with respect to (ii) and (iii) above, such as individually and in the aggregate will not have a Material Adverse Effect on State Bancorp. Except as would not have a Material Adverse Effect on State Bancorp and for consents and approvals of or filings or registrations with or notices to the Office of the Comptroller of the Currency (the “OCC”), the Board of Governors of the Federal Reserve System (the “FRB”), the SEC, Treasury, applicable state securities bureaus or commissions and the shareholders of State Bancorp, or as listed in the State Bancorp Disclosure Schedule, no consents or approvals of or filings or registrations with or notices to any federal or state governmental authority, instrumentality or administrative agency or, to the knowledge of State Bancorp, any third party are necessary on behalf of State Bancorp or SBLI in connection with (x) the execution and delivery by State Bancorp of this Agreement and (y) the consummation by State Bancorp of the transactions contemplated hereby and (z) the execution and delivery by SBLI of the Bank Merger Agreement and the consummation by SBLI of the transactions contemplated thereby. To the knowledge of State Bancorp, there is no reason why the consents and approvals referenced in the preceding sentence will not be obtained in a timely fashion.

3.4. Financial Statements.

(a) State Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”) sets forth the consolidated balance sheets of State Bancorp as of December 31, 2010 and 2009, and the related consolidated statements of income, shareholders’ equity and cash flows for the periods ended December 31 in each of the three years 2008 through 2010, accompanied by the audit report of State Bancorp’s independent public accountants (collectively, the “State Bancorp Financial Statements”). The State Bancorp Financial Statements (including the related notes), have been prepared in accordance with GAAP consistently applied during the periods involved, and fairly present in all material respects the consolidated financial position of State Bancorp as of the respective dates set forth therein, and the related consolidated statements of income, changes in shareholders’ equity and of cash flows (including the related notes, where applicable) fairly present in all material respects the consolidated results of operations and changes in shareholders’ equity and of cash flows of State Bancorp for the respective fiscal periods set forth therein.

(b) The books and records of State Bancorp and its Significant Subsidiaries have been and are being maintained in material compliance with applicable legal and accounting requirements, and reflect only actual transactions.

(c) Except as set forth in the State Bancorp Disclosure Schedule and except to the extent reflected, disclosed or reserved against in the State Bancorp Financial Statements, as of December 31, 2010, neither State Bancorp nor any of its Significant Subsidiaries had any obligations or liabilities, whether absolute, accrued, contingent or otherwise material to the business, operations, assets or financial condition of State Bancorp or any of its Significant Subsidiaries and which are required by GAAP to be disclosed in the State Bancorp Financial Statements. Except as disclosed in State Bancorp’s earnings press release for the quarter ended March 31, 2011, included as an exhibit to its current report on Form 8-K filed with the SEC on April 15, 2011, or as set forth in the State Bancorp Disclosure Schedule, since December 31, 2010 and to the date hereof, neither State Bancorp nor any of its Significant Subsidiaries have incurred any material liabilities except in the ordinary course of business and consistent with past banking practice, except as specifically contemplated by or incurred in connection with this Agreement.

(d) The State Bancorp Disclosure Schedule includes a copy of State Bancorp’s Consolidated Financial Statements for Bank Holding Companies (on Form FRY 9C) as of December 31, 2010 which includes information regarding “off-balance sheet arrangements” effected by State Bancorp.

(e) Crowe Horwath LLP, which has expressed its opinion with respect to the financial statements of State Bancorp and its subsidiaries (including the related notes), is and has been throughout the periods covered by such financial statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002 “Sarbanes-Oxley Act”), and (y) “independent” with respect to State Bancorp within the meaning of the rules of applicable bank regulatory authorities and the Public Company Accounting Oversight Board. The State Bancorp Disclosure Schedule lists all non-audit services performed by Crowe Horwath LLP (or any other of its then independent public accountants) for State Bancorp and its Significant Subsidiaries since January 1, 2008.

3.5. Financial Advisor Fees and Other Fees. Other than Sandler O’Neill & Partners, L.P. (“Sandler”), neither State Bancorp nor any of its Subsidiaries nor any of their respective directors or officers has employed any broker, investment banker, financial advisor or finder or incurred any liability for any broker’s, financial advisor, finder’s fees or similar fees or commissions in connection with any of the transactions contemplated by this Agreement. A copy of State Bancorp’s agreement with Sandler has previously been delivered to Valley. Sandler has delivered to State Bancorp its oral opinion with respect to the fairness, from a financial point of view, of the Aggregate Merger Consideration to the shareholders of State Bancorp in the Merger.

3.6. Absence of Certain Changes or Events. Since December 31, 2010, there has not been any condition, event, change or occurrence that, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on State Bancorp.

3.7. Legal Proceedings. Except as disclosed in the State Bancorp Disclosure Schedule, neither State Bancorp nor any of its Subsidiaries is a party to any, and there are no pending or, to State Bancorp’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against State Bancorp or any of its Subsidiaries which, if decided adversely to State Bancorp, or any of its Subsidiaries, would be reasonably likely to have a Material Adverse Effect on State Bancorp. Except as disclosed in the State Bancorp Disclosure Schedule, neither State Bancorp nor any of its Subsidiaries is a party to any order, judgment or decree entered against State Bancorp or any State Bancorp Subsidiary in any lawsuit or proceeding which would have a Material Adverse Effect on State Bancorp.

3.8. Taxes and Tax Returns.

(a) Except as set forth in the State Bancorp Disclosure Schedule or as would not have a Material Adverse Effect on State Bancorp, State Bancorp, SBLI and each of their Subsidiaries have timely filed (and until the Effective Time will so file) all Returns required to be filed by them in respect of any Taxes (which such Returns which have already been filed were and continue to be, true, correct and complete in all material respects and which such Returns which will be filed will be true, correct and complete in all material respects when filed) and each has duly paid (and until the Effective Time will so pay) all such Taxes shown as due on such Returns, other than Taxes or other charges which are being contested in good faith (and disclosed to Valley in writing). Except as set forth in the State Bancorp Disclosure Schedule, State Bancorp, SBLI and each of their Subsidiaries have established (and until the Effective Time will establish) on their books and records reserves for the payment of all Taxes not yet due and payable, but incurred in respect of State Bancorp, SBLI or any Subsidiary through such date, which reserves are adequate for such purposes. Except as set forth in the State Bancorp Disclosure

Schedule, the federal income tax Returns of State Bancorp, SBLI and each of their Subsidiaries have been examined by the Internal Revenue Service (the “IRS”) (or are closed to examination due to the expiration of the applicable statute of limitations) and no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. Except as set forth in the State Bancorp Disclosure Schedule, the applicable state income and local tax returns of State Bancorp, SBLI and each of their Subsidiaries have been examined by the applicable authorities (or are closed to examination due to the expiration of the statute of limitations) and no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. Except as set forth in the State Bancorp Disclosure Schedule, to the knowledge of each of State Bancorp and SBLI, there are no audits or other administrative or court proceedings presently pending nor any other disputes pending, or claims asserted for, Taxes or assessments upon State Bancorp, SBLI or any of their Subsidiaries, nor has State Bancorp, SBLI or any of their Subsidiaries given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns.

(b) Except as set forth in the State Bancorp Disclosure Schedule, neither State Bancorp, SBLI nor any of their Subsidiaries: (i) has requested any extension of time within which to file any Tax Return which Return has not since been filed; (ii) is a party to any agreement providing for the allocation or sharing of taxes (except agreements between and/or among State Bancorp, SBLI and/or any of their Subsidiaries); (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method initiated by State Bancorp, SBLI or any Subsidiary (nor does State Bancorp or SBLI have any knowledge that the IRS has proposed any such adjustment or change of accounting method); (iv) has taken or agreed to take any action, has failed to take any action, or knows of any fact, agreement, plan or other circumstances that could prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; (v) has been a party to any distribution occurring in the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied; (vi) has been included in any “consolidated,” “unitary” or “combined” Return (other than the Returns which include State Bancorp, SBLI and each of their Subsidiaries) provided for under the laws of the United States, any foreign jurisdiction or any state or locality or has any liability for Taxes of any person (other than State Bancorp, SBLI and/or any of their Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision under the laws of any foreign jurisdiction or any state or locality, or as a transferee or successor, by contract, or otherwise; (vii) has participated in or otherwise engaged in any transaction described in Treasury Regulations Section 301.6111-2(b)(2) or any “Reportable Transaction” within the meaning of Treasury Regulations Section 1.6011-4(b); (viii) has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (ix) is a party to any agreement or arrangement that would result, separately or in the aggregate, in the actual or deemed payment by State Bancorp, SBLI or any of their Subsidiaries of any “excess parachute payments” within the meaning of Section 280G of the Code; and/or (x) has received any claim by a Governmental Entity in a jurisdiction where it does not file Returns that it is or may be subject to taxation by that jurisdiction.

(c) Except as set forth in the State Bancorp Disclosure Schedule, (i) State Bancorp, SBLI and each of their Subsidiaries has complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has, within the time and in the manner provided by law, withheld and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws; and (ii) State Bancorp, SBLI and each of their Subsidiaries has maintained such records in respect to each transaction, event and item (including as required to support otherwise allowable deductions and losses) as are required under applicable Tax law, except where the failure to comply or maintain records under (i) or (ii) will not result in a Material Adverse Effect on State Bancorp.

(d) State Bancorp has made available to Valley correct and complete copies of: (i) all material Returns filed within the past three years by State Bancorp, SBLI and each of their Subsidiaries; (ii) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Entity within the past three years relating to Taxes due from or with respect to State Bancorp, SBLI or any of its Subsidiaries; and

(iii) any closing letters or agreements entered into by State Bancorp, SBLI or any of their Subsidiaries with any Governmental Entities within the past five years with respect to Taxes.

(e) For purposes of this Agreement, the terms: (i) “Tax” or “Taxes” means: (A) any and all taxes, customs, duties, tariffs, imposts, charges, deficiencies, assessments, levies or other like governmental charges, including, without limitation, income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and other recording taxes and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign, including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis and such term shall include any interest, fines penalties or additional amounts attributable to, or imposed upon, or with respect to, any such amounts, (B) any liability for the payment of any amounts described in (A) as a result of being a member of an affiliated, consolidated, combined, unitary, or similar group or as a result of transferor or successor liability, and (C) any liability for the payment of any amounts as a result of being a party to any tax sharing agreement or as a result of any obligation to indemnify any other person with respect to the payment of any amounts of the type described in (A) or (B); (ii) “Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, which is required to be filed with a Governmental Entity; and (iii) “Governmental Entity” means any (A) Federal, state, local, municipal or foreign government, (B) governmental, quasi-governmental authority (including any governmental agency, commission, branch, department or official, and any court or other tribunal) or body exercising, or entitled to exercise, any governmentally-derived administrative, executive, judicial, legislative, police, regulatory or taxing authority, or (C) any self-regulatory organization, administrative or regulatory agency, commission or authority.

3.9. Employee Benefit Plans.

(a) Except as disclosed in the State Bancorp Disclosure Schedule, neither State Bancorp nor any of its Subsidiaries maintains or contributes to any “employee pension benefit plan”, within the meaning of Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (the “State Bancorp Pension Plans”), or “employee welfare benefit plan”, within the meaning of Section 3(1) of ERISA (the “State Bancorp Welfare Plans”), stock option plan, stock purchase plan, deferred compensation plan, severance plan, bonus plan, employment agreement or other similar plan, program or arrangement. Neither State Bancorp nor any of its Subsidiaries has, since September 2, 1974, contributed to any “Multiemployer Plan”, within the meaning of Sections 3(37) and 4001(a)(3) of ERISA. Neither State Bancorp nor any of its Subsidiaries has, in the past six years, maintained an employee pension benefit plan subject to Title IV of ERISA.

(b) State Bancorp has previously delivered to Valley a complete and accurate copy of each of the following with respect to each of the State Bancorp Pension Plans and State Bancorp Welfare Plans: (i) plan document, summary plan description, and summary of material modifications (if not available, a detailed description of the foregoing); (ii) trust agreement or insurance contract, if any; (iii) most recent IRS determination letter or opinion letter, if any; (iv) most recent actuarial report, if any; and (v) two most recent annual reports on Form 5500, if any.

(c) The State Bancorp Employee Stock Ownership Plan is not now, and has not within the past three years been, a leveraged employee stock ownership plan.

(d) All contributions required to be made to each State Bancorp Pension Plan under the terms thereof, ERISA or other applicable law have been timely made, and all amounts properly accrued to date as liabilities of State Bancorp and its Subsidiaries which have not been paid have been properly recorded on the books of State Bancorp and its Subsidiaries.

(e) Except as disclosed on the State Bancorp Disclosure Schedule, each of the State Bancorp Pension Plans, the State Bancorp Welfare Plans and each other plan and arrangement identified on the State Bancorp Disclosure Schedule has been operated in compliance in all material respects with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Furthermore, the IRS has issued a favorable determination or opinion letter, which takes into account the Economic Growth and Tax Relief Reconciliation Act and (to the extent it mandates currently applicable requirements) subsequent legislation, with respect to each of the State Bancorp Pension Plans, and State Bancorp is not aware of any fact or circumstance which could lead to the disqualification of any such plan).

(f) To State Bancorp’s knowledge, except as disclosed on the State Bancorp Disclosure Schedule, no non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any of the State Bancorp Welfare Plans or State Bancorp Pension Plans.

(g) To State Bancorp’s knowledge, except as disclosed on the State Bancorp Disclosure Schedule, no “accumulated funding deficiency”, within the meaning of Section 412 of the Code, has been incurred with respect to any of the State Bancorp Pension Plans.

(h) There are no pending, or, to State Bancorp’s knowledge, threatened or anticipated claims by, on behalf of or against any of the State Bancorp Pension Plans or the State Bancorp Welfare Plans, any trusts related thereto or any other plan or arrangement identified in the State Bancorp Disclosure Schedule other than claims for benefits in the ordinary course of business.

(i) Except as disclosed in the State Bancorp Disclosure Schedule, no State Bancorp Pension or Welfare Plan provides medical or death benefits (whether or not insured) beyond an employee’s retirement or other termination of service, other than (i) coverage mandated by law, or (ii) death benefits under any State Bancorp Pension Plan.

(j) Except as disclosed in the State Bancorp Disclosure Schedule, there are no unfunded benefits obligations which are not accounted for by reserves shown on the State Bancorp Financial Statements and established under GAAP, or otherwise noted on such financial statements.

(k) Except as disclosed in the State Bancorp Disclosure Schedule, with respect to each State Bancorp Pension and Welfare Plan that is funded wholly or partially through an insurance policy, there will be no liability of State Bancorp or any State Bancorp Subsidiary under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to or at the Effective Time.

(l) Except as may hereafter be expressly agreed to by Valley in writing or as disclosed on the State Bancorp Disclosure Schedule, the consummation of the transactions contemplated by this Agreement in accordance with its terms will not (i) entitle any current or former employee of State Bancorp or any State Bancorp Subsidiary to severance pay, unemployment compensation or any similar payment, or (ii) accelerate the time of payment, accelerate the vesting, or increase the amount, of any compensation or benefits due to any current employee or former employee under any State Bancorp Pension Plan, State Bancorp Welfare Plan, stock option plan, stock purchase plan, deferred compensation plan, severance plan, bonus plan, employment agreement or other similar plan, program or arrangement.

(m) Except for the State Bancorp Pension Plans and the State Bancorp Welfare Plans, and except as set forth on the State Bancorp Disclosure Schedule, State Bancorp has no deferred compensation agreements, understandings or obligations for payments or benefits to any current or former director, officer or employee of State Bancorp or any State Bancorp Subsidiary or any predecessor of any of them. The State Bancorp Disclosure Schedule sets forth (or lists, if previously delivered to Valley with respect to such items and any supplemental retirement plan or arrangement): (i) true and complete copies of the deferred compensation agreements, understandings or obligations with respect to each such current or former director, officer or employee, and (ii) the most recent actuarial or other calculation of the present value of such payments or benefits.

(n) Except as set forth in the State Bancorp Disclosure Schedule, State Bancorp does not maintain or otherwise pay for life insurance policies (other than group term life policies on employees) with respect to any director, officer or employee. The State Bancorp Disclosure Schedule lists each such insurance policy and any agreement with a party other than the insurer with respect to the payment, funding or assignment of such policy. Such life insurance policies comply, in all material respects, with state and federal law, including, without limitation, ERISA, and the rules and regulations of all applicable Governmental Entities. To State Bancorp’s knowledge, neither State Bancorp nor any State Bancorp Pension Plan or State Bancorp Welfare Plan owns any individual or group insurance policies issued by an insurer which has been found to be insolvent or is in rehabilitation pursuant to a state proceeding.

(o) Except as set forth in the State Bancorp Disclosure Schedule, State Bancorp does not maintain any retirement plan for directors. The State Bancorp Disclosure Schedule sets forth the complete documentation and actuarial evaluation (if any) of any such plan.

(p) Except as set forth in the State Bancorp Disclosure Schedule, Neither State Bancorp nor any State Bancorp Subsidiary (i) has taken any action, or has failed to take any action, that has resulted or could result in the interest and tax penalties specified in Section 409A of the Code being owed by any employee, former employee, director, former director or beneficiary or (ii) has agreed to reimburse or indemnify any employee, former employee, director, former director or beneficiary for any of the interest and tax penalties specified in Section 409A of the Code that may be currently due or triggered in the future.

(q) Except as disclosed in the State Bancorp Disclosure Schedule or as would not have a Material Adverse Effect on State Bancorp, since January 1, 2008, neither State Bancorp nor any of its Subsidiaries have made any payments to employees which are not deductible under Section 162(m) of the Code and consummation of the Merger and the Bank Merger will not cause any payments to employees to not be deductible thereunder.

3.10. [Reserved]

3.11. [Reserved]

3.12. Compliance with Applicable Law.

(a) Except as set forth in the State Bancorp Disclosure Schedule, each of State Bancorp and the State Bancorp Subsidiaries (i) holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, except where the failure to hold such license, franchise, permit or authorization would not, individually or in the aggregate, result in a Material Adverse Effect on State Bancorp, and (ii) has complied with and is not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to State Bancorp or any of its Subsidiaries, including, without limitation, consumer, community and fair lending laws, other than where any non-compliance or default will not, individually or in the aggregate, result in a Material Adverse Effect on State Bancorp and neither State Bancorp nor any of the State Bancorp Subsidiaries, since January 1, 2008, has received written notice of such violation of any of the above that has not been cured.

(b) Without limiting the foregoing, to State Bancorp’s knowledge SBLI has complied in all material respects with the Community Reinvestment Act (“CRA”). Except as listed on the State Bancorp Disclosure Schedule, to State Bancorp’s knowledge, since January 1, 2008, no person or group has adversely commented upon SBLI’s CRA performance.

3.13. Certain Contracts.

(a) Except as disclosed in State Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2010 or as forth in the State Bancorp Disclosure Schedule, neither State Bancorp nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed in whole or in part after the date of this Agreement, (ii) which relates to the incurrence of indebtedness (other than deposit liabilities, federal funds, advances and loans from the Federal Home Loan Bank and sales of securities subject to repurchase, in each case incurred in the ordinary course of business) by State Bancorp or any of its Subsidiaries in the principal amount of $250,000 or more, including any sale and leaseback transactions in the ordinary course of its business consistent with past practice), capitalized leases and other similar financing transactions, (iii) which grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of State Bancorp and its Subsidiaries, (iv) which provides for material payments to be made by State Bancorp or any of its Subsidiaries upon a change in control thereof, (v) which (A) limits the freedom of State Bancorp or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, (B) requires referrals of business or requires State Bancorp or any of its Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis or (C) requires State Bancorp or any of its Subsidiaries to use any product or service of another person on an exclusive basis, or (vi) which involved payments by, or to, State Bancorp or any of its Subsidiaries in fiscal year 2010 of more than $250,000 and not terminable on ninety (90) days or less notice or which could reasonably be expected to involve payments during fiscal year 2011 of more than $250,000 and not terminable on ninety (90) days or less notice (other than pursuant to Loans originated or purchased by State Bancorp and its Subsidiaries in the ordinary course of business consistent with past practice). Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not publicly disclosed in the State Bancorp SEC Reports (as such term is hereinafter defined) filed prior to the date hereof or set forth in the State Bancorp Disclosure Schedule, is referred to herein as a “State Bancorp Contract.”

(b) Except as set forth in the State Bancorp Disclosure Schedule, (i) each State Bancorp Contract is valid and binding on State Bancorp or its applicable Subsidiary and in full force and effect, and, to the knowledge of State Bancorp, is valid and binding on the other parties thereto, (ii) State Bancorp and each of its Subsidiaries and, to the knowledge of State Bancorp, each of the other parties thereto, has in all material respects performed all obligations required to be performed by such party to date under each State Bancorp Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default on the part of State Bancorp or any of its Subsidiaries or, to the knowledge of State Bancorp, any other party thereto, under any such State Bancorp Contract, except, in each case, where such invalidity, failure to be binding, failure to so perform or breach or default, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on State Bancorp.

(c) The State Bancorp Disclosure Schedule contains a schedule showing the present value of the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement, such as tax indemnification payments in respect of income or excise taxes), under any employment, change-in-control, severance or similar contract or plan with or which covers any present or former employee, director or consultant of State Bancorp or any of its Subsidiaries and identifying the types and estimated amounts of the in-kind benefits due under any State Bancorp Pension Plans, State Bancorp Welfare Plans or State Bancorp Contract (other than a tax-qualified plan) for each such person, specifying the assumptions in such schedule. The failure of State Bancorp to include immaterial amounts (both individually or in the aggregate) under this Section 3.13(c) shall not constitute a breach thereof.

3.14. Properties and Insurance.

(a) To State Bancorp’s knowledge, and except as set forth in the State Bancorp Disclosure Schedule, State Bancorp and its Subsidiaries have good, and as to owned real property marketable, title to all material assets and properties, whether real or personal, tangible or intangible, reflected in State Bancorp’s consolidated balance sheet as of December 31, 2010, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 2010 either (A) to third parties in arm’s length transactions or (B) to insiders or to directors or officers of State Bancorp pursuant to the approval of the board of directors of State Bancorp and for fair value). State Bancorp and its Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by them in all material respects as presently occupied, used, possessed and controlled by them. The State Bancorp Disclosure Schedule lists all leases pursuant to which State Bancorp or any State Bancorp Subsidiary occupies any real property and for each such lease lists annual base rentals, the annual increases to base rentals to the end of the lease and the expiration date and any option terms.

(b) The State Bancorp Disclosure Schedule lists all material policies of insurance of State Bancorp and its Significant Subsidiaries showing all risks insured against, in each case under valid, binding and enforceable policies or bonds, with such amounts and such deductibles as are specified. As of the date hereof, neither State Bancorp nor any of its Subsidiaries has received any notice of pending cancellation or notice of a pending material amendment of any such insurance policy or bond or is in default under such policy or bond, no material coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

3.15. Minute Books. The minute books of State Bancorp and its Significant Subsidiaries contain records that are accurate in all material respects of all meetings and other corporate action held of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors).

3.16. Environmental Matters. Except as set forth in the State Bancorp Disclosure Schedule:

(a) Neither State Bancorp nor any State Bancorp Subsidiary has received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that State Bancorp or such State Bancorp Subsidiary (either directly or as a trustee or fiduciary, or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or cleanup of any condition resulting from the violation of any law, ordinance or other governmental regulation regarding environmental matters, which correction or cleanup would have a Material Adverse Effect on State Bancorp. Except as disclosed on the State Bancorp Disclosure Schedule, State Bancorp has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any real property owned or leased by State Bancorp or any State Bancorp Subsidiary, as OREO or otherwise, or owned or controlled by State Bancorp or any State Bancorp Subsidiary as a trustee or fiduciary (collectively, “State Bancorp Properties”), in any manner that violates or, after the lapse of time is reasonably likely to violate, any presently existing federal, state or local law or regulation governing or pertaining to such substances and materials, the violation of which would have a Material Adverse Effect on State Bancorp.

(b) State Bancorp has no knowledge that any of the State Bancorp Properties has been operated in any manner in the three years prior to the date of this Agreement that violated any applicable federal, state or local law or regulation governing or pertaining to toxic or hazardous substances and materials, the violation of which would have a Material Adverse Effect on State Bancorp.

(c) To State Bancorp’s knowledge, except as set forth in the State Bancorp Disclosure Schedule, there are no underground storage tanks on, in or under any of the State Bancorp Properties and no underground storage tanks have been closed or removed from any of the State Bancorp Properties while the property was owned, operated or controlled by State Bancorp or any State Bancorp Subsidiary.

3.17. Reserves.

(a) The allowance for loan and lease losses in the State Bancorp Financial Statements, was, as of December 31, 2010, adequate under GAAP.

(b) As of December 31, 2010, the reserve for Taxes as calculated under and required under FIN 48 is adequate for all contingencies and includes all reasonably possible contingencies.

3.18. No Excess Parachute Payments. Except as set forth in the State Bancorp Disclosure Schedule, no officer, director, employee or agent (or former officer, director, employee or agent) of State Bancorp or any State Bancorp Subsidiary is entitled now, or will or may be entitled to as a consequence of this Agreement, the Merger or the Bank Merger, to any payment or benefit from State Bancorp, a State Bancorp Subsidiary, Valley or VNB which if paid or provided would constitute an “excess parachute payment”, as defined in Section  280G of the Code or regulations promulgated thereunder.

3.19. Agreements with Bank Regulators. Neither State Bancorp nor any State Bancorp Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution submitted to a regulatory authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, except for those the existence of which has been disclosed in writing to Valley by State Bancorp prior to the date of this Agreement, nor has State Bancorp been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. Neither State Bancorp nor any State Bancorp Subsidiary is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer, except as disclosed in writing to Valley by State Bancorp prior to the date of this Agreement.

3.20. [Reserved]

3.21. SEC Documents; Other Reports; Internal and Disclosure Controls.

(a) State Bancorp has filed all reports, schedules, registration statements and other documents, together with amendments thereto, required to be filed with the SEC since December 31, 2008 (the “State Bancorp SEC Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the State Bancorp SEC Reports complied, and each such State Bancorp SEC Report filed subsequent to the date hereof will comply, in all material respects with the applicable requirements of the Securities Act of 1933 (the “Securities Act”), the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the State Bancorp SEC Reports. None of State Bancorp’s Significant Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. No executive officer of State Bancorp has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act and to the knowledge of State Bancorp no enforcement action has been initiated against State Bancorp by the SEC relating to disclosures contained in any State Bancorp SEC Report.

(b) State Bancorp and each of its Significant Subsidiaries have filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2008 with any Governmental Entity (other than the SEC) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of State Bancorp and its Significant Subsidiaries or as set forth in the State Bancorp Disclosure Schedule, no Governmental Entity has initiated any proceeding or, to the knowledge of State Bancorp, threatened an investigation into the business or operations of State Bancorp or any of its Significant Subsidiaries since December 31, 2008.

(c) Except as set forth in the State Bancorp Disclosure Schedule, the records, systems, controls, data and information of State Bancorp and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of State Bancorp or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. State Bancorp and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. State Bancorp (A) has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to State Bancorp and its Subsidiaries is made known to the management of State Bancorp by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the State Bancorp SEC Reports, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to State Bancorp’s auditors and the audit committee of State Bancorp’s Board (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect State Bancorp’s ability to record, process, summarize and report financial data and have identified for State Bancorp’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in State Bancorp’s internal controls. Company’s management has completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2010, and such assessment concluded that such controls were effective.

(d) Except as set forth in the State Bancorp Disclosure Schedule, since January 1, 2008, neither State Bancorp nor any of its Subsidiaries nor, to the knowledge of State Bancorp, any member of State Bancorp’s Board of Directors or executive officer of State Bancorp or any of its Subsidiaries, has received any material written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of State Bancorp or any of its Subsidiaries or their respective internal accounting controls.

3.22. Loan Matters.

(a) Except as set forth in the State Bancorp Disclosure Schedule, each outstanding loan (including loans held for resale to investors) held by State Bancorp or its Subsidiaries (the “State Bancorp Loans”) has been solicited and originated and is administered and, where applicable, serviced, and the relevant State Bancorp Loan files are being maintained, in all material respects in accordance with the relevant loan documents, State Bancorp’s underwriting standards (and, in the case of State Bancorp Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of federal, state and local laws, regulations and rules, except for such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on State Bancorp.

(b) Except as set forth in the State Bancorp Disclosure Schedule or as would not have a Material Adverse Effect on State Bancorp, each State Bancorp Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to State Bancorp’s knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Except as would not have a Material Adverse Effect on State Bancorp, the loan documents with respect to each State Bancorp Loan were in compliance with applicable laws and regulations at the time of origination or purchase by State Bancorp or its Subsidiaries and are complete and correct in all material respects.

(c) State Bancorp has previously delivered to Valley a schedule setting forth a list of all Loans as of March 31, 2011 by State Bancorp and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O promulgated by the Federal Reserve Board (12 CFR Part 215)) of State Bancorp or any of its Subsidiaries. Except as listed in the State Bancorp Disclosure Schedule, (i) there are no employee, officer, director or other affiliate loans on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or on which the borrower is paying a rate which was below market at the time the loan was made; and (ii) all such loans are and were made in compliance with all applicable laws and regulations, except for such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on State Bancorp. The schedule referred to in item (i) of this subsection (c) is accurate and complete in all material respects.

(d) State Bancorp has previously delivered to Valley a schedule setting forth (A) each State Bancorp Loan that as of March 31, 2011 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by State Bancorp, any of its Subsidiaries or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such State Bancorp Loan, (B) each State Bancorp Loan that was classified as of March 31, 2011 under ASC 310, and (C) each asset of State Bancorp or any of its Subsidiaries that as of March 31, 2011 was classified as OREO and the book value thereof as of such date. Such schedule is accurate and complete in all material respects.

(e) Except as set forth in the State Bancorp Disclosure Schedule, none of the agreements pursuant to which State Bancorp or any of its Subsidiaries has sold loans or pools of loans or participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan.

(f) Except as set forth in the State Bancorp Disclosure Schedule, neither State Bancorp nor any of its Subsidiaries has originated, serviced, and does not currently hold, directly or indirectly, any loans which would be commonly referred to as “subprime”, “Alt-A” or “negative amortization” loans, or home equity loans or lines of credit with a loan to value ratio at origination of over ninety percent (90%) (collectively, “High Risk Loans”).

(g) Except as set forth in the State Bancorp Disclosure Schedule, neither State Bancorp nor its Subsidiaries owns any investment securities that are secured by High Risk Loans.

3.23. Intellectual Property.

(a) Except as, individually or in the aggregate, has not had a Material Adverse Effect, (i) all marks, patents and registered copyrights, including any pending applications to register any of the foregoing, owned (in whole or in part) by State Bancorp or any of its Subsidiaries (collectively, “State Bancorp Registered IP”) (other than patent applications or applications to register trademarks) is, to the knowledge of State Bancorp, valid and enforceable and (ii) no State Bancorp Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of State Bancorp, no such action is or has been threatened with respect to any of State Bancorp Registered IP.

(b) Except as, individually or in the aggregate, has not had a Material Adverse Effect, State Bancorp or its Subsidiaries own exclusively (such exclusive right excluding any licenses granted by State Bancorp or its Subsidiaries), free and clear of any and all Liens, all State Bancorp Registered IP and all other Intellectual

Property that is material to the businesses of State Bancorp or any of its Subsidiaries other than intellectual property owned by a third party that is licensed to State Bancorp or a Subsidiary thereof pursuant to an existing license agreement and used by State Bancorp or such Subsidiary within the scope of such license.

(c) Each of State Bancorp and its Subsidiaries has taken all reasonable steps to protect and maintain its rights in its intellectual property and maintain the confidentiality of all information of State Bancorp or its Subsidiaries that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, including safeguarding any such information that is accessible through computer systems or networks.

(d) To the knowledge of State Bancorp, none of the activities or operations of State Bancorp or any of its Subsidiaries (including the use of any intellectual property in connection therewith) have infringed upon, misappropriated or diluted in any material respect any intellectual property of any third party and neither State Bancorp nor any of its Subsidiaries has received any notice or claim asserting or suggesting that any such infringement, misappropriation, or dilution is or may be occurring or has or may have occurred, except where any such infringement, misappropriation or dilution, individually or in the aggregate, has not had a Material Adverse Effect.

(e) To the knowledge of State Bancorp, its information technology assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by State Bancorp in connection with its business, and no information technology assets that are material to the business of State Bancorp or any of its Subsidiaries or to any of their operations, have materially malfunctioned or materially failed within the last three years.

3.24. Antitakeover Provisions. State Bancorp has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from the requirements of Section 912 of the New York Business Corporation Law and Section 11 of the Certificate of Incorporation of State Bancorp.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF VALLEY

References herein to the “Valley Disclosure Schedule” shall mean all of the disclosure schedules required by this Article IV, dated as of the date hereof and referenced to the specific sections and subsections of Article IV of this Agreement, which have been delivered on the date hereof by Valley to State Bancorp. Valley hereby represents and warrants to State Bancorp as follows:

4.1. Corporate Organization.

(a) Valley is a corporation duly organized and validly existing and in good standing under the laws of the State of New Jersey. Valley has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have, or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Valley. Valley is registered as a bank holding company under the BHCA.

(b) All of the Subsidiaries of Valley are listed in the Valley Disclosure Schedule with a designation of which Subsidiaries are Significant Subsidiaries. Each Significant Subsidiary of Valley is duly organized, validly existing and in good standing under the laws of its state of incorporation or organization. VNB is a national bank whose deposits are insured by the FDIC to the fullest extent permitted by law. Each Significant Subsidiary of Valley has the power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure of each of the foregoing would not have a Material Adverse Effect on Valley. The Valley Disclosure Schedule sets forth true and complete copies of the certificate of incorporation, articles of association, bylaws or other comparable formation and governing documents (together the “Charter Documents”) of Valley and VNB as in effect on the date hereof.

4.2. Capitalization.

(a) The authorized capital stock of Valley consists solely of 210,451,912 shares of Valley Common Stock and 30,000,000 shares of preferred stock, no par value per share (the “Valley Preferred Stock”), which may be divided into classes and into series within any class as determined by the Board of Directors. As of the date hereof, there were 162,058,055 shares of Valley Common Stock issued and outstanding net of treasury stock, and 459,744 treasury shares and no shares of Valley Preferred Stock outstanding. As of December 31, 2010, except for 3,184,738 shares of Valley Common Stock issuable upon exercise of outstanding stock options granted pursuant to Valley’s stock option plans listed on the Valley Disclosure Schedule (the “Valley Option Plans”) and 3,544,104 shares of Valley Common Stock issuable upon the exercise of outstanding warrants (the “Valley Warrants”), there were no shares of Valley Common Stock issuable upon the exercise of outstanding stock options or otherwise. All issued and outstanding shares of Valley Common Stock, and all issued and outstanding shares of capital stock of Valley’s Significant Subsidiaries, have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights, and are free and clear of all liens, encumbrances, charges, restrictions or rights of third parties. All of the outstanding shares of capital stock of Valley’s Significant Subsidiaries are owned directly or indirectly by Valley free and clear of any liens, encumbrances, charges, restrictions or rights of third parties, except as listed in the Valley Disclosure Schedule. Except for the options referred to above under the Valley Option Plans and the Valley Warrants, neither Valley nor any of Valley’s Significant Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of Valley or Valley’s Significant Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such shares, and there are no agreements or understandings with respect to voting of any such shares.

(b) Except as set forth in the Valley Disclosure Schedule, no bonds, debentures, trust-preferred securities or other similar indebtedness of Valley (parent company only) are issued or outstanding.

4.3. Authority; No Violation.

(a) Valley has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof, and VNB has full corporate power and authority to execute and deliver the Bank Merger Agreement and to consummate the transactions contemplated thereby in accordance with the terms thereof. Valley has a sufficient number of authorized but unissued shares of Valley Common Stock to pay the consideration for the Merger set forth in Article II of this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Valley. The execution and delivery of the Bank Merger Agreement has been duly and validly approved by the Board of Directors of VNB. Except for the approvals described in paragraph (b) below, no other corporate proceedings on the part of Valley or VNB are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Valley and constitutes a valid and binding obligation of Valley, enforceable against Valley in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

(b) Neither the execution and delivery of this Agreement by Valley or the execution and delivery of the Bank Merger Agreement by VNB, nor the consummation by Valley of the transactions contemplated hereby in accordance with the terms hereof or the consummation by VNB of the transactions contemplated thereby in accordance with the terms thereof, will (i) violate any provision of the Charter Documents of Valley or of VNB, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Valley or VNB or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Valley or VNB under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Valley or VNB is a party, or by which Valley or VNB or any of their respective properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a Material Adverse Effect on Valley. Except as would not constitute a Material Adverse Effect on Valley and for consents and approvals of or filings or registrations with or notices to the OCC, the FRB, the SEC, Treasury or applicable state securities bureaus or commissions, no consents or approvals of or filings or registrations with or notices to any federal or state governmental authority, instrumentality or administrative agency or, to the knowledge of Valley, any third party are necessary on behalf of Valley or VNB in connection with (a) the execution and delivery by Valley of this Agreement, (b) the consummation by Valley of the transactions contemplated hereby and (c) the execution and delivery by VNB of the Bank Merger Agreement and the consummation by VNB of the transactions contemplated thereby. To the knowledge of Valley, there is no reason why the consents and approvals referenced in the preceding sentence will not be obtained in a timely fashion.

4.4. Financial Statements.

(a) Valley’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC under the Exchange Act sets forth the consolidated balance sheets of Valley as of December 31, 2010 and 2009, and the related consolidated statements of income, shareholders’ equity and cash flows for the periods ended December 31 in each of the three years 2008 through 2010, accompanied by the audit report of Valley’s independent public accountants (collectively, the “Valley Financial Statements”). The Valley Financial Statements (including the related notes), have been prepared in accordance with GAAP consistently applied during the periods involved, and fairly present in all material respects the consolidated financial position of Valley as of the respective dates set forth therein, and the related consolidated statements of income, changes in shareholders’ equity and of cash flows (including the related notes, where applicable) fairly present in all material respects the consolidated results of operations and changes in shareholders’ equity and of cash flows of Valley for the respective fiscal periods set forth therein.

(b) The books and records of Valley and its Significant Subsidiaries have been and are being maintained in material compliance with applicable legal and accounting requirements, and reflect only actual transactions.

(c) Except as and to the extent reflected, disclosed or reserved against in the Valley Financial Statements (including the notes thereto), as of December 31, 2010, neither Valley nor any of its Significant Subsidiaries had any obligations or liabilities, whether absolute, accrued, contingent or otherwise material to the business, operations, assets or financial condition of Valley or any of its Significant Subsidiaries and which are required by GAAP to be disclosed in the Valley Financial Statements. Since December 31, 2010, neither Valley nor any of its Significant Subsidiaries have incurred any material liabilities, except in the ordinary course of business and consistent with past banking practice, except as specifically contemplated by or incurred in connection with this Agreement.

(d) KPMG LLP, which has expressed its opinion with respect to the financial statements of Valley and its subsidiaries (including the related notes), is and has been throughout the periods covered by such financial statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act, and (y) “independent” with respect to Valley within the meaning of the rules of applicable bank regulatory authorities and the Public Company Accounting Oversight Board.

4.5. Brokerage Fees. Other than MG Advisors, Inc., neither Valley nor any of its Subsidiaries nor any of their respective directors or officers has employed any broker, investment banker, financial advisor or finder or incurred any liability for any broker’s, financial advisor, finder’s fees or similar fees or commissions in connection with any of the transactions contemplated by this Agreement.

4.6. Absence of Certain Changes or Events. Except as disclosed in the Valley Disclosure Schedule, since December 31, 2010, there has not been any condition, event, change or occurrence that, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on Valley.

4.7. Absence of Acceleration and Other Benefits. The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of Valley or any Valley Subsidiary to severance pay, unemployment compensation or any similar payment, or (ii) accelerate the time of payment, accelerate the vesting, or increase the amount, of any compensation or benefits due to any current employee or former employee under any Valley Pension Plan, Valley Welfare Plan, stock option plan, stock purchase plan, deferred compensation plan, severance plan, bonus plan, employment agreement or other similar plan, program or arrangement.

4.8. Valley Common Stock. The Valley Common Stock to be issued hereunder pursuant to the Merger, including but not limited to the Valley Common Stock to be issued upon the exercise of the Valley Stock Options, have been duly and validly reserved for issuance, and when issued in accordance with the terms of this Agreement, will be duly authorized and validly issued, fully paid, nonassessable, free of preemptive rights and free and clear of all liens, encumbrances or restrictions created by or through Valley, with no personal liability attaching to the ownership thereof. A sufficient number of shares of Valley Common Stock are available for issuance without any amendment of the Valley Charter Documents.

4.9. Legal Proceedings. Except as disclosed in the Valley Disclosure Schedule, neither Valley nor any of its Subsidiaries is a party to any, and there are no pending or, to Valley’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against Valley or any of its Subsidiaries which, if decided adversely to Valley, or any of its Subsidiaries, would be reasonably likely to have a Material Adverse Effect on Valley. Except as disclosed in the Valley Disclosure Schedule, neither Valley nor any of Valley’s Subsidiaries is a party to any order, judgment or decree entered against Valley or any such Subsidiary in any lawsuit or proceeding which would have a Material Adverse Effect on Valley.

4.10. Taxes and Tax Returns.

(a) Except as set forth in the Valley Disclosure Schedule, or as would not have a Material Adverse Effect on Valley, VNB and each of their Subsidiaries have timely filed (and until the Effective Time will so file) all material Returns required to be filed by them in respect of any Taxes (which such Returns which have already been filed were and continue to be, true, correct and complete in all material respects and which such Returns which will be filed will be true, correct and complete in all material respects when filed) and each has duly paid (and until the Effective Time will so pay) all such Taxes shown as due on such Returns, other than Taxes or other charges which are being contested in good faith (and disclosed to State Bancorp in writing). Except as set forth in the Valley Disclosure Schedule, Valley, VNB and each of their Subsidiaries have established (and until the Effective Time will establish) on their books and records reserves for the payment of all Taxes not yet due and payable, but incurred in respect of Valley, VNB or any Subsidiary through such date, which reserves are adequate for such purposes. Except as set forth in the Valley Disclosure Schedule, the federal income tax Returns of Valley, VNB and each of their Subsidiaries have been examined by the IRS (or are closed to examination due to the expiration of the applicable statute of limitations) and no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. Except as set forth in the Valley Disclosure Schedule, the applicable state income and local tax returns of Valley, VNB and each of their Subsidiaries have been examined by the applicable authorities (or are closed to examination due to the expiration of the statute of limitations) and no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. To the knowledge of each of Valley and VNB, there are no audits or other administrative or court proceedings presently pending nor any other disputes pending, or claims asserted for, Taxes or assessments upon Valley, VNB or any of their Subsidiaries, nor has Valley, VNB or any of their Subsidiaries given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns.

(b) Except as set forth in the Valley Disclosure Schedule, neither Valley, VNB nor any of their Subsidiaries: (i) has requested any extension of time within which to file any Tax Return which Return has not since been filed; (ii) is a party to any agreement providing for the allocation or sharing of taxes (except agreements between and/or among Valley, VNB and/or any of their Subsidiaries; (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method initiated by Valley, VNB or any Subsidiary (nor does Valley or VNB have any knowledge that the IRS has proposed any such adjustment or change of accounting method); (iv) has taken or agreed to take any action, has failed to take any action, or knows of any fact, agreement, plan or other circumstances that could prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; (v) has been a party to any distribution occurring in the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied; (vi) has been included in any “consolidated,” “unitary” or “combined” Return (other than the Returns which include Valley, VNB and each of their Subsidiaries) provided for under the laws of the United States, any foreign jurisdiction or any state or locality or has any liability for Taxes of any person (other than Valley, VNB and/or any of their Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision under the laws of any foreign jurisdiction or any state or locality, or as a transferee or successor, by contract, or otherwise; (vii) has participated in or otherwise engaged in any transaction described in Treasury Regulations Section 301.6111-2(b)(2) or any “Reportable Transaction” within the meaning of Treasury Regulations Section 1.6011-4(b); (viii) has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and/or (ix) has received any claim by a Governmental Entity in a jurisdiction where it does not file Returns that it is or may be subject to taxation by that jurisdiction.

(c) Except as set forth in the Valley Disclosure Schedule, (i) Valley, VNB and each of their Subsidiaries has complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has, within the time and in the manner provided by law, withheld and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws; and (ii) Valley, VNB and each of their Subsidiaries has maintained such records in respect to each transaction, event and item (including as required to support otherwise allowable deductions and losses) as are required under applicable Tax law, except where the failure to comply or maintain records under (i) or (ii) will not result in a Material Adverse Effect on Valley.

(d) Valley has made available to State Bancorp correct and complete copies of: (i) all material Returns filed within the past three years by Valley, VNB and each of their Subsidiaries; (ii) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Entity within the past three years relating to Taxes due from or with respect to Valley, VNB or any of its Subsidiaries; and (iii) any closing letters or agreements entered into by Valley, VNB or any of their Subsidiaries with any Governmental Entities within the past five years with respect to Taxes.

(e) With respect to each Subsidiary indicated on the Valley Disclosure Schedule as being a real estate investment trust, (x) for all taxable years commencing with its first taxable year through the taxable year ended December 31, 2010, such Subsidiary has been subject to taxation as a real estate investment trust within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a real estate investment trust for such years; (y) has operated since its first taxable year to the date of this Agreement in a manner consistent with the requirements for qualification and taxation as a real estate investment trust; and (z) intends to continue to operate in such a manner as to qualify as a real estate investment trust for the current taxable year. None of the transactions contemplated by this Agreement will prevent any such Subsidiary or any of its Subsidiaries from so qualifying. No such Subsidiary of any Subsidiary is a corporation for U.S. federal income tax purposes, other than a corporation that meets the requirements of representations (x) and (y) above. Notwithstanding the foregoing, with respect to periods prior to the acquisition of the ownership of each such Subsidiary by Valley, the representations of Valley are made only to the knowledge of Valley.

4.11. Valley Shareholder Approval Not Required. Neither the execution of this Agreement nor the transactions contemplated hereby require the approval of the shareholders of Valley.

4.12. Compliance with Applicable Law.

(a) Except as set forth in the Valley Disclosure Schedule, each of Valley and the Valley Subsidiaries (i) holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, except where the failure to hold such license, franchise, permit or authorization would not, individually or in the aggregate, result in a Material Adverse Effect on Valley, and (ii) has complied with and is not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Valley or any of its Subsidiaries, including, without limitation, consumer, community and fair lending laws, other than where any non-compliance or default will not, individually or in the aggregate, result in a Material Adverse Effect on Valley and neither Valley nor any of the Valley Subsidiaries, since January 1, 2008, has received written notice of such violation of any of the above that has not been cured.

(b) Without limiting the foregoing, to Valley’s knowledge VNB has complied in all material respects with the CRA. Except as listed on the Valley Disclosure Schedule, to Valley’s knowledge, since January 1, 2008, no person or group has adversely commented upon VNB’s CRA performance.

(c) Without limiting the foregoing, to Valley’s knowledge Valley and VNB have complied in all material respects with ERISA and federal, state and local tax and employment laws.

4.13. Minute Books. The minute books of Valley and its Significant Subsidiaries contain records that are accurate in all material respects of all meetings and other corporate action held of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors).

4.14. Environmental Matters. Except as set forth in the Valley Disclosure Schedule:

(a) Neither Valley nor any Valley Subsidiary has received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that Valley or such Valley Subsidiary (either directly or as a trustee or fiduciary, or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or cleanup of any condition resulting from the violation of any law, ordinance or other governmental regulation regarding environmental matters, which correction or cleanup would have a Material Adverse Effect on Valley. Except as disclosed on the Valley Disclosure Schedule, Valley has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any real property owned or leased by Valley or any Valley Subsidiary, as OREO or otherwise, or owned or controlled by Valley or any Valley Subsidiary as a trustee or fiduciary (collectively, “Valley Properties”), in any manner that violates or, after the lapse of time is reasonably likely to violate, any presently existing federal, state or local law or regulation governing or pertaining to such substances and materials, the violation of which would have a Material Adverse Effect on Valley.

(b) Valley has no knowledge that any of the Valley Properties has been operated in any manner in the three years prior to the date of this Agreement that violated any applicable federal, state or local law or regulation governing or pertaining to toxic or hazardous substances and materials, the violation of which would have a Material Adverse Effect on Valley.

(c) To Valley’s knowledge, except as set forth in the Valley Disclosure Schedule, there are no underground storage tanks on, in or under any of the Valley Properties and no underground storage tanks have been closed or removed from any of the Valley Properties while the property was owned, operated or controlled by Valley or any Valley Subsidiary.

4.15. Reserves.

(a) The allowance for loan and lease losses in the Valley Financial Statements, was, as of December 31, 2010, adequate under GAAP.

(b) As of December 31, 2010, the reserve for Taxes as calculated under and required under FIN 48 is adequate for all contingencies and includes all reasonably possible contingencies.

(c) There are no unfunded post-employment benefits obligations (other than obligations arising by operation of law) which are not accounted for by reserves shown on the Valley Financial Statements and established under GAAP, or otherwise noted on such financial statements.

4.16. Agreements with Bank Regulators. Neither Valley nor any Valley Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution submitted to a regulatory authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, except for those the existence of which has been disclosed in writing to State Bancorp by Valley prior to the date of this Agreement, nor has Valley been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. Neither Valley nor any Valley Subsidiary is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer, except as disclosed in writing to State Bancorp by Valley prior to the date of this Agreement.

4.17. SEC Documents; Other Reports; Internal and Disclosure Controls.

(a) Valley has filed all reports, schedules, registration statements and other documents, together with amendments thereto, required to be filed with the SEC since December 31, 2008 (the “Valley SEC Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Valley SEC Reports complied, and each such Valley SEC Report filed subsequent to the date hereof will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Valley SEC Reports. None of Valley’s Significant Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. No executive officer of Valley has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act and to the knowledge of Valley no enforcement action has been initiated against Valley by the SEC relating to disclosures contained in any Valley SEC Report.

(b) Valley and each of its Significant Subsidiaries have filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2008 with any Governmental Entity (other than the SEC) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of Valley and its Significant Subsidiaries or as set forth in the Valley Disclosure Schedule, no Governmental Entity has initiated any proceeding or, to the knowledge of Valley, threatened an investigation into the business or operations of Valley or any of its Significant Subsidiaries since December 31, 2008.

(c) Valley and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Valley (A) has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to Valley and its Subsidiaries is made known to the management of Valley by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Valley SEC Reports, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to Valley’s auditors and the audit committee of Valley’s Board (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Valley’s ability to record, process, summarize and report financial data and have identified for Valley’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Valley’s internal controls. Company’s management has completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2010, and such assessment concluded that such controls were effective.

(d) Except as set forth in the Valley Disclosure Schedule, since January 1, 2008, neither Valley nor any of its Subsidiaries nor, to the knowledge of Valley, any member of Valley’s Board of Directors or executive officer of Valley or any of its Subsidiaries, has received any material written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of Valley or any of its Subsidiaries or their respective internal accounting controls.

4.18. Intellectual Property.

(a) Except as, individually or in the aggregate, has not had a Material Adverse Effect, (i) all marks, patents and registered copyrights, including any pending applications to register any of the foregoing, owned (in whole or in part) by Valley or any of its Subsidiaries (collectively, “Valley Registered IP”) (other than patent applications or applications to register trademarks) is, to the knowledge of Valley, valid and enforceable and (ii) no Valley Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of Valley, no such action is or has been threatened with respect to any of Valley Registered IP.

(b) Except as, individually or in the aggregate, has not had a Material Adverse Effect, Valley or its Subsidiaries own exclusively (such exclusive right excluding any licenses granted by Valley or its Subsidiaries), free and clear of any and all Liens, all Valley Registered IP and all other Intellectual Property that is material to the businesses of Valley or any of its Subsidiaries other than intellectual property owned by a third party that is licensed to Valley or a Subsidiary thereof pursuant to an existing license agreement and used by Valley or such Subsidiary within the scope of such license.

(c) Each of Valley and its Subsidiaries has taken all reasonable steps to protect and maintain its rights in its intellectual property and maintain the confidentiality of all information of Valley or its Subsidiaries that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, including safeguarding any such information that is accessible through computer systems or networks.

(d) To the knowledge of Valley, none of the activities or operations of Valley or any of its Subsidiaries (including the use of any intellectual property in connection therewith) have infringed upon, misappropriated or diluted in any material respect any intellectual property of any third party and neither Valley nor any of its Subsidiaries has received any notice or claim asserting or suggesting that any such infringement, misappropriation, or dilution is or may be occurring or has or may have occurred, except where any such infringement, misappropriation or dilution, individually or in the aggregate, has not had a Material Adverse Effect.

(e) To the knowledge of Valley, its information technology assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by Valley in connection with its business, and no information technology assets that are material to the business of Valley or any of its Subsidiaries or to any of their operations, have materially malfunctioned or materially failed within the last three years.

4.19. Certain Contracts. Except as set forth in the Valley Disclosure Schedule, (i) each Valley contract which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed in whole or in part after the date of this Agreement (each, a “Valley Contract”) is valid and binding on Valley or its applicable Significant Subsidiary and in full force and effect, and, to the knowledge of Valley, is valid and binding on the other parties thereto, (ii) Valley and each of its Significant Subsidiaries and, to the knowledge of Valley, each of the other parties thereto, has in all material respects performed all obligations required to be performed by such party to date under each Valley Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default on the part of Valley or any of its Significant Subsidiaries or, to the knowledge of Valley, any other party thereto, under any such Valley Contract, except, in each case, where such invalidity, failure to be binding, failure to so perform or breach or default, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on Valley.

4.20. Properties and Insurance.

(a) To Valley’s knowledge, and except as set forth in the Valley Disclosure Schedule, Valley and its Significant Subsidiaries have good, and as to owned real property marketable, title to all material assets and properties, whether real or personal, tangible or intangible, reflected in Valley’s consolidated balance sheet as of December 31, 2010, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 2010 either (A) to third parties in arm’s length transactions or (B) to insiders or to directors or officers of Valley pursuant to the approval of the board of directors of Valley and for fair value). Valley and its Significant Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by them in all material respects as presently occupied, used, possessed and controlled by them.

(b) As of the date hereof, neither Valley nor any of its Significant Subsidiaries has received any notice of a pending cancellation or notice of a pending material amendment of any policy of insurance covering business operations and all insurable properties and assets of Valley or is in default under such policy, no material coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

4.21. Loan Matters.

(a) Except as set forth in the Valley Disclosure Schedule, each outstanding loan (including loans held for resale to investors but excluding any loan covered by a loss-sharing agreement with the FDIC as described in the Valley Disclosure Schedule) held by Valley or its Significant Subsidiaries (the “Valley Loans”) has been solicited and originated and is administered and, where applicable, serviced, and the relevant Valley Loan files are being maintained, in all material respects in accordance with the relevant loan documents, Valley’s underwriting standards (and, in the case of Valley Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of federal, state and local laws, regulations and rules, except for such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Valley.

(b) Except as set forth in the Valley Disclosure Schedule or as would not have a Material Adverse Effect on Valley, each Valley Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to Valley’s knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Except as would not have a Material Adverse Effect on Valley, the loan documents with respect to each Valley Loan were in compliance with applicable laws and regulations at the time of origination or purchase by Valley or its Subsidiaries and are complete and correct in all material respects.

(c) Except as listed in the Valley Disclosure Schedule, (i) there are no employee, officer, director or other affiliate loans on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or on which the borrower is paying a rate which was below market at the time the loan was made; and (ii) all such loans are and were made in compliance with all applicable laws and regulations, except for such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Valley.

(d) Valley has previously delivered to State Bancorp a schedule setting forth (A) each Valley Loan that as of March 31, 2011 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Valley, any of its Subsidiaries or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Valley Loan, (B) each Valley Loan that was classified as of March 31, 2011 under ASC 310, and (C) each asset of Valley or any of its Subsidiaries that as of March 31, 2011 was classified as OREO and the book value thereof as of such date. Such schedule is accurate and complete in all material respects.

(e) Except as set forth in the Valley Disclosure Schedule, none of the agreements pursuant to which Valley or any of its Significant Subsidiaries has sold loans or pools of loans or participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan.

(f) Except as set forth in the Valley Disclosure Schedule and for any loan covered by a loss-sharing agreement with the FDIC, Valley has not originated, serviced, and does not currently hold, directly or indirectly, any High Risk Loans.

(g) Except as set forth in the Valley Disclosure Schedule, Valley does not own any investment securities that are secured by High Risk Loans.

(h) Valley has previously provided to State Bancorp a schedule containing a list of all loans covered by a loss-sharing agreement with the FDIC. Such schedule is accurate and complete in all material respects.

ARTICLE V

COVENANTS OF THE PARTIES

5.1. Conduct of the Business of State Bancorp and Valley. During the period from the date of this Agreement to the Effective Time, each of State Bancorp and Valley shall, and shall cause each of its respective Significant Subsidiaries to, conduct its respective business and engage in transactions permitted hereunder only in the ordinary course and consistent with past banking practice. Each of State Bancorp and Valley also shall use its commercially reasonable efforts to preserve its business organization and that of its respective Significant Subsidiaries intact and maintain its rights, franchises and existing relations with customers, suppliers and employees.

5.2. Negative Covenants and Dividend Covenants. (a) State Bancorp agrees that from the date hereof to the Effective Time, except as otherwise approved by Valley in writing (such approval not to be unreasonably withheld, conditioned or delayed, it being agreed that such approval shall be deemed to have been given, in the case of subsections (viii), (xi) and (xii) below, if Valley has not responded to State Bancorp’s written request by the close of business on the second (2nd) business day following receipt of such request, and, in the case of subsections (iv) and (v) below, if Valley has not responded to State Bancorp’s written request by the close of business on the fifth (5th) business day following receipt of such request), or as otherwise permitted or required by this Agreement, it will not, nor will it permit any of its Significant Subsidiaries to:

(i) change any provision of its Charter Documents;

(ii) change the number of shares of its authorized or issued capital stock or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of State Bancorp or any State Bancorp Subsidiary or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or redeem or otherwise acquire any shares of such capital stock, or declare, set aside or pay any dividend, or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except (i) as disclosed in the State Bancorp Disclosure Schedule, (ii) for regular quarterly cash dividends on the State Bancorp Common Stock not in excess of $0.05 per share per quarter with record and payment dates consistent with past practice (for the avoidance of doubt, Valley agrees to pay any such dividend declared by State Bancorp prior to the Effective Time, provided the record date is on or prior to the Effective Time);

(iii) grant any severance or termination pay (other than as set forth on the State Bancorp Disclosure Schedule or whether pursuant to existing policies or other arrangements described therein) to, or enter into or amend any employment agreement with, any of its directors, officers or employees, adopt any new employee benefit plan or arrangement of any type or amend any such existing benefit plan or arrangement (other than amendments required to comply with applicable law and regulations) or award any increase in compensation or benefits to its directors, officers or employees except for increases in compensation to directors, officers and employees in the usual and ordinary course of business consistent with past practice or as set forth on the State Bancorp Disclosure Schedule;

(iv) sell or dispose of any assets with a market value greater than $100,000 or incur any liability with a principal balance greater than $100,000 other than the sale of OREO or non-performing loans and other than in the ordinary course of business consistent with past practices and policies, except as set forth in the State Bancorp Disclosure Schedule;

(v) (A) make any capital expenditures or (B) enter into any new service agreement or similar contract not terminable by State Bancorp within sixty (60) days and involving amounts in excess of $100,000 individually or $500,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and expenditures necessary to maintain existing assets in good repair and expenditures described in business plans or budgets previously furnished to Valley, except as set forth in the State Bancorp Disclosure Schedule;

(vi) file any applications or make any contract with respect to branching or site location or relocation, except as set forth on the State Bancorp Disclosure Schedule;

(vii) agree to acquire in any manner whatsoever (other than to realize upon on collateral for a defaulted loan) any business or entity;

(viii) make any new investments in securities other than investments in government, municipal or agency bonds or mortgage backed securities issued or backed by a government sponsored entity having a weighted average life or duration of not greater than ten years;

(ix) make any material change in its accounting methods or practices, other than changes required in accordance with GAAP or any applicable regulatory accounting requirements;

(x) take any action that would result in any of its conditions to Closing set forth in Section 6.1 and 6.2 not to be satisfied;

(xi) make or commit to make any new loan or other extension of credit in an amount of $2,500,000 or more except such loan initiations that are committed as of the date of this Agreement and identified on the State Bancorp Disclosure Schedule and residential mortgage loans made in the ordinary course of business in accordance with past practice;

(xii) renew for a period in excess of one year any existing loan or other extension of credit which renewal would require State Bancorp to advance additional funds greater than $3,000,000 for commercial and industrial loans or $5,000,000 for commercial real estate loans, or would otherwise cause the aggregate credit outstanding to any one borrower to exceed $5,000,000 or to any group of affiliated borrowers to exceed $10,000,000, except such renewals or increases that are committed as of the date of this Agreement and identified on the State Bancorp Disclosure Schedule and residential mortgage loans made in the ordinary course of business in accordance with past practice; or

(xiii) agree to do any of the foregoing.

(b) Valley agrees that from the date hereof to the Effective Time, except as otherwise approved by State Bancorp in writing (such approval not to be unreasonably withheld, conditioned or delayed) or as permitted or required by this Agreement, it will not, nor will it permit any of its Significant Subsidiaries to:

(i) amend its Charter Documents in a manner that would require the approval of the shareholders of Valley or in any manner that adversely affects the rights of the shareholders of Valley;

(ii) make any material change in its accounting methods or practices, other than changes required in accordance with GAAP or any applicable regulatory accounting requirements;

(iii) take any action that would result in any of its conditions to Closing set forth in Section 6.1 and 6.3 not to be satisfied; or

(iv) agree to do any of the foregoing.

5.3. No Solicitation. (a) Except as expressly permitted by this Section 5.3, State Bancorp and its Subsidiaries shall not, and State Bancorp and its Subsidiaries shall use their best efforts to cause their respective representatives not to initiate, solicit or knowingly encourage or facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any Acquisition Proposal; provided that in the event, prior to the time the approval of State Bancorp’s shareholders (“State Bancorp Shareholder Approval”) is obtained but not after, (1) State Bancorp receives, after the execution of this Agreement, an unsolicited bona fide Acquisition Proposal from a person other than Valley, and (2) the State Bancorp Board of Directors concludes in good faith (A) that, after consulting with its financial advisor, such Acquisition Proposal constitutes a Superior Proposal or would reasonably be likely to result in a Superior Proposal and (B) that, after considering the advice of outside counsel, failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties to State Bancorp’s shareholders under applicable law, State Bancorp may, and may permit its Subsidiaries and its Subsidiaries’ representatives to, furnish or cause to be furnished nonpublic information or data and participate in negotiations or discussions with respect to such Acquisition Proposal; provided, that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have entered into an agreement with such third party on terms substantially similar to and no more favorable to such third party than those contained in the Confidentiality Agreement between Valley and State Bancorp dated March 23, 2011 (the “Confidentiality Agreement”) and any non-public information provided to any person given access to nonpublic information shall have previously been provided to Valley or shall be provided to Valley prior to or concurrently with the time it is provided to such person. State Bancorp will (A) immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Valley with respect to any Acquisition Proposal, (B) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Acquisition Proposal to which it or any of its Affiliates or representatives is a party and (C) use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal.

(b) Neither the State Bancorp Board of Directors nor any committee thereof shall (i) (A) withdraw (or modify or qualify in any manner adverse to Valley) or refuse to make the State Bancorp Recommendation or (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal, or (ii) cause or permit State Bancorp or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal (other than a confidentiality agreement permitted by the terms of Section 5.3(a)). Notwithstanding the foregoing, prior to the date of the Shareholders Meeting, the State Bancorp Board of Directors may take any of the actions specified in items (i) and (ii) of the preceding sentence (a “State Bancorp Subsequent Determination”) after the fourth (4th) business day following Valley’s receipt of a written notice (the “Notice of Superior Proposal”) from State Bancorp (A) advising that the State Bancorp Board of Directors has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.3) constitutes a Superior Proposal (it being understood that State Bancorp shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that State Bancorp proposes to accept), (B) specifying the material terms and conditions of, and the identity of the party making, such Superior Proposal, and (C) containing an unredacted copy of the relevant transaction agreements with the party making such Superior Proposal, if, but only if, the State Bancorp Board of Directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties to State Bancorp’s shareholders under applicable law and that such Acquisition Proposal is a Superior Proposal and such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that are committed to in writing by Valley pursuant to this Section 5.3(b).

Notwithstanding the foregoing, the changing, qualifying or modifying of the State Bancorp Recommendation or the making of a State Bancorp Subsequent Determination by the State Bancorp Board of Directors shall not change the approval of the State Bancorp Board of Directors for purposes of causing any takeover laws to be inapplicable to this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.

(c) Nothing contained in this Agreement shall prevent State Bancorp or the State Bancorp Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act, or other disclosure requirements under applicable law or the NYSE or the NASDAQ rules, with respect to an Acquisition Proposal; provided that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

(d) In addition to the obligations of State Bancorp set forth in Sections 5.3(a) and (b), in the event State Bancorp or any of its Subsidiaries or representatives receives (i) any Acquisition Proposal or (ii) any request for non-public information or to engage in negotiations that the State Bancorp directors reasonably believe is reasonably likely to lead to or that contemplates an Acquisition Proposal, State Bancorp promptly (and in any event within two (2) business days of receipt) shall advise Valley in writing of the existence of items (i) or (ii), together with the material terms and conditions of such Acquisition Proposal or request and the identity of the person making any such Acquisition Proposal or request. State Bancorp shall keep Valley reasonably well informed in all material respects of the status (including after the occurrence of any material amendment or modification) of any such Acquisition Proposal or request. Without limiting any of the foregoing, State Bancorp shall promptly (and in any event within two (2) business days) notify Valley in writing if it determines to begin providing non-public information or to engage in negotiations concerning an Acquisition Proposal pursuant to Sections 5.3(a) or (b) and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

(e) For purposes of this Agreement:

(i) “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, a tender or exchange offer to acquire 25% or more of the voting power in State Bancorp or any of its Subsidiaries, a proposal for a merger, consolidation, or other business combination involving State Bancorp or any of its Subsidiaries or any other proposal or offer to acquire in any manner 25% or more of the voting power in, or 25% or more of the business, assets or deposits of, State Bancorp or any of its Subsidiaries.

(ii) “Superior Proposal” means an unsolicited bona fide written Acquisition Proposal (with the percentages set forth in the definition of such term changed from 25% to 50%) that the State Bancorp Board of Directors concludes in good faith to be more favorable from a financial point of view to its stockholders than the Merger and the other transactions contemplated hereby (including taking into account any adjustment to the terms and conditions proposed by Valley in response to such proposal pursuant to Section 5.3(b) or otherwise), (1) after receiving the advice of its financial advisor (which shall be a nationally recognized investment banking firm), (2) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein), and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law.

5.4. Current Information. During the period from the date of this Agreement to the Effective Time, State Bancorp will cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of Valley regarding State Bancorp’s business, operations, properties, assets and financial condition and matters relating to the completion of the transactions contemplated herein. Without limiting the foregoing, State Bancorp shall provide Valley on a monthly basis with a schedule of all loans, leases and extensions of credit and renewed loans, leases and extensions of credit in excess of $500,000, or any increase by $500,000 or more in any customer’s aggregate credit outstanding or lease commitment made during the prior month (whether or not subject to prior approval under Section 5.2(a)), and provide Valley with a copy of, and the opportunity to discuss, the relevant documentation for any such loan, extension of credit, lease, or renewal upon request. Notwithstanding any other provision contained in this Agreement, neither Valley nor any Valley Subsidiary shall under any circumstance be permitted to exercise control of State Bancorp or any State Bancorp Subsidiary prior to the Effective Time. As soon as reasonably available, but in no event more than forty-five (45) days after the end of each fiscal quarter ending after the date of this Agreement and prior to the Effective Time, State Bancorp will deliver to Valley SBLI’s call reports filed with the Department and the FDIC.

5.5. Access to Properties and Records; Confidentiality.

(a) On reasonable advance notice, State Bancorp and SBLI shall permit Valley and its representatives, and Valley and VNB shall permit State Bancorp and its representatives, accompanied by an officer of the respective party, reasonable access during normal business hours to their respective properties, and shall make available to Valley and its representatives or State Bancorp and its representatives as the case may be, all books, papers and records relating to their respective assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), Tax records, minute books of directors’ and shareholders’ meetings, Charter Documents, material contracts and agreements, filings with any regulatory authority, independent auditors’ work papers (subject to the receipt by such auditors of a standard access representation letter), litigation files, plans affecting employees, and any other business activities or prospects in which Valley and its representatives or State Bancorp and its representatives may have a reasonable interest. Neither party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, violate the terms of any contract, jeopardize attorney-client privilege or contravene any law, rule, regulation, order or judgment. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. State Bancorp acknowledges that Valley may be involved in discussions concerning potential acquisitions of banks and other entities and Valley shall not be obligated to disclose such information to State Bancorp except as such information is publicly disclosed by Valley.

(b) Each party will hold any information that is confidential, proprietary or otherwise non-public in accordance with the confidentiality provisions of the letter agreement, dated March 23, 2011, between Valley and State Bancorp (the “Confidentiality Agreement”).

5.6. Regulatory Matters.

(a) For the purposes of holding the Shareholders Meeting (as defined in Section 5.7) and qualifying under applicable federal and state securities laws the Valley Common Stock to be issued to State Bancorp shareholders in connection with the Merger, as soon as practicable following the date of this Agreement, and in any event within forty (40) days after the date hereof, Valley shall prepare and file (and State Bancorp shall cooperate in connection therewith) with the SEC a Registration Statement including a proxy statement and prospectus satisfying all applicable requirements of applicable state and federal laws, including the Securities Act, the Exchange Act and applicable state securities laws and the rules and regulations thereunder (such proxy statement and prospectus in the form mailed by State Bancorp to its shareholders together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus” and the various documents to be filed by Valley under the Securities Act with the SEC to register the Valley Common Stock for sale, including the Proxy Statement-Prospectus, are referred to herein as the “Registration Statement”).

(b) Valley shall furnish State Bancorp with such information concerning Valley and its Subsidiaries as is necessary in order to cause the Proxy Statement-Prospectus, insofar as it relates to such entities, to comply with Section 5.6(a) hereof. Valley agrees promptly to advise State Bancorp if at any time prior to the Shareholders Meeting any information provided by Valley in the Proxy Statement-Prospectus becomes incorrect or incomplete in any material respect and promptly to provide State Bancorp with the information needed to correct such inaccuracy or omission. Valley shall promptly furnish State Bancorp with such supplemental information as may be necessary in order to cause the Proxy Statement-Prospectus, insofar as it relates to Valley and the Valley Subsidiaries, to comply with Section 5.6(a) after the mailing thereof to State Bancorp’s shareholders. The information relating to Valley and its Subsidiaries to be provided by Valley for inclusion or incorporation by reference in the Proxy Statement-Prospectus, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Registration Statement (except for such portions thereof as relate only to State Bancorp or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the Securities Act, and the respective rules and regulations thereunder.

(c) State Bancorp shall furnish Valley with such information concerning State Bancorp as is necessary in order to cause the Proxy Statement-Prospectus, insofar as it relates to State Bancorp, to comply with Section 5.6(a) hereof. State Bancorp agrees promptly to advise Valley if at any time prior to the Shareholders Meeting, any information provided by State Bancorp in the Proxy Statement-Prospectus becomes incorrect or incomplete in any material respect and promptly to provide Valley with the information needed to correct such inaccuracy or omission. State Bancorp shall promptly furnish Valley with such supplemental information as may be necessary in order to cause the Proxy Statement-Prospectus, insofar as it relates to State Bancorp and SBLI to comply with Section 5.6(a) after the mailing thereof to State Bancorp’s shareholders. The information relating to State Bancorp and its Subsidiaries to be provided by State Bancorp for inclusion or incorporation by reference in the Proxy Statement-Prospectus, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

(d) Valley shall as promptly as practicable make such filings, if any, as are necessary in connection with the offering of the Valley Common Stock with applicable state securities agencies and shall use all reasonable efforts to qualify the offering of such stock under applicable state securities laws at the earliest practicable date. State Bancorp shall promptly furnish Valley with such information regarding State Bancorp shareholders as Valley requires to enable it to determine what filings are required hereunder. State Bancorp authorizes Valley to utilize in such filings the information concerning State Bancorp and SBLI provided to Valley in connection with, or contained in, the Proxy Statement-Prospectus. Valley shall furnish State Bancorp’s counsel with copies of all such filings and keep State Bancorp advised of the status thereof. Valley shall as promptly as practicable, and in any event within thirty (30) days after the date hereof, file the Registration Statement containing the Proxy Statement-Prospectus with the SEC, and each of Valley and State Bancorp shall promptly notify the other of all communications, oral or written, with the SEC concerning the Registration Statement and the Proxy Statement-Prospectus.

(e) Valley shall cause the Valley Common Stock issuable pursuant to the Merger, including the Valley Common Stock underlying Valley Stock Options to be issued for the State Bancorp Stock Options, to be listed on the NYSE at the Effective Time.

(f) The parties hereto will cooperate with each other and use all reasonable efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement as soon as possible, including, without limitation, those required by the OCC, the FDIC, the FRB and the Department. The parties shall each have the right to review in advance and comment on all information relating to the other, as the case may be, which appears in any filing made with, or written material submitted to, any third party or governmental body in connection with the transactions contemplated by this Agreement. Valley and VNB shall use their best efforts to cause their applications to the OCC and the FRB to be filed within thirty (30) days of the date hereof. State Bancorp shall cooperate with Valley to provide all information reasonably requested in writing by Valley to complete such application. Valley shall provide to State Bancorp drafts of all filings and applications referred to in this Section 5.6(f) and shall give State Bancorp the opportunity to comment thereon prior to their filing.

(g) Each of the parties will promptly furnish each other with copies of written communications received by them or any of their respective Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

5.7. Approval of Shareholders.

State Bancorp will, subject to the qualification set forth in Section 5.3(b) hereof, (i) take all steps necessary duly to call, give notice of, convene and hold a meeting of the shareholders of State Bancorp (such meeting or any adjournment thereof, the “Shareholders Meeting”) for the purpose of securing the approval of shareholders of this Agreement and holding a “Say on Merger Pay” non-binding advisory vote as required by SEC regulations, (ii) recommend to the shareholders of State Bancorp the approval of this Agreement and the transactions contemplated hereby and use its commercially reasonable best efforts to obtain, as promptly as practicable, such approval. State Bancorp and Valley will cooperate with respect to each of the foregoing matters. Contemporaneously with the execution of this Agreement, State Bancorp shall cause each of the directors of State Bancorp in their capacity as shareholders to execute and deliver to Valley a Voting Agreement, the form of which is attached hereto as Exhibit B.

5.8. Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to the Closing and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement and using its best efforts to prevent the breach of any representation, warranty, covenant or agreement of such party contained or referred to in this Agreement and to promptly remedy the same. Nothing in this section shall be construed to require any party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is otherwise a party or subject or threatened to be made a party or subject) in connection with consummation of the transactions contemplated by this Agreement unless such party shall consent in advance and in writing to such participation and the other party agrees to reimburse and indemnify such party for and against any and all costs and damages related thereto.

5.9. Public Announcements. State Bancorp and Valley will consult with each other before issuing, and will cooperate with each other in the development and distribution of, all press release and any other public disclosure with respect to this Agreement or any of the transactions contemplated hereby and will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby or make any such public statements without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after consultation with the other party), issue such press release or public statements as may be required by applicable law or the rules and regulations of any stock exchange.

5.10. Failure to Fulfill Conditions. In the event that Valley or State Bancorp determines that a material condition to its obligation to consummate the transactions contemplated hereby cannot be fulfilled on or prior to January 31, 2012 (the “Cutoff Date”) and that it will not waive that condition, it will promptly notify the other party. State Bancorp and Valley will promptly inform the other of any facts applicable to State Bancorp or Valley, respectively, or their respective directors or officers, that would be likely to prevent or materially delay approval of the Merger by any governmental authority or which would otherwise prevent or materially delay completion of the Merger.

5.11. Dividends. Beginning in the third quarter of 2011, State Bancorp shall take all necessary action to ensure that the record and payment dates of its regular quarterly dividends on its common stock shall be the same dates as the record and payment dates for Valley’s regular quarterly dividends on its common stock.

5.12. [Reserved]

5.13. [Reserved]

5.14. Indemnification.

(a) For a period of six years after the Effective Time, to the fullest extent permitted by law, Valley shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of State Bancorp or its Subsidiaries (collectively, the “State Bancorp Indemnitees”) against any and all claims, damages, liabilities, losses, costs, charges, expenses (including, without limitation, reasonable costs of investigation, and the reasonable fees and disbursements of legal counsel and other advisers and experts as incurred), judgments, fines, penalties and amounts paid in settlement, asserted against, incurred by or imposed upon any State Bancorp Indemnitee (“Costs”) by reason of the fact that he or she is or was a director or officer of State Bancorp or its Subsidiaries, acted as a director or officer of a third party at the request of State Bancorp or its Subsidiaries or acted as a benefits plan fiduciary, in connection with, arising out of or relating to any threatened, pending or completed claim, action, suit or proceeding (whether civil, criminal, administrative or investigative) (each a “Claim” and collectively, “Claims”), including without limitation any Claim which is based upon, arises out of or in any way relates to the Merger, this Agreement, any of the transactions contemplated by this Agreement, the State Bancorp Indemnitee’s service as a member of the Board of Directors of State Bancorp or any of its Subsidiaries or any committee thereof, the events leading up to the execution of this Agreement, any statement, announcement, recommendation or solicitation made in connection therewith or related thereto and any breach of any duty in connection with any of the foregoing, in each case to the fullest extent which State Bancorp or any of its Subsidiaries, as applicable, would have been permitted under any applicable law and its Charter Documents had the Merger not occurred (and Valley shall also advance expenses as incurred to the fullest extent so permitted); provided, however, that all rights to indemnification in respect of any Claim asserted or made within such six year period shall continue until the final disposition of such Claim.

(b) From and after the Effective Time, Valley shall assume and honor any obligation of State Bancorp immediately prior to the Effective Time with respect to the indemnification of the State Bancorp Indemnitees arising out of the Charter Documents of State Bancorp or arising out of any written indemnification agreements between State Bancorp and such persons disclosed in the State Bancorp Disclosure Schedule, as if such obligations were pursuant to a contract or arrangement between Valley and such State Bancorp Indemnitees.

(c) In the event Valley or any of its successors or assigns (i) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other person or entity and is not the resulting, continuing or surviving corporation or entity of such consolidation, merger or transaction, or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of Valley assume the obligations set forth in this Section 5.14.

(d) Valley shall cause the officers and directors of State Bancorp and its Subsidiaries to be covered, for a period of six years after the Effective Time under an extension of State Bancorp’s existing officers’ and directors’ liability insurance policy (the “Director and Officer Insurance”).

(e) Any State Bancorp Indemnitee wishing to claim indemnification under this Section 5.14 shall promptly notify Valley upon learning of any Claim, but the failure to so notify shall not relieve Valley of any liability it may have to such State Bancorp Indemnitee if such failure does not materially prejudice Valley.

5.15. Employment and Director Matters; Other Post-Closing Items.

(a) Except as otherwise set forth in the State Bancorp Disclosure Schedule, Valley and VNB hereby expressly assume and agree to honor, effective from and after the Effective Time, each of the Employment Agreements and Change in Control Agreements identified on the State Bancorp Disclosure Schedule, in accordance with their respective terms.

(b) Before or following consummation of the Merger, Valley will decide whether to continue each of the State Bancorp Pension Plans and/or the State Bancorp Welfare Plans for the benefit of employees of SBLI and State Bancorp, or to have such employees become covered under a Valley pension and/or welfare plan in accordance with the terms of the Valley pension and/or welfare plans. Subject to the foregoing, following consummation of the Merger, Valley shall make available to all employees and officers of State Bancorp who become employed by VNB coverage under the benefit plans generally available to VNB’s employees and officers (including pension and health and hospitalization) on the terms and conditions available to VNB’s employees and officers in Valley or VNB medical and dental plans for State Bancorp employees and their dependents. No prior existing condition limitation not currently imposed by State Bancorp or SBLI medical or dental plans shall be imposed with respect to Valley’s or VNB’s medical and dental plans on State Bancorp or SBLI employees. State Bancorp and SBLI employees shall receive credit for any deductibles paid under State Bancorp and SBLI existing medical and dental plans. State Bancorp employees will be given credit for eligibility and vesting purposes (but not for benefit accrual purposes) under Valley’s or VNB’s medical, life, vacation, sick leave, disability and other welfare plans for prior service with State Bancorp, and State Bancorp’s employees will be granted credit for such prior service with State Bancorp, solely for purposes of eligibility and vesting under Valley’s or VNB’s 401(k) plan. No State Bancorp employee will be given credit for prior service under Valley’s or VNB’s Pension Plan for any purpose.

(c) Valley will use reasonable efforts to retain State Bancorp and SBLI employees following the Effective Time of the Merger. Valley intends to give priority consideration to State Bancorp and SBLI employees for open positions at Valley and its Subsidiaries to the extent their jobs are eliminated in connection with the Merger.

(d) Except for State Bancorp and SBLI employees who have individual severance or similar contractual agreement, following the consummation of the Merger and for one year thereafter, VNB shall, pay severance to State Bancorp and SBLI employees who are involuntarily terminated by Valley or VNB for reasons other than cause in the amount of two (2) weeks per year of service subject to (i) a minimum of four (4) weeks for non-officer employees and twelve (12) weeks for officers, and (ii) a maximum for all terminated employees of 52 weeks’ severance. Terminated employees described in the preceding sentence will be reimbursed for payments made pursuant to the Consolidated Omnibus Budget Reconciliation Act, as amended, during the applicable severance period.

(e) Each non-management State Bancorp director shall be offered the opportunity to participate in the Valley New York regional advisory board.

(f) Upon or as soon as practicable following the execution and delivery of this Agreement, Valley and VNB will enter into Retention Incentive Agreements substantially in the form included in the State Bancorp Disclosure Schedule with the individuals identified in the State Bancorp Disclosure Schedule. Prior to the Effective Time, Valley, VNB, State Bancorp and SBLI shall cooperate to develop, implement and communicate to other key employees of State Bancorp and SBLI identified as such by the Chief Executive Officer of State Bancorp a retention program designed to retain the services of such key employees through the Effective Time and thereafter until one hundred and eighty (180) days following the Closing Date or such earlier time as Valley and VNB may determine consistent with their respective business needs.

(g) Valley will increase the size of the Valley Board of Directors and will fill the vacancy created by such increase by appointing an individual, at the Effective Time, to the Valley Board of Directors from the current Board of Directors of State Bancorp. Such director shall be chosen by Valley’s Board of Directors (upon recommendation of Valley’s Nominating and Corporate Governance Committee) from a pool of three (3) State Bancorp directors selected by State Bancorp’s Board of Directors and who meet the director qualifications set forth in Valley’s director qualification standards and corporate governance guidelines.

(h) Valley and VNB may, in their discretion within thirty (30) days prior to the Effective Time, direct State Bancorp and SBLI to terminate any or all nonqualified deferred compensation plans, programs and arrangements sponsored by them in a manner that does not materially adversely affect the rights of participants to benefits earned through the termination date. Upon receipt of such a direction State Bancorp and SBLI shall take all requisite action to implement it.

5.16. Tax-Free Reorganization Treatment.

(a) The parties intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each of State Bancorp and Valley shall use its commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Following the Effective Time, neither Valley nor any affiliate knowingly shall take any action, cause any action to be taken, fail to take any action, or cause any action to fail to be taken, which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b) As of the date hereof, State Bancorp does not know of any reason why it would not be able to deliver to counsel to both Valley and State Bancorp certificates substantially in compliance with IRS published advance ruling guidelines, with reasonable or customary exceptions and modifications thereto (the “IRS Guidelines”), to enable counsel to both Valley and State Bancorp to deliver the legal opinions contemplated by Section 6.1(d), and State Bancorp hereby agrees to deliver such certificates effective as of the date of such opinions to counsel to both Valley and State Bancorp.

(c) As of the date hereof, Valley does not know of any reason why it would not be able to deliver to counsel to both Valley and State Bancorp certificates substantially in compliance with the IRS Guidelines, with reasonable or customary exceptions and modifications thereto, to enable counsel to both Valley and State Bancorp to deliver the legal opinions contemplated by Section 6.1(d), and Valley hereby agrees to deliver such certificates effective as of the date of such opinions to counsel to both Valley and State Bancorp.

5.17. [Reserved]

5.18. Section 16 Matters. Prior to the Effective Time, the parties will each take such steps as may be reasonably necessary or appropriate to cause any disposition of shares of State Bancorp Common Stock or conversion of any derivative securities in respect of shares of State Bancorp Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.19. Dividend Reinvestment Plan. State Bancorp shall not permit participants in such its dividend reinvestment plan to purchase State Bancorp Common Stock at a discount from its current market price.

5.20. State Bancorp Preferred Stock. Each of Valley and State Bancorp shall use its reasonable best efforts to cause or facilitate the TARP Purchase in accordance with Section 2.2 hereof. In furtherance of the foregoing, State Bancorp shall provide, and shall cause its Subsidiaries and its and their representatives to provide, all reasonable cooperation and take all reasonable actions as may be requested by Valley in connection with such repurchase, including by (i) furnishing all information concerning State Bancorp and its Subsidiaries that Valley or any applicable Governmental Entity may request in connection with such repurchase or with respect to the effects of such purchase on Valley or its pro forma capitalization, (ii) assisting with the preparation of any analyses or presentations Valley deems necessary or advisable in its reasonable judgment in connection with such repurchase or the effects thereof and (iii) entering into any agreement with such holder (including any letter agreement among State Bancorp, Valley and such holder) to effect the repurchase of such shares as Valley may reasonably request.

ARTICLE VI

CLOSING CONDITIONS

6.1. Conditions of Each Party’s Obligations Under this Agreement. The respective obligations of each party under this Agreement to consummate the Merger shall be subject to the satisfaction, or, where permissible under applicable law, waiver at or prior to the Effective Time of the following conditions:

(a) Approval of Shareholders; SEC Registration. This Agreement and the transactions contemplated hereby shall have been duly adopted and approved by the requisite vote of the shareholders of State Bancorp. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order.

(b) Regulatory Approvals. All regulatory or governmental approvals and consents (including without limitation any required approval of the OCC and any approval or waiver required by the FRB) required to consummate the transactions contemplated hereby (the “Requisite Regulatory Approvals”) shall have been obtained. All conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all statutory waiting periods in respect thereof shall have expired. Both VNB and SBLI shall have taken all necessary action to consummate the Bank Merger immediately after the Effective Time.

(c) Injunction. No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Merger.

(d) Tax Opinion. Valley shall have received a written opinion from Day Pitney LLP, counsel to Valley, dated as of the Closing Date, and State Bancorp shall have received a written opinion from Arnold & Porter LLP, counsel to State Bancorp, based on the facts, representations, assumptions and exclusions set forth or described in such opinions, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. Such counsel shall be entitled to rely upon representation letters from each of Valley and State Bancorp, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the date of such opinion.

(e) NYSE Listing. The Valley Common Stock, including the Valley Common Stock underlying Valley Stock Options to be issued for the State Bancorp Stock Options, shall have been approved for listing on the NYSE.

(f) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(g) TARP. The TARP Purchase shall have occurred at least five (5) business days prior to the Closing Date.

6.2. Conditions to the Obligations of Valley Under this Agreement. The obligations of Valley under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties; Performance of Obligations of State Bancorp. Each of the representations and warranties of State Bancorp contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations and warranties which, individually or in the aggregate, have not had a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded), provided, however, that State Bancorp’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached for any purpose in this Agreement as a result of effects arising solely from actions taken in compliance with a written request of Valley. State Bancorp shall have performed in all material respects the agreements, covenants and obligations necessary to be performed by it prior to the Closing Date.

(b) Consents. Valley shall have received the written consents (other than the governmental approvals and consents referred to in Section 6.1(b)) of any person whose consent to the transactions contemplated hereby is required under the applicable instrument, except for those for which the failure to obtain such consents would not, individually or in the aggregate, have a Material Adverse Effect on Valley (after giving effect to the consummation of the transactions contemplated hereby).

(c) SBLI Action. SBLI shall have taken all necessary corporate action to effectuate the Bank Merger immediately following the Effective Time.

(d) Certificates. State Bancorp shall have furnished Valley with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 6.2 as Valley may reasonably request.

6.3. Conditions to the Obligations of State Bancorp Under this Agreement. The obligations of State Bancorp under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties; Performance of Obligations of Valley. Each of the representations and warranties of Valley contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations and warranties which, individually or in the aggregate, have not had a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded). Valley shall have performed in all material respects the agreements, covenants and obligations necessary to be performed by it prior to the Closing Date.

(b) VNB Action. VNB shall have taken all necessary corporate action to effectuate the Bank Merger immediately following the Effective Time.

(c) Certificates. Valley shall have furnished State Bancorp with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 6.3 as State Bancorp may reasonably request.

(d) Director and Officer Insurance. Valley shall have furnished State Bancorp with evidence reasonably satisfactory to State Bancorp of the Director and Officer Insurance in accordance Section 5.14(d) hereof.

ARTICLE VII

TERMINATION

7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of State Bancorp:

(a) by mutual consent of State Bancorp and Valley;

(b) by either Valley or State Bancorp upon written notice to the other party if the approval of any Governmental Entity required for consummation of the Merger and the other transactions contemplated by this Agreement is denied by final, non-appealable action of such Governmental Entity; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, such action;

(c) by either Valley or State Bancorp, if the Merger shall not have been consummated on or before the Cutoff Date, or such later date as shall have been agreed to in writing by Valley and State Bancorp), provided, however, that no party may terminate this Agreement pursuant to this Section 7.1(c) if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or agreement contained herein;

(d) by either Valley or State Bancorp if the approval of the shareholders of State Bancorp required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof;

(e) by either Valley or State Bancorp (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Cutoff Date, and which breach of a representation or warranty, would, individually or in the aggregate with other breaches, (i) result in a Material Adverse Effect with respect to the party committing such breach, or (ii) result in one or more of the conditions set forth in Sections 6.1, 6.2 (in case of a termination by Valley) or 6.3 (in case of termination by State Bancorp) not to be satisfied or not capable of being satisfied by the Cutoff Date;

(f) by either Valley or State Bancorp (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Cutoff Date, and which breach of a representation, warranty or covenant, would, individually or in the aggregate with other breaches, (i) result in a Material Adverse Effect with respect to the party committing such breach, or (ii) result in one or more of the conditions set forth in Sections 6.1, 6.2 (in case of a termination by Valley) or 6.3 (in case of termination by State Bancorp) not to be satisfied or not capable of being satisfied by the Cutoff Date;

(g) by the Board of Directors of Valley if, prior to receipt of the State Bancorp Shareholder Approval, State Bancorp or the State Bancorp Board of Directors (or any committee thereof) has (A) effected a State Bancorp Subsequent Determination or approved, adopted, endorsed or recommended any Acquisition Proposal, (B) failed to recommend the Merger and the approval of this Agreement by the shareholders of State Bancorp, (C) breached the terms of Section 5.3 in any material respect adverse to Valley, or (D) in response to the commencement (other than by Valley or a Subsidiary thereof) of a tender offer or exchange offer for 25% or more of the outstanding shares of State Bancorp Common Stock, recommended that the shareholders of State Bancorp tender their shares in such tender or exchange offer or otherwise failed to recommend that such shareholders reject such tender offer or exchange offer within the ten (10) Business Day period specified in Rule 14e-2(a) under the Exchange Act;

(h) By State Bancorp if State Bancorp has received a Superior Proposal, and in accordance with Section 5.3 of this Agreement, has entered into an acquisition agreement with respect to the Superior Proposal;

(i) by Valley if one or more of the conditions set forth in Sections 6.1 and 6.2 are not satisfied and are not capable of being satisfied by the Cutoff Date;

(j) by State Bancorp if one or more of the conditions set forth in Sections 6.1 and 6.3 are not satisfied and are not capable of being satisfied by the Cutoff Date; or

(k) by State Bancorp, if the State Bancorp Board of Directors so determines by a majority vote of the members of the entire State Bancorp Board of Directors, at any time during the five (5) day period commencing on the day after the Determination Date (the “Effective Termination Date”), if and only if the following conditions are satisfied:

(1) the Valley Final Price is less than $11.04 (such amount taking into consideration the Valley Stock Dividend);

(2) the number (the “Valley Ratio”) obtained by dividing (a) the Valley Final Price by (b) the Valley Initial Price shall be less than the number obtained by dividing (x) the Final Index Price by (y) the Initial Index Price and subtracting 0.20 from such quotient (the “Index Ratio”); and

(3) State Bancorp provides Valley three (3) business days prior written notice of such termination.

For purposes of this Section 7.1(k), the following terms shall have the meanings indicated below:

“Determination Date” means the day that is the latest of (i) the day on which all Requisite Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Merger and the Bank Merger have been received, (ii) the day of the expiration of the last waiting period with respect to any of the Requisite Regulatory Approvals and (iii) the day on which the last required stockholder approval has been received.

“Final Index Price” means the average of the daily closing prices of the NASDAQ Bank Index for the ten (10) consecutive trading days immediately preceding the Determination Date.

“Index” means the NASDAQ Bank Index or, if such Index is not available, such substitute or similar Index as substantially replicates the NASDAQ Bank Index.

“Initial Index Price” means 1802.84.

“Valley Final Price” means the average of the daily closing sales prices of a share of Valley Common Stock as reported on the New York Stock Exchange for the ten (10) consecutive trading days immediately preceding the Determination Date.

“Valley Initial Price” means $12.99.

If Valley declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date

(excluding the Valley Stock Dividend), the Valley Final Price shall be appropriately adjusted for the purposes of applying this Section 7.1(k).

7.2. Effect of Termination. In the event of termination of this Agreement by either Valley or State Bancorp as provided in Section 7.1, this Agreement shall forthwith become void and have no effect except that (i) Sections 7.1 and 7.3 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, in the event that either of the parties shall willfully default in its obligations hereunder, the non-defaulting party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the willfully defaulting party for all damages, costs and expenses, including without limitation legal, accounting, investment banking and printing expenses, incurred or suffered by the non-defaulting party in connection herewith or in the enforcement of its rights hereunder.

7.3. Termination Fee.

In the event that:

(i) (A) an Acquisition Proposal (whether or not conditional) or intention to make an Acquisition Proposal (whether or not conditional) shall have been made directly to State Bancorp’s shareholders or otherwise publicly disclosed or otherwise communicated or made known to senior management of State Bancorp or State Bancorp Board of Directors and (B) this Agreement is thereafter terminated (x) by State Bancorp or Valley pursuant to Section 7.1(c) or Section 7.1(d) (if the State Bancorp Shareholder Approval has not theretofore been obtained after the Registration Statement shall have been declared effective), or (y) by Valley pursuant to Section 7.1(e) or Section 7.1(f), then, if within 12 months after such termination, State Bancorp or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates a transaction contemplated by, any Acquisition Proposal (which, in each case, need not be the same Acquisition Proposal that shall have been made, publicly disclosed or communicated prior to termination hereof), then State Bancorp shall pay Valley, on the earlier of the date of such execution or consummation, a fee of Eight Million Seven Hundred Fifty Thousand Dollars ($8,750,000) (the “Termination Fee”); or

(ii) this Agreement is terminated by Valley pursuant to Section 7.1(g) or by State Bancorp pursuant to Section 7.1(h), then State Bancorp shall pay Valley, immediately upon such termination, the Termination Fee.

For purposes of Section 7.3(i), the term “Acquisition Proposal” shall have the meaning ascribed thereto in Section 5.3(e)(i) except that references in Section 5.3(e)(i) to “25%” shall be replaced by “50%”.

ARTICLE VIII

MISCELLANEOUS

8.1. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal, accounting and investment banking fees and expenses) shall be borne by the party incurring such costs and expenses, except that the cost of printing and mailing the Proxy Statement-Prospectus shall be borne equally by the parties hereto if the transaction is terminated.

8.2. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by telecopier with confirming copy sent the same day by registered or certified mail, postage prepaid, as follows:

(a)   If to Valley, to:

Valley National Bancorp

1455 Valley Road

Wayne, New Jersey 07470

Attn.: Gerald H. Lipkin

Chairman, President and Chief Executive Officer

Facsimile No. (973) 305-8415

Copy to:

Day Pitney LLP

Attn.: Ronald H. Janis

7 Times Square

New York, NY 10036

Facsimile No. (212) 916-2940

(b)   If to State Bancorp, to:

State Bancorp, Inc.

Two Jericho Plaza

Jericho, New York 11753

Attn: Thomas M. O’Brien

President and Chief Executive Officer

Facsimile No. (516) 465-6700

Copy to:

Arnold & Porter LLP

Robert C. Azarow

399 Park Avenue

New York, NY 10022-4690

Facsimile No. (212) 715-1399

or such other addresses as shall be furnished in writing by any party, and any such notice or communications shall be deemed to have been given as of the date so delivered or telecopied and mailed.

8.3. Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of Valley, State Bancorp, VNB and SBLI and their respective successors. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement, except for the rights conferred upon State Bancorp Indemnitees pursuant to Section 5.14 hereof.

8.4. Entire Agreement. This Agreement, the Disclosure Schedules hereto and the other documents, agreements and instruments executed and delivered pursuant to or in connection with this Agreement, contain the entire agreement among the parties hereto with respect to the transactions contemplated by this Agreement and supersede all prior negotiations, arrangements or understandings, written or oral, with respect thereto, other than the Confidentiality Agreement, which will survive the execution and delivery of this Agreement.

8.5. No Third Party Beneficiaries.

(a) Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Valley and State Bancorp any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(b) Notwithstanding the foregoing clause, following the Effective Time (but not unless and until the Effective Time occurs), the provisions of Section 5.14 shall be enforceable by each State Bancorp Indemnitee described therein.

8.6. Severability. If any provision of this Agreement or the application thereof to any person (including the officers and directors of State Bancorp or Valley) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination, the parties hereto will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties hereto.

8.7. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

8.8. Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or thereby shall be brought exclusively in the United States District Court for the Southern District of New York or any New York State court sitting in New York County, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocable waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. The consent to jurisdiction set forth in this Section 8.8 shall not constitute a general consent to service of process in the State of New York and shall have no effect for any purpose except as provided in this Section 8.8. The parties hereto agree that final judgment in any suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

8.9. Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

8.10. Survival. All representations, warranties and agreements and covenants shall terminate as of the Effective Time except for those covenants and agreements included herein which by their terms apply in whole or in part after the Effective Time. The provisions of Section 5.5(b), Articles VII and VIII and the Confidentiality Agreement, shall survive the termination of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Valley National Bancorp and State Bancorp, Inc. have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

VALLEY NATIONAL BANCORP

By:	/s/ Gerald H. Lipkin
Gerald H. Lipkin
Chairman, President and
Chief Executive Officer

STATE BANCORP, INC.

By:	/s/ Thomas M. O’Brien
Thomas M. O’Brien
President and Chief Executive Officer

EXHIBIT A

AGREEMENT TO MERGE BETWEEN

VALLEY NATIONAL BANK

AND

STATE BANK OF LONG ISLAND

UNDER THE CHARTER OF VALLEY NATIONAL BANK,

UNDER THE TITLE OF VALLEY NATIONAL BANK

THIS AGREEMENT made between Valley National Bank (hereinafter referred to as “VNB”), a national banking association organized under the laws of the United States, being located at 1455 Valley Road, Township of Wayne, County of Passaic, in the State of New Jersey, with a capital of $[            ] divided into [            ] shares of common stock, each of $5.00 par value, $[            ] of surplus, and undivided profits of $[            ], as of December 31, 2010, and State Bank of Long Island (hereinafter referred to as “SBLI”), a state-chartered commercial bank organized under the laws of the State of New York being located at Two Jericho Plaza, Jericho, Nassau County, in the State of New York, with a capital of $[            ], divided into [            ] shares of common stock, each of $5.00 par value, surplus of $[            ], and undivided profits of $[            ], as of December 31, 2010, each acting pursuant to a resolution of its board of directors, adopted by the vote of a majority of its directors, pursuant to the authority given by and in accordance with the provisions of the Act of November 7, 1918, as amended (12 U.S.C. Section 215a-1), and the New York Banking Law, as amended, witnesseth as follows:

Section 1. SBLI shall be merged into VNB under the charter of VNB.

Section 2. The name of the receiving association (hereinafter referred to as the “Association”) shall be Valley National Bank.

Section 3. The business of the Association shall be that of a national banking Association. This business shall be conducted by the Association at its main office which shall be located at 1455 Valley Road, Wayne, New Jersey, and at its legally established branches.

Section 4. The amount of capital stock of the Association shall be $[            ], divided into [            ] shares of common stock, each of $5.00 par value, and at the Effective Time, as hereinafter defined, the Association shall have a surplus of $[            ], and undivided profits, including capital reserves, which when combined with the capital and surplus will be equal to the combined capital structures of the merging banks as stated in the preamble of this Agreement, adjusted however, for normal earnings and expenses between December 31, 2010, and the Effective Time.

Section 5. All assets of each of the merging banks, as they exist at the Effective Time, shall pass to and vest in the Association without any conveyance or other transfer. The Association shall be responsible for all of the liabilities of every kind and description, including liabilities arising from the operation of their respective trust departments, of each of the merging banks existing as of the Effective Time.

Section 6. SBLI shall contribute to the Association acceptable assets having a book value over and above its liability to creditors and having an estimated fair value over and above its liability to its creditors.

Section 7. The shareholder of VNB shall retain its rights in the capital stock presently outstanding, which shall immediately and automatically become [            ] shares of common stock of the Association, each with $5.00 par value, and the shareholder of SBLI in exchange for the excess acceptable assets contributed by SBLI to the Association shall be entitled to receive [            ] shares of common stock of the Association, each with $5.00 par value.

Section 8. [Reserved]

Section 9. The present board of directors and officers of VNB shall serve as the board of directors and officers of the Association at the Effective Time, subject to this Section 9. VNB will increase the size of the VNB board of directors and will fill the vacancy created by such increase by appointing an individual, at the Effective Time, to the VNB board of directors from the current board of directors of SBLI. Such director shall be chosen by VNB’s board of directors (upon recommendation of VNB’s Nominating and Corporate Governance Committee) from a pool of three (3) SBLI directors selected by SBLI’s board of directors and who meet the director qualifications set forth in VNB’s director qualification standards and corporate governance guidelines.

Section 10. The merger will become effective at the time (the “Effective Time”) specified in the merger approval to be issued by the Office of the Comptroller of the Currency. At the Effective Time, the articles of association of the resulting bank shall read in their entirety as set forth in Schedule 1 annexed hereto.

Section 11. This Agreement shall be terminated automatically if the Merger Agreement is terminated as provided in the Merger Agreement.

Section 12. This Agreement shall be ratified and confirmed by the affirmative vote of the shareholders of each of the merging banks owning at least two-thirds of its capital stock outstanding, at a meeting to be held on the call of the directors; and the merger shall become effective at the Effective Time.

Section 13. Each of the representations, warranties and covenants of the parties hereto shall terminate as of the Effective Time, other than Section 5 hereof which shall survive the Effective Time.

Section 14. This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute only one and the same instrument.

Section 15. Except as governed by federal law, the validity, construction and enforceability of this Agreement shall be governed in all respects by the laws of the State of New York without regard to its conflicts of laws or rules.

WITNESS, the signatures and seals of the merging banks this              day of             , 2011, each set by its chairman, president or a vice president and attested to by its cashier or secretary, pursuant to a resolution of its board of directors, acting by a majority.

ATTEST:	VALLEY NATIONAL BANK

By:

ATTEST:	STATE BANK OF LONG ISLAND

By:

STATE OF NEW JERSEY	)
: ss.
COUNTY OF PASSAIC	)

On this              day of             , 2011, before me, a Notary Public for this state and county, personally came                     , as                     , and                     , as                                          of Valley National Bank, and each of his/her capacity acknowledged this instrument to be the act and deed of the association and the seal affixed to it to be its seal.

WITNESS my official seal and signature this day and year.

(Seal of Notary)

STATE OF	)
:ss.
COUNTY OF	)

On this              day of             , 2011, before me, a Notary Public for this state and county, personally came             , as                      and                      as                                          of State Bank of Long Island, and each of his/her capacity acknowledged this instrument to be the act and deed of the corporation and the seal affixed to it to be its seal.

WITNESS my official seal and signature this day and year.

(Seal of Notary)

Schedule 1

ARTICLES OF ASSOCIATION

OF

VALLEY NATIONAL BANK1

NAME

FIRST. The title of the Association shall be “Valley National Bank”.

MAIN OFFICE

SECOND. The main office of the Association shall be in the City of Passaic, County of Passaic, State of New Jersey. The general business of the Association shall be conducted at its main office and its branches.

DIRECTORS

THIRD. The Board of Directors of this Association shall consist of not less than five nor more than twenty-five directors the exact number to be fixed and determined from time to time by resolution of a majority of the full Board of Directors or by resolution of the shareholders at any annual or special meeting thereof. Each director shall own a $1,000 equity interest in this Association or in a company which has control of the Association. The amount of the equity interest shall meet this requirement if it conforms to the requirements of 12 U.S.C. 72, as amended on March 31, 1980, or as amended from time to time thereafter. Any vacancy in the Board of Directors may be filled by action of the Board of Directors.

ANNUAL MEETING OF SHAREHOLDERS

FOURTH. There shall be an annual meeting of the shareholders, the purpose of which shall be the election of Directors and the transaction of whatever other business may be brought before the meeting. The meeting shall be held at the main office of the Association or any other convenient place as the Board of Directors may designate, on the date of each year specified therefor in the By-laws, but if no election is held on that day, it may be held on any subsequent day according to such lawful rules as may be prescribed by the Board of Directors.

Nominations for election to the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of capital stock of the Association entitled to vote for election of directors. Nominations other than those made by or on behalf of the existing management of the Association, shall be made in writing and shall be delivered or mailed to the President of the Association and to the Comptroller of the Currency, Washington, D.C., not less than 14 days nor more than 50 days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than 21 days’ notice of the meeting is given to shareholders, such nominations shall be mailed or delivered to the President of the Association and to the Comptroller of the Currency not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of capital stock of the Association that will be voted for each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of capital stock of the Association owned by the notifying shareholder. Nominations not made in accordance herewith may be disregarded by the Chairman of the meeting, in his discretion, and upon his instructions the vote tellers may disregard all votes cast for each such nominee.

[1]	As will be in effect after the merger.

CAPITAL

FIFTH. The authorized amount of capital stock of this Association shall be [            ] shares of common stock of the par value of five dollars ($5.00) each; but said capital stock may be increased or decreased from time to time, in accordance with the provisions of the laws of the United States.

No holder of shares of the capital stock of any class of the Association shall have any pre-emptive or preferential right of subscription to (i) any shares of any class of stock of the Association, whether now or hereafter authorized, or (ii) to any obligations convertible into stock of the Association, or (iii) to any right of subscription to any of the foregoing; except any of the foregoing rights which the Board of Directors, in its sole discretion may from time to time determine and at such price as the Board of Directors may from time to time fix.

The Association, at any time and from time to time, may authorize and issue debt obligations, whether or not subordinated, without the approval of the shareholders.

OFFICERS

SIXTH. The Board of Directors shall appoint one of its members President of this Association, who shall be Chairman of the Board, unless the Board appoints another director to be the Chairman. The Board of Directors shall have the power to appoint one or more Vice Presidents; and to appoint a Cashier and such other officers and employees as may be required to transact the business of this Association.

The Board of Directors shall have the power to define the duties of the officers and employees of the Association; to fix the salaries to be paid to them; to dismiss them; to require bonds from them and to fix the penalty thereof; to regulate the manner in which any increase of the capital of the Association shall be made; to manage and administer the business and affairs of the Association; to make all By-Laws that it may be lawful for them to make; and generally to do and perform all acts that it may be legal for a Board of Directors to do and perform.

CHANGE OF MAIN OFFICE; BRANCHES

SEVENTH. The Board of Directors shall have the power, without shareholder approval, to change the location of the main office to any other authorized branch location within the limits of the City of Passaic and to establish or change the location of any branch or branches of the Association. Any change in the location of the main office to another authorized branch location within the City of Passaic shall be effected upon written notice to the Comptroller of the Currency. Any change in the location of the Main Office, except to an authorized branch location within the City of Passaic, shall require both the approval of the Comptroller of the Currency and the approval of shareholders owning two-thirds of the stock of the Association and any such change shall be to a place not more than 30 miles from the city limits of the City of Passaic.

EXISTENCE

EIGHTH. The corporate existence of this Association shall continue until terminated in accordance with the laws of the United States.

SPECIAL MEETINGS OF SHAREHOLDERS; NOTICE OF MEETINGS

NINTH. The Board of Directors of this Association, or any one or more shareholders owning, in the aggregate, not less than ten percent of the stock of this Association, may call a special meeting of shareholders at any time. Unless otherwise provided by the laws of the United States, a notice of the time, place, and purpose of every annual and special meeting of the shareholders shall be given by first-class mail, postage prepaid, mailed at least ten days prior to the date of such meeting to each shareholder of record at his address as shown upon the books of this Association.

INDEMNIFICATION

TENTH. Any person, his heirs, executors or administrators, may be indemnified or reimbursed by the Association for liability and reasonable expenses, including amounts paid in settlement or in satisfaction of judgments or as fines and/or penalties, actually incurred in connection with any action, suit or proceeding, civil or criminal, to which he or they shall be involved or threatened to be involved, as a party, or otherwise, by reason of his being or having been a director, officer, or employee of the Association or of any firm, corporation or organization which he served in any such capacity at the request of the Association. Provided, however, that no person shall be so indemnified or reimbursed in relation to any matter in such action, suit or proceeding as to which he shall finally be adjudged to have been guilty of or liable for gross negligence, willful misconduct or criminal acts in the performance of his duties to the Association; and, provided further, that no person shall be so indemnified or reimbursed in relation to any matter in such action, suit, or proceeding which has been made the subject of a compromise settlement except with: (i) the approval of a court of competent jurisdiction or; (ii) the holders of record of a majority of the outstanding voting shares of the Association; or (iii) the Board of Directors acting by vote of directors not parties to the same or substantially the same action, suit, or proceeding, constituting a majority of the whole number of directors. The foregoing right of indemnification or reimbursement shall not be exclusive of other rights to which such persons, his heirs, executors or administrators, may be entitled as a matter of law.

The Association may, upon the affirmative vote of a majority of its Board of Directors, purchase insurance for the purpose of indemnifying its directors, officers and other employees to the extent that such indemnifications are allowed in the preceding paragraph. Such insurance may, but need not, be for the benefit of all directors, officers or employees.

AMENDMENTS

ELEVENTH. These Articles of Association may be amended at any regular or special meeting of the shareholders by the affirmative vote of the holders of a majority of the stock of this Association, unless the vote of the holders of a greater amount of stock is required by law, and in that case by the vote of the holders of such greater amount.

EXHIBIT B

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is dated as of April 28, 2011, among Valley National Bancorp, a New Jersey corporation and registered bank holding company (“Valley”), and the shareholder of State Bancorp, Inc., a New York corporation and registered bank holding company (“State Bancorp”), executing this Agreement on the signature page hereto (the “Shareholder”).

RECITALS

A. Concurrently with the execution of this Agreement, Valley and State Bancorp have entered into an Agreement and Plan of Merger (the “Merger Agreement”) which provides, among other things, for the merger (the “Merger”) of State Bancorp with and into Valley upon the terms and subject to the conditions set forth therein.

B. As of the date hereof, the Shareholder is the record and Beneficial Owner (as defined below) of that number of State Bancorp Common Shares (as defined below) set forth below the Shareholder’s name on the signature page hereto.

C. As a condition to Valley’s willingness to enter into and perform its obligations under the Merger Agreement, the Shareholder has agreed to enter into this Agreement.

NOW THEREFORE, the parties hereto agree as follows:

I. CERTAIN DEFINITIONS

1.1. Capitalized Terms. Capitalized terms used in this Agreement and not defined herein have the meanings ascribed to such terms in the Merger Agreement.

1.2. Other Definitions. For the purposes of this Agreement:

“Beneficial Owner” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended).

“Jointly Owned Shares” means the State Bancorp Common Shares Beneficially Owned by the Shareholder as of the applicable record date (including any State Bancorp Common Shares that the Shareholder may acquire after the date hereof) for which the Shareholder has joint or shared voting power with such Shareholder’s spouse.

“Owned Shares” means the State Bancorp Common Shares Beneficially Owned by the Shareholder as of the applicable record date (including any State Bancorp Common Shares that the Shareholder may acquire after the date hereof) for which the Shareholder has sole voting power.

“State Bancorp Common Share” means a share of common stock, par value $0.01 per share, of State Bancorp, including for purposes of this Agreement all shares or other voting securities into which any State Bancorp Common Share may be reclassified, sub-divided, consolidated or converted and any rights and benefits arising therefrom (including any dividends or distributions of securities which may be declared in respect of State Bancorp Common Shares).

“Transfer” means, with respect to a security, the sale, grant, assignment, transfer, pledge, hypothecation, encumbrance, constructive sale, or other disposition of such security or the Beneficial Ownership thereof (including by operation of law), or the entry into of any contract, agreement or other obligation to effect any of the foregoing, including, for purposes of this Agreement, the transfer or sharing of any voting, investment or dispositive power of such security.

II. SUPPORT OBLIGATIONS OF THE SHAREHOLDER

2.1. Agreement to Vote. The Shareholder irrevocably and unconditionally agrees that from and after the date hereof, at any meeting (whether annual or special, and at each adjourned or postponed meeting) of shareholders of State Bancorp called to vote for approval of the Merger, however called, or in connection with any written consent of State Bancorp’s shareholders relating to the Merger, the Shareholder will (x) appear at each such meeting, cause all of its Owned Shares, and use its reasonable efforts to cause all of its Jointly Owned Shares, to be counted as present thereat for purposes of calculating a quorum, and respond to each request by State Bancorp for written consent, if any, and (y) vote (or consent) or cause to be voted (or validly execute and return and cause consent to be granted with respect to) all of the Owned Shares and use its reasonable efforts to cause to be voted (or validly execute and return and use its reasonable best efforts to cause consent to be granted with respect to) all of the Jointly Owned Shares, in each case, in favor of the adoption of the Merger Agreement.

2.2. Restrictions on Transfer. Except as otherwise consented to in writing by Valley, the Shareholder agrees from and after the date hereof not to tender, or cause to be tendered, into any tender or exchange offer or otherwise directly or indirectly Transfer, or cause to be Transferred, any Owned Shares or Jointly Owned Shares (or any rights, options or warrants to acquire State Bancorp Common Shares), except for (i) transfers to charities, charitable trusts, or other charitable organizations under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, lineal descents or the spouse of the Shareholder, or to a trust or other entity for the benefit of one or more of the foregoing persons, provided that the transferee agrees in writing to be bound by the terms of this Agreement, (ii) dispositions pursuant to cashless exercises of outstanding options to purchase State Bancorp Common Shares, and (iii) the Transfers set forth on Schedule 1. If so requested by Valley, the Shareholder agrees that the certificates representing Owned Shares and Jointly Owned Shares shall bear a legend stating that they are subject to this Agreement.

III. GENERAL

3.1. Governing Law. This Agreement and any controversies arising with respect hereto shall be construed in accordance with and governed by the laws of the State of New York (without regard to principles of conflict of laws that would apply the law of another jurisdiction).

3.2. Amendments. This Agreement may not be amended except by written agreement signed by Valley and by the Shareholder.

3.3. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.

3.4. Counterparts; Execution. This Agreement may be executed in any number of counterparts, all of which are one and the same agreement. This Agreement may be executed by facsimile signature by any party and such signature is deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

3.5. Effectiveness and Termination. This Agreement will become effective when Valley has received the counterparts signed by the Shareholder and itself and shall terminate on the date that the Merger is approved by State Bancorp shareholders. In the event the Merger Agreement is terminated in accordance with its terms, this Agreement shall automatically terminate and be of no further force or effect. Upon such termination, except for any rights any party may have in respect of any breach by any other party of its obligations hereunder, neither party hereto shall have any further obligation or liability hereunder.

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed as of the date first above written.

VALLEY NATIONAL BANCORP

By:
Name: Gerald H. Lipkin
Title: Chairman, President and Chief Executive Officer

(Shareholder signature page follows)

SHAREHOLDER

Shareholder:

Signature:

Title, if applicable:

Owned Shares:

Jointly Owned Shares:

Notice Address:

Schedule 1

Permitted Transfers

APPENDIX B

Opinion of Sandler O’Neill & Partners, L.P.

April 28, 2011

Board of Directors

State Bancorp, Inc.

Two Jericho Plaza

Jericho, NY 11753

Ladies and Gentlemen:

State Bancorp, Inc. (“State”) and Valley National Bancorp (“Valley”) have entered into an Agreement and Plan of Merger, dated as of April 28, 2011 (the “Agreement”), pursuant to which State will be merged with and into Valley (the “Merger”). Under the terms of the Agreement, at the Effective Time and as a result of the Merger, each outstanding share of State common stock, other then certain shares as specified in the Agreement, will be converted into the right to receive 1.00 share (the “Exchange Ratio”) of Valley common stock, subject to certain adjustments as specified in the Agreement. Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The other terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of State common stock.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of State that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Valley that we deemed relevant; (iv) internal financial projections for State for the year ending December 31, 2011 and publicly available consensus earnings estimates for the year ending December 31 , 2012 and the publicly available long-term estimated growth for the years ending December 31, 2013 and 2014 as provided by senior management of State; (v) publicly available consensus earnings projections for Valley for the years ending December 31, 2011 and 2012 as published by I/B/E/S and a publicly available estimated long-term growth rate as published by I/B/E/S and in each instance as discussed with senior management of Valley; (vi) the pro forma financial impact of the Merger on Valley, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior management of Valley; (vii) the publicly reported historical price and trading activity for State’s and Valley’s common stock, including a comparison of certain financial and stock market information for State and Valley and similar publicly available information for certain other companies the securities of which are publicly traded; (viii) the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of State the business, financial condition, results of operations and prospects of State and held similar discussions with certain members of senior management of Valley regarding the business, financial condition, results of operations and prospects of Valley.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources or that was provided to us by State and Valley or their respective representatives and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of State and Valley that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of State and Valley or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of State and Valley nor have we reviewed any individual credit files relating to State and Valley. We have assumed, with your consent, that the respective allowances for loan losses for both State and Valley are adequate to cover such losses.

With respect to the internal financial projections as provided by and discussed with the management of State and the publicly available consensus earnings projections and long-term growth rate discussed with the respective senior managements of State and Valley and in each case as used by us in our analyses, State’s and Valley’s respective management confirmed to us that they reflected the best currently available estimates and judgments of such management of the respective future financial performances of State and Valley, and we assumed that such performances would be achieved. With respect to the projections of transaction expenses, purchase accounting adjustments and cost savings determined by and reviewed with the senior management of Valley’s such management confirmed to us that they reflected the best currently available estimates and judgments of such management and we assumed that such performances would be achieved. We express no opinion as to such financial projections, growth rates or the assumptions on which they are based. We have also assumed that there has been no material change in State’s and Valley’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that State and Valley will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the agreements are not waived. Sandler O’Neill did not provide State with any legal, accounting or tax advice relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of Valley’s common stock will be when issued to State’s shareholders pursuant to the Agreement or the prices at which State’s or Valley’s common stock may trade at any time.

We have acted as State’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. State has also agreed to indemnify us against certain liabilities arising out of our engagement. We have also received investment banking fees from State in the past.

In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to State and Valley and their affiliates. We may also actively trade the equity or debt securities of State and Valley or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Board of Directors of State in connection with its consideration of the Merger and is directed only to the fairness, from a financial point of view, of the Exchange Ratio to holders of State common stock and does not address the underlying business decision of State to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for State or the effect of any other transaction in which State might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without our prior written consent. This Opinion has been approved by Sandler O’Neill’s fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by State’s officers, directors, or employees relative to the compensation to be received in the Merger by any other shareholders of State.

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Exchange Ratio is fair to the holders of State common stock from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill & Partners, L.P.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Indemnification. Article VI of the certificate of incorporation of Valley National Bancorp provides that the corporation shall indemnify its present and former officers, directors, employees, and agents and persons serving at its request against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement, incurred in connection with any pending or threatened civil, criminal administrative or investigative proceeding to the full extent permitted by the New Jersey Business Corporation Act. The Article also provides that such indemnification shall not exclude any other rights to indemnification to which a person may otherwise be entitled, and authorizes the corporation to purchase insurance on behalf of any of the persons enumerated against any liability whether or not the corporation would have the power to indemnify him under the provisions of Article VI.

The New Jersey Business Corporation Act empowers a corporation to indemnify a corporate agent against his expenses and liabilities incurred in connection with any proceeding (other than a derivative lawsuit) involving the corporate agent by reason of his being or having been a corporate agent if (a) the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe his conduct was unlawful. For purposes of the Act, the term “corporate agent” includes any present or former director, officer, employee or agent of the corporation, and a person serving as a “corporate agent” at the request of the corporation for any other enterprise.

With respect to any derivative action, the corporation is empowered to indemnify a corporate agent against his expenses (but not his liabilities) incurred in connection with any proceeding involving the corporate agent by reason of his being or having been a corporate agent if the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, only the court in which the proceeding was brought can empower a corporation to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable for negligence or misconduct.

The corporation may indemnify a corporate agent in a specific case if a determination is made by any of the following that the applicable standard of conduct was met: (i) the Board of Directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (ii) by independent legal counsel, if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make the determination; or (iii) by the stockholders.

A corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant him the requested indemnification. In advance of the final disposition of a proceeding, the corporation may pay an agent’s expenses if the agent agrees to repay the expenses unless it is ultimately determined he is entitled to indemnification.

Exculpation. Article VII of the certificate of incorporation of Valley National Bancorp provides:

A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for damages for breach of any duty owed to the Corporation or its stockholders, except that this provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (i) in breach of such person’s duty of loyalty to the Corporation or its stockholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit. If the New Jersey Business Corporation Act is amended after approval by the stockholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director and/or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the New Jersey Business Corporation Act as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation or otherwise shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

The New Jersey Business Corporation Act permits such exculpation with the same limitations. Pursuant to the New Jersey Business Corporation Act, an act or omission in breach of a person’s duty of loyalty means an act or omission which that person knows or believes to be contrary to the best interests of the corporation or its stockholders in connection with a matter in which he has a material conflict of interest.

Item 21.

A. Exhibits

Exhibit No.	Description

2	Agreement and Plan of Merger dated as of April 28, 2011 between Valley National Bancorp and State Bancorp, Inc. (attached as Appendix A to the proxy statement-prospectus).

5	Opinion of Day Pitney LLP as to the legality of the securities to be registered (filed herewith).

8	Opinion of Day Pitney LLP as to the tax consequences of the Merger (to be filed by amendment).

23.1	Consent of KPMG LLP (filed herewith)

23.2	Consent of Crowe Horwath LLP (filed herewith)

23.3	Consent of Day Pitney LLP (included in Exhibit 5 hereto).

24	Powers of Attorney (included on signature page)

99.1	Consent of Sandler O’Neill & Partners, L.P. (filed herewith)

99.2	Form of Proxy Card to be utilized by the Board of Directors of State Bancorp (to be filed by amendment).

B.	Financial Schedules

All financial statement schedules have been omitted because they are not applicable or the required information is included in the financial statements or notes thereto or incorporated by reference therein.

C.	Report, Opinion or Appraisals

The form of Fairness Opinion of Sandler O’Neill & Partners, L.P. is included as Appendix B to the proxy statement-prospectus.

Item 22. Undertakings

1.	The undersigned registrant hereby undertakes:

a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

4.	The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph 3 immediately preceding, or (ii) that purports to meet the requirements of Section 10(a) (3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

6.	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

7.	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it becomes effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Wayne, State of New Jersey, on the 30th day of June, 2011.

VALLEY NATIONAL BANCORP

By:	/s/ Gerald H. Lipkin
Gerald H. Lipkin, Chairman of the Board, President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gerald H. Lipkin, Alan D. Eskow and Mitchell L. Crandell as attorneys-in-fact and agent, with full power of substitution and resubstitution, to sign on his or her behalf, individually and in any and all capacities, including the capacities stated below, any and all amendments (including post-effective amendments) to this Registration Statement and any registration statements filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, relating thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gerald H. Lipkin Gerald H. Lipkin	Chairman of the Board, President and Chief Executive Officer and Director	June 30, 2011

/s/ Alan D. Eskow Alan D. Eskow	Senior Executive Vice President, Chief Financial Officer (Principal Financial Officer) and Corporate Secretary	June 30, 2011

/s/ Mitchell L. Crandell Mitchell L. Crandell	First Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	June 30, 2011

/s/ Andrew B. Abramson Andrew B. Abramson	Director	June 30, 2011

/s/ Pamela R. Bronander Pamela R. Bronander	Director	June 30, 2011

/s/ Eric P. Edelstein Eric P. Edelstein	Director	June 30, 2011

Signature	Title	Date

/s/ Mary J. Steele Guilfoile Mary J. Steele Guilfoile	Director	June 30, 2011

/s/ Graham O. Jones Graham O. Jones	Director	June 30, 2011

/s/ Walter H. Jones, III Walter H. Jones, III	Director	June 30, 2011

/s/ Gerald Korde Gerald Korde	Director	June 30, 2011

/s/ Michael L. LaRusso Michael L. LaRusso	Director	June 30, 2011

/s/ Marc J. Lenner Marc J. Lenner	Director	June 30, 2011

/s/ Robinson Markel Robinson Markel	Director	June 30, 2011

/s/ Richard S. Miller Richard S. Miller	Director	June 30, 2011

/s/ Barnett Rukin Barnett Rukin	Director	June 30, 2011

/s/ Suresh L. Sani Suresh L. Sani	Director	June 30, 2011

/s/ Robert C. Soldoveri Robert C. Soldoveri	Director	June 30, 2011

INDEX TO EXHIBITS

A. Exhibits

Exhibit No.	Description

2	Agreement and Plan of Merger dated as of April 28, 2011 between Valley National Bancorp and State Bancorp, Inc. (attached as Appendix A to the proxy statement-prospectus).

5	Opinion of Day Pitney LLP as to the legality of the securities to be registered (filed herewith).

8	Opinion of Day Pitney LLP as to the tax consequences of the Merger (to be filed by amendment).

23.1	Consent of KPMG LLP (filed herewith)

23.2	Consent of Crowe Horwath LLP (filed herewith)

23.3	Consent of Day Pitney LLP (included in Exhibit 5 hereto).

24	Powers of Attorney (included on signature page)

99.1	Consent of Sandler O’Neill & Partners, L.P. (filed herewith)

99.2	Form of Proxy Card to be utilized by the Board of Directors of State Bancorp (to be filed by amendment).